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                                 File No. 1-9120

                                   FORM U-3A-2

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  --------------------------------------------
                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:






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1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, has four direct wholly-owned subsidiaries: Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings L.L.C. (Energy Holdings), and PSEG Services Corporation (Services) and has an interest in nine trusts which were formed for financing purposes. PSEG also has 402 indirect subsidiaries, as described below.

1.1. Public Service Electric and Gas Company (PSE&G), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. As of December 31, 2003, PSE&G comprised approximately 46% of PSEG's assets. PSE&G's 2003 revenues were approximately 61% of PSEG's revenues and PSE&G's earnings available to PSEG were $225 million.

PSE&G has five direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, an unrelated corporation); two indirect wholly-owned subsidiaries, and eight direct wholly-owned PSE&G Capital Trust, as described below.

1.1.A. New Jersey Properties, Inc. (NJP), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, acquires real estate from time to time.

1.1.B. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (New Millennium), as described below.

1.1.C. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium) with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a direct, 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey and has one direct, wholly-owned subsidiary, as discussed below.

1.1.D. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive. Tradelink is a direct subsidiary of New Millennium and operates a full-service, turn-key, office-suite facility designed to attract foreign firms to establish a business presence in New Jersey.


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1.1.E. Gridco International L.L.C. (Gridco International), a Delaware
corporation, with principal executive offices at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, is a direct, 50%-owned subsidiary of PSE&G, with the remaining 50% owned by Potomac Electric Power Company and is presently inactive.

1.1.F. PSE&G Transition Funding LLC (Transition Funding), a Delaware limited liability company, has its principal offices 80 Park Plaza, Newark, New Jersey 07102. PSE&G is the sole member (parent) of Transition Funding. Transition Funding, which was organized for the purpose of purchasing intangible transition property, investing in investment securities, entering into related credit enhancement transactions and issuing transition bonds.

1.1.G. PSEG Area Development L.L.C. (Area Development), a New Jersey limited liability company and a wholly-owned subsidiary of PSE&G, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Area Development, a wholly-owned subsidiary of PSE&G, was formed to hold membership interests in limited liability companies that will provide the following services in New
Jersey: real estate site finding, listing and referral, corporate relocation, strategic land use and economic development planning.

1.1.G.1. PSEG SiteFinders L.L.C. (SiteFinders), a New Jersey limited liability company and a wholly-owned subsidiary of Area Development, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to provide real estate site finding and listing and referral services in New Jersey.

1.1.G.2. PSEG Economic Development L.L.C. (Economic Development), a New Jersey limited liability company and a wholly-owned subsidiary of Area Development, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Economic Development was formed to provide corporate relocation, strategic land use and economic development planning services in New Jersey.

1.1.H. PSE&G Capital, L.P., a New Jersey limited partnership, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, of which PSE&G is the sole general partner. PSE&G Capital, L.P. was formed and controlled by PSE&G for the purpose of issuing Monthly Income Preferred Securities, and is presently active.

1.1.I. PSE&G Capital Trust I, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.J. PSE&G Capital Trust II, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, which was formed and controlled by PSE&G for the purpose of issuing Quarterly Income Preferred Securities, and is presently active.

1.1.K. PSE&G Capital Trust III, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.L. PSE&G Capital Trust IV, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.


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1.1.M. PSE&G Capital Trust V, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.N. PSE&G Capital Trust VI, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.O. PSE&G Capital Trust VII, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2. PSEG Power LLC (Power), a Delaware limited liability company and a wholly-owned subsidiary of PSEG, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power is a multi-regional, independent wholesale energy supply company that integrates its generating asset operations with its wholesale energy, fuel supply, energy trading and marketing and risk management functions. Power has six direct wholly-owned subsidiaries, and has an interest in five trusts which were formed for financing purposes, and eleven indirect wholly-owned subsidiaries, discussed below. As of December 31, 2003, Power comprised approximately 27% of PSEG's assets. Power's 2003 revenues were approximately 50% of PSEG's revenues and Power's 2003 earnings available to PSEG were $844 million.

1.2.A. PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is an EWG. Fossil was formed to own and operate fossil fueled generating stations. Fossil has seven direct wholly-owned subsidiaries, as discussed below.

1.2.A.1. PSEG Power New York Inc. (Power New York), a Delaware corporation and is an EWG, has its principal executive offices at Route 144 Glenmont, New York 12077. Power New York was formed to own and operate fossil fueled generating stations. Power New York has one direct wholly-owned subsidiary, as discussed below.

1.2.A.1.(a) PSEG Power Hudson LLC (Power Hudson), a New York limited liability company, has its registered office at 111 Eighth Avenue, New York, NY 10011. Power Hudson was formed to acquire fossil fueled generating stations located in the state of New York.

1.2.A.2. PSEG Power Cross Hudson Corporation (Cross Hudson), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of developing power projects for delivery into New York City. Cross Hudson has two direct wholly-owned subsidiaries, as discussed below.

1.2.A.2.(a) PSEG In-City I LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of developing power projects for delivery into New York City.

1.2.A.2.(b) PSEG In-City II LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of developing power projects for delivery into New York City.


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1.2.A.3. PSEG Lawrenceburg Energy Company LLC (PSEG Lawrenceburg), a Delaware
limited liability company, is an EWG and has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. PSEG Lawrenceburg is a wholly-owned subsidiary of Fossil.

1.2.A.4. PSEG Power Bellport LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power facilities in Indiana.

1.2.A.5. PSEG Waterford Energy LLC (PSEG Waterford), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in a power facility in Waterford, Ohio, and is an EWG. PSEG Waterford is a wholly-owned subsidiary of Fossil and commenced operation in August 2003.

1.2.A.6. PSEG Power Midwest LLC (Power Midwest), a Delaware limited liability company, is an EWG and has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of operating power facilities in the Midwestern United States.

1.2.A.7. PSEG Power Connecticut LLC (Power Connecticut), a Connecticut limited liability company, has its registered office at 1 Commercial Plaza, Hartford, Connecticut 06103 in care of CT Corporation Systems. Power Connecticut is an EWG and was formed for the purpose to own and operate fossil-fueled electric generation assets in Connecticut.

1.2.B. PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an EWG and was formed to own and operate the nuclear-fueled electric generation assets. Nuclear has one direct wholly-owned subsidiary, as discussed below.

1.2.B.1 The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, acquires real estate from time to time.

1.2.C. PSEG Power Fuels LLC (Power Fuels), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed in 2000 to hold an interest in Keystone Fuel LLC.

1.2.D. PSEG Energy Resources & Trade LLC (ER&T), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T markets electricity, natural gas and capacity and ancillary services throughout the greater North East region (Northeast, Mid-Atlantic and Mid-West) of the United States.


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1.2.E. PSEG Power Capital Investment Co. LLC (Power Capital LLC), a Delaware
limited liability company, formerly PSEG Power Capital Investment Co. (Power Capital), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 602, Wilmington, Delaware 19801, was formed to provide financing to Power and its subsidiaries. On January 31, 2003, Power Capital was converted to a limited liability company under Delaware law by filing a certificate of conversion and certificate of formation with the Office of the Delaware Secretary of State. Power Capital LLC is the result of the conversion.

1.2.F. PSEG Power Development LLC (formerly PSEG Americas Development LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed to support continuing development activities of Power.

1.2.G. PSEG Power Capital Trust I, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.H. PSEG Power Capital Trust II, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.I. PSEG Power Capital Trust III, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.J. PSEG Power Capital Trust IV, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.K. PSEG Power Capital Trust V, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3. PSEG Energy Holdings L.L.C. (Energy Holdings), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's energy-related businesses other than Power and PSE&G. As of December 31, 2003, Energy Holdings comprised approximately 27% of PSEG's assets. Energy Holdings' 2003 revenues were approximately 6% of PSEG's revenues and Energy Holdings' 2003 earnings available to PSEG were $122 million. Energy Holdings' has six direct wholly-owned subsidiaries, and 357 indirect subsidiaries, as described below.

1.3.A. PSEG Resources L.L.C. (PSEG Resources), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests primarily in energy-related, financial transactions and manages a diversified portfolio of more than 60 investments, including leveraged leases, operating leases and leveraged buyout
(LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft and railcar, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 2003, PSEG Resources comprised


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approximately 12% of PSEG's assets. PSEG Resources' 2003 revenues were approximately 2% of PSEG's revenues and PSEG Resources' 2003 earnings available to PSEG were $66 million. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has three direct and forty-one indirect wholly-owned subsidiaries, as described below.

1.3.A.1. Public Service Resources Corporation (PSRC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSRC invests primarily in energy-related financial transactions and manages a diversified portfolio of investments, including leveraged leases, operating leases, leveraged buyout (LBO) funds, limited partnerships and marketable securities. The remainder of PSRC's portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft and railcar, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. PSRC has thirteen direct and twenty-one indirect wholly-owned subsidiaries, as described below.

1.3.A.1.(a) Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.

1.3.A.1.(b) Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several, leveraged, lease transactions. RCIC has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(b)(i) Peterborough Power Limited C, Inc. (PPLC), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. PPLC is presently inactive.

1.3.A.1.(c) Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at 50 Kronprindsens, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802. RCSC was formed as a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.1.(d) Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 2003, RCMC comprised of approximately 3% of PSEG's assets. RCMC's 2003 revenues were less than 1% of PSEG's revenues and RCMC's 2003 earnings available to PSEG were $49 million. RCMC has investments in a project financing and several, leveraged leases. RCMC has seven direct and three indirect wholly-owned subsidiaries, as described below.

1.3.A.1.(d)(i) LMC Phase II L.L.C. (LMC), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. LMC acts as ground lessee, operating lessor and borrower of a first-mortgage loan with respect to the leveraged, lease investment of RCMC in a Detroit, Michigan office complex.


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1.3.A.1.(d)(ii) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802. RCMC SC was formed as an FSC, and is presently inactive.

1.3.A.1.(d)(iii) RCMC One, Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.1.(d)(iv) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801. RCMCI has a limited partnership investment in an advanced flue-gas desulphurization facility in Porter County, Indiana. RCMCI has one direct wholly-owned subsidiary, as described below.


1.3.A.1.(d)(iv)(A) KLF 98-C2, Inc. (KLFC2), a Delaware corporation, with principal, executive offices at 1300 North Market Street, Suite 405, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.1.(d)(v) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

1.3.A.1.(d)(vi) Danskammer OP LLC, (Danskammer OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Danskammer OP is the Owner Participant in connection with RCMC's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York and is an EWG. On June 3, 2003, PSEG Newburgh Holdings LLC (Newburgh), Danskammer OP's former parent, was merged into RCMC and Danskammer OP became a direct wholly-owned subsidiary of RCMC. Danskammer OP has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(d)(vi)(A) Danskammer OL LLC, (Danskammer OL), a Delaware limited liability company has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Danskammer OL is the Owner Lessor in connection with RCMC's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York and is an EWG.


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1.3.A.1.(d)(vii) Roseton OP LLC, (Roseton OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Roseton OP is the Owner Participant in connection with RCMC's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York and is an EWG. On June 3, 2003, Newburgh Roseton OP's former parent, was merged into RCMC and Roseton OP became a direct, wholly-owned subsidiary of RCMC. Roseton OP has one direct wholly-owned subsidiary, as described below.

1.3A.1.(d)(vii)(A) Roseton OL LLC (Roseton OL), a Delaware limited liability company has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Roseton OL is the Owner Lessor in connection with RCMC's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York and is an EWG.

1.3.A.1.(e) PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, was formed as an FSC.

1.3.A.1.(f) PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, was formed as an FSC.

1.3.A.1.(g) PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, was formed as an FSC, and is presently inactive.

1.3.A.1.(h) PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands, with principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, was formed as an FSC.

1.3.A.1.(i) PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801. PSRCI has investments in two leveraged lease transactions. PSRCI has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(i)(i) PPL B KLF 98-C1, Inc. (PPLKLF), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.1.(j) PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801, and has investments in leveraged buyout funds, limited partnerships and securities.


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1.3.A.1.(k) Enterprise Energy Technology Group, Inc., a Delaware corporation has its principal, executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.1.(l) PSEGR PJM LLC (PSEGR PJM), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has indirect investments in three generation facilities: (1) the Conemaugh Station (Conemaugh), a generating facility located near New Florence, Pennsylvania, in which PSEGR PJM indirectly owns an undivided interest, (2) the Keystone Station (Keystone), a generating facility located in Plumcreek Township, Pennsylvania, in which PSEGR PJM indirectly owns an undivided interest, and (3) the Shawville Station (Shawville), a generating facility located in Bradford Township, Pennsylvania, in which PSEGR PJM indirectly owns a 100% interest. PSEGR PJM has three direct and six indirect wholly-owned subsidiaries, as described below.

1.3.A.1.(l)(i) PSEGR Conemaugh, LLC (PSEGR Conemaugh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Conemaugh has an indirect investment in Conemaugh. PSEGR Conemaugh has one direct and one indirect wholly-owned subsidiary, as described below.

1.3.A.1.(l)(i)(A) PSEGR Conemaugh Generation, LLC (Conemaugh Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Generation is the Owner Participant in connection with an undivided interest in two coal fired generators and four emergency diesel generators with an aggregate station capacity of approximately 1,711 megawatts located in New Florence, Pennsylvania (Conemaugh). Conemaugh Generation has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(l)(i)(A)(i) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a Delaware limited liability company, is an EWG, and has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor is the lessor of an undivided interest in Conemaugh.

1.3.A.1.(l)(ii) PSEGR Keystone, LLC (PSEGR Keystone), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Keystone has an indirect investment in Keystone. PSEGR Keystone has one direct, and one indirect wholly-owned subsidiary, as described below.

1.3.A.1.(l)(ii)(A) PSEGR Keystone Generation, LLC (Keystone Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Generation is the Owner Participant in connection with an undivided interest in two coal fired generators and four emergency diesel generators with an aggregate station capacity of approximately 1,711 megawatts located in Plumcreek Township, Pennsylvania (Keystone). Keystone Generation has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(l)(ii)(A)(i) Keystone Lessor Genco LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor is the lessor of an undivided interest in Keystone and is an EWG.


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1.3.A.1.(l)(iii) PSEGR Shawville, LLC (PSEGR Shawville), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Shawville has an indirect investment in Shawville. PSEGR Shawville has one direct, and one indirect wholly-owned subsidiary, as described below.

1.3.A.1.(l)(iii)(A) PSEGR Shawville Generation, LLC (Shawville Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Generation is the Owner Participant in connection with an undivided interest in four coal fired steam turbine generators and three diesel fired generators with an aggregate station capacity of approximately 613 megawatts located in Bradford Township, Pennsylvania (Shawville). Shawville Generation has one direct wholly-owned subsidiary, as described below.

1.3.A.1.(l)(iii)(A)(i) Shawville Lessor Genco LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor is the lessor of an undivided interest in Shawville and is an EWG.

1.3.A.1.(m) PSEG Demand Management Co., Inc., (DMC), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. DMC is a party to certain demand-side, management contracts. On August 4, 2003, PSEG Asset Management Co. Inc. (AMC), DMC's former parent, PSEG Asset Co. 1, Inc.
(AC1), and PSEG Asset Services Co., Inc (ASC) were merged into DMC, and DMC became a direct wholly-owned subsidiary of PSRC.

1.3.A.2. Nesbitt Asset Recovery LLC., (Nesbitt), a Delaware limited liability company with various series contained within Nesbitt, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, was formed on September 12, 2003, in connection with a restructuring of PSEG Resources indirect investments in the Collins, Powerton and Joliet generating facilities. On October 7, 2003, the member interests in Collins Generation and PSEGR Midwest LLC were transferred, respectively, to Series CG, a duly constituted series within Nesbitt, and Series MW, a duly constituted series within Nesbitt. Nesbitt has one direct and four indirect wholly-owned subsidiaries, as described below.

1.3.A.2.(a) PSEG Collins Generation, LLC (Collins Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as an intermediate holding company with respect to an investment (the Collins Transaction) in five gas/oil fired, steam generating units located in Grundy County, Illinois. On October 7, 2003, Collins Generation's equity investor interests with respect to the Collins Transaction were transferred to Series CG, a duly constituted series within Nesbitt. Collins Generation is presently inactive. Collins Generation has four direct wholly-owned subsidiaries, as described below.

1.3.A.2.(a)(i) Collins Generation I, LLC (Collins I), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with an undivided interest in five gas/oil-fired, steam-generating units located in Grundy County, Illinois. On October 7, 2003, the beneficial interest in the Collins Transaction held by Collins I was transferred to Series C-1, a duly constituted series within Nesbitt. Collins Generation is presently inactive.


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1.3.A.2.(a)(ii) Collins Generation II, LLC (Collins II), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with an undivided interest in five gas/oil-fired, steam-generating units located in Grundy County, Illinois. On October 7, 2003, the beneficial interest in the Collins Transaction held by Collins II was transferred to Series C-2, a duly constituted series within Nesbitt. Collins Generation is presently inactive.

1.3.A.2.(a)(iii) Collins Generation III, LLC (Collins III), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with an undivided interest in five gas/oil-fired, steam-generating units located in Grundy County, Illinois. On October 7, 2003, the beneficial interest in the Collins Transaction held by Collins III was transferred to Series C-3, a duly constituted series within Nesbitt. Collins Generation is presently inactive.

1.3.A.2.(a)(iv) Collins Generation IV, LLC (Collins IV), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with an undivided interest in five gas/oil-fired, steam-generating units located in Grundy County, Illinois. On October 7, 2003, the beneficial interest in the Collins Transaction held by Collins IV was transferred to Series C-4, a duly constituted series within Nesbitt. Collins Generation is presently inactive.

1.3.A.3. PSEGR Midwest, LLC (PSEGR Midwest), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as an intermediate holding company with respect to an investment (the EME 2 Transaction) in two, coal-fired, steam-generating units located in Pekin, Illinois (Powerton) and Joliet, Illinois (Joliet), with a collective capacity of approximately 2,582 megawatts. On October 7, 2003, PSEGR Midwest's equity investor interests with respect to the EME 2 Transaction were transferred to Series MW, a duly constituted series within Nesbitt. PSEGR Midwest is presently inactive and has two direct wholly-owned subsidiaries, as described below.

1.3.A.3.(a) Powerton Generation I, LLC (Powerton Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with a 100% interest in Powerton. On October 7, 2003, the beneficial interest in held by Powerton Generation was transferred to Series P-1, a duly constituted series within Nesbitt. Powerton Generation is presently inactive.

1.3.A.3.(b) Joliet Generation I, LLC (Joliet Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to act as the Owner Participant in connection with a 100% interest in Joliet. On October 7, 2003, the beneficial interest in held by Joliet Generation was transferred to Series J-1, a duly constituted series within Nesbitt. Joliet Generation is presently inactive.


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1.3.B. PSEG Global L.L.C. (Global), a New Jersey limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. In 2003, PSEG Global Inc. (PSEG Global) merged into Global. Global participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power-production (IPP) facilities and electric distribution companies. Some of the cogeneration and IPP facilities are domestic facilities designated as "qualifying facilities"
(QFs) under the Public Utility Regulatory Policies Act of 1978, as amended.
Also, some of the remaining facilities are "foreign utility companies" (FUCOs) while some are EWGs under the Public Utility Holding Company Act of 1935, as amended. Global is a wholly-owned subsidiary of Energy Holdings. Global has six direct wholly-owned subsidiaries: PSEG Baja Inc. (Baja), PSEG Global USA
Inc. (Global USA), PSEG Global USA L.L.C., PSEG India Company, PSEG Europe (Delaware) LLC (PEDLLC), and PSEG Global International Holdings LLC (PGIHLLC), as well as many indirect subsidiaries including limited and general partnership interests. Baja is presently inactive. Global USA and its direct and indirect subsidiaries primarily hold investments in domestic generation projects. PSEG Global USA L.L.C. has been formed for the purpose of eventually holding the assets of Global USA. PSEG India Company and its subsidiaries have an investment in an Indian project. PEDLLC and its subsidiaries hold investments in projects in Europe. PGIHLLC and its subsidiaries hold investments in projects internationally. In addition to its investment in Baja, Global USA, PSEG Global USA L.L.C., PSEG India Company, PEDLLC, PGIHLLC, and Global is a limited partner in Luz Solar Partners Ltd. III (8.202% limited partnership interest), which owns an 86.842% partnership interest in Solar Generating System III, which owns a solar facility in Kramer Junction, California that is a QF. As of December 31, 2003, Global comprised of approximately 14% PSEG's assets. Global's 2003 revenues were approximately 4% of PSEG's revenues and Global's
2003 earnings available to PSEG were $81 million.

1.3.B.1. PSEG Baja Inc. (Baja), a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2. PSEG Global USA Inc. (Global USA), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Global USA has a total of 23 direct and 76 indirect subsidiaries including limited and general partnership interests as described below.

1.3.B.2.(a) CEMAS Corporation, a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, was formed for the purpose of investing in Latin America.

1.3.B.2.(b) PSEG Sviluppo S.r.L., an Italian company, with registered office at Corso of Porta Vigentina 35, 20122 Milan, Italy, was formed for the purpose of asset management in Italy. PSEG Sviluppo S.r.L is owned 98% by Global USA and 2% by PSEG International Inc. Dissolution proceedings were started January 1, 2003 and are presently on-going.

1.3.B.2.(c) National Energy Partners, a Delaware general partnership, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, owns 100% of GWF Power Systems Company, Inc. (GWF PSC). Global USA is a 50% general partner in National Energy Partners. National Energy Partners has the following, direct and indirect subsidiaries as described below.


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1.3.B.2.(c)(i) GWF Power Systems Company, Inc., a California corporation, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, which has the following direct and indirect wholly-owned and partially-owned subsidiaries as described below.

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc., a California corporation, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 2% managing general partner of GWF Power Systems, L.P. (GWFLP). GWF Bay Area, Inc. is an indirect 50%-owned subsidiary of Global USA.

1.3.B.2.(c)(i)(A)(i) GWF Power Systems, L.P. (GWFLP), a Delaware limited partnership, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, owns and operates five, petroleum, coke-fired, small-power, production QFs in Contra Costa County, California. Global USA directly owns a 48.5%, limited partnership interest in GWFLP. In addition, PSEG Bay Area Inc., as described below, owns a 0.5%, general partnership interest, and GWF Bay Area, Inc., owns a 2% general-partnership interest, in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc., a California corporation, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, which is a 2% managing general partner of Hanford, L.P. (HLP). GWF Hanford, Inc. is an indirect 50%-owned subsidiary of Global USA.

1.3.B.2.(c)(i)(B)(i) Hanford, L.P. (HLP), a Delaware limited partnership, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is the owner of a petroleum, coke-fired, small-power, production QF in Hanford, California. Global USA directly owns a 48.5%, limited partnership interest in HLP. PSEG Hanford Inc., as described below, owns a 0.5%, general partnership interest in HLP, and GWF Hanford, Inc. owns a 2%, general partnership interest, in HLP.

1.3.B.2.(d) PSEG Asia Inc., a Delaware corporation, with principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region (Hong Kong), People's Republic of China (China), is presently inactive. PSEG Asia Inc. has one direct wholly-owned subsidiary, as described below.

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda limited liability company, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Conemaugh Management Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.3.B.2.(e)(i) Pennsylvania Renewable Resources, Associates (PRRA), a Pennsylvania limited partnership, with principal executive offices at 1370 Avenue of the Americas, Suite 3300, New York, New York 10019, which owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc., as described below is a 49.5% limited partner in PRRA.

1.3.B.2.(f) PSEG GWF Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, which has the following direct wholly-owned subsidiaries as described below.


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1.3.B.2.(f)(i) PSEG Bay Area Inc., a Delaware corporation, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 0.5% general partner in GWFLP, which is the owner and operator of five petroleum coke-fired small-power production facilities in Contra Costa County, California. All five facilities are QFs.

1.3.B.2.(f)(ii) PSEG Hanford Inc, a Delaware corporation, with principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 0.5% general partner in HLP, which is the owner of a petroleum coke-fired small-power production QF in Hanford, California.

1.3.B.2.(g) PSEG Hawaiian Investment Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a 48.49%, limited-partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(h) PSEG Hawaiian Management Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a 1% general partner in KIPLP.

1.3.B.2.(h)(i) Kalaeloa Investment Partners, LP (KIPLP), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a 99% limited-partnership interest in Kalaeloa Partners, L.P.
(KPLP).

1.3.B.2.(h)(i)(A) Kalaeloa Partners, L.P. (KPLP), a Delaware limited partnership and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(i) KI Holdings Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive. KI Holdings Inc. has the following direct wholly-owned subsidiary, as described below.

1.3.B.2.(i)(i) PSEG Merger Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(j) PSEG India Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, holds one share of PSEG India Private Limited (PIPL).

1.3.B.2.(k) PSEG India Private Limited (PIPL), an Indian company, with registered office at No. 81 Murugesa Naicker Office Complex, Greams Road, Chennai, 600 006, India, was formed for the purpose of developing power-production facilities in India. PIPL is presently inactive. Global USA owns all but one share of PIPL. The remaining one (1) share is owned by PSEG India Inc.

1.3.B.2.(l) PSEG International Services Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, provides management operations and maintenance personnel to some of the international subsidiaries of Global USA.


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1.3.B.2.(m) PSEG Kalaeloa Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of acquiring a 1%, general-partnership interest in KPLP, a Delaware limited partnership. The remaining 99%, limited-partnership interest is owned by KIPLP.

1.3.B.2.(n) PSEG Leasing Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 50% general partner in National Energy Leasing Partners.

1.3.B.2.(n)(i) National Energy Leasing Partners, a Delaware partnership, with registered offices at One Riverchase Parkway South, Birmingham, Alabama 35244, has entered into lease transactions with respect to certain equipment installed at the Hanford small power-production QF of HLP and five Contra Costa County, California, small power-production QFs of GWFLP.

1.3.B.2.(o) PSEG Mount Carmel Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 49.5% limited partner in PRRA. PSEG Conemaugh Management Inc. owns a 0.5%, general-partnership interest in PRRA, resulting in a 50%, indirect ownership by Global USA.

1.3.B.2.(p) PSEG New Hampshire Inc., a New Hampshire corporation, with principal executive offices at 9 Capital Street, Concord, New Hampshire. PSEG New Hampshire is a co-managing 40% general-partner in Bridgewater Power Company, L.P.

1.3.B.2.(p)(i) Bridgewater Power Company, L.P., a New Hampshire limited partnership, with principal executive offices at Route 3, Bridgewater, New Hampshire 03222, owns a biomass-fired small power-production QF in Bridgewater, New Hampshire.

1.3.B.2.(q) PSEG Project Services Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, provides engineering procurement construction and management services and owns a 50%, general-partnership interest in each of the following two limited partnerships, as described below.

1.3.B.2.(q)(i) National Energy Constructors, a Delaware general partnership, with principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244, has constructed five petroleum coke-fired small power-production QFs owned and operated by GWFLP and a petroleum coke-fired small power-production QF owned by HLP.

1.3.B.2.(q)(ii) Tracy Operators, a California general partnership, with principal executive offices at 14800 West Schulte Road, Tracy, California 95376, operates and maintains a biomass-fired small power-production QF in Tracy, California in which PSEG Tracy Inc., has an ownership interest as described below.

1.3.B.2.(r) Deblois Investments, Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive.


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1.3.B.2.(s) PSEG Tracy Inc., a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 34.5% general partner in Thermal Energy Development Partnership, L.P.

1.3.B.2.(s)(i) Thermal Energy Development Partnership, L.P., a Delaware limited partnership, with registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Thermal Energy Development Partnership, L.P. owns a biomass-fired small power-production QF in Tracy, California.

1.3.B.2.(t) PSEG U.S. Services Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purposes of future investments in Texas and is presently inactive.

1.3.B.2.(u) PSEG International Inc., a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, has the following direct and indirect wholly-owned and partially-owned subsidiaries, as described below.

1.3.B.2.(u)(i) PSEG Americas Services Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, provides management operations and maintenance personnel to some of the international subsidiaries of Global USA.

1.3.B.2.(u)(ii) PSEG Millbank Inc., formerly PSEG Middle East Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive and has the following two direct wholly-owned subsidiaries, as described below.

1.3.B.2.(u)(ii)(A) PSEG Global Power Holdings Ltd., formerly Barka Power Holdings Ltd., a Bermuda limited liability company, with principal offices at Clarendon House, 2 Church Street, Hamilton HMCX HM11, Bermuda, is presently inactive.

1.3.B.2.(u)(ii)(B) PSEG UK Services Limited, a United Kingdom company, with registered office at 100 New Bridge Street, London EC4V 6JA, United Kingdom, was formed for the purpose of providing employment services.

1.3.B.2.(u)(iii) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, with principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has the following direct subsidiary, as described below.

1.3.B.2.(u)(iii)(A) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius is a direct wholly-owned subsidiary of PSEG (Bermuda) Holdings II Ltd.

1.3.B.2.(u)(iv) PSEG Americas Inc., a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, has the following direct and indirect wholly-owned and partially-owned subsidiaries, and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below.

1.3.B.2.(u)(iv)(A) La Plata I, Inc., a Delaware corporation, with registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, is a direct and wholly-owned subsidiary of PSEG Americas Inc.


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1.3.B.2.(u)(iv)(B) PSEG Texgen Holdings Inc., a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, was formed for the purpose of future investments in Texas. PSEG Texgen Holdings Inc., is a direct and wholly-owned subsidiary of PSEG Americas Inc. and has the following direct and indirect subsidiaries, as described below.

1.3.B.2.(u)(iv)(B)(i) PSEG Texgen I Inc. (Texgen I), a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, owns a 0.5% interest in Texas Independent Energy, L.P. (TIELP).

1.3.B.2.(u)(iv)(B)(ii) PSEG Texgen II Inc. (Texgen II), a Delaware corporation, with registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, owns a 49.5% interest in TIELP.

1.3.B.2.(u)(iv)(B)(ii)(a) Texas Independent Energy, L.P. (TIELP), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power-generating facilities in Texas. Texgen I and Texgen II together own 50% of TIELP. TIELP has five direct and three indirect subsidiaries, as described below.

1.3.B.2.(u)(iv)(B)(ii)(a)(i) Guadalupe Power I, LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP and owns a 1%, general-partnership interest in Guadalupe Power Partners, LP (GPP), as described below.

1.3.B.2.(u)(iv)(B)(ii)(a)(ii) Guadalupe Power II, LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP and owns a 99%, limited-partnership interest in GPP, as described below.

1.3.B.2.(u)(iv)(B)(ii)(a)(ii)(a) Guadalupe Power Partners, LP (GPP), a Delaware limited partnership and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired power-generating facility in Guadalupe County, Texas.

1.3.B.2.(u)(iv)(B)(ii)(a)(iii) Odessa-Ector Power I, LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP and owns a 1%, general-partnership interest in Odessa-Ector Power Partners, LP (OEPP) and Odessa-Ector Power Partners Services, L.P. (OEPPS), as described below.

1.3.B.2.(u)(iv)(B)(ii)(a)(iv) Odessa-Ector Power II, LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP and owns a 99%, limited-partnership interest in OEPP and OEPPS, as described below.

1.3.B.2.(u)(iv)(B)(ii)(a)(iv)(a) Odessa-Ector Power Partners, L.P. (OEPP), a Delaware limited partnership and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired power-generating facility in Ector County, Texas.


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1.3.B.2.(u)(iv)(B)(ii)(a)(iv)(b) Odessa-Ector Power Partners Services, L.P.
(OEPPS), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of holding an interest in a natural-gas transportation pipeline located in Ector County, Texas.

1.3.B.2.(u)(iv)(B)(ii)(a)(v) Texas Independent Energy Operating Company, LLC
(TIE), a Delaware limited liability company and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP and was formed to operate and maintain the eligible power-generating facility owned by each of GPP and OEPP.

1.3.B.2.(u)(iv)(B)(iii) PSEG Preferred Partner L.L.C., a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power-generating facilities in Texas including investments in GPP and OEPP.

1.3.B.2.(u)(iv)(C) PSEG Global Funding II LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, directly owns PSEG Global Funding Corp.

1.3.B.2.(u)(iv)(C)(i) PSEG Global Funding Corp., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, wholly owns PSEG Global Funding III Company. In addition, PSEG Global Funding Corp. has an 80% interest in Asociacion o Cuentas en Participacion (CEP), as described below.

1.3.B.2.(u)(iv)(C)(i)(a) PSEG Global Funding III Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following interest and subsidiaries.

1.3.B.2.(u)(iv)(C)(i)(a)(i) Asociacion o Cuentas en Participacion (CEP) is a contractual arrangement through which PSEG Global Funding Corp. and PSEG Global Funding III Company have an 80% and a 20% interest, respectively, in the profits and losses of CEP. CEP was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities.

1.3.B.2.(u)(iv)(C)(i)(a)(i)(a) PSEG Finance Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. PSEG Finance Company is wholly-owned by PSEG Global Funding III Company.

1.3.B.2.(u)(iv)(C)(i)(a)(i)(b) PSEG Peru S.R.L., a Peruvian limited liability company, with registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru, is 99.97% owned by PSEG Global Funding III Company and 0.03% owned by PSEG Finance Company.

1.3.B.2.(u)(iv)(D) PSEG Global Management Inc., formerly Mendoza Energia, Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing energy-related services.


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1.3.B.2.(u)(iv)(E) Sempra Energy International Chile Holdings I B.V., a
Netherlands company, with principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, was formed for the purpose of investing in Latin America. PSEG Americas Inc. own 0.10810% and Sempra Energy owns the remaining interest.

1.3.B.2.(u)(v) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., a Bermuda limited liability company, with principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is presently inactive.

1.3.B.2.(u)(vi) PSEG Philippine Holdings LLC (PPHLLC), a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, has one direct 27.67%-owned subsidiary and eighteen indirect partially-owned subsidiaries, as described below.

1.3.B.2.(u)(vi)(A) Magellan Capital Holdings Corporation (MCHC), a Philippine company, with executives offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of investing in power facilities in the Philippines, which are expected to qualify upon completion as EWGs, has the following, direct and indirect, wholly-owned and partially-owned subsidiaries:

1.3.B.2.(u)(vi)(A)(i) Magellan Utilities Development Corporation (MUDC), a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of investing in a power facility in the Philippines, which is expected upon completion to qualify as an EWG. MUDC is 42% owned by MCHC.

1.3.B.2.(u)(vi)(A)(i)(a) Pinamucan Power Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MUDC wholly owns Pinamucan Power Corporation.

1.3.B.2.(u)(vi)(A)(i)(a)(i) Magellan Power Partnership, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. Pinamucan Power Corporation owns 75% of Magellan Power Partnership. MCHC owns 25% of Magellan Power Partnership.

1.3.B.2.(u)(vi)(A)(ii) Batangas Agro-Industrial Development Corporation (BAIDC), a Philippines company, with executive offices at 5/F Citibank Center, 8741
Paseo de Roxas, Makati City, 1226 Philippines, owns certain real property that may be the site of the EWG that MUDC may construct and owns various subsidiaries, which hold title to part of the land intended for the MUDC project. MCHC wholly owns BAIDC.

1.3.B.2.(u)(vi)(A)(ii)(a) Fruits of the East, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas,
Makati City, 1226 Philippines, was formed as a real estate holding and development company. BAIDC wholly owns Fruits of the East, Inc.

1.3.B.2.(u)(vi)(A)(ii)(b) King Leader Philippines, Inc., with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed as a holding company. BAIDC wholly owns King Leader Philippines.

1.3.B.2.(u)(vi)(A)(ii)(c) Homotel Integrated Management Corporation, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in the business of management services. BAIDC wholly owns Homotel Integrated Management Corporation.

1.3.B.2.(u)(vi)(A)(ii)(d) Samar Commodities Trading, Inc., with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is wholly owned by BAIDC.

1.3.B.2.(u)(vi)(A)(ii)(e) Tropical Aqua Resources, Inc., with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in aquatic, marine and agricultural trading. BAIDC wholly owns Tropical Aqua Resources, Inc.

1.3.B.2.(u)(vi)(A)(ii)(f) United Philippine Oil Trading, Inc., with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in commodities trading. BAIDC wholly owns United Philippine Oil Trading, Inc.

1.3.B.2.(u)(vi)(A)(iii) Pinamucan Industrial Estates, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, owns a portfolio of bond and money market investments. Pinamucan Industrial Estates, Inc. was formed as a real estate holding and development company. MCHC owns 99.9% of Pinamucan Industrial Estates, Inc.

1.3.B.2.(u)(vi)(A)(iv) F & J Prince Holdings Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is 9.85% owned by MCHC.

1.3.B.2.(u)(vi)(A)(iv)(a) Magellan Capital Holdings Corporation (MCHC I), a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is 66.67% owned by F & J Prince Holdings Corporation.

1.3.B.2.(u)(vi)(A)(iv)(b) Pointwest Technologies Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in the business of developing, designing and marketing information technology systems. F & J Prince Holdings Corporation owns 30% of Pointwest Technologies Corporation.

1.3.B.2.(u)(vi)(A)(v) Malabrigo Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of operating coal mines and holding mineral and water rights. MCHC wholly owns Malabrigo Corporation.

1.3.B.2.(u)(vi)(A)(vi)) Magellan Capital Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC wholly owns Magellan Capital Partnership.

1.3.B.2.(u)(vi)(A)(vii) Magellan Capital Realty Development Corporation, a Philippines company, with offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC wholly owns Magellan Capital Realty Development Corporation.

1.3.B.2.(u)(vi)(A)(viii*) Magellan Capital Trading Corporation, a Philippines company, with offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC wholly owns Magellan Trading Capital Corporation.

1.3.B.2.(u)(vii) PSEG Pontianak (L) Ltd., a Malaysian company, with offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, has one direct 93.75%-owned subsidiary, as described below.

1.3.B.2.(u)(viii)(A) PT Pontianak Power, an Indonesian company, with principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, is presently inactive.

1.3.B.2.(u)(viii) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, with principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is presently inactive.

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1.3.B.2.(u)(ix) PSEG Rades Services Inc., formerly Empresa Argentina Electrica
I, Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing management services for projects in Tunisia.

1.3.B.2.(u)(x)PSEG Elcho Services Inc., formerly Empresa Argentina Electrica II, Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing management services for projects in Chorzow, Poland.

1.3.B.2.(u)(xi) PSEG Europe Ltd., formerly PSEG Global Ltd., a United Kingdom company, with registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of managing development activities in Europe and the Middle East. PSEG Europe Ltd. has the following, wholly-owned subsidiaries.

1.3.B.2.(u)(xi)(A) PSEG Technical Services Ltd., a United Kingdom company, with registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of providing technical services to power facilities in Poland. PSEG Technical Services Ltd. is inactive.

1.3.B.2.(u)(xi)(B) PSEG Offshore Operations Ltd., formerly PSEG Operations Ltd., a United Kingdom company, with registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of providing construction management operation and maintenance services offshore to Carthage Power
Company Sarl (CPC) and is presently inactive.

1.3.B.2.(u)(xi)(C) PSEG Operations Tunisia Ltd., a United Kingdom company, with registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of providing construction management operation and maintenance services offshore to CPC. PSEG Operations Tunisia Ltd. is presently inactive.

1.3.B.2.(u)(xii) PSEG Operaciones I Company, formerly PSEG Electrica and Turbogeneradores de Cagua Company, a Cayman Islands company, with registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America.

1.3.B.2.(u)(xiii) PSEG Operaciones II Company, formerly Peru Power, Ltd., a Cayman Islands company, with registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America.

1.3.B.2.(u)(xiii)(A) Asociacion o Cuentas en Participacion (CEPII) is a contractual arrangement through which PSEG Operaciones II Company has an 80% interest, and PSEG Operaciones I Company has a 20% interest, in the profits and losses of CEPII. CEPII was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities.

1.3.B.2.(u)(xiii)(A)(i) PSEG Cuenta Finance Company, formerly Andina Mendoza I Company, a Cayman Islands company, with registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America.


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1.3.B.2.(u)(xiii)(A)(ii) PSEG Genaracion y Energia Chile Limitada, a Chilean
limited liability company, was formed for the purpose of making investments in Latin America. PSEG Genaracion y Energia Chile Limitada owns an electric-generating station in Chile.

1.3.B.2.(u)(xiv) North Bay Power LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America.

1.3.B.2.(u)(xv) PSEG Henrietta Turbine Inc., formerly PSEG Mexico Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(u)(xvi) PSEG California Corp., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America. PSEG California Corp. has the following 50%-owned subsidiary, as described below.

1.3.B.2.(u)(xvi)(A) GWF Energy LLC, a Delaware limited liability company and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in three natural gas-fired peaker facilities in California.

1.3.B.2.(u)(xvii) PSEG California II Corp., formerly Andina Electrica, Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America. PSEG California II Corp. owns a 12.43532% interest in GWF Energy LLC.

1.3.B.2.(u)(xviii) PSEG California III Corp., formerly Andina Mendoza Corporation, a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America. PSEG California III Corp. owns a 12.43532% interest in GWF Energy LLC.

1.3.B.2.(u)(xix) PSEG Tracy Turbine Inc., formerly PSEG Peru Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(v) PSEG Chilquinta Finance LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a holding company which has the following, 50%-owned subsidiary.

1.3.B.2.(v)(i) Chilquinta Energia Finance Co. LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware, 19801, was formed for the purpose of operating and investing in various projects in Latin America.

1.3.B.2.(w) PSEG Polska Sp. z o.o., a Polish company, with registered office at ul. Emilii Plater #53, Warsaw, Poland 00-113, was formed for the purpose of managing investments in Poland.

1.3.B.3. PSEG Global USA L.L.C., a New Jersey limited liability company, with registered office at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive.


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1.3.B.4. PSEG Global International Holdings LLC (PGIHLLC), a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of serving as a holding company for various international investments. PGIHLLC is wholly-owned by Global.

1.3.B.4.(a) PSEG Americas Ltd., a Bermuda limited liability company, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, owns a 90% interest in PSEGAOC. PSEG Americas Ltd. has the following direct and indirect wholly-owned and partially-owned subsidiaries:

1.3.B.4.(a)(i) Andina Mendoza Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing internationally.

1.3.B.4.(a)(ii) Inversiones PSEG Americas Chile Holding Limitada (Inversiones Chile), a Chilean limited liability company, with registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Saesa and Empresa Electrica de la Frontera S.A. (Frontel). Inversiones Chile is 88.5013% owned by PSEG Americas Ltd., 11.492% owned by PSEG Finance Company, and 0.0067% owned by PSEG Chilean Equity II Ltd
(Chilean Equity II).

1.3.B.4.(a)(ii)(A) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean company and a FUCO, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Frontel is 95.889% owned by Inversiones Chile and 0.006% owned by Chilean Equity II. Frontel owns a 0.1% direct interest in each of Compania Electrica Osorno S.A.
(Creo) and Sistema de Transmision del Sur S.A. (STS), as described below.

1.3.B.4.(a)(ii)(B) Sociedad Austral de Electricidad S.A. (SAESA), a Chilean sociedad anonima and a FUCO, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. SAESA is 99.922% owned by Inversiones Chile and 0.0056% owned by Chilean Equity
II. SAESA has the following direct and indirect partially-owned subsidiaries:

1.3.B.4.(a)(ii)(B)(i) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine sociedad anonima and a FUCO, with registered office at Mengelle 145 Cipolletti, Rio Negro Province, Argentina, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Edersa is 50% owned by SAESA.

1.3.B.4.(a)(ii)(B)(ii) Compania Electrica Osorno S.A. (Creo), a Chilean sociedad anonima and a FUCO, with registered office at Manuel Bulnes 441, Osorno, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Creo is 0.1% owned by Frontel and 99.9% owned by SAESA.


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1.3.B.4.(a)(ii)(B)(iii) Sistema de Transmision del Sur S.A. (STS), a Chilean
sociedad anonima and a FUCO, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric transmission facilities in Chile. STS is 0.1% owned by Frontel and 99.9% owned by SAESA. STS has one, 8.33%-owned subsidiary, as described below.

1.3.B.4.(a)(ii)(B)(iii)(a) Centro de Despacho Economico de Carga del Sistema Electrico Interconectado Central CDEC-SOC Limitada, a Chilean limited liability company, with registered office in Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. STS owns 8.33% of CDEC-SO.

1.3.B.4.(a)(ii)(B)(iv) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean sociedad anonima and a FUCO, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Edelaysen is 91.66% owned by SAESA.

1.3.B.4.(a)(iii) PSEG Americas Operating Company (PSEGAOC), a Cayman Island company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a 90%, directly-owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.3.B.4.(a)(iv) PSEG Brasil Ltda., a Brazilian limited liability company, with registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, salas 10, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo,
CEP 04578-000, Brazil, provides management and business-development services. PSEG Americas Ltd. directly owns 99.99% of PSEG Brasil Ltda. Ipe Energia
S.A. (IPE), as described below, directly owns the remaining 0.01%.

1.3.B.4.(a)(v) PSEG Brazil II Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one 50%-owned subsidiary.

1.3.B.4.(a)(v)(A) PSEG Trader S.A., formerly Terra Roxa Participacoes S.A., a Brazilian company, with registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, conjunto 101, sala 13, Edificio Plaza Centenario,
Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, is presently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEG Trader S.A.

1.3.B.4.(a)(vi) PSEG Brazil III Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one, 50%-owned subsidiary, PSEG Trader S.A., which is also 50% owned by PSEG Brazil II Company.

1.3.B.4.(a)(vii) PSEG Brazil Investment Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly-owned and partially-owned subsidiaries, as described below.

1.3.B.4.(a)(vii)(A) Pampa Energia Ltda., a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly-owned and partially-owned subsidiaries, as described below.


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1.3.B.4.(a)(vii)(A)(i) PSEG Brazil Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia S.A. (RGE), as described below. PSEG Brazil Company presently owns a 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil I Company owns the remaining 50% interest in PSEG Participacoes S.A. and in IPE.

1.3.B.4.(a)(vii)(A)(i)(a) PSEG Participacoes S.A., a Brazilian sociedade anonima, with registered office at Av. das Nacoes Unidas, 12.995, 10 andar, conjunto 101, sala 14, Edificio Plaza Centenario Building, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, is presently inactive.

1.3.B.4.(a)(vii)(A)(i)(b) Ipe Energia Ltda. (IPE), a Brazilian company, with registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, sala 11, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, CEP 04578-000, Brazil, owns a 32.46% interest in RGE. IPE also owns 0.01% of PSEG Brasil Ltda.

1.3.B.4.(a)(vii)(A)(i)(b)(i) Rio Grande Energia S.A. (RGE), formerly Companhia Norte e Nordeste de Distribuicao de Energia Eletrica, a Brazilian sociedade anonima and a FUCO, with registered office at Rua Sao Luiz, 77, 7 andar, Porto Alegre, Rio Grande do Sul, Brazil, is a Brazilian electric-distribution company located in the State of Rio Grande do Sul. IPE owns 32.46% of RGE. RGE has the following, wholly-owned subsidiary.

1.3.B.4.(a)(vii)(A)(i)(b)(i)(a) Sul Geradora Participacoes S.A., a Brazilian sociedade anonima, with registered office at Av. Eng. Luiz Carlos Berrini, 1297-13 anadar parte, CEP 04571-010, Sao Paulo, Sao Paulo, Brazil, was formed for the purpose of participation in importation, exportation and commerce of agricultural products.

1.3.B.4.(a)(vii)(A)(ii) PSEG Brazil I Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of acquiring an indirect ownership interest in RGE and presently owns a 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil Company owns the remaining 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil I Company also owns a 99.9405% interest in Conversora de Fertilizante e Energia do Parana Ltda., a Brazilian limited liability company, and PSEG Brazil Company holds the remaining 0.0595% ownership interest.

1.3.B.4.(a)(vii)(A)(ii)(a) Conversora de Fertilizante e Energia do Parana Ltda., formerly PSEG Brasil Operacoes Ltda., with registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, Conjunto 101, sala 12, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil. PSEG Brazil I Company presently owns approximately a direct 99.95% interest in Conversora de Fertilizante e Energia do Parana Ltda., PSEG Brazil Company directly owns the remaining approximately 0.05%.


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1.3.B.4.(a)(viii) PSEG Brazil Operating Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of providing operating and maintenance services to RGE.

1.3.B.4.(a)(ix) PSEG (Bermuda) Holdings III Ltd., a Bermuda limited liability company, with principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, was formed for the purpose of investing in India. PSEG (Bermuda) Holdings III Ltd. has one direct wholly-owned subsidiary and several indirect subsidiaries, as described below.

1.3.B.4.(a)(ix)(A) PSEG India Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, has the following direct wholly-owned and indirect partially-owned subsidiaries, as described below.

1.3.B.4.(a)(ix)(A)(i) PSEG Ambalamugal Energy Company Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PSEG Ambalamugal Energy Company Ltd. owns one share of PSEG PPN Operations Private Ltd. (PPN Operations), as described below.

1.3.B.4.(a)(ix)(A)(ii) PSEG North Chennai Ltd., formerly PSEG North Madras Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL).

1.3.B.4.(a)(ix)(A)(ii)(a) Tri-Sakthi Investments Limited (TSIL), a Mauritius company, with registered office at 3rd Floor, TM Building, Pope Hennesy Street, Port Louis, Mauritius, has a 50% interest in TSEPL.

1.3.B.4.(a)(ix)(A)(iii)(a)(i) Tri-Sakthi Energy Private Limited (TSEPL), an Indian company, with registered office at No. 7 "Mamatha Complex", II Floor, 13 Whites Road, Chennai, India 600014, was formed for future investments in India. TSEPL has had one project only, i.e., the 525 MW North Chennai Phase III thermal power project at Ennore. The Madras High Court has admitted a winding-up petition filed against TSEPL by PSEG North Chennai Ltd.

1.3.B.4.(a)(x) PSEG Cayman Americas Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following subsidiaries:

1.3.B.4.(a)(x)(A) PSEG Cayman Americas V Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.4.(a)(x)(B) PSEG Inversora S.A., an Argentine sociedad anonima, with registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, is presently inactive. PSEG Cayman Americas Company owns 99.99% of PSEG Inversora S.A. PSEG Americas Ltd. owns the remaining 0.01%.


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1.3.B.4.(a)(xi) PSEG Global Funding II Corp., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for future investments in South America.

1.3.B.4.(a)(xii) PSEG Luxembourg S.a.r.l., a Luxembourg company, with registered office at 4 Rue Carlo Hemmer, Luxembourg, was formed as a holding company for entities in various jurisdictions.

1.3.B.4.(a)(xiii) Transamerica Energy Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making a future investment in Latin America. Transamerica Energy Company has an 80% interest in Asociacion en Participacion (AenPII), as described below.

1.3.B.4.(a)(xiii)(A) Asociacion en Participacion (AenPII) is a contractual arrangement through which Transamerica Energy Company has an 80% interest, and PSEG Americas Ltd. has a 20% interest, in the profits and losses of AenPII. AenPII was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities:

1.3.B.4.(a)(xiii)(A)(i) Electroandes S.A., a Peruvian sociedad anonima and a FUCO, with registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru, was formed for the purpose of investing in Latin America and owns a hydro-powered electric generation station.

1.3.B.4.(a)(xiii)(A)(ii) PSEG Peru Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.4.(a)(xiv) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following direct and indirect partially-owned and wholly-owned subsidiaries, as described below:

1.3.B.4.(a)(xiv)(A) Turboven Company Inc., a Cayman Islands company, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a 50%-owned, direct subsidiary of Venergy Holdings Company. Turboven Company Inc. has the following direct wholly-owned subsidiaries:

1.3.B.4.(a)(xiv)(A)(i) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company and a FUCO, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investment in Latin America.

1.3.B.4.(a)(xiv)(A)(ii) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands company and a FUCO, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America.


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1.3.B.4.(a)(xiv)(A)(iii) Turboven Valencia Company Inc (VALENCIA)., a Cayman
Islands company, with registered office at c/o Trident Trust Company
(Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America. VALENCIA is a FUCO.

1.3.B.4.(a)(xiv)(A)(iv) Turboven La Victoria Company Inc., a Cayman Islands company with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America.

1.3.B.4.(a)(xv) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one direct 0.03%-owned subsidiary, as described below.

1.3.B.4.(a)(xv)(A) Promotora Termica del Cafe S.C.A., a Colombian company, with registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia is presently inactive.

1.3.B.4.(a)(xvi) Rayo-Andino Inversora Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has a direct 92.83% interest in Promotora Termica del Cafe S.C.A., with an additional 0.03% interest owned by Rayo-Andino Gestora Company, Rayo-Andino Inversora Company has a 100% interest in PSEG International Holding Company, as described below.

1.3.B.4.(a)(xvi)(A) PSEG International Holding Company, a Cayman Island company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following direct and indirect subsidiaries, as described below.

1.3.B.4.(a)(xvi)(A)(i) PSEG International Holding II Company, a Cayman Island company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, wholly owns PSEG International Ltd. and indirectly partially owns CPC, as described below.

1.3.B.4.(a)(xvi)(A)(i)(a) PSEG International Ltd., a Bermuda limited liability company and an EWG, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11, has a 60% interest in CPC, as described below.

1.3.B.4.(a)(xvi)(A)(i)(a)(i) Carthage Power Company Sarl (CPC), a Tunisian company, with registered offices at Immeuble al Badr 1, Rue 102, Les Berges du Lac, Tunis 2045, Tunisia, was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle, power-generation facility in Rades, Tunisia.

1.3.B.4.(a)(xvi)(A)(ii) PSEG Holdings Pte Ltd., a Singapore company, with principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, was formed for the purpose of investing in power facilities in Israel.


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1.3.B.4.(a)(xvii) PSEG Chilean Equity II Ltd. (Chilean Equity II), a Cayman
Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly-owned subsidiary of PSEG Americas Ltd. and has the following direct and indirect subsidiaries, as described below.

1.3.B.4.(a)(xvii)(A) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Chile and Peru. Chilean Equity II owns 99.9% of Chilean Equity.

1.3.B.4.(a)(xvii)(A)(i) PSEG Venezuela S.R.L., a Venezuelan limited liability company, with registered office at Edificio ABA, Calle Veracruz, Las Mercedes, Caracas, 1060, Venezuela, owned 99.95% by Chilean Equity and 0.05% by PSEG Chilean Equity III Ltd., was formed for the purpose of making investments in South America.

1.3.B.4.(a)(xvii)(A)(ii) PSEG Chilean Equity III Ltd., a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Chile.

1.3.B.4.(a)(xvii)(A)(iii) Asociacion en Participacion (AenP) is a contractual arrangement through which Chilean Equity has a 24% interest, and PSEG Americas Ltd. has a 76% interest, in the profits and losses of AenP. AenP was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following entities.

1.3.B.4.(a)(xvii)(A)(iii)(a) Chilquinta Energia S.A. (CHILQUINTA), a Chilean sociedad anonima and a FUCO, with principal, executive offices at General Cruz No. 222, Valparaiso, Chile, owns electric distribution facilities. AenP has a 49.9925% beneficial ownership interest in CHILQUINTA.

1.3.B.4.(a)(xvii)(A)(iii)(a)(i) I.T.O. International Technical Operators A.V.V., formerly Chilquinta International A.V.V., a Peruvian company, with registered office at P.O. Box 1311, Zoutmanstraat 35, Oranjestad, Aruba, was formed for the purpose of making investments in Peru. CHILQUINTA wholly owns I.T.O. International Technical Operators A.V.V.

1.3.B.4.(a)(xvii)(A)(iii)(a)(ii) Energas S.A., a Chilean sociedad anonima, with principal place of business at General Cruz No. 222, Valparaiso, Chile, was formed for the purposes of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. CHILQUINTA directly owns a 99.99% interest in Energas S.A. Compania Electrica del
Litoral S.A. (Compania Electrica) owns the remaining 0.01%.

1.3.B.4.(a)(xvii)(A)(iii)(a)(iii) Energia de Casablanca S.A., a Chilean sociedad anonima, with principal place of business at Portales 187, Casablanca, Chile, was formed for the purposes of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns a 69.62% interest in Energia de Casablanca S.A.


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1.3.B.4.(a)(xvii)(A)(iii)(a)(iv) Compania Electrica del Litoral S.A. (Compania
Electrica), a Chilean sociedad anonima, with principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. CHILQUINTA directly owns a 75.61% interest in Compania Electrica.

1.3.B.4.(a)(xvii)(A)(iii)(a)(iv)(a) Inmobiliaria del Litoral S.A., a Chilean sociedad anonima, with principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purposes of producing, acquiring, transporting, distributing and selling electric energy and related business. Compania Electrica directly owns an 80% interest in Inmobiliaria del Litoral S.A. Generadora Electrica Sauce Los Andes S. A. holds the remaining 20% interest.

1.3.B.4.(a)(xvii)(A)(iii)(a)(iv)(b) Generadora Electrica Sauce Los Andes S. A., a Chilean sociedad anonima, with principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purposes of producing, acquiring, transporting, distributing and selling electric energy and related business. Compania Electrica directly owns a 99.5% interest in Generadora Electrica Sauce Los Andes S.A. and CHILQUINTA holds the remaining 0.5% interest.

1.3.B.4.(a)(xvii)(A)(iii)(a)(v) Luzlinares S. A., a Chilean sociedad anonima, with principal place of business at Max Jara 478, Linares, Chile, was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns an 85% interest in Luzlinares S.A.

1.3.B.4.(a)(xvii)(A)(iii)(a)(vi) Distribuidora Parral S.A., a Chilean sociedad anonima, with principal place of business at Max Jara 478, Linares, Chile, was formed for the purposes of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns a 51% interest in Distribuidora Parral S.A.

1.3.B.4.(a)(xvii)(A)(iii)(b) Inversiones PSEG Chile Holdco Limitada, a Chilean sociedad de responsabilidad limitada, with registered office at, Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of holding investments in Chile and has the following direct partially-owned subsidiary, as described below.

1.3.B.4.(a)(xvii)(A)(iii)(b)(i) Tecnored Limitada(Tecnored), a Chilean limited liability company, with principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile, was formed for the purpose of providing services to CHILQUINTA, and is 50% owned by Inversiones PSEG Chile Holdco Limitada.

1.3.B.4.(a)(xvii)(A)(iii)(c) Peruvian Opportunity Company S.A.C. (POC) is a Peruvian company, has its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Isidro, Lima 27, Peru. AenP has a 50% beneficial ownership interest in POC. POC has direct and indirect, wholly-owned and partially-owned subsidiaries, as described below.

1.3.B.4.(a)(xvii)(A)(iii)(c)(i) Ontario Quinta S.R.L. (Ontario), a Peruvian corporation, with registered office of Av. Canaval y Moreyra N DEG. 380 Piso 16, San Isidro Lima 27, Peru, was formed for the purpose of making investments in Peru. POC owns more than 99%, and Chilean Equity owns less than 1%, of Ontario.


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1.3.B.4.(a)(xvii)(A)(iii)(c)(i)(a) Luz del Sur S.A.A. (LUZ), a Peruvian sociedad anonima and a FUCO, with principal executive offices at Canaval y Moreyra 380, Piso 16, San Isidro, Lima 27, Peru, is an electric-distribution company serving southern Lima, Peru. LUZ is 61.16% owned by Ontario, 22.89% owned by POC and 3.83% owned by Energy Business International A.V.V. (EBI).

1.3.B.4.(a)(xvii)(A)(iii)(c)(i)(a)(i) Empresa de Distribucion Electrica de Canete S.A. (Edecanete), a Peruvian sociedad anonima, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. LUZ owns a 99.9999% interest and each of Tecsur S.A.A. and Inmobiliaria Luz del Sur S.A. owns a 0.00005% interest.

1.3.B.4.(a)(xvii)(A)(iii)(c)(i)(a)(ii) Inmobiliaria Luz del Sur S.A., a Peruvian sociedad anonima, with principal executive offices at Av. 28 de Julio 386, San Vincente de Canete, Canete, Peru, is 99.9999% owned by LUZ.

1.3.B.4.(a)(xvii)(A)(iii)(c)(i)(a)(iii) Luz del Sur International A. V. V., an Aruban company, with principal place of business at Zoutmanstraat 35, Oranjestad, Aruba, is wholly-owned by LUZ.

1.3.B.4.(a)(xvii)(A)(iii)(c)(ii) Energy Business International S.R.L. (EBI), a Peruvian company, with principal place of business at Zoutmanstraat 35, Oranjestad, Aruba, is a holding company with a 3.83% interest in LUZ. EBI is 99.99% owned by POC.

1.3.B.4.(a)(xvii)(A)(iii)(c)(iii) PSEG Sempra Peruvian Services Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing in power facilities in Latin America. PSEG Sempra Peruvian Services Company owns 100% less one share of IeSE. PSEG Sempra Peruvian Services Company II owns one share of IeSE.

1.3.B.4.(a)(xvii)(A)(iii)(c)(iii)(a) Inversiones en Servicios Electricos S.R.L.
(IeSE), a Peruvian company, with registered office at Av. Camino Real No. 390, Oficina No. 801, Edificio Torre Central, Centro Camino Real, San Isidro, Lima 27, Peru, was formed for the purpose of investing in Latin America. IeSE owns a 51.79% interest in Tecsur S.A.A.

1.3.B.4.(a)(xvii)(A)(iii)(c)(iii)(a)(i) Tecsur S.A.A., a Peruvian sociedad anonima, with executive offices at Pasaje Calango 158 San Juan De Miraflores, Lima, Peru, is an energy-related services company. Ontario owns a 3.72% interest, POC owns a 31.51% interest, and IeSE owns a 51.79% interest, in Tecsur S.A.A.

1.3.B.4.(a)(xvii)(A)(iii)(c)(iv) PSEG Sempra Peruvian Services Company II, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing in power facilities in Latin America. PSEG Sempra Peruvian Services Company II owns one share of IeSE.

1.3.B.4.(a)(xvii)(A)(iii)(d) PSEG Cayman Americas IV Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making future investments in Latin America.


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1.3.B.4.(a)(xvii)(A)(iii)(e) Servicios Tecnicos PSEG Chile Limitada, a Chilean
limited liability company, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of providing management services.

1.3.B.4.(a)(xviii) Inframax, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed in order to provide services and materials relating to energy and communication delivery. Inframax holds a direct 33.34% interest in each of the following companies:

1.3.B.4.(a)(xviii)(A) BA Services.Com S.R.L., an Argentine limited liability company, with registered office at Avenida del Libertador No. 602, Piso 13, Buenos Aires, Argentina, was formed for the purpose of providing internet-access services to the area. BA Services.Com S.R.L. is 33.34% owned by Inframax.

1.3.B.4.(a)(xviii)(B) BA Trading S.R.L., an Argentine limited liability company, with registered office at Avenida del Libertador No. 602, Piso 13, Buenos Aires, Argentina, is presently inactive and is 33.34% owned by Inframax.

1.3.B.4.(a)(xviii)(C) BA Renewable S.R.L., an Argentine limited liability company, with registered office at Avenida del Libertador No. 602, Piso 13, Buenos Aires, Argentina, is presently inactive and is 33.34% owned by Inframax.

1.3.B.4.(a)(xix) PSEG Americas II Ltd. a Bermuda company, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has one direct 50%-owned subsidiary and one indirect 17.13%-owned subsidiary, as described below.

1.3.B.4.(a)(xix)(A) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan compania anonima, with principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela, is 50%, directly owned by PSEG Americas II Ltd. TGV owns 17.13% of Turbogeneradores Maracay, C.A.
(TGM).

1.3.B.4.(a)(xix)(A)(i) Turbogeneradores Maracay, C.A. (TGM), a Venezuelan company and a FUCO, with principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela, owns an investment in a gas-fired electric power-generation facility in Maracay, Venezuela.

1.3.B.4.(a)(xx) PSEG China Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly-owned and partially-owned subsidiaries:

1.3.B.4.(a)(xx)(A) Meiya Power Company Limited, a Bermuda limited liability company, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China Inc. and has the following direct and indirect wholly-owned and partially-owned subsidiaries:


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1.3.B.4.(a)(xx)(A)(i) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company and an EWG, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in Zuojiang, China. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), as described below.

1.3.B.4.(a)(xx)(A)(i)(a) Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), a Chinese joint venture company, with registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China, owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China.

1.3.B.4.(a)(xx)(A)(ii) PSEG Huangshi Power Ltd. (HUANGSHI), a Bermuda limited liability company and an EWG, with registered offices at Clarenden House, 2 Church Street, Hamilton, Bermuda, was formed for the purpose of investing in power facilities in China. HUANGSHI has a direct, 49% interest in Hubei Xisaishan Power Generation Company, Limited, as described below.

1.3.B.4.(a)(xx)(A)(ii)(a) Hubei Xisaishan Power Generation Company, Limited, a Chinese company, with registered offices at Xi Sai Shan Town, Huangshi City, Hubei Province, was formed for the purpose of investing in power facilities in China.

1.3.B.4.(a)(xx)(A)(iii) PSEG Shanghai BFG Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies, has one wholly-owned direct and one partially-owned indirect subsidiary, as described below.

1.3.B.4.(a)(xx)(A)(iii)(a) CanAm Energy China Holdings, LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power facilities in China. CanAm Energy China Holdings, LLC has a 65% interest in Shanghai Wei-Gang Energy Company Ltd. (SWGEC), as described below.

1.3.B.4.(a)(xx)(A)(iii)(a)(i) Shanghai Wei-Gang Energy Company Ltd. (SWGEC), a Chinese joint venture company and a FUCO, with registered office at 735 Changjiang Road, Shanghai, China 200431, owns and operates a blast-furnace, gas-fired, electric, power-generation facility in Shanghai, China.

1.3.B.4.(a)(xx)(A)(iv) PSEG Tongzhou Cogen Power Ltd., (TCP), a Bermuda limited liability company and an EWG, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has one direct 80%-owned subsidiary, as described below.

1.3.B.4.(a)(xx)(A)(iv)(a) Tongzhou Meiya Cogeneration Co. Ltd. (TMCC), a Chinese joint venture company, with offices at Jin Tong Lu, Tongzhou City, Jiangsu Province, China, owns and operates a coal-fired, cogeneration facility in Tongzhou City, Jiangsu Province, China.


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1.3.B.4.(a)(xx)(A)(v) PSEG (Bermuda) Holdings Ltd., a Bermuda limited liability company, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, owns a 60% interest in Shanghai Meiya Jinqiao Energy Co. Ltd., as described below.

1.3.B.4.(a)(xx)(A)(v)(a) Shanghai Meiya Jinqiao Energy Co. Ltd., a Chinese joint venture company, with registered office at 125 Chuan Qiao Road, Jinqiao EPZ, Shanghai, China, owns and operates a coal/oil-fired, steam plant in Shanghai, China.

1.3.B.4.(a)(xx)(A)(vi) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company and an EWG, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has a 30% interest in Jingyuan Second Power Co., Ltd., (JINGYUAN), as described below.

1.3.B.4.(a)(xx)(A)(vi)(a) Jingyuan Second Power Co., Ltd., (JINGYUAN), a Chinese joint venture company, with registered office at Lanzhou City, Gansu Province, China, owns a coal-fired, electric, power-generation facility in Jingyuan, China.

1.3.B.4.(a)(xx)(A)(vii) Meiya Power China Holdings Limited, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, owns the following direct and indirect subsidiaries:

1.3.B.4.(a)(xx)(A)(vii)(a) Meiya Power International Holding I, Limited., a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, owns a 100% interest in Meiya Electric Asia, Ltd.

1.3.B.4.(a)(xx)(A)(vii)(a)(i) Meiya Electric Asia, Ltd., a Mauritius company and an EWG, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, wholly-owns Nantong Meiya Co-generation Co., Ltd. (NANTONG).

1.3.B.4.(a)(xx)(A)(vii)(a)(i)(a) Nantong Meiya Co-generation Co., Ltd. (NANTONG), formerly Nantong Entergy Heat & Power Co., Ltd., a Chinese company, with registered office at No.12 Zhong Xiang Road, Nantong Economic and Technological Development Zone, Nantong Municipality, Jiangsu Province, China, owns and operates a steam-turbine, electric, power-generation facility in Jiangsu, China.

1.3.B.4.(a)(xx)(A)(viii) Meiya Hanneng Power Company Limited, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China.

1.3.B.4.(a)(xx)(A)(ix) Meiya Power Investment Company Limited, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, owns 1% of Fast Well Investments Limited (FWIL), as described below.


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1.3.B.4.(a)(xx)(A)(x) Meiya Hexie Power Company Limited, a Cayman Islands
company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following direct and indirect partially-owned subsidiaries:

1.3.B.4.(a)(xx)(A)(x)(a) Fast Well Investments Limited (FWIL), a Hong Kong company and an EWG, with registered office at Suite 1501-7 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong, China was formed for the purpose of holding investments. Meiya Hexie Power Company Limited owns 99% of FWIL and Meiya Power Investment Company Limited owns the remaining 1%. FWIL has a direct 100% interest in Sichuan Hexie Electric Power Co., Ltd., as described below.

1.3.B.4.(a)(xx)(A)(x)(a)(i) Sichuan Hexie Electric Power Co., Ltd., a wholly-owned, foreign enterprise in China, and an EWG, with registered office at Gu Cheng Cun, Hua Yang Town, Chengdu City, Sichuan Province, China, was formed for the purpose of owning and operating a gas-fired electric power generation facility in Chengdu, Sichuan Province, China.

1.3.B.4.(a)(xx)(A)(xi) PSEG Rongjiang Hydropower Ltd. (PSEG Rongjiang), a Mauritius company and an EWG, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in China. PSEG Rongjiang owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. (GRMCL) and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd.

1.3.B.4.(a)(xx)(A)(xi)(a) Guangxi Rongjiang Meiya Company Ltd. (GRMCL), a Chinese joint venture company, with registered office at 70-1, Shan Zhong Road, Liuzhou City, Guangxi, China, owns a dam station.

1.3.B.4.(a)(xx)(A)(xi)(b) Guangxi Rongjiang Meiya Hydropower Company Ltd., a Chinese joint venture company and an EWG, with registered office at 70-1, Shan Zhong Road, Liuzhou City, Guangxi, China, owns a hydropower station.

1.3.B.4.(a)(xx)(A)(xii) Yaneng Consulting (Shanghai) Company Limited, a Chinese company, with principal executive offices at Unit 08-13, 14th Floor, POS Plaza, 1600 Century Avenue, Pudong New District, Shanghai, China, renders consulting services on technology and other services in relation to the electric and thermal-power industry.

1.3.B.4.(a)(xx)(A)(xiii) Meiya (Tao Yuan) Power Company Limited (TAO YUAN), a Malaysian company and EWG, with registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia, owns a 35% interest in Kuo Kuang Power Company Limited, as described below.

1.3.B.4.(a)(xx)(A)(xiii)(a) Kuo Kuang Power Company Limited, a Taiwanese company, with registered office at No. 11 Beiyou 1st District, Nanshang Village, Guesham Shiang, Taoyuan County, Taiwan, China, was formed for the purpose of investing in power facilities in Taiwan.


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1.3.B.4.(a)(xx)(A)(xiv) Meiya Sanjiang Hydropower Limited (MSHL), formerly Meiya
Rudong Cogen Power Ltd., a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China. MSHL has the following direct partially-owned subsidiary:

1.3.B.4.(a)(xx)(A)(xiv)(a) Mianyang Sanjiang Meiya Hydropower Company Limited, a Chinese joint venture company, with registered office at 13, North Section, Mianzhou Da Dao, Mianyang, Sichuan Province, China, was formed for the purposes of constructing, owning and operating a hydroelectric-power facility in Mianyang, Sichuan Province, China. MSHL owns 75% of Mianyang Sanjiang Meiya Hydropower Company Limited.

1.3.B.4.(a)(xx)(A)(xv) Meiya Power Development Company Limited, a Hong Kong company, with registered office at 1501-7 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong, China, was formed for the purpose of making investments in Korea.

1.3.B.4.(a)(xx)(A)(xvi) Meiya Qujing Power Company Limited (MQPCL), a Cayman Islands company and an EWG, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China. MQPCL has the following direct partially-owned subsidiary:

1.3.B.4.(a)(xx)(A)(xvi)(a) SDIC Qujing Power Generation Co., Ltd., a Chinese joint venture company, with registered office at Nanning Bei Lu, Qujing City, Yunnan Province, China, was formed for the purpose of constructing, owning and operating an electric power plant in Qujing City, Yunnan Province, China.

1.3.B.4.(a)(xx)(A)(xvii) Meiya (Taiwan) Power Development Limited, a Malaysian company, with registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia, was formed for the purpose of business development in Taiwan.

1.3.B.4.(a)(xx)(A)(xviii) Meiya (Lanzhou) Power Company Limited, a Cayman Islands company, with registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China.

1.3.B.4.(a)(xx)(A)(xix) Meiya Qingjiang Hydropower Limited, a Cayman Islands company, with registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China.

1.3.B.4.(a)(xx)(A)(xx) Meiya Haian Cogen Power Limited, a Cayman Islands company, with registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in China and owns the following subsidiary.

1.3.B.4.(a)(xx)(A)(xx)(a) Haian Meiya Cogeneration Co. Ltd., a Chinese company, with principal executive office at 27 Chang Jiang Dong Road, Haian Economic Development Zone, Haian, Jiangsu Province, China, was formed for the purpose of making investments in China.

1.3.B.4.(a)(xx)(A)(xxi) Meiya Yulchon Power Company Limited, a Maltese company, with principal executive office at 171 Old Bakery Street, Valetta, Malta, was formed for the purpose of making investment in Korea, and owns the following subsidiary.

1.3.B.4.(a)(xx)(A)(xxi)(a) Meiya Yulchon Generation Co., Ltd., a Korean company, with principal executive office at Yulchon First Local Industrial Complex, Haeryong-myun, Soonchun-shi, Chollanam-do, Korea, was formed for the purpose of investing in power facilities in Korea.

1.3.B.4.(a)(xxii) PSEG Salalah Inc., a Delaware corporation, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly-owned and partially-owned subsidiaries:

1.3.B.4.(a)(xxii)(A) Salalah Power Holdings, Ltd., a Bermuda limited liability company, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is wholly-owned by PSEG Salalah Inc. and has the following direct and indirect wholly-owned and partially-owned subsidiaries:

1.3.B.4.(a)(xxii)(A)(i) Dhofar Power Company S.A.O.C. (Dhofar Power), an Oman company and a FUCO, with registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Power is 81% owned by Salalah Power Holdings, Ltd. Dhofar Power owns a 99.99% interest in Dhofar Generating Company S.A.O.C. (Dhofar Generating).

1.3.B.4.(a)(xxii)(A)(i)(a) Dhofar Generating Company S.A.O.C. (Dhofar Generating), an Oman company and an EWG, with registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman.

1.3.B.4.(a)(xxiii) PSEG Argentina Holding Company LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in Latin America.

1.3.B.4.(a)(xxiv) PSEG Cayman Americas I Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one 99.99% subsidiary as described below. PSEG Cayman Americas II Company owns the remaining 0.01%.

1.3.B.4.(a)(xxiv)(A) PSEG Operadora S.R.L., an Argentine limited liability company, with registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, is presently inactive.

1.3.B.4.(a)(xxv) PSEG Cayman Americas II Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, owns 0.01% of PSEG Operadora S.R.L.

1.3.B.4.(a)(xxvi) PSEG Edeersa Company, formerly PSEG Sharquia Power Holdings Ltd., a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies is wholly-owned by PSEG Americas Ltd. and is inactive.

1.3.B.4.(a)(xxvii) PSEG Chile Generation Ltd., formerly Salalah Power Holdings I Ltd., a Bermuda company, with principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is being used for the purpose of investing in power facilities in Chile and has one direct subsidiary, as described below.

1.3.B.4.(a)(xxvii)(A) Compania de Generacion del Sur S.A., a Chilean sociedad anonima, with registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Latin America. Compania de Generacion del Sur is 99.99% owned by PSEG Chile Generation Ltd. and 0.01% owned by PSEG Brazil I Company.

1.3.B.4.(a)(xxviii) PSEG Uruguay Sociedad de Responsabilidad Limitada, an Uruguayan limited liability company, with registered office at Avenida 18 de julio 984, 4. Piso, Palacio Brasil, Montevideo, 11100, Uruguay, is presently inactive. PSEG Americas Ltd. owns 99% of PSEG Uruguay S.R.L. and Andina Mendoza Company own the remaining 1%. PSEG Uruguay Sociedad de Responsabilidad Limitada has the following, wholly-owned subsidiaries:

1.3.B.4.(a)(xxviii)(A) PSEG Spain S.L., a Spanish limited liability company, with registered office at Plaza de Pablo Ruiz Picasso, Sin Numero, Torre Picasso, Planta 5a, Madrid, 28020, Spain, is presently inactive.

1.3.B.4.(a)(xxviii)(B) PSEG Uruguay Finance Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.5. PSEG India Company, a Cayman Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one direct wholly-owned subsidiary and several indirect wholly-owned and partially-owned subsidiaries, as described below.

1.3.B.5.(a) PSEG EAMS Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, is a wholly-owned subsidiary of PSEG India Company and has two direct wholly-owned subsidiaries, one indirect partially-owned subsidiary, and one indirect wholly-owned subsidiary, as described below.

1.3.B.5.(a)(i) PSEG Operations Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, has the following direct partially-owned subsidiary:

1.3.B.5.(a)(i)(A) PSEG PPN Operations Private Limited (PPN Operations), an Indian company and an EWG, with registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of operation and maintenance of power facilities in India. PSEG Ambalamugal Energy Company Ltd. owns one share of PPN Operations.

1.3.B.5.(a)(ii) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company and an EWG, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PPN Energy has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC), as described below.

1.3.B.5.(a)(ii)(A) PPN Power Generating Company Limited (PPN PGC), an Indian company, with registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, was formed for the purpose of owning and operating power facilities in India.

1.3.B.6. PSEG Europe (Delaware) LLC (PEDLLC), formerly PSEG Europe (Delaware) Inc. and PSEG Elcho (Delaware) Inc., a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly-owned and partially-owned subsidiaries:

1.3.B.6.(a) PSEG Europe B.V., a Netherlands company, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, is a direct wholly-owned subsidiary of PEDLLC and has the following direct wholly-owned subsidiaries 99%-owned subsidiaries and indirect subsidiaries:

1.3.B.6.(a)(i) PSEG Investments B.V., a Netherlands company, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Turkey. PSEG Europe B.V. owns 99% of PSEG Investments B.V. and PEDLLC owns 1%.

1.3.B.6.(a)(i)(A) Konya Ilgin Elektrik Uretim ve Ticaret Ltd. Sti., a Turkish company, with registered address at Piyade Sk. 18 C Blok Flat No. 8, Cankaya, Akara, Turkey, was formed for the purpose of investing in Turkey. PSEG Investments B.V. owns 99% of Konya Ilgin Elektrik Uretim ve Ticaret Ltd. Sti., and PSEG Turkey B.V. owns 1%.

1.3.B.6.(a)(ii) PSEG Silesia B.V., a Netherlands company, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, has the following two wholly-owned and one partially-owned subsidiaries:

1.3.B.6.(a)(ii)(A) PSEG Chorzow B.V., a Netherlands company and an EWG, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, has a 75.196% interest in Elektrocieplownia Chorzow ELCHO Sp. z o.o.

1.3.B.6.(a)(ii)(A)(i) Elektrocieplownia Chorzow ELCHO Sp. z o.o. a Polish company, with principal executive offices at ul. Kosciuszki 6, 41-500 Chorzow, Poland, is developing a coal-fired power station in Chorzow, Poland, and upon completion of the facility is expected to qualify as an EWG.

1.3.B.6.(a)(iii) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, with principal, executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Turkey. PSEG Europe B.V. owns 99% of PSEG Turkey B.V. and PEDLLC own 1%.

1.3.B.6.(a)(iv) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 50% interest in Prisma 2000 S.p.A. (Prisma) and an indirect interest in the following subsidiaries of Prisma.

1.3.B.6.(a)(iv)(A) Prisma 2000 S.p.A. (Prisma), an Italian company, with registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of construction, operation and maintenance of investing in power projects in Italy. Prisma has the following direct wholly-owned and partially-owned subsidiaries:

1.3.B.6.(a)(iv)(A)(i) Cellulosa Calabra S.p.A., an Italian company, with registered office at Strada Statale 106, Zona Industriale 88900 Crotone, Italy, was formed for the purpose of investing in power facilities in Italy, and is 50% owned by Prisma.

1.3.B.6.(a)(iv)(A)(ii) Energ S.p.A., an Italian company, with registered office at Via Toledo (Piazzetta Duca d'Aosta) 265-80100 Napoli, Italy, was formed for the purpose of investing in power facilities in Italy and is 50% owned by Prisma.

1.3.B.6.(a)(iv)(A)(iii) San Marco Bioenergie S.p.A. (San Marco), an Italian company, with registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of investing in power facilities in Italy and is 99.8% owned by Prisma.

1.3.B.6.(a)(iv)(A)(iv) Idrogest S.p.A., an Italian company, with registered office at Via Piemonte 117, Roma, Italy, is presently inactive. Prisma wholly owns Idrogest S.p.A.

1.3.B.6.(a)(iv)(A)(v) Elettrica Centro Nord S.r.l., an Italian company, with registered office at Corso Nizza 10 (Int 5), 12100 Cuneo, Italy, is presently inactive. Prisma wholly owns Elettrica Centro Nord S.r.l.

1.3.B.6.(a)(iv)(A)(vi) Sicob Energia S.r.l., an Italian company, with registered office at Castel San Giorgio, Localita Zona Industriale, 84083, Salerno, Italy, is presently inactive. Prisma wholly owns Sicob Energia S.r.l.

1.3.B.6.(a)(iv)(A)(vii) Ecogen S.p.A., an Italian company, with registered address at Strada Cipata 118, 46100, Mantova, Italy, is 0.30% owned by Prisma, and is presently inactive.

1.3.B.6.(a)(iv)(A)(viii) Biomasse Italia S.p.A., an Italian company and an EWG, with registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns a 50% interest in Biomasse Italia S.p.A., which has the following direct, wholly-owned subsidiaries.

1.3.B.6.(a)(iv)(A)(viii)(a) P.A. Energy S.r.l., an Italian company, with registered office at Viale Citta d'Europa 681, Roma, Italy, is presently inactive.

1.3.B.6.(a)(iv)(A)(viii)(b) Barzellotti Lemerangi Bioenergia S.r.l., an Italian company, with registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia Italy, is presently inactive.

1.3.B.6.(a)(iv)(A)(viii)(c) La Montagnola Leopardi S.r.l., an Italian company, with registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia, Italy, is presently inactive.

1.3.B.6.(a)(iv)(A)(viii)(d) Pontedera Energia S.p.A., an Italian company, with registered office at Via Carducci 8, Empoli (FI), Firenze, Italy, is presently inactive.


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



1.3.B.6.(a)(iv)(A)(viii)(e) Tecnogrp Beco S.p.A., an Italian company, with registered office at Via Carducci 8, Empoli (FI), Firenze, Italy, is 0.005% owned by Prisma, and is presently inactive.

1.3.B.6.(a)(v) PSEG Poland Distribution B.V. (PSEG Poland), a Netherlands company and an EWG, with principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, owns approximately 75% of the following subsidiary:

1.3.B.6.(a)(v)(A) Elektrownia Skawina, S.A., a Polish company, with registered offices at ul. Pilsudskiego 10, Skawina, 32-050, Skawina, Poland, owns and operates a coal-fired power station at Skawina, Poland.

1.3.B.6.(a)(vi) PSEG Europe V B.V. a Netherlands company, with principal, executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, is presently inactive.

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real-estate property-management business. EGDC has investments in five commercial real-estate properties (one of which is developed) in several states. EGDC is an 80%, joint-venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has nine direct and two indirect subsidiaries, including general partnership interests, as described below.

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse, which is presently inactive.

1.3.C.1.(a) Concourse at Maitland Associates (CMA), a Florida general partnership, with principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 50%, general partner in Monument Place Associates (MPA).

1.3.C.2.(a) Monument Place Associates (MPA), a Virginia general partnership, with principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.3.C.3. State Street Square Urban Renewal Partners (SSSURPI), a New Jersey general partnership, with principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns land and improvements comprising one phase of a commercial-office complex in Trenton, New Jersey.

1.3.C.4. State Street Square Urban Renewal Partners II (SSSURPII), a New Jersey general partnership, with principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns vacant land presently used for surface parking comprising one phase of a commercial-office complex in Trenton, New Jersey.

1.3.C.5. State Street Square Partners III (SSSIII), a New Jersey general partnership, with principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns land in Trenton, New Jersey.

1.3.C.6. State Street Square NSB Partners (SSSNSB), a New Jersey general partnership, with principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns the former National State Bank Building in Trenton, New Jersey.

1.3.C.7. State Street Square 36 West Partners (SSS36W), a New Jersey general partnership, with principal executive offices at 50 West State Street, Trenton, New Jersey 08608, is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, owns land on which it plans to develop an office complex in Largo, Maryland.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive.

1.3.D. PSEG Energy Technologies Asset Management Company LLC (PETAMC), a New Jersey limited liability company, with principal executive office at 80 Park Plaza Newark, New Jersey 07102. PETAMC is a single member limited liability company with the sole member being Energy Holdings. PETAMC has the following seven direct subsidiaries, all of which were formed to hold assets of a former subsidiary of Energy Holdings, PSEG Energy Technologies, Inc. All are presently inactive.

1.3.D.1. PSEG Energy Technologies Asset Service Company LLC, with principal, executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.2. PSEG Energy Technologies Demand Management Assets Company LLC, with principal, executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.3. The Dowling Group, Inc., with principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.4. McBride Energy Service Company, LLC, with principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.5. PSEG ET 211 S.Broad Street Company, LLC, with principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.6. PSEG ET One NFL Plaza Company LLC, with principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.7. KHS Holding Corp., with principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly-owned, financing subsidiary of Energy Holdings, is presently inactive and is in the process of being dissolved.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly-owned subsidiary of Energy Holdings and formerly served as a capital financing vehicle for Energy Holdings. Funding is presently inactive and is the process of being dissolved.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly-owned subsidiary of PSEG. PSEG Services Corporation was formed in 1999 to provide internal support services to PSEG's operating subsidiaries.

1.5. Enterprise Capital Trust I, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.6. Enterprise Capital Trust II, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.7. Enterprise Capital Trust III, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.8. Enterprise Capital Trust IV, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.9. Enterprise Capital Trust V, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

1.10. PSEG Funding Trust I, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.11. PSEG Funding Trust II, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.12. PSEG Funding Trust III, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

1.13. PSEG Funding Trust IV, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

     PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

     As of December 31, 2003, PSE&G owned 41 switching and/or generating stations in New Jersey with an aggregate installed capacity of 21,079 megavolt-ampers and 241 substations with an aggregate installed capacity of 7,584 megavolt-amperes. In addition, 4 substations in New Jersey having an aggregate installed capacity of 122 megavolt-amperes were operated on leased property.

     Electric Transmission and Distribution Properties

     As of December 31, 2003, PSE&G's transmission and distribution system included approximately 21,361 circuit miles, of which approximately 7,294 miles were underground, and approximately 786,980 poles, of which approximately 536,236 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

     In addition, as of December 31, 2003, PSE&G owned five electric distribution headquarters and four sub-headquarters in four operating divisions all located in New Jersey.

     Gas Distribution Properties

     As of December 31, 2003, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum, daily, gas delivery available during the three, peak-winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

                                                 Daily Capacity
Plant                            Location        --------------
-----                            --------            (Therms)
 Burlington LNG.............   Burlington, NJ         773,000
 Camden LPG.................   Camden, NJ             280,000
 Central LPG................   Edison Twp., NJ        960,000
 Harrison LPG...............   Harrison, NJ           960,000
                                                    ---------
 Total......................                        2,973,000
                                                    =========

     As of December 31, 2003, PSE&G owned and operated approximately 16,932 miles of gas mains, owned 12 gas distribution headquarters and two sub headquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, the pipeline companies owned portions of the metering and regulating facilities.

3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

     (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

          PSEG     -  None.

          PSE&G    -  42,080,253 Mwh. (retail and
                      wholesale) sold primarily in the
                      state of New Jersey providing
                      revenue of approximately $3,642
                      million in 2003.

          PSE&G    -  425,420,535 Mcf. (2003 basis of 1,035 BTU/cubic foot)
                      sold in the state of New Jersey providing revenue of approximately $2,786 million in 2003.

     (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

          PSEG     -  None.

          PSE&G    -  None.

     (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

          PSEG     -  None.

          PSE&G    -  None.

          Power    -  53,205,135 Mcf. total off-system sales sold in the
                      states of New Jersey (at N.J. City-Gate), New York,
                      Pennsylvania, Maryland, South Carolina, Ohio,
                      Washington D.C., Virginia, North Carolina, Georgia,
                      Texas, Mississippi and Louisiana providing revenue of approximately $338 million in 2003.

     (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the state in which each such company is organized or at the state line.

          PSEG     -  None.

          PSE&G    -  None.

          Power    -  387,940,860 Mcf. received through sales and
                      transportation agreements with interstate pipelines having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio,
                      Texas, Louisiana and Mississippi at a cost of approximately $2,124 million in 2003.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

          (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

               (i) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, with registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in JINGYUAN, which owns a coal-fired, electric, power-generation facility in Jingyuan, China. CUPPI is an EWG.

               (ii) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, has a direct 60% interest in GZMHCL, which owns a hydroelectric-power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China. ZHL is an EWG.


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              (iii) PSEG Tongzhou Cogen Power Ltd. (TCP), a Bermuda limited liability company, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. TCP owns an 80% interest in TMCC, which owns a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. ChinaInc indirectly owns 40% of TMCC. TCP is an EWG.

              (iv) Rio Grande Energia, S.A. (RGE), a Brazilian company, with registered office at Rua Sao Luiz, No. 077, 70 Andar, Porto Alegre, Rio Grande do Sul, Brazil, is an electric-distribution company serving the State of Rio Grande do Sul, Brazil. IPE, a Brazilian company, owns 32.46% of RGE. PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, each own 50% of IPE. Pampa Energia Ltda. wholly owns both PSEG Brazil Company and PSEG Brazil I Company.
                    RGE is a FUCO.

              (v)  Turbogeneradores Maracay, C.A. (TGM), a Venezuelan company, with principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, and Caracas 1050, Venezuela, owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper-mill facilities of Manufacturas de Papel, C.A. (MANPA) S.A.C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of TGV. TGV is a direct, 50%-owned subsidiary of PSEG Americas II Ltd. TGM is a FUCO.

              (vi) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America. CAGUA is a FUCO.

              (vii) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands
                    company, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO. MARACAY was formed for the purpose of making investments in Latin America. MARACAY is a FUCO.


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



             (viii) Turboven Valencia Company Inc. (VALENCIA), a Cayman Islands
                    company, with registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making a future investment in Latin America. VALENCIA is a FUCO.

             (ix) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in Kerala, India. PPN Energy has a 20% ownership interest in PPN PGC. PPN Energy is an EWG.

             (x) PSEG PPN Operations Private Limited (PPN Operations), an Indian company, with registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of providing operations and maintenance services to power facilities in India. PPN Operations is an EWG.

             (xi) PSEG International Ltd., a Bermuda limited liability company, with principal, executive offices at Clarendon, House, 2 Church Street, Hamilton Bermuda HM11, has a 60% interest in CPC, a Tunisian company. PSEG International Ltd. is an EWG.

             (xii) Guadalupe Power Partners, LP (GPP), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801 owns a natural gas-fired power-generating facility in Guadalupe County, Texas. Texgen I and Texgen II together own 50% of TIELP, which owns 100% of Guadalupe Power I, LLC and Guadalupe Power II, LLC. GPP is an EWG.


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             (xiii) Odessa-Ector Power Partners, L.P. (OEPP), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired power-generating facility in Ector County, Texas. Texgen I and Texgen II together own 50% of TIELP, which owns 100% of Odessa-Ector Power I, LLC and Odessa-Ector Power II, LLC. OEPP is an EWG.

             (xiv) Chilquinta Energia S.A. (CHILQUINTA), a Chilean sociedad anonima, with principal executive offices at General Cruz No. 222, Valparaiso, Chile, owns electric distribution facilities. AenP has a 49.9925% beneficial ownership interest in CHILQUINTA. CHILQUINTA is a FUCO.

             (xv) Luz del Sur S.A.A. (LUZ), a Peruvian sociedad anonima, with principal executive offices at Canaval y Moreyra 380, Piso 16, San Isidro Lima 27, Peru, is an electric-distribution company serving southern Lima, Peru. Ontario owns a 61.16% of LUZ. POC holds a direct interest of 22.89% in LUZ and EBI owns 3.83% LUZ. LUZ is a FUCO.

             (xvi) PSEG Fossil LLC (Fossil), a Delaware limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102 is a wholly-owned subsidiary of Power, is an EWG and was formed to operate the fossil-fueled, electric-generation assets of PSE&G which were transferred to Power during 2000.

             (xvii) PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly-owned subsidiary of Power and is an EWG. Nuclear was formed to operate the nuclear-fueled, electric-generation assets of PSE&G, which were transferred to Power during 2000.

             (xvii) PSEG Chorzow B.V., a Netherlands Company, with principal executive offices at Weena 340, 3012 NJ Rotterdam The Netherlands, was formed for the purpose of holding shares in Elektrocieplownia Chorzow ELCHO Sp. z o.o. of which it presently holds 75.196%. Elektrocieplownia Chorzow ELCHO Sp. z o.o. is developing a coal-fired power station in Chorzow Poland. PSEG Chorzow B.V. is an EWG.


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



            (xix) PSEG Rongjiang Hydropower Ltd. (PSEG Rongjiang), a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in China. PSEG Rongjiang owns a 55% interest in GRMCL and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd. PSEG Ronjiang is an EWG.

            (xx) Kalaeloa Partners, L.P. (KPLP), a Delaware limited partnership, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a heavy, oil-fired, cogeneration QF on the Island of Oahu in Hawaii. KPLP is an EWG.

            (xxi) Meiya Electric Asia, Ltd., a Mauritius company, with registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, wholly owns NANTONG, which owns a coal-fired, cogeneration facility in Nantong, Jiangsu Province, China. Meiya Electric Asia, Ltd is an EWG.

            (xxii) Shanghai Wei-Gang Energy Company Ltd. (SWGEC), a Chinese
                    joint venture company, with registered office at 735 Changjiang Road, Shanghai, 200431, China, owns and operates a blast-furnace, gas-fired, electric, power-generation facility in Shanghai, China. SWGEC is a FUCO.

            (xxiii) PSEG Power New York Inc. (Power New York), a Delaware corporation, with principal executive offices at Route 144 Glen Mount, Albany, New York 12077, is a wholly-owned subsidiary of Fossil. Power New York was formed to acquire electric-generation assets located in the state of New York. Power New York is an EWG.

            (xxiv) GWF Energy LLC, a Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in three natural gas-fired peaker facilities in California, two of which are operating and one of which is under construction. GWF Energy LLC is an EWG.


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



               (xxv) Biomasse Italia S.p.A., an Italian company, with
                    registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns a 50% interest in Biomasse Italia S.p.A. Biomasse Italia S.p.A. is an EWG.

               (xxvi) Texas Independent Energy Operating Company, LLC (TIE), a
                    Delaware limited liability company, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly-owned subsidiary of TIELP. TIE was formed to operate and maintain the eligible, power-generating facility owned by each of GPP and OEPP. TIE is an EWG.

               (xxvii) Danskammer OP LLC (Danskammer OP), a Delaware limited liability company, with principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801 is an indirect, wholly-owned subsidiary of RCMC. Danskammer OP was formed for the purpose of investing in power facilities in the State of New York. Danskammer OP is an EWG.

               (xxviii) Danskammer OL LLC (Danskammer OL), a Delaware limited liability company, with principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801, is an indirect, wholly-owned subsidiary of RCMC. Danskammer OL was formed for the purpose of investing in power facilities in the State of New York. Danskammer OL is an EWG.

               (xxix) Roseton OP LLC (Roseton OP), a Delaware limited liability company, with principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801, is an indirect wholly-owned subsidiary of RCMC. Roseton OP was formed for the purpose of investing in power facilities in the State of New York. Roseton OP is an EWG.


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



               (xxx) Roseton OL LLC (Roseton OL), a Delaware limited liability company, with principal executive offices at 1300 North Market Street Suite 405, Wilmington, Delaware 19801. Roseton OL, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York. Roseton OL is an EWG.

               (xxxi) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a
                    Delaware limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect wholly-owned subsidiary of PSRC. Conemaugh Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is an EWG.

               (xxxii) Keystone Lessor Genco LLC (Keystone Lessor), a Delaware
                    limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect, wholly-owned subsidiary of PSRC. Keystone Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is an EWG.

               (xxxiii) Shawville Lessor Genco LLC (Shawville Lessor), a
                    Delaware limited liability company, with principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect, wholly-owned subsidiary of PSRC. Shawville Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is an EWG.



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



               (xxxiv) PSEG Lawrenceburg Energy Company LLC (PSEG
                    Lawrenceburg), a Delaware limited liability company and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana.

               (xxxv) PSEG Waterford Energy LLC (PSEG Waterford), a Delaware limited liability company and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is a wholly-owned subsidiary of Fossil.

               (xxxvi) Empresa Electrica de la Frontera S.A. (Frontel), a
                    Chilean company, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, owns electric-distribution facilities in Chile. Frontel is 95.889% owned by Inversiones Chile and 0.006% owned by Chilean Equity II. Frontel owns a 0.10% direct interest in each of Creo and STS, as described below. Frontel is a FUCO.

               (xxxvii) Compania Electrica Osorno S.A. (Creo), a Chilean
                    sociedad anonima, with registered office at Manuel
                    Bulnes 441, Osorno, Chile, owns electric-distribution facilities in Chile. Creo is 0.1% owned by Frontel and 99.9% owned by SAESA. Creo is a FUCO.

               (xxxviii) Sistema de Transmision del Sur S.A. (STS), a Chilean
                    sociedad anonima, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, owns electric-transmission facilities in Chile. STS is 0.1% owned by Frontel and 99.9% owned by SAESA. STS is a FUCO.

               (xxxix) PSEG Power Midwest LLC (Power Midwest), a Delaware limited liability company and an EWG, with registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of operating power facilities in the Midwestern United States.


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               (xl) PSEG Power Connecticut LLC (Power Connecticut), a
                    Connecticut limited liability company, with registered office at 1 Commercial Plaza, Hartford, Connecticut 06103 in care of CT Systems, is an EWG. On December 6, 2002 Fossil acquired the membership interests of Wisvest-Connecticut LLC from Wisvest Corporation, an unrelated Wisconsin corporation, and thereafter changed the name to Power Connecticut. Power Connecticut's purpose is to own and operate fossil-fueled, electric-generation assets in Connecticut.

               (xli) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine
                    sociedad anonima, with registered office at Mengelle 145 Cipolleti, Rio Negro Province, Argentina, owns electric-distribution facilities in Chile. Edersa is 50% owned by SAESA. Edersa is a FUCO.

               (xlii) Electroandes S.A., a Peruvian sociedad anonima, with registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru, owns a hydro-powered electric-generation station. Electroandes S.A. is a FUCO.

               (xliii) PSEG Poland Distribution B.V. (PSEG Poland),
                    with principal executive offices at Weena 340, 3012 NJ Rotterdam, Netherlands, and an EWG, owns approximately 75% of Elektrownia Skawina S.A. (Skawina). Skawina, a Polish company, with registered offices at Skawina, Poland, owns and operates a coal-fired power station at Skawina, Poland.

               (xliv) San Marco Bioenergie S.p.A. (San Marco), an Italian company, with registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns 99.80% of San Marco. San Marco is an EWG.

               (xlv) Dhofar Power Company S.A.O.C. (Dhofar Power), an Oman
                    company, with registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Power is 81% owned by Salalah Power Holdings, Ltd. Dhofar Power owns a 99.99% interest in Dhofar Generating. Dhofar Power is an EWG.

               (xlvi)  Dhofar Generating Company S.A.O.C. (Dhofar Generating) an
                    Oman company, with registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Generating is an EWG.

               (xlvii) Meiya (Tao Yuan) Power Company Limited (TAO YUAN) a
                    Malaysian company, with registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia, owns a 35% interest in Kuo Kuang Power Company Limited. TAO YUAN is an EWG.

               (xlviii) Fast Well Investments Limited (FWIL) a Hong Kong
                    company, with registered office at Suite 1501-7 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong, China, has a direct 100% interest in Sichuan Hexie Electric Power Co., Ltd. Sichuan Hexie Electric Power Co., Ltd. was formed for the purpose of owning and operating a gas-fired, electric-power, generation facility in Chengdu, Sichuan Province, China. Meiya Hexie Power Company Limited owns 99% of FWIL, and Meiya Power Investment Company Limited owns the remaining 1%. FWIL has a direct, 100% interest in Sichuan Hexie Electric Power Co., Ltd. FWIL is an EWG.

               (xlix) PSEG Huangshi Power Ltd. (HUANGSHI) a Bermuda limited liability company, with registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, was formed for the purpose of investing in power facilities in China. HUANGSHI has a direct, 49% interest in Hubei Xisaishan Power Generation Company, Limited. HUANGSHI is an EWG.

               (l)  Meiya Qujing Power Company Limited (MQPCL), a Cayman
                    Islands company, with registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, owns 37% of SDIC Qujing
                    Power Generation Co., Ltd. SDIC Qujing Power Generation
                    Co., Ltd. was formed for the purpose of constructing, owning and operating an elecric power plant in Qujing City, Yunnan Province, China. MQPCL is an EWG.

               (li) Sociedad Austral de Electricidad S.A. (SAESA), a Chilean
                    sociedad anonima, with registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric-distribution facilities in Chile. SAESA is 99.922% owned by Inversiones Chile and 0.0056% owned by Chilean Equity II. SAESA is a FUCO.

               (lii) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean
                    sociedad anonima, with registered office in Chile, was formed for the purpose of investing in Latin America. Edelaysen is 91.66% owned by SAESA. Edelaysen is a FUCO.


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



          (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

               See Exhibit B attached hereto and Items 1 and 4(a) above.

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

               (i) CUPPI

                    As of December 31, 2003, PSEG has an indirect aggregate capital investment in CUPPI of US$39,299,753 all of which is equity.

               (ii) ZHL

                    As of December 31, 2003, PSEG has an indirect aggregate capital investment in ZHL of US$24,174,752 all of which is equity.

               (iii) TCP

                    As of December 31, 2003, PSEG has an indirect aggregate capital investment in TCP of US$6,798,004 all of which is equity.


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



               (iv)  RGE

                    As of December 31, 2003, PSEG has an indirect aggregate capital investment in RGE of US$163,797,137 all of which is equity.

               (v) TGM

                    As of December 31, 2003, PSEG has an indirect, capital investment in TGM of US$1,844,199 all of which is equity. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

               (vi) CAGUA

                    Turboven Company Inc., a Cayman company, is the 100% direct parent of CAGUA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2003, PSEG has an indirect capital investment in Turboven Company Inc. of US$46,609,179.

               (vii) MARACAY

                    Turboven Company Inc., a Cayman company, is the 100% direct parent of MARACAY. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2003, PSEG has an indirect capital investment in Turboven Company Inc. of US$46,609,179.

               (viii) VALENCIA

                    Turboven Company Inc., a Cayman company, is the 100% direct parent of VALENCIA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2003, PSEG has an indirect capital investment in Turboven Company Inc. of US$46,609,179.

               (ix)  PPN Energy

                    As of December 31, 2003, PSEG has an indirect capital investment in PPN Energy of US$29,817,000 all of which is equity.


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



               (x) PPN Operations

                    As of December 31, 2003, PSEG has an indirect capital investment in PPN Operations of US$1,890,000 all of which is equity.

               (xi) PSEG International Ltd./CPC

                    As of December 31, 2003, PSEG has an indirect capital investment in CPC of US$37,828,150.

               (xii) GPP

                    TIELP is the 100% indirect parent of GPP. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2003, PSEG has an indirect capital investment in TIELP of US$237,361,904 of which US$168,366,844 is equity and US$68,995,060 is partnership advances.

               (xiii) OEPP

                    TIELP is the 100% indirect parent of Odessa Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2003, PSEG has an indirect capital investment in TIELP of US$237,361,904 of which US$168,366,844 is equity and US$68,995,060 is partnership advances.

               (xiv) CHILQUINTA

                    As of December 31, 2003, PSEG has an indirect capital investment in CHILIQUINTA of US$347,956,669 of which US$187,956,669 is equity and US$160,000,000 is debt
                    (including interest).

               (xv) LUZ

                    As of December 31, 2003, PSEG has an indirect capital investment in LUZ of US179,408,944.


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



               (xvi) Fossil

                    As of December 31, 2003, PSEG has an indirect capital investment in Fossil of US$2,000,802,135 all of which is equity.

               (xvii) Nuclear

                    As of December 31, 2003, PSEG has an indirect capital investment in Nuclear of US$682,347,077 all of which is equity.

               (xviii) PSEG Chorzow B.V.

                    As of December 31, 2003, PSEG has an indirect capital investment in PSEG Chorzow B.V. of US$15,551,000 all of which is equity.

               (xix) PSEG Rongjiang

                    As of December 31, 2003, PSEG has an indirect capital investment in PSEG Rongjiang of US$11,695,211 all of which is equity.

               (xx) KPLP

                    As of December 31, 2003, PSEG has an indirect capital investment in KPLP of US$30,508,589 all of which is equity.

               (xxi) Meiya Electric Asia, Ltd.

                    As of December 31, 2003, PSEG has an indirect capital investment in Meiya Electric Asia, Ltd. of US$5,416,607 all of which is equity.

               (xxii) SWEGC

                    As of December 31, 2003, PSEG has an indirect capital investment in SWEGC of US$16,717,642 all of which is equity.

               (xxiii) Power New York

                    As of December 31, 2003, PSEG has an indirect capital investment in Power New York of US$133,125,381 all of which is equity.

               (xxiv) GWF Energy LLC

                    As of December 31, 2003, PSEG has an indirect capital investment in GWF Energy LLC of US$92,556,659 all of which is equity.

               (xxv) Biomasse Italia S.p.A.

                    Prisma is the 50% indirect parent of Biomasse Italia S.p.A. PSEG has a 50% indirect interest in Prisma. As of December 31, 2003, PSEG has an indirect capital investment in Prisma of US$78,731,958 of which US$14,887,865 is equity, and US$63,844,093 is joint venture advances.

               (xxvi) TIE

                    TIELP is the 100% indirect parent of TIE. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2003, PSEG has an indirect capital investment in TIELP of US$237,361,904 of which US$168,366,844 is equity and US$68,995,060 is partnership advances.

               (xxvii) Danskammer OP

                    As of December 31, 2003, PSEG has an indirect capital investment in Danskammer OP of US$59,468,544 all of which is equity.

               (xxviii) Danskammer OL

                    As of December 31, 2003, PSEG has an indirect capital investment in Danskammer OL of US$59,468,644 all of which is equity.

               (xxxi) Roseton OP

                    As of December 31, 2003, PSEG has an indirect capital investment in Roseton OP of US$122,720,654 all of which is equity.

               (xxx) Roseton OL

                    As of December 31, 2003, PSEG has an indirect capital investment in Roseton OL of US$122,720,754 all of which is equity.

               (xxxi) Conemaugh Lessor

                    As of December 31, 2003, PSEG has an indirect capital investment in Conemaugh Lessor of US$9,939,543 all of which is equity.

               (xxxii) Keystone Lessor

                    As of December 31, 2003, PSEG has an indirect capital investment in Keystone Lessor of US$9,885,300 all of which is equity.

               (xxxiii) Shawville Lessor

                    As of December 31, 2003, PSEG has an indirect capital investment in Shawville Lessor of US US$8,372,409 all of which is equity.

               (xxxiv) PSEG Lawrenceburg Energy Company LLC

                    As of December 31, 2003, PSEG has an indirect capital investment in PSEG Lawrenceburg Energy Company LLC of US$236,116,964.

               (xxxv) PSEG Waterford Energy LLC

                    As of December 31, 2003, PSEG has an indirect capital investment in PSEG Waterford Energy LLC of US$178,181,549.

               (xxxvi) Frontel

                    Frontel is 95.889% owned by SAESA. PSEG has a 100% indirect interest in SAESA. As of December 31, 2003, PSEG has an indirect capital investment in SAESA of US$554,831,656 all of which is equity.

               (xxxvii) Creo

                    Creo is 99.9% owned by SAESA. PSEG has a 100% indirect interest in SAESA. As of December 31, 2003, PSEG has an indirect capital investment in SAESA of US$554,831,656 all of which is equity.

               (xxxviii) STS

                    STS is 99.90% owned by SAESA. PSEG has a 100% indirect interest in SAESA. As of December 31, 2003, PSEG has an indirect capital investment in SAESA of US$554,831,656 all of which is equity.

               (xxxix) Power Midwest

                    As of December 31, 2003, PSEG has an indirect capital investment in Power Midwest of US$(937,010) all of which is equity.

               (xl) Power Connecticut

                    As of December 31, 2003, PSEG has an indirect capital investment in Power Connecticut of US$139,372,131 all of which is equity.

               (xli) Edersa

                    Edersa is 50% owned by Saesa. PSEG has a 100% indirect interest in Saesa. As of December 31, 2003, PSEG has an indirect capital investment in Saesa of US$554,831,656 all of which is equity.

               (xlii) Electroandes S.A.

                    As of December 31, 2003, PSEG has an indirect capital investment in Electroandes S.A. of US$161,773,990.

               (xliii) PSEG Poland

                    As of December 31, 2003, PSEG has an indirect capital investment in PSEG Poland of US$9,128,000 all of which is equity.

               (xliv) San Marco

                    As of December 31, 2003, PSEG has an indirect, capital investment in San Marco of US$78,731,958.

               (xlv) Dhofar Power

                    As of December 31, 2003, PSEG has an indirect, capital investment in Dhofar Power of US$42,127,091.

               (xlvi)  Dhofar Generating

                    As of December 31, 2003, PSEG has an indirect, capital investment in Dhofar Generating of US$42,127,091.

               (xlvii) TAO YUAN

                    As of December 31, 2003, PSEG has an indirect, capital investment in TAO YUAN of US$22,857,428.

               (xlviii) FWIL

                    As of December 31, 2003, PSEG has an indirect, capital investment in FWIL of US$64,105.

               (xlix) HUANGSHI

                    As of December 31, 2003, PSEG has an indirect, capital investment in HUANGSHI of US$33,081,353.

               (l) MQPCL

                    As of December 31, 2003, PSEG has an indirect, capital investment in MQPCL of US$13,884,103.

               (li) SAESA

                    As of December 31, 2003, PSEG has an indirect, capital investment in SAESA of US$554,831,656.

               (lii) Edelaysen

                    Edelaysen is 91.66% owned by SAESA. PSEG has a 100% indirect interest in SAESA. As of December 31, 2003, PSEG has an indirect capital investment in SAESA of US$554,831,656 all of which is equity.

          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.


                                   (i) CUPPI
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                             78,313
               Noncurrent Assets                                      58,191,806
                                                                      ----------
               Total Assets                                           58,270,119
                                                                      ==========

               Liabilities
               Current Liabilities                                       325,200
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                         325,200

               Equity                                                 57,944,919
                                                                      ----------
               Total Liabilities and Equity                           58,270,119
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      4,149,977

                                    (ii) ZHL
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                          6,017,768
               Noncurrent Assets                                      55,278,760
                                                                      ----------
               Total Assets                                           61,296,528
                                                                      ==========

               Liabilities
               Current Liabilities                                    20,220,064
               Noncurrent Liabilities                                 10,494,942
                                                                      ----------
               Total Liabilities                                      30,715,006

               Equity                                                 30,581,522
                                                                      ----------
               Total Liabilities and Equity                           61,296,528
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      4,036,302

                                    (iii) TCP
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                          2,211,000
               Noncurrent Assets                                      29,827,260
                                                                      ----------
               Total Assets                                           32,038,260
                                                                      ==========

               Liabilities
               Current Liabilities                                    15,553,617
               Noncurrent Liabilities                                  5,277,993
                                                                      ----------
               Total Liabilities                                      20,831,610

               Equity                                                 11,206,650
                                                                      ----------
               Total Liabilities and Equity                           32,038,260
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        629,587

                                    (iv) RGE
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                        141,292,292
               Noncurrent Assets                                     739,350,518
                                                                     -----------
               Total Assets                                          880,642,810
                                                                     ===========

               Liabilities
               Current Liabilities                                   309,883,813
               Noncurrent Liabilities                                157,518,843
                                                                     -----------
               Total Liabilities                                     467,402,656

               Equity                                                413,240,154
                                                                     -----------
               Total Liabilities and Equity                          880,642,810
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     37,101,687

                                    (v) TGM
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                          3,703,542
               Noncurrent Assets                                      12,935,096
                                                                      ----------
               Total Assets                                           16,638,638
                                                                      ==========

               Liabilities
               Current Liabilities                                     3,251,819
               Noncurrent Liabilities                                    149,426
                                                                      ----------
               Total Liabilities                                       3,401,245

               Equity                                                 13,237,393
                                                                      ----------
               Total Liabilities and Equity                           16,638,638
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      4,952,483

                                    (vi) CAGUA
                                     12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          4,480,542
               Noncurrent Assets                                      35,026,099
                                                                      ----------
               Total Assets                                           39,506,641
                                                                      ==========

               Liabilities
               Current Liabilities                                       801,533
               Noncurrent Liabilities                                  6,945,268
                                                                      ----------
               Total Liabilities                                       7,746,801

               Equity                                                 31,759,840
                                                                      ----------
               Total Liabilities and Equity                           39,506,641
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      1,437,883

                                  (vii) MARACAY
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          6,139,115
               Noncurrent Assets                                      33,219,258
                                                                      ----------
               Total Assets                                           39,358,373
                                                                      ==========

               Liabilities
               Current Liabilities                                       585,986
               Noncurrent Liabilities                                  4,450,667
                                                                      ----------
               Total Liabilities                                       5,036,653

               Equity                                                 34,321,720
                                                                      ----------
               Total Liabilities and Equity                           39,358,373
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        223,040

                                  (viii) VALENCIA
                                     12/31/03

                                                                          US$
                                                                        -------
               Assets
               Current Assets                                            25,003
               Noncurrent Assets                                             --
                                                                        -------
               Total Assets                                              25,003
                                                                        =======

               Liabilities
               Current Liabilities                                          124
               Noncurrent Liabilities                                    92,499
                                                                        -------
               Total Liabilities                                         92,623

               Equity                                                   (67,620)
                                                                        -------
               Total Liabilities and Equity                              25,003
                                                                        =======

               Net Income for Year-Ended 12/31/03                         1,030

                                   (ix) PPN Energy
                                      12/31/03

                                                                         US$
                                                                     ----------
               Assets
               Current Assets                                           498,000
               Noncurrent Assets                                     35,650,000
                                                                     ----------
               Total Assets                                          36,148,000
                                                                     ==========

               Liabilities
               Current Liabilities                                    6,331,000
               Noncurrent Liabilities                                        --
                                                                     ----------
               Total Liabilities                                      6,331,000

               Equity                                                29,817,000
                                                                     ----------
               Total Liabilities and Equity                          36,148,000
                                                                     ==========

               Net Loss for Year-Ended 12/31/03                        (515,000)

                                 (x) PPN Operations
                                      12/31/03

                                                                          US$
                                                                       ---------
               Assets
               Current Assets                                          2,132,000
               Noncurrent Assets                                              --
                                                                       ---------
               Total Assets                                            2,132,000
                                                                       =========

               Liabilities
               Current Liabilities                                       235,000
               Noncurrent Liabilities                                      7,000
                                                                       ---------
               Total Liabilities                                         242,000

               Equity                                                  1,890,000
                                                                       ---------
               Total Liabilities and Equity                            2,132,000
                                                                       =========

               Net Income for Year-Ended 12/31/03                             --

                           (xi) PSEG International Ltd./CPC
                                       12/31/03

                                                                        US$
                                                                     ----------
               Assets
               Current Assets                                         58,278,000
               Noncurrent Assets                                              --
                                                                     -----------
               Total Assets                                           58,278,000
                                                                     ===========

               Liabilities
               Current Liabilities                                    15,175,000
               Noncurrent Liabilities                                  1,467,000
                                                                     -----------
               Total Liabilities                                      16,642,000

               Equity                                                 41,636,000
                                                                     -----------
               Total Liabilities and Equity                           58,278,000
                                                                     ===========

               Net Loss for Year-Ended 12/31/03                       (1,666,000)

                                    (xii) GPP
                                    12/31/03

                                                                        US$
                                                                    -----------
               Assets
               Current Assets                                        22,957,933
               Noncurrent Assets                                    380,541,237
                                                                    -----------
               Total Assets                                         403,499,170
                                                                    ===========

               Liabilities
               Current Liabilities                                   16,938,722
               Noncurrent Liabilities                               235,517,436
                                                                    -----------
               Total Liabilities                                    252,456,158

               Equity                                               151,043,012
                                                                    -----------
               Total Liabilities and Equity                         403,499,170
                                                                    ===========

               Net Loss for Year-Ended 12/31/03                      (9,572,948)

                                  (xiii) OEPP
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         33,362,847
               Noncurrent Assets                                     399,418,098
                                                                     -----------
               Total Assets                                          432,780,945
                                                                     ===========

               Liabilities
               Current Liabilities                                    12,322,834
               Noncurrent Liabilities                                252,765,547
                                                                     -----------
               Total Liabilities                                     265,088,381

               Equity                                                167,692,564
                                                                     -----------
               Total Liabilities and Equity                          432,780,945
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      4,816,145

                                (xiv) CHILQUINTA
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         61,814,549
               Noncurrent Assets                                     687,320,775
                                                                     -----------
               Total Assets                                          749,135,324
                                                                     ===========

               Liabilities
               Current Liabilities                                    71,345,592
               Noncurrent Liabilities                                358,838,347
                                                                     -----------
               Total Liabilities                                     430,183,939

               Equity                                                318,951,385
                                                                     -----------
               Total Liabilities and Equity                          749,135,324
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     23,187,515

                                    (xv) LUZ
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         65,722,783
               Noncurrent Assets                                     497,056,375
                                                                     -----------
               Total Assets                                          562,779,158
                                                                     ===========

               Liabilities
               Current Liabilities                                    60,337,452
               Noncurrent Liabilities                                245,578,222
                                                                     -----------
               Total Liabilities                                     305,915,674

               Equity                                                256,863,484
                                                                     -----------
               Total Liabilities and Equity                          562,779,158
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     58,285,196

                                  (xvi) Fossil
                                    12/31/03

                                                                        US$
                                                                   -------------
               Assets
               Current Assets                                        190,404,242
               Noncurrent Assets                                   2,946,834,517
                                                                   -------------
               Total Assets                                        3,137,238,759
                                                                   =============

               Liabilities
               Current Liabilities                                 1,085,153,216
               Noncurrent Liabilities                                 51,283,408
                                                                   -------------
               Total Liabilities                                   1,136,436,624

               Equity                                              2,000,802,135
                                                                   -------------
               Total Liabilities and Equity                        3,137,238,759
                                                                   =============

               Net Income for Year-Ended 12/31/03                     96,176,484

                                  (xvii) Nuclear
                                    12/31/03

                                                                        US$
                                                                   -------------
               Assets
               Current Assets                                        319,703,408
               Noncurrent Assets                                   1,484,915,271
                                                                   -------------
               Total Assets                                        1,804,618,679
                                                                   =============

               Liabilities
               Current Liabilities                                   832,249,285
               Noncurrent Liabilities                                290,022,317
                                                                   -------------
               Total Liabilities                                   1,122,271,602

               Equity                                                682,347,077
                                                                   -------------
               Total Liabilities and Equity                        1,804,618,679
                                                                   =============

               Net Income for Year-Ended 12/31/03                    308,990,348

                             (xviii) PSEG Chorzow B.V.
                                    12/31/03

                                                                         US$
                                                                     ----------
               Assets
               Current Assets                                         4,560,000
               Noncurrent Assets                                     61,712,000
                                                                     ----------
               Total Assets                                          66,272,000
                                                                     ==========

               Liabilities
               Current Liabilities                                   50,721,000
               Noncurrent Liabilities                                        --
                                                                     ----------
               Total Liabilities                                     50,721,000

               Equity                                                15,551,000
                                                                     ----------
               Total Liabilities and Equity                          66,272,000
                                                                     ==========

               Net Loss for Year-Ended 12/31/03                        (990,000)

                              (xix) PSEG Rongjiang
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          3,605,018
               Noncurrent Assets                                      56,641,706
                                                                      ----------
               Total Assets                                           60,246,724
                                                                      ==========

               Liabilities
               Current Liabilities                                     4,301,165
               Noncurrent Liabilities                                 34,319,379
                                                                      ----------
               Total Liabilities                                      38,620,544

               Equity                                                 21,626,180
                                                                      ----------
               Total Liabilities and Equity                           60,246,724
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      1,692,682

                                    (xx) KPLP
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         23,467,678
               Noncurrent Assets                                     202,415,114
                                                                     -----------
               Total Assets                                          225,882,792
                                                                     ===========

               Liabilities
               Current Liabilities                                    14,042,618
               Noncurrent Liabilities                                152,978,282
                                                                     -----------
               Total Liabilities                                     167,020,900

               Equity                                                 58,861,892
                                                                     -----------
               Total Liabilities and Equity                          225,882,792
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     10,692,279

                         (xxi) Meiya Electric Asia, Ltd.
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                          8,159,582
               Noncurrent Assets                                      22,215,943
                                                                      ----------
               Total Assets                                           30,375,525
                                                                      ==========

               Liabilities
               Current Liabilities                                    18,568,865
               Noncurrent Liabilities                                  1,421,649
                                                                      ----------
               Total Liabilities                                      19,990,514

               Equity                                                 10,385,011
                                                                      ----------
               Total Liabilities and Equity                           30,375,525
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      8,314,202

                                  (xxii) SWGEC
                                    12/31/03

                                                                           US$
                                                                         -------
               Assets
               Current Assets                                            140,548
               Noncurrent Assets                                         311,252
                                                                         -------
               Total Assets                                              451,800
                                                                         =======

               Liabilities
               Current Liabilities                                        52,986
               Noncurrent Liabilities                                    100,000
                                                                         -------
               Total Liabilities                                         152,986

               Equity                                                    298,814
                                                                         -------
               Total Liabilities and Equity                              451,800
                                                                         =======

               Net Income for Year-Ended 12/31/03                         64,857

                              (xxiii) Power New York
                                    12/31/03

                                                                        US$
                                                                    -----------
               Assets
               Current Assets                                         6,248,010
               Noncurrent Assets                                    385,898,390
                                                                    -----------
               Total Assets                                         392,146,400
                                                                    ===========

               Liabilities
               Current Liabilities                                  126,633,245
               Noncurrent Liabilities                               153,283,818
                                                                    -----------
               Total Liabilities                                    279,917,063

               Equity                                               112,229,337
                                                                    -----------
               Total Liabilities and Equity                         392,146,400
                                                                    ===========

               Net Loss for Year-Ended 12/31/03                        (292,871)

                              (xxiv) GWF Energy LLC
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         42,757,473
               Noncurrent Assets                                     308,167,299
                                                                     -----------
               Total Assets                                          350,924,772
                                                                     ===========

               Liabilities
               Current Liabilities                                    39,724,945
               Noncurrent Liabilities                                199,375,804
                                                                     -----------
               Total Liabilities                                     239,100,749

               Equity                                                 11,824,023
                                                                     -----------
               Total Liabilities and Equity                          350,924,772
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     37,552,060

                           (xxv) Biomasse Italia S.p.A.
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         51,371,182
               Noncurrent Assets                                     189,156,278
                                                                     -----------
               Total Assets                                          240,527,460
                                                                     ===========

               Liabilities
               Current Liabilities                                    30,118,920
               Noncurrent Liabilities                                177,599,018
                                                                     -----------
               Total Liabilities                                     207,717,938

               Equity                                                 32,809,522
                                                                     -----------
               Total Liabilities and Equity                          240,527,460
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      1,809,064

                                   (xxvi) TIE
                                    12/31/03

                                                                          US$
                                                                       ---------
               Assets
               Current Assets                                          1,978,462
               Noncurrent Assets                                              --
                                                                       ---------
               Total Assets                                            1,978,462
                                                                       =========

               Liabilities
               Current Liabilities                                       910,083
               Noncurrent Liabilities                                         --
                                                                       ---------
               Total Liabilities                                         910,083

               Equity                                                  1,068,379
                                                                       ---------
               Total Liabilities and Equity                            1,978,462
                                                                       =========

               Net Income for Year-Ended 12/31/03                          5,776

                              (xxvii) Danskammer OP
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                                 --
               Noncurrent Assets                                      59,468,644
                                                                      ----------
               Total Assets                                           59,468,644
                                                                      ==========

               Liabilities
               Current Liabilities                                           100
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                             100

               Equity                                                 59,468,544
                                                                      ----------
               Total Liabilities and Equity                           59,468,644
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      3,199,540

                               (xxviii) Danskammer OL
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                          5,241,381
               Noncurrent Assets                                      62,178,853
                                                                      ----------
               Total Assets                                           67,420,234
                                                                      ==========

               Liabilities
               Current Liabilities                                            --
               Noncurrent Liabilities                                  7,951,590
                                                                      ----------
               Total Liabilities                                       7,951,590

               Equity                                                 59,468,644
                                                                      ----------
               Total Liabilities and Equity                           67,420,234
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      3,199,540

                                (xxix) Roseton OP
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                                 --
               Noncurrent Assets                                     122,720,754
                                                                     -----------
               Total Assets                                          122,720,754
                                                                     ===========

               Liabilities
               Current Liabilities                                           100
               Noncurrent Liabilities                                         --
                                                                     -----------
               Total Liabilities                                             100

               Equity                                                122,720,654
                                                                     -----------
               Total Liabilities and Equity                          122,720,754
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      6,515,207

                                (xxx) Roseton OL
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         11,689,078
               Noncurrent Assets                                     128,221,804
                                                                     -----------
               Total Assets                                          139,910,882
                                                                     ===========

               Liabilities
               Current Liabilities                                            --
               Noncurrent Liabilities                                 17,190,128
                                                                     -----------
               Total Liabilities                                      17,190,128

               Equity                                                122,720,754
                                                                     -----------
               Total Liabilities and Equity                          139,910,882
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      6,515,207

                             (xxxi) Conemaugh Lessor
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                                 --
               Noncurrent Assets                                      79,112,815
                                                                      ----------
               Total Assets                                           79,112,815
                                                                      ==========

               Liabilities
               Current Liabilities                                    69,173,272
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                      69,173,272

               Equity                                                  9,939,543
                                                                      ----------
               Total Liabilities and Equity                           79,112,815
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        957,590

                             (xxxii) Keystone Lessor
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                                 --
               Noncurrent Assets                                      78,818,318
                                                                      ----------
               Total Assets                                           78,818,318
                                                                      ==========

               Liabilities
               Current Liabilities                                    68,933,018
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                      68,933,018

               Equity                                                  9,885,300
                                                                      ----------
               Total Liabilities and Equity                           78,818,318
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        934,457

                             (xxxiii) Shawville Lessor
                                    12/31/03

                                                                        US$
                                                                     ----------
               Assets
               Current Assets                                         2,093,129
               Noncurrent Assets                                     80,879,188
                                                                     ----------
               Total Assets                                          82,972,317
                                                                     ==========

               Liabilities
               Current Liabilities                                   74,599,908
               Noncurrent Liabilities                                        --
                                                                     ----------
               Total Liabilities                                     74,599,908

               Equity                                                 8,372,409
                                                                     ----------
               Total Liabilities and Equity                          82,972,317
                                                                     ==========

               Net Loss for Year-Ended 12/31/03                          (7,240)

                  (xxxiv) PSEG Lawrenceburg Energy Company LLC
                                    12/31/03

                                                                        US$
                                                                    -----------
               Assets
               Current Assets                                        26,775,970
               Noncurrent Assets                                    672,083,989
                                                                    -----------
               Total Assets                                         698,859,959
                                                                    ===========

               Liabilities
               Current Liabilities                                   17,742,995
               Noncurrent Liabilities                               445,000,000
                                                                    -----------
               Total Liabilities                                    462,742,995

               Equity                                               236,116,964
                                                                    -----------
               Total Liabilities and Equity                         698,859,959
                                                                    ===========

               Net Loss for Year-Ended 12/31/03                        (376,073)

                         (xxxv) PSEG Waterford Energy LLC
                                    12/31/03

                                                                        US$
                                                                    -----------
               Assets
               Current Assets                                        22,392,722
               Noncurrent Assets                                    510,788,827
                                                                    -----------
               Total Assets                                         533,181,549
                                                                    ===========

               Liabilities
               Current Liabilities                                           --
               Noncurrent Liabilities                               355,000,000
                                                                    -----------
               Total Liabilities                                    355,000,000

               Equity                                               178,181,549
                                                                    -----------
               Total Liabilities and Equity                         533,181,549
                                                                    ===========

               Net Loss for Year-Ended 12/31/03                      (8,564,253)

                                 (xxxvi) Frontel
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         25,949,579
               Noncurrent Assets                                     145,052,701
                                                                     -----------
               Total Assets                                          171,002,280
                                                                     ===========

               Liabilities
               Current Liabilities                                    17,631,184
               Noncurrent Liabilities                                 72,417,998
                                                                     -----------
               Total Liabilities                                      90,049,182

               Equity                                                 80,953,098
                                                                     -----------
               Total Liabilities and Equity                          171,002,280
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      4,915,524

                                 (xxxvii) Creo
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          2,977,890
               Noncurrent Assets                                      13,628,375
                                                                      ----------
               Total Assets                                           16,606,265
                                                                      ==========

               Liabilities
               Current Liabilities                                       827,871
               Noncurrent Liabilities                                  2,372,032
                                                                      ----------
               Total Liabilities                                       3,199,903

               Equity                                                 13,406,362
                                                                      ----------
               Total Liabilities and Equity                           16,606,265
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      1,251,793

                                  (xxxviii) STS
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                         12,479,962
               Noncurrent Assets                                      38,431,227
                                                                      ----------
               Total Assets                                           50,911,189
                                                                      ==========

               Liabilities
               Current Liabilities                                    11,904,050
               Noncurrent Liabilities                                  1,131,832
                                                                      ----------
               Total Liabilities                                      13,035,882

               Equity                                                 37,875,307
                                                                      ----------
               Total Liabilities and Equity                           50,911,189
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      7,937,457

                              (xxxix) Power Midwest
                                    12/31/03

                                                                          US$
                                                                       --------
               Assets
               Current Assets                                            32,298
               Noncurrent Assets                                         24,444
                                                                       --------
               Total Assets                                              56,742
                                                                       ========

               Liabilities
               Current Liabilities                                      993,752
               Noncurrent Liabilities                                        --
                                                                       --------
               Total Liabilities                                        993,752

               Equity                                                  (937,010)
                                                                       --------
               Total Liabilities and Equity                              56,742
                                                                       ========

               Net Loss for Year-Ended 12/31/03                        (474,533)

                            (xl) Power Connecticut
                                  12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         72,406,021
               Noncurrent Assets                                     224,410,755
                                                                     -----------
               Total Assets                                          296,816,776
                                                                     ===========

               Liabilities
               Current Liabilities                                            --
               Noncurrent Liabilities                                157,444,645
                                                                     -----------
               Total Liabilities                                     157,444,645

               Equity                                                139,372,131
                                                                     -----------
               Total Liabilities and Equity                          296,816,776
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     26,931,281

                                  (xli) Edersa
                                    12/31/03

                                                                          US$
                                                                        -------
               Assets
               Current Assets                                             5,573
               Noncurrent Assets                                        114,603
                                                                        -------
               Total Assets                                             120,176
                                                                        =======

               Liabilities
               Current Liabilities                                       77,483
               Noncurrent Liabilities                                       362
                                                                        -------
               Total Liabilities                                         77,845

               Equity                                                    42,331
                                                                        -------
               Total Liabilities and Equity                             120,176
                                                                        =======

               Net Loss for Year-Ended 12/31/03                          (2,480)

                            (xlii) Electroandes S.A.
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         20,660,889
               Noncurrent Assets                                     270,565,314
                                                                     -----------
               Total Assets                                          291,226,203
                                                                     ===========

               Liabilities
               Current Liabilities                                     9,791,344
               Noncurrent Liabilities                                119,651,696
                                                                     -----------
               Total Liabilities                                     129,443,040

               Equity                                                161,783,163
                                                                     -----------
               Total Liabilities and Equity                          291,226,203
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     14,254,505

                               (xliii) PSEG Poland
                                    12/31/03

                                                                          US$
                                                                      ----------
               Assets
               Current Assets                                            320,000
               Noncurrent Assets                                      44,334,000
                                                                      ----------
               Total Assets                                           44,654,000
                                                                      ==========

               Liabilities
               Current Liabilities                                    35,526,000
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                      35,526,000

               Equity                                                  9,128,000
                                                                      ----------
               Total Liabilities and Equity                           44,654,000
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      5,674,000

                               (xliv) San Marco
                                    12/31/03

                                                                         US$
                                                                     ----------
               Assets
               Current Assets                                        10,504,061
               Noncurrent Assets                                     39,598,173
                                                                     ----------
               Total Assets                                          50,102,234
                                                                     ==========

               Liabilities
               Current Liabilities                                   12,716,783
               Noncurrent Liabilities                                38,898,823
                                                                     ----------
               Total Liabilities                                     51,615,606

               Equity                                                (1,513,372)
                                                                     ----------
               Total Liabilities and Equity                          50,102,234
                                                                     ==========

               Net Loss for Year-Ended 12/31/03                      (4,040,393)

                 (xlv) Dhofar Power (xlvi) Dhofar Generating*
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         66,370,261
               Noncurrent Assets                                     207,186,777
                                                                     -----------
               Total Assets                                          273,557,038
                                                                     ===========

               Liabilities
               Current Liabilities                                    26,822,098
               Noncurrent Liabilities                                220,802,226
                                                                     -----------
               Total Liabilities                                     247,624,324

               Equity                                                 25,932,714
                                                                     -----------
               Total Liabilities and Equity                          273,557,038
                                                                     ===========

               Net Income for Year-Ended 12/31/03                      2,729,470

* Information in the above table represents aggregate amounts for Dhofar Power and Dhofar Generating.

                                 (xlvii) TAO YUAN
                                    12/31/03

                                                                        US$
                                                                     ----------
               Assets
               Current Assets                                                --
               Noncurrent Assets                                     40,886,172
                                                                     ----------
               Total Assets                                          40,886,172
                                                                     ==========

               Liabilities
               Current Liabilities                                    4,234,371
               Noncurrent Liabilities                                        --
                                                                     ----------
               Total Liabilities                                      4,234,371

               Equity                                                36,651,801
                                                                     ----------
               Total Liabilities and Equity                          40,886,172
                                                                     ==========

               Net Loss for Year-Ended 12/31/03                        (163,221)

                                  (xlviii) FWIL
                                    12/31/03

                                                                           US$
                                                                         -------
               Assets
               Current Assets                                                763
               Noncurrent Assets                                         127,447
                                                                         -------
               Total Assets                                              128,210
                                                                         =======

               Liabilities
               Current Liabilities                                            --
               Noncurrent Liabilities                                         --
                                                                         -------
               Total Liabilities                                              --

               Equity                                                    128,210
                                                                         -------
               Total Liabilities and Equity                              128,210
                                                                         =======

               Net Income for Year-Ended 12/31/03                             --

                                 (xlix) HUANGSHI
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          1,023,263
               Noncurrent Assets                                      64,974,030
                                                                      ----------
               Total Assets                                           65,997,293
                                                                      ==========

               Liabilities
               Current Liabilities                                     9,605,734
               Noncurrent Liabilities                                         --
                                                                      ----------
               Total Liabilities                                       9,605,734

               Equity                                                 56,391,559
                                                                      ----------
               Total Liabilities and Equity                           65,997,293
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        308,127

                                   (l) MQPCL
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          1,111,068
               Noncurrent Assets                                      38,253,502
                                                                      ----------
               Total Assets                                           39,364,570
                                                                      ==========

               Liabilities
               Current Liabilities                                            --
               Noncurrent Liabilities                                 11,596,365
                                                                      ----------
               Total Liabilities                                      11,596,365

               Equity                                                 27,768,205
                                                                      ----------
               Total Liabilities and Equity                           39,364,570
                                                                      ==========

               Net Income for Year-Ended 12/31/03                        837,263

                                   (li) SAESA
                                    12/31/03

                                                                         US$
                                                                     -----------
               Assets
               Current Assets                                         63,769,083
               Noncurrent Assets                                     549,838,685
                                                                     -----------
               Total Assets                                          613,607,768
                                                                     ===========

               Liabilities
               Current Liabilities                                    67,011,260
               Noncurrent Liabilities                                250,460,804
                                                                     -----------
               Total Liabilities                                     317,472,064

               Equity                                                296,135,704
                                                                     -----------
               Total Liabilities and Equity                          613,607,768
                                                                     ===========

               Net Income for Year-Ended 12/31/03                     16,717,889

                                 (lii) Edelaysen
                                    12/31/03

                                                                         US$
                                                                      ----------
               Assets
               Current Assets                                          9,307,285
               Noncurrent Assets                                      53,937,108
                                                                      ----------
               Total Assets                                           63,244,393
                                                                      ==========

               Liabilities
               Current Liabilities                                    20,460,578
               Noncurrent Liabilities                                    778,696
                                                                      ----------
               Total Liabilities                                      21,239,274

               Equity                                                 42,005,119
                                                                      ----------
               Total Liabilities and Equity                           63,244,393
                                                                      ==========

               Net Income for Year-Ended 12/31/03                      4,439,383

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

               (i)  CUPPI

                    None.

               (ii) ZHL

                    Yaneng Consulting (Shanghai) Co. Ltd. entered into a service contract with Guangxi Zoujiang Meiya Hydropower Co., Ltd. (GZMHCL), a subsidiary of ZHL, to provide GZMHCL power plant related technological and management services.

              (iii) TCP

                    Yaneng Consulting (Shanghai) Co. Ltd. entered into a service contract with Tongzhou Meiya Cogeneration Co., Ltd. (TMCC), a subsidiary of TCP, to provide TCP project management consulting services.

               (iv) RGE

                    RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

                (v) TGM

                    None.

               (vi) CAGUA

                    None.

              (vii) MARACAY

                    None.

             (viii) VALENCIA

                    None.

              (ix)  PPN Energy

                    None.

               (x)  PPN Operations

                    PPN Operations has an Operation and Maintenance Agreement with PPN PGC to provide certain services in connection with mobilization, operation and maintenance of 330 MW combined cycle electric power generating facility of PPN PGC located in Pillaiperumalnallur in the state of Tamilnadu, India. Under said agreement, PPN Operations will receive a fee equal to fifteen percent (15%) of the nonfuel and insurance related operating expenses of the said facility.

               (xi)  PSEG International Ltd./CPC

                    None.

               (xii) GPP

                    GPP has an Operation and Maintenance Agreement with TIE pursuant to which TIE provides operation and maintenance services at GPP's electric generation facility in Guadalupe County, Texas. GPP also has a Fuel Management Agreement with TIELP pursuant to which TIELP administers GPP's gas transportation and gas supply agreements and provides other fuel management services to GPP.

               (xiii) OEPP

                    OEPP has an Operation and Maintenance Agreement with TIE pursuant to which TIE provides operation and maintenance services at OEPP's electric generation facility in Odessa, Texas. OEPP also has a Fuel Management Agreement with TIELP pursuant to which TIELP administers OEPP's gas transportation and gas supply agreements and provides other fuel management services to OEPP. Lastly, OEPP has affiliate gas services agreements with OEPPS, including (a) an Operation and Maintenance Agreement pursuant to which OEPPS or its subcontractors provide operation and maintenance services relative to OEPP's natural gas pipeline, natural gas compression station and related facilities which extend from three natural gas pipelines owned by unrelated parties to OEPP's electric generation facility in Odessa, Texas, (b) a Transportation Service Agreement pursuant to which OEPPS provides certain gas transportation services to OEPP and (c) and Assignment and Assumption Agreement pursuant to which OEPP assigned certain right-of-way easements for pipeline and equipment to OEPPS in return for OEPPS agreeing to transport natural gas in such pipeline on behalf of OEPP at no cost to OEPP.

               (xiv) CHILQUINTA

                    None.

               (xv) LUZ

                    None.

               (xvi) Fossil

                    Fossil has a Power Sale Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

               (xvii) Nuclear

                    Nuclear has a Power Sale Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

               (xviii) PSEG Chorzow B.V.

                    None.

               (xix) PSEG Rongjiang

                    Yaneng Consulting (Shanghai) Co. Ltd. entered into a service contract with GRMHCL, a subsidiary of Rongjiang, to provide GRMCL power plant with related technological services.

               (xx) KPLP

                    None.

               (xxi) Meiya Electric Asia, Ltd.

                    Yaneng Consulting (Shanghai) Co. Ltd. entered into a service contract with NANTONG, a subsidiary of Meiya Electric Asia, Ltd., to provide NANTONG power-related, technological, consulting services and project-management services.

               (xxii) SWGEC

                    None.

               (xxiii) Power New York

                    Power New York has an Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

               (xxiv) GWF Energy LLC

                    GWF Energy LLC has an Operation and Maintenance Agreement with GWFLP and HLP pursuant to which GWFLP and HLP provide operation and maintenance services in respect of GWF Energy LLC's three natural gas-fired peaker facilities in California. GWF Energy LLC also has a Management Services Agreement with GWFLP pursuant to which GWFLP provides management, administrative and general services with respect to GWF Energy LLC's three natural gas-fired peaker facilities in California. In addition, GWF Energy LLC has a Shared Facilities Agreement with HLP under which HLP shares certain of its facilities and systems with, and provides certain water services to, GWF Energy LLC's natural gas-fired peaker facility located adjacent to HLP's petroleum coke-fired small power production QF in Hanford, California.

               (xxv) Biomasse Italia S.p.A.

                    None.

               (xxvi) TIE

                    TIEOC has Operation and Maintenance Agreements with each of
                    (a) GPP pursuant to which TIE provides operation and maintenance services at GPP's electric generation facility in Guadalupe County, Texas and (b) OEPP pursuant to which TIE provides operation and maintenance services at OEPP's electric generation facility in Odessa, Texas.

               (xxvii) Danskammer OP

                    None.

               (xxviii) Danskammer OL

                    None.

               (xxix) Roseton OP

                    None.

               (xxx) Roseton OL

                    None.

               (xxxi) Conemaugh Lessor

                    None.

               (xxxii) Keystone Lessor

                    None.

               (xxxiii) Shawville Lessor

                    None.

               (xxxiv) PSEG Lawrenceburg

                    ER&T has entered into a tolling agreement pursuant to which it is obligated to purchase the output of this facility at stated prices. As a result, ER&T will bear the price risk related to the output of this generation facility, which is scheduled to be completed in 2004.

               (xxxv) PSEG Waterford

                    ER&T has entered into a tolling agreement pursuant to which it is obligated to purchase the output of this facility at stated prices. As a result, ER&T will bear the price risk related to the output of this generation facility, which was placed in service in August 2003.

               (xxxvi) Frontel

                    None.

               (xxxvii) Creo

                    None.

               (xxxviii) STS

                    None.

               (xxxix) Power Midwest

                    None.

               (xl) Power Connecticut

                    Power Connecticut has entered into a Power Purchase Agreement with ER&T dated February 2, 2004.


               (xli) Edersa

                    Edersa had a service contract with PSEG Americas Services Inc. for the provision of technical services at a fee of $200,000 per year. This contract was terminated in 2003.

               (xlii) Electroandes S.A.

                    None.

               (xliii) PSEG Poland

                    None.

               (xliv) San Marco

                    None.

               (xlv) Dhofar Power

                    None.

               (xlvi)  Dhofar Generating

                    None.

               (xlvii) TAO YUAN

                    None.

               (xlviii) FWIL

                    None.

               (xlix) HUANGSHI

                    None.

               (l) MQPCL

                    None.

               (li) SAESA

                    None.

                                    EXHIBIT A

     A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

     Exhibit A includes all required consolidating financial statements, as described above, to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Power, Fossil, Nuclear, ER&T, Energy Holdings, PSEG Resources, PSRC, RCMC, Global, Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., Inversiones America Chile Holding, PSEG Europe (Delaware) LLC, PSEG Europe B.V. and PSEG Global Holding Co. and are included in Exhibit A and cross-referenced for additional information to Item I.

                                    EXHIBIT B

     An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

See attached Exhibit B.

     The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February 2004.

                  Public Service Enterprise Group Incorporated
                               (Name of Claimant)


                          By: /s/ Patricia A. Rado
                              --------------------------------
                              Patricia A. Rado
                              Vice President and Controller
                              (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


E. J. BIGGINS, JR.
-----------------------------------------
E. J. Biggins, Jr. Corporate Secretary

     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

James T. Foran                         Associate General Counsel
(Name)                                 (Title)

       80 Park Plaza, T-5B, P. O. Box 1171, Newark, New Jersey 07101-1171
                                    (Address)

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
                      (Millions, except for Per Share Data)

                                                                               INTERCOMPANY                 PSEG
                                                                      PSEG     ELIMINATIONS    PSE&G &     POWER &
                                                                     CONSOL.    & RECLASS.    SUBS. (A)   SUBS. (A)
                                                                    --------   ------------   ---------   ---------
OPERATING REVENUES                                                  $ 11,116     $(1,954)      $6,740      $5,605

OPERATING EXPENSES
   Energy Costs                                                        6,368      (1,954)       4,421       3,746
   Operation and Maintenance                                           2,120          --        1,050         914
   Depreciation and Amortization                                         527          --          372         102
   Taxes Other Than Income Taxes                                         136          --          136          --
                                                                    --------     -------       ------      ------
      Total Operating Expenses                                         9,151      (1,954)       5,979       4,762
                                                                    --------     -------       ------      ------

Income from Equity Method Investments                                    114          --           --          --
                                                                    --------     -------       ------      ------

OPERATING INCOME                                                       2,079          --          761         843
   Other Income                                                          178         (15)           6         149
   Other Deductions                                                     (101)         --           (1)        (78)
   Equity in Earnings of Subsidiaries                                     --      (1,216)          --          --
   Interest Expense                                                     (836)         15         (390)       (114)
   Preferred Stock Dividends                                              (4)         --           --          --
                                                                    --------     -------       ------      ------
INCOME FROM CONTINUING OPERATIONS                                      1,316      (1,216)         376         800
Income Tax Expense                                                      (464)         --         (129)       (326)
                                                                    --------     -------       ------      ------
INCOME FROM CONTINUING OPERATIONS                                        852      (1,216)         247         474
   Loss from Discontinued Operations, net of tax
      (including Loss on Disposal, net of tax)                           (44)         --           --          --
                                                                    --------     -------       ------      ------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
   EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                            808      (1,216)         247         474
Extraordinary Item, net of tax                                           (18)         --          (18)         --
Cumulative Effect of a Change in Accounting Principle, net of tax        370          --           --         370
                                                                    --------     -------       ------      ------
NET INCOME                                                          $  1,160     $(1,216)      $  229      $  844
                                                                    ========     =======       ======      ======

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING (000)
      BASIC                                                          228,222
                                                                    ========
      DILUTED                                                        228,824
                                                                    ========

EARNINGS PER SHARE:
BASIC
   Income from Continuing Operations                                $   3.73
                                                                    ========
   Net income                                                       $   5.08
                                                                    ========
DILUTED
   Income from Continuing Operations                                $   3.72
                                                                    ========
   Net Income                                                       $   5.07
                                                                    ========

DIVIDENDS PAID PER SHARE OF COMMON STOCK                            $   2.16
                                                                    ========




                                                                                 ENERGY
                                                                      PSEG     HOLDINGS &
                                                                    SERVICES   SUBS. (A)     PSEG
                                                                    --------   ----------   -----
OPERATING REVENUES                                                    $ --       $ 725      $  --

OPERATING EXPENSES
   Energy Costs                                                         --         155         --
   Operation and Maintenance                                           (19)        176         (1)
   Depreciation and Amortization                                         6          44          3
   Taxes Other Than Income Taxes                                        --          --         --
                                                                      ----       -----       ----
      Total Operating Expenses                                         (13)        375          2
                                                                      ----       -----       ----

Income from Equity Method Investments                                   --         114         --
                                                                      ----       -----       ----

OPERATING INCOME                                                        13         464         (2)
   Other Income                                                          1          20         17
   Other Deductions                                                     --         (18)        (4)
   Equity in Earnings of Subsidiaries                                   --          --      1,216
   Interest Expense                                                    (14)       (218)      (115)
   Preferred Stock Dividends                                            --          --        (4)
                                                                      ----       -----       ----
INCOME FROM CONTINUING OPERATIONS                                       --         248      1,108
Income Tax Expense                                                      (2)        (59)        52
                                                                      ----       -----      ----
INCOME FROM CONTINUING OPERATIONS                                       (2)        189      1,160
   Loss from Discontinued Operations, net of tax
      (including Loss on Disposal, net of tax)                          --         (44)        --
                                                                      ----       -----       ----
INCOME BEFORE EXTRAORDINARY ITEM AND
   CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                (2)        145      1,160
Extraordinary Item, net of tax                                          --          --         --
Cumulative Effect of a Change in Accounting Principle, net of tax       --          --         --
                                                                      ----       -----       ----
NET INCOME                                                            $ (2)      $ 145     $1,160
                                                                      ====       =====       ====

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING (000)

EARNINGS PER SHARE (NET INCOME):
BASIC

DILUTED

DIVIDENDS PAID PER SHARE OF COMMON STOCK

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings LLC

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                 For The Year Ended December 31, 2003
                                   (Millions)

                                                  INTERCOMPANY               PSEG                ENERGY
                                         PSEG     ELIMINATIONS   PSE&G &   POWER &    PSEG     HOLDINGS &
                                       CONSOL.     & RECLASS.     SUBS.     SUBS.   SERVICES    SUBS. (A)    PSEG
                                      ---------   ------------   -------   -------  --------   ----------   ------
BALANCE JANUARY 1, 2003                $1,554       $(1,411)      $ 389     $  966   $ --         $ 56      $1,554

   Net Income                           1,160        (1,216)        229        844     (2)         145       1,160

                                       ------       -------       -----     ------    ---         ----      ------
      Subtotal                          2,714        (2,627)        618      1,810     (2)         201       2,714
                                       ------       -------       -----     ------    ---         ----      ------

Cash Dividends:
Preferred Stock, at required rates         --            27          (4)        --     --          (23)         --
Common Stock                             (493)          200        (200)        --     --           --        (493)
                                       ------       -------       -----     ------    ---         ----      ------
   Total Cash Dividends                  (493)          227        (204)        --     --          (23)       (493)
                                       ------       -------       -----     ------    ---         ----      ------

   Other Deductions                        --            --          --         --     --           --          --
                                       ------       -------       -----     ------    ---         ----      ------

BALANCE DECEMBER 31, 2003              $2,221       $(2,400)      $ 414     $1,810    $(2)        $178      $2,221
                                       ======       =======       =====     ======    ===         ====      ======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
Energy Holdings  - PSEG Energy Holdings LLC

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                              INTERCOMPANY            PSEG                ENERGY
                                                      PSEG    ELIMINATIONS  PSE&G &  POWER &    PSEG    HOLDINGS &
                                                     CONSOL.   & RECLASS.    SUBS.    SUBS.   SERVICES    SUBS.      PSEG
                                                     -------  ------------  -------  -------  --------  ----------  ------
CURRENT ASSETS
   Cash and Cash Equivalents                         $   548     $    --    $   140  $    66    $   2     $  161    $  179
   Accounts Receivable                                 1,547          --        804      615        1        122         5
   Accounts Receivable - Affiliated Companies, net        --        (495)        --      240       82        173        --
   Short-Term Loan to Affiliate                           --        (377)        --       77       --        300        --
   Unbilled Revenues                                     261          --        261       --       --         --        --
   Fuel                                                  527          --         --      516       --         11        --
   Materials and Supplies                                227          --         50      162       --         15        --
   Prepayments                                           164          --         44       12        3          7        98
   Energy Trading Contracts                              101          --         --      101       --         --        --
   Restricted Cash                                         5          --          5       --       --         --        --
   Assets Held for Sale                                   --          --         --       --       --         --        --
   Assets of Discontinued Operations                     298          --         --       --       --        298        --
   Other                                                  39          --         17       20       --          2        --
                                                     -------     -------    -------  -------    -----     ------    ------
      Total Current Assets                             3,717        (872)     1,321    1,809       88      1,089       282
                                                     -------     -------    -------  -------    -----     ------    ------

PROPERTY, PLANT AND EQUIPMENT                         17,406          --      9,793    5,980      271      1,362        --
   Less: Accumulated Depreciation and Amortization    (4,984)         --     (3,258)  (1,399)    (143)      (184)       --
                                                     -------     -------    -------  -------    -----     ------    ------
      Net Property, Plant and Equipment               12,422          --      6,535    4,581      128      1,178        --
                                                     -------     -------    -------  -------    -----     ------    ------

NONCURRENT ASSETS
   Regulatory Assets                                   4,801          --      4,801       --       --         --        --
   Long-Term Investments                               4,808          --        131       43        2      4,583        49
   Investment in Subsidiaries                             --      (7,365)        --       --       --         --     7,365
   Deferred Income Taxes and Investment
      Tax Credits (ITC)                                   --         (24)        --       24       --         --        --
   Nuclear Decommissioning Trust Funds                   985          --         --      985       --         --        --
   Other Special Funds                                   470          --        272      115       67         16        --
   Goodwill                                              507          --         --       16       --        491        --
   Energy Trading Contracts                               12          --         --       12       --         --        --
   Other Intangibles                                     103          --          2       92        5          4        --
   Other                                                 230          --         74       51       --         96         9
                                                     -------     -------    -------  -------    -----     ------    ------
      Total Noncurrent Assets                         11,916      (7,389)     5,280    1,338       74      5,190     7,423
                                                     -------     -------    -------  -------    -----     ------    ------

TOTAL ASSETS                                         $28,055     $(8,261)   $13,136  $ 7,728    $ 290     $7,457    $7,705
                                                     =======     =======    =======  =======    =====     ======    ======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings LLC

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                             INTERCOMPANY            PSEG                ENERGY
                                                     PSEG    ELIMINATIONS  PSE&G &  POWER &    PSEG    HOLDINGS &
                                                    CONSOL.    & RECLASS.   SUBS.    SUBS.   SERVICES     SUBS.     PSEG
                                                   --------  ------------  -------  -------  --------  ----------  ------
CURRENT LIABILITIES
   Long-Term Debt Due Within One Year              $   726     $    --     $   423  $   --     $ --      $  303     $   --
   Commercial Paper and Loans                          301          --          --      --       --           2        299
   Accounts Payable                                  1,216          --         286     800       61          53         16
   Accounts Payable - Affiliated Companies, net         --        (494)        405      --       --           4         85
   Short-Term Loan from Affiliate                       --        (377)         --      --      124          --        253
   Energy Trading Contracts                             72          --          --      72       --          --         --
   Accrued Taxes                                        33          --          10      15       --           8         --
   Liabilities of Discontinued Operations              242          --          --      --       --         242         --
   Other                                               795           1         422     192       13         116         51
                                                   -------     -------     -------  ------     ----      ------     ------
      Total Current Liabilities                      3,385        (870)      1,546   1,079      198         728        704
                                                   -------     -------     -------  ------     ----      ------     ------

NONCURRENT LIABILITIES
   Deferred Income Taxes and Investment
      Tax Credits (ITC)                              4,196         (24)      2,715      --       26       1,487         (8)
   Regulatory Liabilities                              536          --         536      --       --          --         --
   Nuclear Decommissioning Liabilities                 284          --          --     284       --          --         --
   Other Postemployment Benefit (OPEB) Costs           532          --         509      16        4           3         --
   Accrued Pension Costs                                67          --          16      14       25          12         --
   Other                                               501          (1)        145     114       40         185         18
                                                   -------     -------     -------  ------     ----      ------     ------
      Total Noncurrent Liabilities                   6,116         (25)      3,921     428       95       1,687         10
                                                   -------     -------     -------  ------     ----      ------     ------

COMMITMENTS AND CONTINGENT LIABILITIES                  --          --          --      --       --          --         --
                                                   -------     -------     -------  ------     ----      ------     ------

CAPITALIZATION
   LONG-TERM DEBT
   Long-Term Debt                                    7,921          --       1,843   2,816       --       1,800      1,462
   Securitization Debt                               2,085          --       2,085      --       --          --         --
   Project Level, Non-Recourse Debt                  1,738          --          --     800       --         938         --
   Debt Supporting Trust Preferred Securities        1,201          --       1,201      --      --           --         --
                                                   -------     -------     -------  ------     ----      ------     ------
      Total Long-Term Debt                          12,945          --       5,129   3,616       --       2,738      1,462
                                                   -------     -------     -------  ------     ----      ------     ------

SUBSIDIARIES' PREFERRED SECURITIES

Preferred Stock Without Mandatory Redemption            80        (509)         80      --       --         509         --
                                                   -------     -------     -------  ------     ----      ------     ------

COMMON STOCKHOLDERS' EQUITY
   Common Stock, issued; 2003 - 262,252,032
      shares 2002 - 251,385,937 shares               4,490        (892)        892      --       --          --      4,490
   Contributed Capital                                  --      (3,760)        170   1,700        2       1,888         --
   Basis Adjustment                                     --          --         986    (986)      --          --         --
   Treasury Stock, at cost; 2003 and 2002 -
      26,118,590 shares                               (981)         --          --      --       --          --       (981)
   Retained Earnings                                 2,221      (2,400)        414   1,810       (2)        178      2,221
   Accumulated Other Comprehensive Income (Loss)      (201)        195          (2)     81       (3)       (271)      (201)
                                                   -------     -------     -------  ------     ----      ------     ------
      Total Common Stockholders' Equity              5,529      (6,857)      2,460   2,605       (3)      1,795      5,529
                                                   -------     -------     -------  ------     ----      ------     ------
         Total Capitalization                       18,554      (7,366)      7,669   6,221       (3)      5,042      6,991
                                                   -------     -------     -------  ------     ----      ------     ------
TOTAL  LIABILITIES AND CAPITALIZATION              $28,055     $(8,261)    $13,136  $7,728     $290      $7,457     $7,705
                                                   =======     =======     =======  ======     ====      ======     ======

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Services - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings LLC

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
                                   (Millions)


                                                                             PSE&G
                                                  INTERCOMPANY             TRANSITION
                                       PSE&G      ELIMINATIONS               FUNDING      NEW
                                    CONSOL. (A)    & RECLASS.     PSE&G        LLC      MILLENNIUM   NJP
                                    -----------   ------------   -------   ----------   ----------   ---
OPERATING REVENUES                    $6,740         $(180)      $6,628      $ 292         $--       $--

OPERATING EXPENSES
   Energy Costs                        4,421          (178)       4,599         --          --        --
   Operation and Maintenance           1,050            (2)       1,050          2          --        --
   Depreciation and Amortization         372            --          248        124          --        --
   Taxes Other Than Income Taxes         136            --          136         --          --        --
                                      ------         -----       ------      -----         ---       ---
      Total Operating Expenses         5,979          (180)       6,033        126          --        --
                                      ------         -----       ------      -----         ---       ---
OPERATING INCOME                         761            --          595        166          --        --
   Other Income                            6            (7)          12          1          --        --
   Other Deductions                       (1)           --           (1)        --          --        --
   Equity in Earnings of Subsidiaries     --            (1)           1         --          --        --
   Interest Expense                     (390)            7         (231)      (166)         --        --
                                      ------         -----       ------      -----         ---       ---
INCOME BEFORE INCOME TAXES
   AND EXTRAORDINARY ITEM                376            (1)         376          1          --        --
Income Taxes                            (129)           --         (129)        --          --        --
                                      ------         -----       ------      -----         ---       ---
INCOME BEFORE EXTRAORDINARY ITEM         247            (1)         247          1          --        --
   Extraordinary Item, net of tax        (18)           --          (18)        --          --        --
                                      ------         -----       ------      -----         ---       ---
NET INCOME                            $  229         $  (1)      $  229      $   1         $--       $--
   Preferred Stock Dividends              (4)           --           (4)        --          --        --
                                      ------         -----       ------      -----         ---       ---
Earnings Available to PSEG            $  225         $  (1)      $  225      $   1         $--       $--
                                      ======         =====       ======      =====         ===       ===

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC NJP - New Jersey Properties, Inc.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2003
                                   (Millions)


                                                                 PSE&G
                                       INTERCOMPANY           TRANSITION
                              PSE&G    ELIMINATIONS             FUNDING        NEW
                             CONSOL.    & RECLASS.    PSE&G       LLC      MILLENNIUM   NJP
                             -------   ------------   -----   ----------   ----------   ---
BALANCE JANUARY 1, 2003       $ 389         $--       $ 389       $--          $--      $--

   Net Income                   229          (1)        229         1           --       --

                              -----         ---       -----       ---          ---      ---
      Subtotal                  618          (1)        618         1           --       --
                              -----         ---       -----       ---          ---      ---

Cash Dividends:
   Preferred Stock               (4)         --          (4)       --           --       --
   Common Stock                (200)         --        (200)       --           --       --
                              -----         ---       -----       ---          ---      ---
      Total Cash Dividends     (204)         --        (204)       --           --       --
                              -----         ---       -----       ---          ---      ---

BALANCE DECEMBER 31, 2003     $ 414         $(1)      $ 414       $ 1          $--      $--
                              =====         ===       =====       ===          ===      ===

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC NJP - New Jersey Properties, Inc.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)


                                                                                          PSE&G
                                                               INTERCOMPANY             TRANSITION
                                                      PSE&G    ELIMINATIONS               FUNDING       NEW
                                                     CONSOL.    & RECLASS.     PSE&G        LLC      MILLENNIUM   NJP
                                                     -------   ------------   -------   ----------   ----------   ---
CURRENT ASSETS
   Cash and Cash Equivalents                         $   140       $ --       $   139     $    1         $--      $--
   Accounts Receivable                                   804         --           804         --          --       --
   Unbilled Revenues                                     261         --           261         --          --       --
   Materials and Supplies                                 50         --            50         --          --       --
   Prepayments                                            44         --            44         --          --       --
   Restricted Cash                                         5         --            --          5          --       --
   Other                                                  17         --            17         --          --       --
                                                     -------       ----       -------     ------         ---      ---
      Total Current Assets                             1,321         --         1,315          6          --       --
                                                     -------       ----       -------     ------         ---      ---

PROPERTY, PLANT AND EQUIPMENT                          9,793         --         9,793         --          --       --
   Less: Accumulated Depreciation and Amortization    (3,258)        --        (3,258)        --          --       --
                                                     -------       ----       -------     ------         ---      ---
      Net Property, Plant and Equipment                6,535         --         6,535         --          --       --
                                                     -------       ----       -------     ------         ---      ---

NONCURRENT ASSETS
   Regulatory Assets                                   4,801        (12)        2,488      2,313          --       12
   Long-Term Investments                                 131         --           122         --           9       --
   Investment in Subsidiaries                             --        (23)           23         --          --       --
   Other Special Funds                                   272         --           272         --          --       --
   Intangibles                                             2         --             2         --          --       --
   Other                                                  74         --            61         13          --       --
                                                     -------       ----       -------     ------         ---      ---
      Total Noncurrent Assets                          5,280        (35)        2,968      2,326           9       12
                                                     -------       ----       -------     ------         ---      ---

TOTAL ASSETS                                         $13,136       $(35)      $10,818     $2,332         $ 9      $12
                                                     =======       ====       =======     ======         ===      ===

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC NJP - New Jersey Properties, Inc.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                                      INTERCOMPANY               PSE&G
                                                             PSE&G    ELIMINATIONS             TRANSITION       NEW
                                                            CONSOL.    & RECLASS.     PSE&G    FUNDING LLC   MILLENNIUM  NJP
                                                            -------   ------------   -------   -----------   ----------  ---
CURRENT LIABILITIES
   Long-Term Debt Due Within One Year                       $   423       $ --       $   286     $  137         $--      $--
   Accounts Payable                                             691         --           640         39          --       12
   Other                                                        432         --           375         57          --       --
                                                            -------       ----       -------     ------         ---      ---
         Total Current Liabilities                            1,546         --         1,301        233          --       12
                                                            -------       ----       -------     ------         ---      ---

NONCURRENT LIABILITIES
   Deferred Income Taxes and Investment Tax Credits (ITC)     2,715         --         2,715         --          --       --
   Regulatory Liabilities                                       536        (12)          548         --          --       --
   Other Postemployment Benefits (OPEB) Costs                   509         --           509         --          --       --
   Accrued Pension Costs                                         16         --            16         --          --       --
   Other                                                        145         --           145         --          --       --
                                                            -------       ----       -------     ------         ---      ---
         Total Noncurrent Liabilities                         3,921        (12)        3,933         --          --       --
                                                            -------       ----       -------     ------         ---      ---

COMMITMENTS AND CONTINGENT LIABILITIES                           --         --            --         --          --       --
                                                            -------       ----       -------     ------         ---      ---

CAPITALIZATION
   LONG-TERM DEBT
      Long-Term Debt                                          3,044         --         3,044         --          --       --
      Securitization Debt                                     2,085         --            --      2,085          --       --
                                                            -------       ----       -------     ------         ---      ---
         Total Long-Term Debt                                 5,129         --         3,044      2,085          --       --
                                                            -------       ----       -------     ------         ---      ---

PREFERRED SECURITIES                                             80         --            80         --          --       --
                                                            -------       ----       -------     ------         ---      ---

COMMON STOCKHOLDER'S EQUITY
   Common Stock                                                 892         --           892         --          --       --
   Contributed Capital                                          170        (22)          170         13           9       --
   Basis Adjustment                                             986         --           986         --          --       --
   Retained Earnings                                            414         (1)          414          1          --       --
   Accumulated Other Comprehensive Loss                          (2)        --            (2)        --          --       --
                                                            -------       ----       -------     ------         ---      ---
         Total Common Stockholders' Equity                    2,460        (23)        2,460         14           9       --
                                                            -------       ----       -------     ------         ---      ---
            Total Capitalization                              7,669        (23)        5,584      2,099           9       --
                                                            -------       ----       -------     ------         ---      ---

TOTAL LIABILITIES AND CAPITALIZATION                        $13,136       $(35)      $10,818     $2,332         $ 9      $12
                                                            =======       ====       =======     ======         ===      ===

PSE&G - Public Service Electric and Gas Company
TRANSITION FUNDING - PSE&G Transition Funding LLC
NEW MILLENNIUM - Public Service New Millennium Economic Development Fund LLC NJP - New Jersey Properties, Inc.

                                 PSEG POWER LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
                                   (Millions)

                                      PSEG    INTERCOMPANY           PSEG          PSEG                PSEG       PSEG
                                    POWER &   ELIMINATIONS  PSEG   FOSSIL LLC   NUCLEAR LLC  PSEG      POWER      POWER
                                   SUBS. (A)    & RECLASS.  POWER  & SUBS. (A)  & SUBS. (A)  ER&T    INVEST CO.  DEVP CO.
                                   ---------  ------------  -----  -----------  -----------  ------  ----------  --------
OPERATING REVENUES                   $5,605      $(957)     $  --     $459        $631      $5,472      $ --      $--
OPERATING EXPENSES
   Energy Costs                       3,746       (957)        --       --         113       4,590        --       --
   Operation and Maintenance            914         --         (4)     335         513          70        --       --
   Depreciation and Amortization        102         --          5       82          14           1        --       --
                                     ------      -----      -----     ----        ----      ------      ----      ---
      Total Operating Expenses        4,762       (957)         1      417         640       4,661        --       --
                                     ------      -----      -----     ----        ----      ------      ----      ---
OPERATING INCOME                        843         --         (1)      42          (9)        811        --       --
   Other Income                         149       (137)        15       --         144          11       116       --
   Other Deductions                     (78)        --         --       --         (78)         --        --       --
   Equity Earnings (Losses) of
    Subsidiaries                                  (928)       928
   Interest Expense                    (114)       137       (159)     (12)        (29)        (51)       --       --
                                     ------      -----      -----     ----        ----      ------      ----      ---
INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE              800       (928)       783       30          28         771       116       --
Income Tax  Expense                    (326)        --         61      (12)        (11)       (317)      (47)      --
                                     ------      -----      -----     ----        ----      ------      ----      ---
INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING
   PRINCIPLE                            474       (928)       844       18          17         454        69       --
Cumulative Effect of a Change in
   Accounting Principle, net of tax     370         --         --       78         292          --        --       --
                                     ------      -----      -----     ----        ----      ------      ----      ---

NET INCOME                           $  844      $(928)     $ 844     $ 96        $309      $  454      $ 69      $--
                                     ======      =====      =====     ====        ====      ======      ====      ===

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

                                 PSEG POWER LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2003
                                   (Millions)

                              PSEG    INTERCOMPANY             PSEG          PSEG                   PSEG        PSEG
                            POWER &   ELIMINATIONS    PSEG   FOSSIL LLC     NUCLEAR      PSEG       POWER       POWER
                             SUBS.     & RECLASS.     POWER  & SUBS. (A)  LLC & SUBS.    ER&T     INVEST CO.   DEVP CO.
                            -------   ------------   ------  -----------  -----------   -------   ----------   --------
BALANCE JANUARY 1, 2003      $  966     $(1,128)     $  966   $(115)       $ (103)      $1,202      $ 144       $--

   Net Income                   844        (928)        844      96           309          454         69        --
                                                                              --
                             ------     -------      ------   -----         -----       ------      -----       ---
      Subtotal                1,810      (2,056)      1,810     (19)          206        1,656        213        --
                             ------     -------      ------   -----         -----       ------      -----       ---

Cash Dividends:
Common Stock                     --       1,291          --      --          (630)        (486)      (175)       --
                             ------     -------      ------   -----          -----       ------      -----      ---
   Total Cash Dividends          --       1,291          --      --          (630)        (486)      (175)       --
                             ------     -------      ------   -----          -----       ------      -----      ---

BALANCE DECEMBER 31, 2003    $1,810     $  (765)     $1,810   $ (19)        $(424)      $1,170      $  38       $--
                             ======     =======      ======   =====         =====       ======      =====       ===

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

                                 PSEG POWER LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                                                                                   PSEG
                                                     PSEG   INTERCOMPANY             PSEG        PSEG              POWER  PSEG
                                                   POWER &  ELIMINATIONS   PSEG     FOSSIL      NUCLEAR    PSEG   INVEST  POWER
                                                    SUBS.    & RECLASS.    POWER  LLC & SUBS.  LLC & SUBS. ER&T     CO.  DEVP CO.
                                                    -------  ------------  ------ ----------- ----------- ------ ------ --------
CURRENT ASSETS
   Cash and Cash Equivalents                        $    66    $    --     $ (244)  $  177     $  188   $  (55)  $ --      $--
   Accounts Receivable - net                            615        (59)        --       21         32      573     48       --
   Accounts Receivable - Affiliated Companies, net      240         95        327       29        (36)    (165)   (10)      --
   Short-Term Loan to Affiliate                          77     (1,839)     1,675       --         --      241     --       --
   Fuel                                                 516         --         --       (2)         1      517     --       --
   Materials and Supplies                               162         --         --       66         96       --     --       --
   Energy Trading Contracts                             101         --         --       --         --      101     --       --
   Other                                                 32         --          4        3          3       22     --       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---
      Total Current Assets                            1,809     (1,803)     1,762      294        284    1,234     38       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---

PROPERTY, PLANT AND EQUIPMENT                         5,980          1         73    4,859      1,037       10     --       --
   Less: Accumulated Depreciation and Amortization   (1,399)        --        (28)    (930)      (440)      (1)    --       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---
      Net Property, Plant and Equipment               4,581          1         45    3,929        597        9     --       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---

NONCURRENT ASSETS
   Deferred Income Taxes and Investment Tax
      Credits (ITC)                                      24         --          9       96        (97)      16     --       --
   Notes Receivable - Affiliated Companies               --       (300)       300       --         --       --     --       --
   Investment in Subsidiaries                            --     (3,329)     3,329       --         --       --     --       --
   Nuclear Decommissioning Trust Funds                  985         --         --       --        985       --     --       --
   Intangibles                                          108          1          3       56         --       48     --       --
   Other                                                221         --        143       12         --       66     --       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---
      Total Noncurrent Assets                         1,338     (3,628)     3,784      164        888      130     --       --
                                                    -------    -------     ------   ------     ------   ------   ----      ---

TOTAL ASSETS                                        $ 7,728    $(5,430)    $5,591   $4,387     $1,769   $1,373   $ 38      $--
                                                    =======    =======     ======   ======     ======   ======   ====      ===

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

                                 PSEG POWER LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                         PSEG   INTERCOMPANY            PSEG       PSEG                PSEG       PSEG
                                       POWER &  ELIMINATIONS   PSEG    FOSSIL     NUCLEAR      PSEG    POWER      POWER
                                        SUBS.    & RECLASS.   POWER  LLC & SUBS. LLC & SUBS.   ER&T   INVEST CO.  DEVP CO.
                                       -------  ------------  ------ ----------- -----------  ------- ---------- --------
CURRENT LIABILITIES
   Accounts Payable                      $  800    $   (11)   $   49   $   91    $   73      $  598       $--        $--
   Short-Term Loan from Affiliate            --     (1,839)       --    1,145       694          --        --         --
   Energy Trading Contracts                  72         --        --       --        --          72        --         --
   Other                                    207        (46)       77       62        28          86        --         --

                                         ------    -------    ------   ------    ------      ------       ---        ---
      Total Current Liabilities           1,079     (1,896)      126    1,298       795         756        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---

NONCURRENT LIABILITIES
   Nuclear Decommissioning                  284         --        --       --       284          --        --         --
   Accrued Pension Costs                     14         --        14       --        --          --        --         --
   Other                                    130         --        30       61         7          32        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---
      Total Noncurrent Liabilities          428         --        44       61       291          32        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---

COMMITMENTS AND CONTINGENT LIABILITIES       --         --        --       --        --          --        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---

LONG TERM DEBT
   Notes Payable - Affiliated Company        --       (300)       --      300        --          --        --         --
   Project Level, Non-Recourse Debt         800         --        --      800        --          --        --         --
   Long-Term Debt                         2,816         --     2,816       --        --          --        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---
      Total Long-Term Debt                3,616       (300)    2,816    1,100        --          --        --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---

MEMBER'S EQUITY
   Contributed Capital                    1,700     (2,384)    1,700    1,965       989        (570)       --         --
   Basis Adjustment                        (986)        --      (986)     (10)       --          10        --         --
   Retained Earnings                      1,810       (765)    1,810      (19)     (424)      1,170        38         --
   Accumulated Other Comprehensive
      Income (Loss)                          81        (85)       81       (8)      118         (25)       --         --
                                         ------    -------    ------   ------    ------      ------       ---        ---
      Total Member's Equity               2,605     (3,234)    2,605    1,928       683         585        38         --
                                         ------    -------    ------   ------    ------      ------       ---        ---
         Total Capitalization             6,221     (3,234)    5,421    3,028       683         585        38         --
                                         ------    -------    ------   ------    ------      ------       ---        ---
TOTAL LIABILITIES AND MEMBER'S EQUITY    $7,728    $(5,430)   $5,591   $4,387    $1,769      $1,373       $38        $--
                                         ======    =======    ======   ======    ======      ======       ===        ===

PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

                                 PSEG FOSSIL LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
                                   (Millions)

                                                PSEG        INTERCOMPANY    PSEG    PSEG POWER       PSEG
                                              FOSSIL LLC    ELIMINATIONS   FOSSIL    NEW YORK    LAWRENCEBURG
                                              & SUBS. (A)    & RECLASS.     LLC        INC.       ENERGY LLC
                                              -----------   ------------   ------   ----------   ------------
OPERATING REVENUES                               $459           $ --        $326        $16           $--

OPERATING EXPENSES
   Operation and Maintenance                      335              1         257         16            --
   Depreciation and Amortization                   82             (1)         68                       --
                                                 ----           ----        ----        ---           ---
      Total Operating Expenses                    417             --         325         16            --
                                                 ----           ----        ----        ---           ---
OPERATING INCOME                                   42             --           1         --            --
   Other Income and Deductions                     --             --          --         --            --
   Equity Earnings Loss in Subs                    --            (21)         21         --            --
   Interest Expense                               (12)            --          (1)        --            --
                                                 ----           ----        ----        ---           ---
INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                         30            (21)         21         --            --
Income Taxes                                      (12)            --           1         --            --
                                                 ----           ----        ----        ---           ---
INCOME BEFORE CUMULATIVE EFFECT OF
   A CHANGE IN ACCOUNTING PRINCIPLE                18            (21)         22         --            --
Cumulative Effect of a Change in Accounting
   Principle, net of tax                           78             --          74          4            --
                                                 ----           ----        ----        ---           ---
NET INCOME                                       $ 96           $(21)       $ 96        $ 4           $--
                                                 ====           ====        ====        ===           ===




                                              PSEG POWER      PSEG      PSEG POWER   PSEG POWER
                                               BELLPORT    WATERFORD     MIDWEST     CONNECTICUT
                                                 LLC       ENERGY LLC      LLC           LLC
                                              ----------   ----------   ----------   -----------
OPERATING REVENUES                                $--         $ --          $--          $117

OPERATING EXPENSES
   Operation and Maintenance                       --            3            1            57
   Depreciation and Amortization                   --            5           --            10
                                                  ---         ----          ---          ----
      Total Operating Expenses                     --            8            1            67
                                                  ---         ----          ---          ----
OPERATING INCOME                                   --           (8)          (1)           50
   Other Income and Deductions                     --           --           --            --
   Equity Earnings Loss in Subs                    --           --           --            --
   Interest Expense                                --           (7)          --            (4)
                                                  ---         ----          ---          ----
INCOME BEFORE INCOME TAXES AND
   CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                         --          (15)          (1)           46
Income Taxes                                       --            6           --           (19)
                                                  ---         ----          ---          ----
INCOME BEFORE CUMULATIVE EFFECT OF
   A CHANGE IN ACCOUNTING PRINCIPLE                --           (9)          (1)           27
Cumulative Effect of a Change in Accounting
   Principle, net of tax                           --           --           --            --
                                                  ---         ----          ---          ----
NET INCOME                                        $--         $ (9)         $(1)         $ 27
                                                  ===         ====          ===          ====

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

                                 PSEG FOSSIL LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2003
                                   (Millions)

                                                 PSEG      INTERCOMPANY    PSEG    PSEG POWER      PSEG
                                              FOSSIL LLC   ELIMINATIONS   FOSSIL    NEW YORK    LAWRENCEBURG
                                               & SUBS.      & RECLASS.     LLC        INC        ENERGY LLC
                                              ----------   ------------   ------   ----------   ------------
BALANCE JANUARY 1, 2003                         $(115)         $ (7)      $(115)     $  4            $--

   Net Income                                      96           (21)         96         4             --
                                                -----          ----       -----      ----            ---

BALANCE DECEMBER 31, 2003                       $ (19)         $(28)      $ (19)     $  8            $--
                                                =====          ====       =====      ====            ===

                                              PSEG POWER      PSEG      PSEG POWER   PSEG POWER
                                               BELLPORT     WATERFORD    MIDWEST      CONNECTICUT
                                                 LLC       ENERGY LLC     LLC            LLC
                                              ----------   ----------   ----------   -----------
BALANCE JANUARY 1, 2003                           $--         $ 1          $--           $ 2

   Net Income                                      --          (9)          (1)           27
                                                  ---         ---          ---           ---

BALANCE DECEMBER 31, 2003                         $--         $(8)         $(1)          $29
                                                  ===         ===          ===           ===

                                 PSEG FOSSIL LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                        PSEG      INTERCOMPANY    PSEG    PSEG POWER       PSEG
                                                     FOSSIL LLC   ELIMINATIONS   FOSSIL    NEW YORK    LAWRENCEBURG
                                                       & SUBS.     & RECLASS.      LLC       INC.       ENERGY LLC
                                                     ----------   ------------   ------   ----------   ------------
CURRENT ASSETS
   Cash and Cash Equivalents                           $  177         $  --      $  138      $ --          $ 21
   Accounts Receivable - net                               21            --          --         1             2
   Accounts Receivable Affiliated Companies - net          29           (10)         47       (19)            1
   Fuel                                                    (2)           --          --        --            --
   Materials and Supplies                                  66            --          51         1             4
   Energy Trading Contracts                                --            --          --        --            --
   Other                                                    3            --           1         2            --
                                                       ------         -----      ------      ----          ----
      Total Current Assets                                294           (10)        237       (15)           28
                                                       ------         -----      ------      ----          ----

PROPERTY, PLANT AND EQUIPMENT                           4,859            --       3,031       336           662
   Less: Accumulated Depreciation and Amortization       (930)           --        (913)       (2)           --
                                                       ------         -----      ------      ----          ----
      Net Property, Plant and Equipment                 3,929            --       2,118       334           662
                                                       ------         -----      ------      ----          ----

NONCURRENT ASSETS
   Deferred Income Taxes and Inv. Tax Credits              96            --          95        (4)            1
   Investment in Subs                                      --          (678)        678        --            --
   Intangibles                                             56            --          --        56            --
   Other                                                   12            --          --        --             9
                                                       ------         -----      ------      ----          ----
      Total Noncurrent Assets                             164          (678)        773        52            10
                                                       ------         -----      ------      ----          ----
TOTAL ASSETS                                           $4,387         $(688)     $3,128      $371          $700
                                                       ======         =====      ======      ====          ====





                                                     PSEG POWER      PSEG      PSEG POWER    PSEG POWER
                                                      BELLPORT     WATERFORD     MIDWEST    CONNECTICUT
                                                         LLC      ENERGY LLC       LLC          LLC
                                                     ----------   ----------   ----------   -----------
CURRENT ASSETS
   Cash and Cash Equivalents                             $--         $ 19         $--          $ (1)
   Accounts Receivable - net                              --           --          --            18
   Accounts Receivable net - Affiliated Companies        (87)           9           6            82
   Fuel                                                   --           --          --            (2)
   Materials and Supplies                                 --            3          --             7
   Energy Trading Contracts                               --           --          --            --
   Other                                                  --           --          --            --
                                                         ---         ----         ---          ----
      Total Current Assets                               (87)          31           6           104
                                                         ---         ----         ---          ----

PROPERTY, PLANT AND EQUIPMENT                             84          509          --           237
   Less: Accumulated Depreciation and Amortization        --           (5)         --           (10)
                                                         ---         ----         ---          ----
      Net Property, Plant and Equipment                   84          504          --           227
                                                         ---         ----         ---          ----

NONCURRENT ASSETS
   Deferred Income Taxes and Inv. Tax Credits              3            4          --            (3)
   Investment in Subs                                     --           --          --            --
   Intangibles                                            --           --          --            --
   Other                                                  --            3          --            --
                                                         ---         ----         ---          ----
      Total Noncurrent Assets                              3            7          --            (3)
                                                         ---         ----         ---          ----
TOTAL ASSETS                                             $--         $542         $ 6          $328
                                                         ===         ====         ===          ====

                                 PSEG FOSSIL LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                               PSEG      INTERCOMPANY    PSEG    PSEG POWER       PSEG
                                            FOSSIL LLC   ELIMINATIONS   FOSSIL    NEW YORK    LAWRENCEBURG
                                              & SUBS.     & RECLASS.      LLC       INC.       ENERGY LLC
                                            ----------   ------------   ------   ----------   ------------
CURRENT LIABILITIES
   Accounts Payable                           $   91        $  --       $   42      $ 25          $ 16
   Other                                       1,207           --        1,107        59             2
                                              ------        -----       ------      ----          ----
      Total Current Liabilities                1,298           --        1,149        84            18
                                              ------        -----       ------      ----          ----

NONCURRENT LIABILITIES
   Deferred Income Taxes                          --           --           --        --            --
   Environmental                                  57           --           51        --            --
   Other                                           4           --           --         3            --
                                              ------        -----       ------      ----          ----
         Total Noncurrent Liabilities             61           --           51         3            --
                                              ------        -----       ------      ----          ----

COMMITMENTS AND CONTINGENT LIABILITIES            --           --           --        --            --
                                              ------        -----       ------      ----          ----

LONG TERM DEBT
   Notes Payable - Affiliated Company            300           --           --       150            --
   Long-Term Debt                                800           --           --        --           445
                                              ------        -----       ------      ----          ----
      Total Long-Term Debt                     1,100           --           --       150           445
                                              ------        -----       ------      ----          ----

MEMBER'S EQUITY
   Contributed Capital                         1,965         (678)       1,965       126           237
   Basis Adjustment                              (10)          10          (10)       --            --
   Retained Earnings                             (19)         (28)         (19)        8            --
   Accumulated Other Comprehensive Income         (8)           8           (8)       --            --
                                              ------        -----       ------      ----          ----
      Total Member's Equity                    1,928         (688)       1,928       134           237
                                              ------        -----       ------      ----          ----
            Total Capitalization               3,028         (688)       1,928       284           682
                                              ------        -----       ------      ----          ----
TOTAL LIABILITIES AND MEMBER'S EQUITY         $4,387        $(688)      $3,128      $371          $700
                                              ======        =====       ======      ====          ====




                                            PSEG POWER      PSEG      PSEG POWER   PSEG POWER
                                             BELLPORT     WATERFORD     MIDWEST    CONNECTICUT
                                                LLC      ENERGY LLC       LLC          LLC
                                            ----------   ----------   ----------   -----------
CURRENT LIABILITIES
   Accounts Payable                            $ --         $ --        $ --          $  8
   Other                                         --            8           7            24
                                               ----         ----         ---          ----
      Total Current Liabilities                  --            8           7            32
                                               ----         ----         ---          ----

NONCURRENT LIABILITIES
   Deferred Income Taxes                         --           --          --            --
   Environmental                                 --           --          --             6
   Other                                         --           --          --             1
                                               ----         ----         ---          ----
         Total Noncurrent Liabilities            --           --          --             7
                                               ----         ----         ---          ----

COMMITMENTS AND CONTINGENT LIABILITIES           --           --          --            --
                                               ----         ----         ---          ----

LONG TERM DEBT
   Notes Payable - Affiliated Company            --           --          --           150
   Long-Term Debt                                --          355          --            --
                                               ----         ----         ---          ----
      Total Long-Term Debt                       --          355          --           150
                                               ----         ----         ---          ----

MEMBER'S EQUITY
   Contributed Capital                           --          205          --           110
   Basis Adjustment                              --          (10)         --            --
   Retained Earnings                             --           (8)         (1)           29
   Accumulated Other Comprehensive Income        --           (8)         --            --
                                               ----         ----         ---          ----
      Total Member's Equity                      --          179          (1)          139
                                               ----         ----         ---          ----
            Total Capitalization                 --          534          (1)          289
                                               ----         ----         ---          ----
TOTAL LIABILITIES AND MEMBER'S EQUITY          $ --         $542         $ 6          $328
                                               ====         ====         ===          ====

                                PSEG NUCLEAR LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2003
                                   (Millions)

                                                  PSEG      INTERCOMPANY    PSEG       THE
                                              NUCLEAR LLC   ELIMINATIONS   NUCLEAR   FRANCIS
                                              & SUBS. (A)    & RECLASS.      LLC      CORP.
                                              -----------   ------------   -------   -------
OPERATING REVENUES                               $631            $--         $631      $--

OPERATING EXPENSES
   Energy Costs                                   113             --          113       --
   Operation and Maintenance                      513             --          513       --
   Depreciation and Amortization                   14             --           14       --
                                                 ----            ---         ----      ---
      Total Operating Expenses                    640             --          640       --
                                                 ----            ---         ----      ---
OPERATING INCOME                                   (9)            --           (9)      --
   Other Income and Deductions                     66             --           66       --
   Interest Expense                               (29)            --          (29)      --
                                                 ----            ---         ----      ---
INCOME BEFORE INCOME TAXES                         28             --           28       --
Income Taxes                                      (11)            --          (11)      --
                                                 ----            ---         ----      ---
INCOME BEFORE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING PRINCIPLE             17             --           17       --
Cumulative Effect of a Change in Accounting
   Principle                                      292             --          292       --
                                                 ----            ---         ----      ---

NET INCOME                                       $309            $--         $309      $--
                                                 ====            ===         ====      ===

(A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

                                PSEG NUCLEAR LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2003
                                   (Millions)

                               PSEG       INTERCOMPANY    PSEG       THE
                            NUCLEAR LLC   ELIMINATIONS   NUCLEAR   FRANCIS
                              & SUBS.      & RECLASS.      LLC      CORP.
                            -----------   ------------   -------   -------
BALANCE JANUARY 1, 2003        $(103)          $--        $(103)     $--

   Net Income                    309            --          309       --
                               -----           ---        -----      ---
      Subtotal                   206            --          206       --
                               -----           ---        -----      ---

Cash Dividends:

Common Stock                    (630)           --         (630)      --
                               -----           ---        -----      ---
   Total Cash Dividends         (630)           --         (630)      --
                               -----           ---        -----      ---

BALANCE DECEMBER 31, 2003      $(424)          $--        $(424)     $--
                               =====           ===        =====      ===

                                PSEG NUCLEAR LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                                       PSEG       INTERCOMPANY    PSEG      THE
                                                    NUCLEAR LLC   ELIMINATIONS   NUCLEAR   FRANCIS
                                                       & SUBS.     & RECLASS.      LLC      CORP.
                                                    -----------   ------------   -------   -------
CURRENT ASSETS
  Cash and Cash Equivalents                           $  188          $--        $  188      $--
  Accounts Receivable                                     32           --            32       --
  Accounts Receivable - Affiliated Companies             (36)          --           (36)      --
  Fuel                                                     1           --             1       --
  Materials and Supplies                                  96           --            96       --
  Other                                                    3           --             3       --
                                                      ------          ---        ------      ---
     Total Current Assets                                284           --           284       --
                                                      ------          ---        ------      ---
PROPERTY, PLANT AND EQUIPMENT                          1,037           (5)        1,037        5
  Less: Accumulated depreciation and amortization       (440)          --          (440)      --
                                                      ------          ---        ------      ---
     Net Property, Plant and Equipment                   597           (5)          597        5
                                                      ------          ---        ------      ---
NONCURRENT ASSETS
  Deferred Income Taxes                                  (97)          --           (97)      --
  Other                                                  985           --           985       --
                                                      ------          ---        ------      ---
     Total Noncurrent Assets                             888           --           888       --
                                                      ------          ---        ------      ---

TOTAL ASSETS                                          $1,769          $(5)       $1,769      $ 5
                                                      ======          ===        ======      ===

                                PSEG NUCLEAR LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2003
                                   (Millions)

                                              PSEG       INTERCOMPANY     PSEG      THE
                                           NUCLEAR LLC   ELIMINATIONS   NUCLEAR   FRANCIS
                                             & SUBS.      & RECLASS.      LLC      CORP.
                                           -----------   ------------   -------   -------
CURRENT LIABILITIES
  Accounts Payable                           $  767           $--       $  767      $--
  Other                                          28            --           28       --
                                             ------           ---       ------      ---
     Total Current Liabilities                  795            --          795       --
                                             ------           ---       ------      ---
NONCURRENT LIABILITIES
  Nuclear Decommissioning                       284            --          284       --
  Other                                           7            --            7       --
                                             ------           ---       ------      ---
     Total Noncurrent Liabilities               291            --          291       --
                                             ------           ---       ------      ---

COMMITMENTS AND CONTINGENT LIABILITIES           --            --           --       --
                                             ------           ---       ------      ---
LONG TERM DEBT
  Notes Payable - Affiliated Company             --            --           --       --
                                             ------           ---       ------      ---
     Total Long-Term Debt                        --            --           --       --
                                             ------           ---       ------      ---
MEMBER'S EQUITY
  Contributed Capital                           989            (5)         989        5
  Retained Earnings                            (424)           --         (424)      --
  Accumulated Other Comprehensive Income        118            --          118       --
                                             ------           ---       ------      ---
     Total Member's Equity                      683            (5)         683        5
                                             ------           ---       ------      ---
        Total Capitalization                    683            (5)         683        5
                                             ------           ---       ------      ---
TOTAL LIABILITIES AND MEMBER'S EQUITY        $1,769           $(5)      $1,769      $ 5
                                             ======           ===       ======      ===

                          PSEG ENERGY HOLDINGS L.L.C.
                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                    INTERCOMPANY    PSEG
                                                    PSEG ENERGY     ELIMINATIONS   ENERGY      PSEG      PSEG        ENERGY
                                                  HOLDINGS CONSOL.   & RECLASS    HOLDINGS    GLOBAL   RESOURCES  TECHNOLOGIES
                                                  ----------------  ------------  --------  ---------  ---------  -----------
REVENUES:
Income from capital lease agreements                 $ 206,265       $      --    $     --  $      --   $206,265    $     --
Income from operating leases                            10,387              --          --         --     10,387          --
Income from withdrawal of partnership interests         44,500              --          --     44,500         --          --
Rental income                                           10,355              --          --         --         --          --
Investment losses                                       (4,199)             --          --         --     (4,199)         --
Interest and dividend income                               489              --          --         --        318         133
Electric revenues:
   Generation                                          254,014              --          --    254,014         --          --
   Distribution                                        155,114              --          --    155,114         --          --
   Other                                                22,101              --          --     22,101         --          --
DSM revenues                                            24,852              --          --         --     24,852          --
Other revenues                                             793              --          --         --        793          --
Interest and other - associated cos.                        --        (190,808)    184,732         --         --          --
Equity in subsidiary earnings                               --        (149,428)    149,428         --         --          --
                                                     ---------       ---------    --------  ---------   --------    --------
Total revenues                                         724,671        (340,236)    334,160    475,729    238,416         133
                                                     ---------       ---------    --------  ---------   --------    --------
OPERATING EXPENSES:
Electric energy costs                                  155,509              --          --    155,509         --          --
Operation and maintenance                               73,620              --          --     50,145     15,509          --
Depreciation and amortization                           43,599              --         123     38,444      5,032          --
Write-down of investments                               (3,165)             --          --     (3,165)        --          --
Restructuring charges                                    3,330              --          --      3,330         --          --
Administrative and general                             102,217          (8,195)     15,887     81,776     13,412          --
                                                     ---------       ---------    --------  ---------   --------    --------
Total operating expenses                               375,110          (8,195)     16,010    326,039     33,953          --
                                                     ---------       ---------    --------  ---------   --------    --------
INCOME FROM EQUITY METHOD INVESTMENTS:
Income from joint ventures and partnerships             88,134              --          --     86,954      1,236          --
Interest income                                         19,851              --          --     19,851         --          --
Consulting and O&M fees                                  6,434              --          --      6,434         --          --
                                                     ---------       ---------    --------  ---------   --------    --------
Total income from equity method investments            114,419              --          --    113,239      1,236          --
                                                     ---------       ---------    --------  ---------   --------    --------
OPERATING INCOME                                       463,980        (332,041)    318,150    262,929    205,699         133
                                                     ---------       ---------    --------  ---------   --------    --------
OTHER INCOME (LOSS) :
Foreign currency transaction gain                       16,444              --          --     16,444         --          --
Change in derivative fair value                         (4,810)             --          --     (4,810)        --          --
Loss on early extinguishment of debt                      (357)            355        (357)      (172)      (183)         --
Other                                                    4,455              --       2,076      2,379         --          --
                                                     ---------       ---------    --------  ---------   --------    --------
Total other income (loss)                               15,732             355       1,719     13,841       (183)         --
                                                     ---------       ---------    --------  ---------   --------    --------





INTEREST EXPENSE:
PSEG Capital Corporation                                    --          (6,028)         --      3,161      2,867          --
PSEG Energy Holdings L.L.C.                                 --        (175,806)         --     84,722     90,704          --
PSEG Energy Technologies Inc.                               --             (64)         64         --         --          --
Enterprise Group Development Corp.                          --             (55)         --         --         --          --
Other                                                  229,926            (305)    176,131     42,953      2,825          --
Capitalized interest                                   (11,661)             --          --    (11,661)        --          --
                                                     ---------       ---------    --------  ---------   --------    --------
Net interest expense                                   218,265        (182,258)    176,195    119,175     96,396          --
                                                     ---------       ---------    --------  ---------   --------    --------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES, MINORITY INTERESTS
   AND DISCONTINUED OPERATIONS                         261,447        (149,428)    143,674    157,595    109,120         133
                                                     ---------       ---------    --------  ---------   --------    --------
INCOME TAXES:
Current                                               (355,510)             --        (714)  (138,853)  (214,423)         46
Deferred                                               400,863              --      (1,699)   147,700    252,475          --
Investment and energy tax credits - net                 (1,170)             --          --       (434)      (736)         --
Foreign                                                 14,821              --          --     14,821         --          --
                                                     ---------       ---------    --------  ---------   --------    --------
Total income taxes                                      59,004              --      (2,413)    23,234     37,316          46
                                                     ---------       ---------    --------  ---------   --------    --------
MINORITY INTERESTS                                      13,157              --          --     13,021         --          --
                                                     ---------       ---------    --------  ---------   --------    --------
INCOME FROM CONTINUING OPERATIONS
   BEFORE DISCONTINUED OPERATIONS                      189,286        (149,428)    146,087    121,340     71,804          87
                                                     ---------       ---------    --------   ---------  --------    --------
DISCONTINUED OPERATIONS:
Loss from discontinued operations                      (12,236)             --          --       (617)        --     (11,619)
Loss on disposal of discontinued operations            (31,596)             --        (633)   (22,733)        --      (8,230)
                                                     ---------       ---------    --------  ---------   --------    --------
NET INCOME (LOSS)                                      145,454        (149,428)    145,454     97,990     71,804     (19,762)
Preferred stock dividend requirements                       --          (4,004)         --      4,004         --          --
Preference units distributions                          22,761         (18,757)     22,761     12,758      5,999          --
                                                     ---------       ---------    --------  ---------   --------    --------
EARNINGS (LOSS) AVAILABLE TO ORDINARY
   MEMBER                                            $ 122,693       $(126,667)   $122,693  $  81,228   $ 65,805    $(19,762)
                                                     =========       =========    ========  =========   ========    ========




                                                                                 PSEG
                                                             PETAMC     EGDC    CAPITAL   ECFC
                                                            -------   -------   -------   ----
REVENUES:
Income from capital lease agreements                        $    --   $    --    $   --    $--
Income from operating leases                                     --        --        --     --
Income from withdrawal of partnership interests                  --        --        --     --
Rental income                                                    --    10,355        --     --
Investment losses                                                --        --        --     --
Interest and dividend income                                     38        --        --     --
Electric revenues:
   Generation                                                    --        --        --     --
   Distribution                                                  --        --        --     --
   Other                                                         --        --        --     --
DSM revenues                                                     --        --        --     --
Other revenues                                                   --        --        --     --
Interest and other - associated cos.                             --        55     6,021     --
Equity in subsidiary earnings                                    --        --        --     --
                                                            -------   -------    ------    ---
Total revenues                                                   38    10,410     6,021     --
                                                            -------   -------    ------    ---
OPERATING EXPENSES:
Electric energy costs                                            --        --        --     --
Operation and maintenance                                        --     7,966        --     --
Depreciation and amortization                                    --        --        --     --
Write-down of investments                                        --        --        --     --
Restructuring charges                                            --        --        --     --
Administrative and general                                     (991)      339       (11)    --
                                                            -------   -------    ------    ---
Total operating expenses                                       (991)    8,305       (11)    --
                                                            -------   -------    ------    ---
INCOME (LOSS) FROM EQUITY METHOD INVESTMENTS:
Income (loss) from joint ventures and partnerships               --       (56)       --     --
Interest income                                                  --        --        --     --
Consulting and O&M fees                                          --        --        --     --
                                                            -------   -------    ------    ---
Total income (loss) from equity method investments               --       (56)       --     --
                                                            -------   -------    ------    ---
OPERATING INCOME (LOSS)                                       1,029     2,049     6,032     --
                                                            -------   -------    ------    ---
OTHER INCOME (LOSS) :
Foreign currency transaction gain                                --        --        --     --
Change in derivative fair value                                  --        --        --     --
Loss on early extinguishment of debt                             --        --        --     --
Other                                                            --        --        --     --
                                                            -------   -------    ------    ---
Total other income (loss)                                        --        --        --     --
                                                            -------   -------    ------    ---





INTEREST EXPENSE:
PSEG Capital Corporation                                         --        --        --     --
PSEG Energy Holdings L.L.C.                                     356        24        --     --
PSEG Energy Technologies Inc.                                    --        --        --     --
Enterprise Group Development Corp.                               --        --        55     --
Other                                                            32     2,316     5,974     --
Capitalized interest                                             --        --        --     --
                                                            -------   -------    ------    ---
Net interest expense                                            388     2,340     6,029     --
                                                            -------   -------    ------    ---
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES, MINORITY INTERESTS
   AND DISCONTINUED OPERATIONS                                  641      (291)        3     --
                                                            -------   -------    ------    ---
INCOME TAXES:
Current                                                      (1,440)     (129)        3     --
Deferred                                                      2,358        29        --     --
Investment and energy tax credits - net                          --        --        --     --
Foreign                                                          --        --        --     --
                                                            -------   -------    ------    ---
Total income taxes                                              918      (100)        3     --
                                                            -------   -------    ------    ---
MINORITY INTERESTS                                               --       136        --     --
                                                            -------   -------    ------    ---
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE DISCONTINUED OPERATIONS                              (277)     (327)       --     --
                                                            -------   -------    ------    ---
DISCONTINUED OPERATIONS:
Loss from discontinued operations                                --        --        --     --
Loss on disposal of discontinued operations                      --        --        --     --
                                                            -------   -------    ------    ---
NET INCOME (LOSS)                                              (277)     (327)       --     --
Preferred stock dividend requirements                            --        --        --     --
Preference units distributions                                   --        --        --     --
                                                            -------   -------    ------    ---
EARNINGS (LOSS) AVAILABLE TO ORDINARY
   MEMBER                                                   $  (277)  $  (327)   $   --    $--
                                                            =======   =======    ======    ===

                          PSEG ENERGY HOLDINGS L.L.C.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (Thousands)

                           PSEG
                          ENERGY   INTERCOMPANY    PSEG
                         HOLDINGS  ELIMINATIONS   ENERGY     PSEG        PSEG       ENERGY                         PSEG
                          CONSOL.   & RECLASS.   HOLDINGS   GLOBAL    RESOURCES  TECHNOLOGIES  PETAMC    EGDC     CAPITAL  ECFC
                         --------  ------------  --------  ---------  ---------  ------------  ------    ----     -------  ----
BALANCE JANUARY 1, 2003  $ 55,826   $ 119,674    $ 55,826  $(215,192)  $368,867   $(171,705)   $  --   $(101,644)   $--    $__

NET INCOME (LOSS)         145,454    (149,428)    145,454     97,990     71,804     (19,762)    (277)       (327)    --     --
                         --------   ---------    --------  ---------   --------   ---------    -----   ---------    ---    ---
   TOTAL                  201,280     (29,754)    201,280   (117,202)   440,671    (191,467)    (277)   (101,971)    --     --
                         --------   ---------    --------  ---------   --------   ---------    -----   ---------    ---    ---

DIVIDENDS DECLARED         22,761     (22,761)     22,761     16,762      5,999          --       --          --     --     --
SALE OF ENERGY
  TECHNOLOGIES                 --    (191,467)         --         --         --     191,467       --          --     --     --
                         --------   ---------    --------  ---------   --------   ---------    -----   ---------    ---    ---

BALANCE
  DECEMBER 31, 2003      $178,519   $(198,460)   $178,519  $(133,964)  $434,672        $--     $(277)  $(101,971)   $--    $--
                         ========   =========    ========  =========   ========  =========     =====   =========    ===    ===

                          PSEG ENERGY HOLDINGS L.L.C.
                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                  (THOUSANDS)

                                                               INTERCOMPANY      PSEG
                                               PSEG ENERGY     ELIMINATIONS     ENERGY        PSEG         PSEG
                                            HOLDINGS CONSOL.     & RECLASS     HOLDINGS      GLOBAL      RESOURCES
                                            ----------------   ------------   ----------   ----------   ----------
ASSETS
CURRENT ASSETS:
Cash and temporary cash investments            $  161,073      $        --    $       74   $  151,979   $    7,177
Accounts receivable:
   Trade                                          108,232               --            --       91,267        2,882
      Allowance for doubtful accounts              (5,512)              --            --           --          (95)
   Other                                           17,527               --           296       16,516          210
   PSEG                                           172,577             (411)        4,319       47,626       83,848
   PSEG Power                                         172              (70)           --          242           --
   Other associated companies                          --          (72,956)       69,403           --        3,553
Notes receivable:
   Associated companies                           299,900       (1,724,714)    2,024,414           --           --
   Other                                            2,462               --            --           --           --
Interest and dividends receivable                     607               --           537           --           70
Fuel                                               10,912               --            --       10,912           --
Materials and supplies                             14,770               --            --       14,770           --
Cost and earnings in excess of billings               988               --            --           --           --
Prepayments                                         6,623               --           623        3,963          966
Current assets of discontinued operations         298,396               --            --      298,396           --
                                               ----------      -----------    ----------   ----------   ----------
Total current assets                            1,088,727       (1,798,151)    2,099,666      635,671       98,611
                                               ----------      -----------    ----------   ----------   ----------
PROPERTY, PLANT AND EQUIPMENT:
Real estate                                       208,515               --            --       19,275       84,849
Generation and distribution assets              1,053,418               --            --    1,053,418           --
Furniture and equipment                            68,211               --         2,207       63,741        2,084
Construction work in progress                      29,856               --            --       29,497           --
Other                                               2,144               --           917        1,202           25
Accum. depr. and amortization                    (170,212)              --        (2,476)    (136,150)     (13,587)
Valuation allowances                              (13,485)              --            --           --           --
                                               ----------      -----------    ----------   ----------   ----------
Property, plant and equipment - net             1,178,447               --           648    1,030,983       73,371
                                               ----------      -----------    ----------   ----------   ----------
INVESTMENTS:
Subsidiaries                                           --       (2,564,987)    2,564,987           --           --
Capital lease agreements                        2,987,071               --            --           --    2,987,071
Limited partnership interests                     506,020               --            --      411,865       94,155
General partnership interests                      29,431               --            --       20,166           --
Corporate joint ventures                        1,040,424               --            --    1,040,424           --
Securities                                          4,400               --            --           --        4,400
DSM investment                                     22,765               --            --           --       22,765
Other investments                                   3,837               --            --           --           --
Valuation allowances                              (10,527)              --            --           --       (5,677)
                                               ----------      -----------    ----------   ----------   ----------
Total investments                               4,583,421       (2,564,987)    2,564,987    1,472,455    3,102,714
                                               ----------      -----------    ----------   ----------   ----------
OTHER ASSETS:
Long-term receivable                                9,626               --         2,131        7,495           --
Deferred project costs                             30,800               --            --       30,800           --
Deferred finance costs                             49,039               --        14,650       34,389           --
Prepaid pension costs                              15,709               --         2,439        8,350        1,767
Goodwill                                          490,793               --            --      490,793           --
Deferred tax asset                                     --         (104,132)          266       98,436          112
Derivative asset                                       60               --            --           60           --
Tenant improvements                                   666               --            --           --           --
Intangibles                                         5,283               --         1,518        2,220          600
Other                                               4,790               --         1,276        2,423           --
                                               ----------      -----------    ----------   ----------   ----------
Total other assets                                606,766         (104,132)       22,280      674,966        2,479
                                               ----------      -----------    ----------   ----------   ----------
TOTAL ASSETS                                   $7,457,361      $(4,467,270)   $4,687,581   $3,814,075   $3,277,175
                                               ==========      ===========    ==========   ==========   ==========




                                                                  PSEG
                                             PETAMC     EGDC     CAPITAL   ECFC
                                            -------   --------   -------   ----
ASSETS
CURRENT ASSETS:
Cash and temporary cash investments         $   317   $  1,526     $ --    $ --
Accounts receivable:
   Trade                                     14,083         --       --      --
      Allowance for doubtful accounts        (5,417)        --       --      --
   Other                                         --        505       --      --
   PSEG                                      37,195         --       --      --
   PSEG Power                                    --         --       --      --
   Other associated companies                    --         --       --      --
Notes receivable:
   Associated companies                          --         --      100     100
   Other                                      2,462         --       --      --
Interest and dividends receivable                --         --       --      --
Fuel                                             --         --       --      --
Materials and supplies                           --         --       --      --
Cost and earnings in excess of billings         988         --       --      --
Prepayments                                      --      1,071       --      --
Current assets of discontinued operations        --         --       --      --
                                            -------   --------     ----    ----
Total current assets                         49,628      3,102      100     100
                                            -------   --------     ----    ----
PROPERTY, PLANT AND EQUIPMENT:
Real estate                                      --    104,391       --      --
Generation and distribution assets               --         --       --      --
Furniture and equipment                          --        179       --      --
Construction work in progress                    --        359       --      --
Other                                            --         --       --      --
Accum. depr. and amortization                    --    (17,999)      --      --
Valuation allowances                             --    (13,485)      --      --
                                            -------   --------     ----    ----
Property, plant and equipment - net              --     73,445       --      --
                                            -------   --------     ----    ----
INVESTMENTS:
Subsidiaries                                     --         --       --      --
Capital lease agreements                         --         --       --      --
Limited partnership interests                    --         --       --      --
General partnership interests                    --      9,265       --      --
Corporate joint ventures                         --         --       --      --
Securities                                       --         --       --      --
DSM investment                                   --         --       --      --
Other investments                             3,837         --       --      --
Valuation allowances                             --     (4,850)      --      --
                                            -------   --------     ----    ----
Total investments                             3,837      4,415       --      --
                                            -------   --------     ----    ----
OTHER ASSETS:
Long-term receivable                             --         --       --      --
Deferred project costs                           --         --       --      --
Deferred finance costs                           --         --       --      --
Prepaid pension costs                         3,153         --       --      --
Goodwill                                         --         --       --      --
Deferred tax asset                            2,169      3,149       --      --
Derivative asset                                 --         --       --      --
Tenant improvements                              --        666       --      --
Intangibles                                     945         --       --      --
Other                                            --      1,091       --      --
                                            -------   --------     ----    ----
Total other assets                            6,267      4,906       --      --
                                            -------   --------     ----    ----
TOTAL ASSETS                                $59,732   $ 85,868     $100    $100
                                            =======   ========     ====    ====

                          PSEG ENERGY HOLDINGS L.L.C.
                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                    INTERCOMPANY      PSEG
                                                    PSEG ENERGY     ELIMINATIONS     ENERGY        PSEG         PSEG
                                                 HOLDINGS CONSOL.     & RECLASS     HOLDINGS      GLOBAL      RESOURCES
                                                 ----------------   ------------   ----------   ----------   ----------
LIABILITIES AND MEMBER'S/
STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable:
   Trade                                            $   52,985      $        --    $       --   $   52,723   $      262
   Taxes                                                 8,383               --            --        7,959          373
   Other                                                61,473               --         1,237       51,464        4,516
   Interest                                             54,809               --        44,077        9,808          924
   Associated companies                                  3,780          (73,437)          674       32,869       36,533
Billings in excess of costs and earnings                    41               --            --           --           --
Notes payable:
   PSEG Capital Corporation                                 --             (100)          100           --           --
   PSEG Energy Holdings L.L.C.                              --       (1,724,514)           --      772,153      940,972
   Enterprise Capital Funding Corp.                         --             (100)          100           --           --
   Other                                                 1,996               --            --        1,996           --
Long-term debt due within one year                     302,996               --       266,732       33,149        1,380
Current liabilities of discontinued operations         241,837               --            --      241,837           --
                                                    ----------      -----------    ----------   ----------   ----------
Total current liabilities                              728,300       (1,798,151)      312,920    1,203,958      984,960
                                                    ----------      -----------    ----------   ----------   ----------
TOTAL LONG-TERM DEBT                                 2,737,889               --     1,799,323      884,273       30,975
                                                    ----------      -----------    ----------   ----------   ----------
DEFERRED TAXES AND OTHER LIABILITIES:
Deferred income taxes                                1,480,346         (104,132)       (5,324)          --    1,589,802
Deferred investment and energy tax credits               6,513               --            --        6,513           --
Deferred revenues                                       31,909               --            --       31,909           --
Derivative liability                                   107,476               --         1,099      106,377           --
Other long-term payables                                26,239               --         4,586       14,947        2,548
                                                    ----------      -----------    ----------   ----------   ----------
Total deferred taxes and other liabilities           1,652,483         (104,132)          361      159,746    1,592,350
                                                    ----------      -----------    ----------   ----------   ----------
MINORITY INTERESTS                                      34,524               --            --       28,736           --
                                                    ----------      -----------    ----------   ----------   ----------
MEMBER'S /STOCKHOLDER'S EQUITY:
Common stock                                                --             (701)           --           --           --
Preference units/Preferred stock                       509,200         (509,200)      509,200      375,000      134,200
Ordinary unit/common stock and capital               1,887,708       (1,856,626)    1,887,708    1,566,818      100,134
Undistributed retained earnings/deficit                178,519         (198,460)      178,519     (133,964)     434,672
Cumulative translation adjustment                     (193,217)              --            --     (193,217)          --
Accumulated other comprehensive loss                   (78,045)              --          (450)     (77,275)        (116)
                                                    ----------      -----------    ----------   ----------   ----------
Total member's/stockholder's equity                  2,304,165       (2,564,987)    2,574,977    1,537,362      668,890
                                                    ----------      -----------    ----------   ----------   ----------
TOTAL LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY                             $7,457,361      $(4,467,270)   $4,687,581   $3,814,075   $3,277,175
                                                    ==========      ===========    ==========   ==========   ==========





                                                                        PSEG
                                                  PETAMC     EGDC      CAPITAL   ECFC
                                                 -------   ---------   -------   ----
LIABILITIES AND MEMBER'S/
STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable:
   Trade                                         $    --   $      --     $ --    $ --
   Taxes                                              --          51       --      --
   Other                                           3,892         364       --      --
   Interest                                           --          --       --      --
   Associated companies                            6,723         418       --      --
Billings in excess of costs and earnings              41          --       --      --
Notes payable:
   PSEG Capital Corporation                           --          --       --      --
   PSEG Energy Holdings L.L.C.                    10,634         755       --      --
   Enterprise Capital Funding Corp.                   --          --       --      --
   Other                                              --          --       --      --
Long-term debt due within one year                    --       1,735       --      --
Current liabilities of discontinued operations        --          --       --      --
                                                 -------   ---------     ----    ----
Total current liabilities                         21,290       3,323       --      --
                                                 -------   ---------     ----    ----
TOTAL LONG-TERM DEBT                                  --      23,318       --      --
                                                 -------   ---------     ----    ----
DEFERRED TAXES AND OTHER LIABILITIES:
Deferred income taxes                                 --          --       --      --
Deferred investment and energy tax credits            --          --       --      --
Deferred revenues                                     --          --       --      --
Derivative liability                                  --          --       --      --
Other long-term payables                           4,158          --       --      --
                                                 -------   ---------     ----    ----
Total deferred taxes and other liabilities         4,158          --       --      --
                                                 -------   ---------     ----    ----
MINORITY INTERESTS                                    --       5,788       --      --
                                                 -------   ---------     ----    ----
MEMBER'S /STOCKHOLDER'S EQUITY:
Common stock                                          --         501      100     100
Preference units/Preferred stock                      --          --       --      --
Ordinary unit/common stock and capital            34,765     154,909       --      --
Undistributed retained earnings/deficit             (277)   (101,971)      --      --
Cumulative translation adjustment                     --          --       --      --
Accumulated other comprehensive loss                (204)         --       --      --
                                                 -------   ---------     ----    ----
Total member's/stockholder's equity               34,284      53,439      100     100
                                                 -------   ---------     ----    ----
TOTAL LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY                          $59,732   $  85,868     $100    $100
                                                 =======   =========     ====    ====

                               PSEG GLOBAL L.L.C.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                               PSEG        INTERCOMPANY     PSEG     PSEG GLOBAL
                                                           GLOBAL L.L.C.   ELIMINATIONS    GLOBAL        USA
                                                              CONSOL.       & RECLASS.     L.L.C.      CONSOL.
                                                           -------------   ------------   --------   -----------
REVENUES:
   Income from capital lease agreements                      $      --       $      --    $     --    $     --
   Gain on Withdrawal from Partnership                          44,500              --      44,500          --
   Other                                                            --              --          --          --
   Electric Revenues
      Generation                                               254,014              --           1      53,255
      Distribution                                             155,114              --          --          --
   Other                                                        22,101              --           1          --
   Equity in subsidiary earnings                                    --        (290,025)    290,025          --
                                                             ---------       ---------    --------    --------
Total revenues                                                 475,729        (290,025)    334,527      53,255
                                                             ---------       ---------    --------    --------

OPERATING EXPENSES:
   Operation and maintenance                                    50,145              --          --       6,627
   Write-down of Project Investments                            (3,165)             --          --          --
   Depreciation and amortization                                38,444              --       1,052      10,728
   Electric and Energy Costs                                   155,509              --           1       2,768
   Administrative and general                                   85,106              --      26,328       4,555
                                                             ---------       ---------    --------    --------
Total operating expenses                                       326,039              --      27,381      24,678
                                                             ---------       ---------    --------    --------

   Income from partnerships                                     86,954              --        (183)     52,938
   Interest and dividend income                                 19,851              --       4,893      10,879
   Consulting and O&M fees                                       6,434              --       4,085       1,270
                                                             ---------       ---------    --------    --------
Total Income from equity method investments                    113,239              --       8,795      65,087
                                                             ---------       ---------    --------    --------

OPERATING INCOME                                               262,929        (290,025)    315,941      93,664
                                                             ---------       ---------    --------    --------

   Foreign currency Translation Gain/Loss                       16,444              --           5         302
   Change in Derivative Fair Value-FAS 133                      (4,810)             --          (1)         --
   Write off of investments                                         --              --          --          --
   Realized gains (losses) on investments                         (172)             --         (61)       (111)
   Other                                                         2,379              --        (139)       (578)
                                                             ---------       ---------    --------    --------
OTHER INCOME                                                    13,841              --        (196)       (387)
                                                             ---------       ---------    --------    --------

   PSEG Capital Corporation                                      3,161              --       3,056         105
   PSEG Energy Holdings                                         84,722              --      83,228         720
   Enterprise Capital Funding Corp.                                 --              --          --          --
   Other Associated Companies                                       --              --        (292)         --
   Other                                                        42,953              --          53      13,980
   Capitalized interest                                        (11,661)             --     (11,281)         --
                                                             ---------       ---------    --------    --------
INTEREST EXPENSE - NET                                         119,175              --      74,764      14,805
                                                             ---------       ---------    --------    --------
INCOME BEFORE INCOME TAXES                                     157,595        (290,025)    240,981      78,472
                                                             ---------       ---------    --------    --------

INCOME TAXES:
   Current                                                    (138,853)             --     (96,844)    (25,842)
   Deferred                                                    147,700              --     239,515      31,133
      Foreign Taxes                                             14,821              --           1         (75)
   Investment and energy tax credits - net                        (434)             --          --        (434)
                                                             ---------       ---------    --------    --------
Total income taxes                                              23,234              --     142,672       4,782
                                                             ---------       ---------    --------    --------

MINORITY INTERESTS                                              13,021            (206)         --       7,445
                                                             ---------       ---------    --------    --------

INCOME FROM CONTINUING OPERATIONS                              121,340        (289,819)     98,309      66,245
                                                             ---------       ---------    --------    --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle                 --              --          --          --
   Income from Discontinued Operations - Net of Taxes             (617)             --        (318)        245
   Gain on Sale of Discontinued Operations - Net of Taxes      (22,733)             --          --          --
                                                             ---------       ---------    --------    --------
INCOME FROM DISCONTINUED OPERATIONS                            (23,350)             --        (318)        245
                                                             ---------       ---------    --------    --------

NET INCOME                                                      97,990        (289,819)     97,991      66,490
                                                             ---------       ---------    --------    --------

   Preferred Dividend Requirement                               16,762              --      16,762          --
                                                             ---------       ---------    --------    --------
EARNINGS AVAILABLE TO COMMON STOCK                           $  81,228       $(289,819)   $ 81,229    $ 66,490
                                                             =========       =========    ========    ========





                                                                                           PSEG
                                                            PSEG GLOBAL                   EUROPE      PSEG
                                                           INT'L HOLDINGS               (Delaware)    INDIA
                                                                LLC           PSEG          LLC      COMPANY
                                                              CONSOL.       BAJA, INC     CONSOL.    CONSOL
                                                           --------------   ---------   ----------   -------
REVENUES:
   Income from capital lease agreements                      $      --      $     --    $     --     $  --
   Gain on Withdrawal from Partnership                              --            --          --        --
   Other                                                            --            --          --        --
   Electric Revenues
      Generation                                                74,009            --     126,749        --
      Distribution                                             155,114            --          --        --
   Other                                                        21,309            --         791        --
   Equity in subsidiary earnings                                    --            --          --        --
                                                             ---------      --------    --------     -----
Total revenues                                                 250,432            --     127,540        --
                                                             ---------      --------    --------     -----

OPERATING EXPENSES:
   Operation and maintenance                                    15,617            --      27,901        --
   Write-down of Project Investments                            (3,491)           --         326        --
   Depreciation and amortization                                21,119            --       5,545        --
   Electric and Energy Costs                                   100,468            --      52,272        --
   Administrative and general                                   29,189            15      24,939        80
                                                             ---------      --------    --------     -----
Total operating expenses                                       162,902            15     110,983        80
                                                             ---------      --------    --------     -----

   Income from partnerships                                     39,327           950      (5,906)     (172)
   Interest and dividend income                                    552           207       3,320        --
   Consulting and O&M fees                                         571           327         181        --
                                                             ---------      --------    --------     -----
Total Income from equity method investments                     40,450         1,484      (2,405)     (172)
                                                             ---------      --------    --------     -----

OPERATING INCOME                                               127,980         1,469      14,152      (252)
                                                             ---------      --------    --------     -----

   Foreign currency Translation Gain/Loss                        8,442            --       7,695        --
   Change in Derivative Fair Value-FAS 133                      (5,651)           --         842        --
   Write off of investments                                         --            --                    --
   Realized gains (losses) on investments                           --            --                    --
   Other                                                         2,094            --       1,002        --
                                                             ---------      --------    --------     -----
OTHER INCOME                                                     4,885            --       9,539        --
                                                             ---------      --------    --------     -----

   PSEG Capital Corporation                                         --            --          --        --
   PSEG Energy Holdings                                            774            --          --        --
   Enterprise Capital Funding Corp.                                 --            --          --        --
   Other Associated Companies                                     (233)           --         525        --
   Other                                                        24,241            --       4,679        --
   Capitalized interest                                           (380)           --          --        --
                                                             ---------      --------    --------     -----
INTEREST EXPENSE - NET                                          24,402            --       5,204        --
                                                             ---------      --------    --------     -----
INCOME BEFORE INCOME TAXES                                     108,463         1,469      18,487      (252)
                                                             ---------      --------    --------     -----

INCOME TAXES:
   Current                                                        (284)      (18,126)      2,274       (31)
   Deferred                                                   (123,173)         (333)        295       263
      Foreign Taxes                                             13,506            --       1,389        --
   Investment and energy tax credits - net                          --            --          --        --
                                                             ---------      --------    --------     -----
Total income taxes                                            (109,951)      (18,459)      3,958       232
                                                             ---------      --------    --------     -----

MINORITY INTERESTS                                                 831            --       4,951        --
                                                             ---------      --------    --------     -----

INCOME FROM CONTINUING OPERATIONS                              217,583        19,928       9,578      (484)
                                                             ---------      --------    --------     -----
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle                 --            --          --        --
   Income from Discontinued Operations - Net of Taxes             (544)           --          --        --
   Gain on Sale of Discontinued Operations - Net of Taxes      (22,733)           --          --        --
                                                             ---------      --------    --------     -----
INCOME FROM DISCONTINUED OPERATIONS                            (23,277)           --          --        --
                                                             ---------      --------    --------     -----

NET INCOME                                                     194,306        19,928       9,578      (484)
                                                             ---------      --------    --------     -----

   Preferred Dividend Requirement                                   --            --          --        --
                                                             ---------      --------    --------     -----
EARNINGS AVAILABLE TO COMMON STOCK                           $ 194,306      $ 19,928    $  9,578     $(484)
                                                             =========      ========    ========     =====

                               PSEG GLOBAL L.L.C.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                    PSEG        INTERCOMPANY       PSEG       PSEG GLOBAL
                                GLOBAL L.L.C.   ELIMINATIONS      GLOBAL          USA
                                   CONSOL.       & RECLASS.       L.L.C.        CONSOL.
                                -------------   ------------   -----------    -----------
BALANCE JANUARY 1, 2003           $(215,192)     $ 366,248       $(215,193)     $100,384

NET INCOME                           97,990       (289,819)         97,991        66,490
                                  ---------      ---------       ---------      --------
   TOTAL                           (117,202)        76,429        (117,202)      166,874
                                  ---------      ---------       ---------      --------

DIVIDENDS DECLARED                   16,762             --          16,762            --
                                  ---------      ---------       ---------      --------

                                  ---------      ---------       ---------      --------
BALANCE DECEMBER 31, 2003         $(133,964)     $  76,429       $(133,964)     $166,874
                                  =========      =========       =========      ========

                                                                PSEG
                                  PSEG GLOBAL                  EUROPE       PSEG
                                INT'L HOLDINGS               (Delaware)     INDIA
                                      LLC           PSEG         LLC       COMPANY
                                    CONSOL.      BAJA, INC     CONSOL.     CONSOL
                                --------------   ---------   ----------   --------
BALANCE JANUARY 1, 2003           $(508,375)      $48,673     $(11,060)    $4,131

NET INCOME                          194,306        19,928        9,578       (484)
                                  ---------       -------     --------     ------
   TOTAL                           (314,069)       68,601       (1,482)     3,647
                                  ---------       -------     --------     ------

DIVIDENDS DECLARED                       --            --           --         --
                                  ---------       -------     --------     ------

                                  ---------       -------     --------     ------
BALANCE DECEMBER 31, 2003         $(314,069)      $68,601     $ (1,482)    $3,647
                                  =========       =======     ========     ======

                               PSEG GLOBAL L.L.C.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2003
                                   (THOUSANDS)

                                             PSEG       INTERCOMPANY     PSEG      PSEG GLOBAL
                                         GLOBAL L.L.C.  ELIMINATIONS     GLOBAL        USA
                                            CONSOL.      & RECLASS.      L.L.C.      CONSOL.
                                         -------------  ------------  -----------  -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $  151,979    $        --   $      139   $   18,245
   Accounts  and Notes receivable:
      Trade                                    91,267             (3)         147        1,431
      Other                                    16,516             --           16           39
      PSE&G                                        --             --           --           --
      PSEG                                     47,626             --       47,711           --
      PSEG Power                                  242             --          166           76
      PSEG Energy Holdings                         --             --           --           --
      Other associated companies                   --     (6,007,525)   2,871,790    1,566,702
   Notes receivable:
      Associated companies                         --             --           --           --
      Other                                        --             --           --           --
   Interest receivable                             --             --           --           --
   Restricted Cash                                 --             --           --           --
   Assets held for sale                            --             --           --           --
   Current Assets of Disc Ops                 298,396             --       21,737          150
   Prepayments                                  3,963             --          352          256
   Fuel                                        10,912             --          (44)          --
   Materials and supplies                      14,770             --           44           --
                                           ----------    -----------   ----------   ----------
Total Current Assets                          635,671     (6,007,528)   2,942,058    1,586,899
                                           ----------    -----------   ----------   ----------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 19,275             --        1,480           --
   Generation and distribution assets       1,053,418             --           --           --
   Furniture and equipment                     63,741             --        6,830          185
   Construction work in progress               29,497             --           --           --
   Other                                        1,202             --       (3,367)          --
   Accum. depr. and amortization             (136,150)            --       (2,296)        (143)
   Valuation allowances                            --             --           --           --
                                           ----------    -----------   ----------   ----------
Property, Plant and Equipment-net           1,030,983             --        2,647           42
                                           ----------    -----------   ----------   ----------
INVESTMENTS
   Subsidiaries                                    --     (2,270,585)   2,222,286        9,782
   Capital lease agreements                        --             --           --           --
   Limited partnership interests              411,865             --       17,806      394,059
   General partnership interests               20,166             --            1       20,165
   Corporate joint ventures                 1,040,424             --       29,840      223,208
   Securities                                      --             --           --           --
   Valuation allowances                            --             --           --           --
                                           ----------    -----------   ----------   ----------
Total Investments                           1,472,455     (2,270,585)   2,269,933      647,214
                                           ----------    -----------   ----------   ----------
OTHER ASSETS
   Long-term receivable                         7,495             --           --        5,500
   Goodwill                                   490,793             --           --           --
   Deferred tax asset                          98,436       (134,675)     201,097          (27)
   Derivative Asset                                60             --           --          161
   Restricted Cash                                 --             --           --           --
   Project Start Up Costs                      30,800             --       12,026        9,486
   Deferred finance costs                      34,389             --         (212)      15,372
   Prepaid Pension Costs                        8,350             --        7,178        1,127
   Intangibles                                  2,220             --          656          533
   Other                                        2,423             --            7          234
                                           ----------    -----------   ----------   ----------
Total Other Assets                            674,966       (134,675)     220,752       32,386
                                           ----------    -----------   ----------   ----------
TOTAL ASSETS                               $3,814,075    $(8,412,788)  $5,435,390   $2,266,541
                                           ==========    ===========   ==========   ==========





                                                                      PSEG
                                          PSEG GLOBAL                 EUROPE     PSEG
                                         INT'L HOLDINGS             (Delaware)  INDIA
                                               LLC         PSEG        LLC      COMPANY
                                             CONSOL.     BAJA, INC    CONSOL.   CONSOL
                                         --------------  ---------  ---------  --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $  122,085     $     13   $ 11,369  $    128
   Accounts  and Notes receivable:
      Trade                                    64,453           --     25,054       185
      Other                                    15,549            1        911        --
      PSE&G                                        --           --         --        --
      PSEG                                        (85)          --         --        --
      PSEG Power                                   --           --         --        --
      PSEG Energy Holdings                         --           --         --        --
      Other associated companies            1,074,838      239,898    251,618     2,679
   Notes receivable:
      Associated companies                         --           --         --        --
      Other                                        --           --         --        --
   Interest receivable                             --           --         --        --
   Restricted Cash                                 --           --         --        --
   Assets held for sale                            --           --         --        --
   Current Assets of Disc Ops                 276,509           --         --        --
   Prepayments                                  1,919           --      1,436        --
   Fuel                                         1,821           --      9,135        --
   Materials and supplies                      10,404           --      4,322        --
                                           ----------     --------   --------  --------
Total Current Assets                        1,567,493      239,912    303,845     2,992
                                           ----------     --------   --------  --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 14,720           --      3,075        --
   Generation and distribution assets         690,353           --    363,065        --
   Furniture and equipment                     56,726           --         --        --
   Construction work in progress               19,490           --     10,007        --
   Other                                        4,568           --          1        --
   Accum. depr. and amortization             (125,048)          --     (8,663)       --
   Valuation allowances                            --           --         --        --
                                           ----------     --------   --------  --------
Property, Plant and Equipment-net             660,809           --    367,485        --
                                           ----------     --------   --------  --------

INVESTMENTS
   Subsidiaries                                38,517           --         --        --
   Capital lease agreements                        --           --         --        --
   Limited partnership interests                   --           --         --        --
   General partnership interests                   --           --         --        --
   Corporate joint ventures                   677,060           --     74,666    35,650
   Securities                                      --           --         --        --
   Valuation allowances                            --           --         --        --
                                           ----------     --------   --------  --------
Total Investments                             715,577           --     74,666    35,650
                                           ----------     --------   --------  --------

OTHER ASSETS
   Long-term receivable                         1,995           --                   --
   Goodwill                                   482,641           --      8,152        --
   Deferred tax asset                          31,378           --        663        --
   Derivative Asset                              (101)          --                   --
   Restricted Cash                                 --           --                   --
   Project Start Up Costs                       4,931           --      4,357        --
   Deferred finance costs                      12,214           --      7,015        --
   Prepaid Pension Costs                           45           --                   --
   Intangibles                                    663           --        368        --
   Other                                        2,182           --         --        --
                                           ----------     --------   --------  --------
Total Other Assets                            535,948           --     20,555        --
                                           ----------     --------   --------  --------

TOTAL ASSETS                               $3,479,827     $239,912   $766,551  $38,642
                                           ==========     ========   ========  ========

                               PSEG GLOBAL L.L.C.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2003
                                    (THOUSANDS)

                                           PSEG       INTERCOMPANY     PSEG      PSEG GLOBAL
                                       GLOBAL L.L.C.  ELIMINATIONS     GLOBAL        USA
                                          CONSOL.      & RECLASS.      L.L.C.      CONSOL.
                                       -------------  ------------  -----------  -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $   52,723   $        (4)   $      375   $     (433)
      Taxes                                   7,959            --         2,161          753
      Other                                  51,464            --         4,088        2,799
      Interest                                9,808             1            --        2,757
      Associated companies                   32,869    (5,610,157)    2,866,574      885,290
   Notes payable:
      PSEG Capital Corporation                   --            --            --           --
      PSEG Energy Holdings                  772,153            --       755,202        7,342
      Other                                   1,996            --            --           --
      Other associated companies                 --            --            --           --
   Current portion of long-term debt         33,149            --            --           --
   Current Liabilities of Disc Ops          241,837            --            73           --
                                         ----------   -----------    ----------   ----------
Total Current Liabilities                 1,203,958    (5,610,160)    3,628,473      898,508
                                         ----------   -----------    ----------   ----------

TOTAL LONG-TERM DEBT                        884,273            --            --      161,600
                                         ----------   -----------    ----------   ----------

DEFERRED CREDITS
Deferred income taxes                            --      (134,680)      250,372       48,626
Deferred investment
   and energy tax credits                     6,513            --           393        6,120
Deferred revenues                            31,909            --        13,392       13,635
Derivative Liability                        106,377            --            --           --
Other                                        14,947            --         5,398        2,595
                                         ----------   -----------    ----------   ----------
Total Deferred Credits                      159,746      (134,680)      269,555       70,976
                                         ----------   -----------    ----------   ----------

MINORITY INTEREST                            28,736        (9,761)           --        9,761
                                         ----------   -----------    ----------   ----------
STOCKHOLDER'S EQUITY
   Capital stock                                 --           (11)           --           10
      Preferred stock                            --            --            --           --
   Preference Units                         375,000            --       375,000           --
   Stock Subs Payable                            --            --            --           --
   Members Capital                        1,566,818            --     1,566,818           --
   Contributed capital                           --    (3,040,425)           --      981,214
   Retained earnings                       (133,964)       76,429      (133,964)     166,874
   Other Comprehensive Income               (77,275)       77,017       (77,275)      (6,292)
   Cumulative Translation Adjustment       (193,217)      228,803      (193,217)     (16,110)
                                         ----------   -----------    ----------   ----------
Total Stockholder's Equity                1,537,362    (2,658,187)    1,537,362    1,125,696
                                         ----------   -----------    ----------   ----------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $3,814,075   $(8,412,788)   $5,435,390   $2,266,541
                                         ==========   ===========    ==========   ==========






                                                                    PSEG
                                          PSEG GLOBAL               EUROPE     PSEG
                                       INT'L HOLDINGS             (Delaware)  INDIA
                                             LLC         PSEG        LLC      COMPANY
                                           CONSOL.     BAJA, INC   CONSOL.   CONSOL
                                       --------------  ---------  ---------  --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $   38,886     $     --  $ 13,895    $     4
      Taxes                                   1,907        3,138        --         --
      Other                                  34,923           --     9,654         --
      Interest                                5,333           --     1,717         --
      Associated companies                1,387,128      160,055   337,253      6,726
   Notes payable:
      PSEG Capital Corporation                   --           --        --         --
      PSEG Energy Holdings                    9,609           --        --         --
      Other                                      --           --     1,996         --
      Other associated companies                 --           --        --         --
   Current portion of long-term debt         29,422           --     3,727         --
   Current Liabilities of Disc Ops          241,764           --        --         --
                                         ----------     --------  --------    -------
Total Current Liabilities                 1,748,972      163,193   368,242      6,730
                                         ----------     --------  --------    -------

TOTAL LONG-TERM DEBT                        438,590           --   284,083         --
                                         ----------     --------  --------    -------

DEFERRED CREDITS
Deferred income taxes                      (131,808)        (501)  (32,016)         7
Deferred investment
   and energy tax credits                        --           --        --         --
Deferred revenues                                --        4,891        (9)        --
Derivative Liability                         24,248           --    82,129         --
Other                                          (674)          --     7,628         --
                                         ----------     --------  --------    -------
Total Deferred Credits                     (108,234)       4,390    57,732          7
                                         ----------     --------  --------    -------

MINORITY INTEREST                            13,104           --    15,632         --
                                         ----------     --------  --------    -------
STOCKHOLDER'S EQUITY
   Capital stock                                 --            1        --         --
      Preferred stock                            --           --        --         --
   Preference Units                              --           --        --         --
   Stock Subs Payable                            --           --        --         --
   Members Capital                               --           --        --         --
   Contributed capital                    1,928,388        3,727    98,838     28,258
   Retained earnings                       (314,069)      68,601    (1,482)     3,647
   Other Comprehensive Income               (13,958)          --   (56,767)        --
   Cumulative Translation Adjustment       (212,966)          --       273         --
                                         ----------     --------  --------    -------
Total Stockholder's Equity                1,387,395       72,329    40,862     31,905
                                         ----------     --------  --------    -------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $3,479,827     $239,912  $766,551    $38,642
                                         ==========     ========  ========    =======

                                 PSEG GLOBAL USA
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                    (THOUSANDS)

                                                               PSEG
                                                              GLOBAL    INTERCOMPANY
                                                                USA     ELIMINATIONS     PSEG        PSEG
                                                              CONSOL.    & RECLASS.       USA     CONEMAUGH
                                                             --------   ------------   --------   ---------
REVENUES:
   Income from capital lease agreements                      $     --     $     --      $    --     $  --
   Gain on Sale of operating assets                                --           --           --        --
   Realized gains (losses) on investments                          --           --           --        --
   Electric Revenues
      Generation                                               53,255           --           --        --
      Distribution                                                 --           --           --        --
   Equity in subsidiary earnings                                   --      (59,534)      59,534        --
                                                             --------     --------      -------     -----
Total revenues                                                 53,255      (59,534)      59,534        --
                                                             --------     --------      -------     -----

OPERATING EXPENSES:
   Operation and maintenance                                    6,627           --           --        --
   Write-down of project investments                               --           --           --        --
   Depreciation and amortization                               10,728           --          238        --
   Fuel expenses                                                2,768           --           --        --
   Administrative and general                                   4,555           --       (3,588)        3
                                                             --------     --------      -------     -----
Total operating expenses                                       24,678           --       (3,350)        3
                                                             --------     --------      -------     -----

   Income from partnerships                                    52,938           --        8,753        --
   Interest and dividend income                                10,879           --           --        --
   Consulting and O&M fees                                      1,270           --           --        --
                                                             --------     --------      -------     -----
Total Income from equity method investments                    65,087           --        8,753        --
                                                             --------     --------      -------     -----

OPERATING INCOME                                               93,664      (59,534)      71,637        (3)
                                                             --------     --------      -------     -----

OTHER INCOME
   Foreign currency Translation Gain/Loss                         302           --           --        --
   Gain on sale - other                                          (111)          --          (51)       --
   Other                                                         (578)          --           (1)       --
   Change in derivative fair value                                 --           --           --        --
                                                             --------     --------      -------     -----
Total Other Income                                               (387)          --          (52)       --
                                                             --------     --------      -------     -----

INTEREST EXPENSE:
   PSEG Capital Corporation                                       105           --          105        --
   PSEG Energy Holdings                                           720           --          720        --
   Other Associated Companies                                      --           --           --        --
   Other                                                       13,980           --          117        --
   Capitalized interest                                            --           --           --        --
                                                             --------     --------      -------     -----
Net interest expense                                           14,805           --          942        --
                                                             --------     --------      -------     -----

INCOME BEFORE INCOME TAXES                                     78,472      (59,534)      70,643        (3)
                                                             --------     --------      -------     -----

INCOME TAXES:
   Current                                                    (25,842)          --        3,872       286
   Deferred                                                    31,133           --          640      (210)
   Foreign Taxes                                                  (75)          --           --        --
   Investment and energy tax credits - net                       (434)          --         (359)       --
                                                             --------     --------      -------     -----
Total income taxes                                              4,782           --        4,153        76
                                                             --------     --------      -------     -----

MINORITY INTERESTS                                              7,445           --           --        --
                                                             --------     --------      -------     -----

INCOME FROM CONTINUING OPERATIONS                              66,245      (59,534)      66,490       (79)
                                                             --------     --------      -------     -----

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle                --           --           --        --
   Income from Discontinued Operations - Net of Taxes             245           --           --        --
   Gain on Sale of Discontinued Operations - Net of Taxes          --           --           --        --
                                                             --------     --------      -------     -----
INCOME FROM DISCONTINUED OPERATIONS                               245           --           --        --
                                                             --------     --------      -------     -----

NET INCOME                                                   $ 66,490     $(59,534)     $66,490     $ (79)
                                                             ========     ========      =======     =====





                                                                       PSEG      PSEG
                                                             PSEG     PROJECT     GWF      PSEG
                                                             TRACY   SERVICES   CONSOL.   EASING
                                                            ------   --------   -------   ------

REVENUES:
   Income from capital lease agreements                     $   --      $--       $ --     $--
   Gain on Sale of operating assets                             --       --         --      --
   Realized gains (losses) on investments                       --       --         --      --
   Electric Revenues
      Generation                                                --       --         --      --
      Distribution                                              --       --         --      --
   Equity in subsidiary earnings                                --       --         --      --
                                                            ------      ---       ----     ---
Total revenues                                                  --       --         --      --
                                                            ------      ---       ----     ---

OPERATING EXPENSES:
   Operation and maintenance                                    --       --         --      --
   Write-down of project investments                            --       --         --      --
   Depreciation and amortization                                --       --         --      --
   Fuel expenses                                                --       --         --      --
   Administrative and general                                  171        4          8       3
                                                            ------      ---       ----     ---
Total operating expenses                                       171        4          8       3
                                                            ------      ---       ----     ---

   Income from partnerships                                  1,154       --         14      --
   Interest and dividend income                                 --       --         --      --
   Consulting and O&M fees                                     194       --         --      --
                                                            ------      ---       ----     ---
Total Income from equity method investments                  1,348       --         14      --
                                                            ------      ---       ----     ---

OPERATING INCOME                                             1,177       (4)         6      (3)
                                                            ------      ---       ----     ---

OTHER INCOME
   Foreign currency Translation Gain/Loss                       --       --         --      --
   Gain on sale - other                                         --       --         --      --
   Other                                                        --       --         --      --
   Change in derivative fair value                              --       --         --      --
                                                            ------      ---       ----     ---
Total Other Income                                              --       --         --      --
                                                            ------      ---       ----     ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                     --       --         --      --
   PSEG Energy Holdings                                         --       --         --      --
   Other Associated Companies                                   --       --         --      --
   Other                                                        --       --         --      --
   Capitalized interest                                         --       --         --      --
                                                            ------      ---       ----     ---
Net interest expense                                            --       --         --      --
                                                            ------      ---       ----     ---

INCOME BEFORE INCOME TAXES                                   1,177       (4)         6      (3)
                                                            ------      ---       ----     ---

INCOME TAXES:
   Current                                                     329        4         63      (1)
   Deferred                                                    150       (5)       (59)     --
   Foreign Taxes                                                --       --         --      --
   Investment and energy tax credits - net                      --       --         --      --
                                                            ------      ---       ----     ---
Total income taxes                                             479       (1)         4      (1)
                                                            ------      ---       ----     ---

MINORITY INTERESTS                                              --       --         --      --
                                                            ------      ---       ----     ---

INCOME FROM CONTINUING OPERATIONS                              698       (3)         2      (2)
                                                            ------      ---       ----     ---

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle             --       --         --      --
   Income from Discontinued Operations - Net of Taxes           --       --         --      --
   Gain on Sale of Discontinued Operations - Net of Taxes       --       --         --      --
                                                            ------      ---       ----     ---
INCOME FROM DISCONTINUED OPERATIONS                             --       --         --      --
                                                            ------      ---       ----     ---

NET INCOME                                                  $  698      $(3)      $  2     $(2)
                                                            ======      ===       ====     ===

                                 PSEG GLOBAL USA
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                                                PSEG
                                                               PSEG        PSEG       PSEG      INDIA
                                                              DEBLOIS      MOUNT   HENRIETTA   PRIVATE
                                                             INVESTMENT   CARMEL    TURBINE      LTD.
                                                             ----------   ------   ---------   -------
 REVENUES:
    Income from capital lease agreements                         $--       $  --      $--      $    --
    Gain on Sale of operating assets                              --          --       --           --
    Realized gains (losses) on investments                        --          --       --           --
    Electric Revenues
       Generation                                                 --          --       --           --
       Distribution                                               --          --       --           --
    Equity in subsidiary earnings                                 --          --       --           --
                                                                 ---       -----      ---      -------
 Total revenues                                                   --          --       --           --
                                                                 ---       -----      ---      -------

 OPERATING EXPENSES:
    Operation and maintenance                                     --          --       --           --
    Write-down of project investments                             --          --       --           --
    Depreciation and amortization                                 --          --       --           70
    Fuel expenses                                                 --          --       --           --
    Administrative and general                                     3           3       --          922
                                                                 ---       -----      ---      -------
 Total operating expenses                                          3           3       --          992
                                                                 ---       -----      ---      -------

    Income from partnerships                                      --          --       --           --
    Interest and dividend income                                  --          --       --           --
    Consulting and O&M fees                                       --          --       --           --
                                                                 ---       -----      ---      -------
 Total Income from equity method investments                      --          --       --           --
                                                                 ---       -----      ---      -------

 OPERATING INCOME                                                 (3)         (3)      --         (992)
                                                                 ---       -----      ---      -------

 OTHER INCOME
    Foreign currency Translation Gain/Loss                        --          --       --           (2)
    Gain on sale - other                                          --          --       --           10
    Other                                                         --          --       --            2
    Change in derivative fair value                               --          --       --           --
                                                                 ---       -----      ---      -------
 Total Other Income                                               --          --       --           10
                                                                 ---       -----      ---      -------

 INTEREST EXPENSE:
    PSEG Capital Corporation                                      --          --       --           --
    PSEG Energy Holdings                                          --          --       --           --
    Other Associated Companies                                    --          --       --           --
    Other                                                         --          --       --           --
    Capitalized interest                                          --          --       --           --
                                                                 ---       -----      ---      -------
 Net interest expense                                             --          --       --           --
                                                                 ---       -----      ---      -------

 INCOME BEFORE INCOME TAXES                                       (3)         (3)      --         (982)
                                                                 ---       -----      ---      -------

 INCOME TAXES:
    Current                                                       (1)        119       --           --
    Deferred                                                      --        (103)      --        1,083
    Foreign Taxes                                                 --          --       --           --
    Investment and energy tax credits - net                       --          --       --           --
                                                                 ---       -----      ---      -------
 Total income taxes                                               (1)         16       --        1,083
                                                                 ---       -----      ---      -------

 MINORITY INTERESTS                                               --          --       --           --
                                                                 ---       -----      ---      -------

 INCOME FROM CONTINUING OPERATIONS                                (2)        (19)      --       (2,065)
                                                                 ---       -----      ---      -------

 DISCONTINUED OPERATIONS
    Cumulative Effect of a change in Acct. Principle              --          --       --           --
    Income from Discontinued Operations - Net of Taxes            --          --       --           --
    Gain on Sale of Discontinued Operations - Net of Taxes        --          --       --           --
                                                                 ---       -----      ---      -------
 INCOME FROM DISCONTINUED OPERATIONS                              --          --       --           --
                                                                 ---       -----      ---      -------

 NET INCOME                                                      $(2)      $ (19)     $--      $(2,065)
                                                                 ===       =====      ===      =======





                                                                                         PSEG
                                                                            PSEG         ASIA     PSEG
                                                                       INTERNATIONAL      INC.    INDIA
                                                              CEMAS       SERVICES      CONSOL.    INC
                                                             -------   -------------   --------   -----
 REVENUES:
    Income from capital lease agreements                     $    --      $    --      $    --     $ --
    Gain on Sale of operating assets                              --           --           --       --
    Realized gains (losses) on investments                        --           --           --       --
    Electric Revenues
       Generation                                                 --           --           --       --
       Distribution                                               --           --           --       --
    Equity in subsidiary earnings                                 --           --           --       --
                                                             -------      -------      -------     ----
 Total revenues                                                   --           --           --       --
                                                             -------      -------      -------     ----

 OPERATING EXPENSES:
    Operation and maintenance                                     --           --           --       --
    Write-down of project investments                             --           --           --       --
    Depreciation and amortization                                 --           --           --        4
    Fuel expenses                                                 --           --           --       --
    Administrative and general                                    15        1,340            6       --
                                                             -------      -------      -------     ----
 Total operating expenses                                         15        1,340            6        4
                                                             -------      -------      -------     ----

    Income from partnerships                                      --           --           --       --
    Interest and dividend income                                  --           --           --       --
    Consulting and O&M fees                                       --           --           --       --
                                                             -------      -------      -------     ----
 Total Income from equity method investments                      --           --           --       --
                                                             -------      -------      -------     ----

 OPERATING INCOME                                                (15)      (1,340)          (6)      (4)
                                                             -------      -------      -------     ----

 OTHER INCOME
    Foreign currency Translation Gain/Loss                        --           --           --       --
    Gain on sale - other                                          --           --           --      (26)
    Other                                                         --           15           --       --
    Change in derivative fair value                               --           --           --       --
                                                             -------      -------      -------     ----
 Total Other Income                                               --           15           --      (26)
                                                             -------      -------      -------     ----

 INTEREST EXPENSE:
    PSEG Capital Corporation                                      --           --           --       --
    PSEG Energy Holdings                                          --           --           --       --
    Other Associated Companies                                    --           --           --       --
    Other                                                         --          (21)          --       --
    Capitalized interest                                          --           --           --       --
                                                             -------      -------      -------     ----
 Net interest expense                                             --          (21)          --       --
                                                             -------      -------      -------     ----

 INCOME BEFORE INCOME TAXES                                      (15)      (1,304)          (6)     (30)
                                                             -------      -------      -------     ----

 INCOME TAXES:
    Current                                                   (5,164)        (742)          (2)     (26)
    Deferred                                                      --          285           --       16
    Foreign Taxes                                                 --           --           --       --
    Investment and energy tax credits - net                       --           --           --       --
                                                             -------      -------      -------     ----
 Total income taxes                                           (5,164)        (457)          (2)     (10)
                                                             -------      -------      -------     ----

 MINORITY INTERESTS                                               --           --           --       --
                                                             -------      -------      -------     ----

 INCOME FROM CONTINUING OPERATIONS                             5,149         (847)          (4)     (20)
                                                             -------      -------      -------     ----

 DISCONTINUED OPERATIONS
    Cumulative Effect of a change in Acct. Principle              --           --           --       --
    Income from Discontinued Operations - Net of Taxes            --           --           --       --
    Gain on Sale of Discontinued Operations - Net of Taxes        --           --           --       --
                                                             -------      -------      -------     ----
 INCOME FROM DISCONTINUED OPERATIONS                              --           --           --       --
                                                             -------      -------      -------     ----

 NET INCOME                                                  $ 5,149      $  (847)     $    (4)    $(20)
                                                             =======      =======      =======     ====

                                 PSEG GLOBAL USA
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                              PSEG
                                                                PSEG      INTERATIONAL     PSEG        PSEG        PSEG
                                                            US SERVICES        INC          NEW      HAWAIIAN    HAWAIIAN
                                                                INC          CONSOL.     HAMPSHIRE      MGT     INVESTMENT
                                                            -----------   ------------   ---------   --------   ----------
REVENUES:
   Income from capital lease agreements                        $  --        $     --      $   --       $ --       $   --
   Gain on Sale of operating assets                               --              --          --         --           --
   Realized gains (losses) on investments                         --              --          --         --           --
   Electric Revenues
      Generation                                                  --          53,255          --         --           --
      Distribution                                                --              --          --         --           --
   Equity in subsidiary earnings                                  --              --          --         --           --
                                                               -----        --------      ------       ----       ------
Total revenues                                                    --          53,255          --         --           --
                                                               -----        --------      ------       ----       ------

OPERATING EXPENSES:
   Operation and maintenance                                      --           6,627          --         --           --
   Write-down of project investments                              --              --          --         --           --
   Depreciation and amortization                                  --          10,416          --         --           --
   Fuel expenses                                                  --           2,768          --         --           --
   Administrative and general                                    245           5,260         162         --            1
                                                               -----        --------      ------       ----       ------
Total operating expenses                                         245          25,071         162         --            1
                                                               -----        --------      ------       ----       ------

   Income from partnerships                                       --          31,760       6,195        255        4,472
   Interest and dividend income                                   --          10,879          --         --           --
   Consulting and O&M fees                                        --             247         152         --           --
                                                               -----        --------      ------       ----       ------
Total Income from equity method investments                       --          42,886       6,347        255        4,472
                                                               -----        --------      ------       ----       ------

OPERATING INCOME                                                (245)         71,070       6,185        255        4,471
                                                               -----        --------      ------       ----       ------

OTHER INCOME
   Foreign currency Translation Gain/Loss                         --             315          --         --           --
   Gain on sale - other                                           --             (44)         --         --           --
   Other                                                          --            (594)         --         --           --
   Change in derivative fair value                                --              --          --         --           --
                                                               -----        --------      ------       ----       ------
Total Other Income                                                --            (323)         --         --           --
                                                               -----        --------      ------       ----       ------

INTEREST EXPENSE:
   PSEG Capital Corporation                                       --              --          --         --           --
   PSEG Energy Holdings                                           --              --          --         --           --
   Other Associated Companies                                     --              --          --         --           --
   Other                                                          --          13,795          --         --           --
   Capitalized interest                                           --              --          --         --           --
                                                               -----        --------      ------       ----       ------
Net interest expense                                              --          13,795          --         --           --
                                                               -----        --------      ------       ----       ------

INCOME BEFORE INCOME TAXES                                      (245)         56,952       6,185        255        4,471
                                                               -----        --------      ------       ----       ------

INCOME TAXES:
   Current                                                       (94)        (27,627)      2,398         34          286
   Deferred                                                        8          28,055        (201)        66        1,463
   Foreign Taxes                                                  --             (75)         --         --           --
   Investment and energy tax credits - net                        --              --         (75)        --           --
                                                               -----        --------      ------       ----       ------
Total income taxes                                               (86)            353       2,122        100        1,749
                                                               -----        --------      ------       ----       ------

MINORITY INTERESTS                                                --           7,445          --         --           --
                                                               -----        --------      ------       ----       ------

INCOME FROM CONTINUING OPERATIONS                               (159)         49,154       4,063        155        2,722
                                                               -----        --------      ------       ----       ------

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle               --              --          --         --           --
   Income from Discontinued Operations - Net of Taxes             --             245          --         --           --
   Gain on Sale of Discontinued Operations - Net of Taxes         --              --          --         --           --
                                                               -----        --------      ------       ----       ------
INCOME FROM DISCONTINUED OPERATIONS                               --             245          --         --           --
                                                               -----        --------      ------       ----       ------

NET INCOME                                                     $(159)       $ 49,399      $4,063       $155       $2,722
                                                               =====        ========      ======       ====       ======





                                                                          PSEG
                                                              PSEG     CHILQUINTA     PSEG                   KI
                                                            KALAELOA     FINANCE    SVILUPPO   PSEG     HOLDINGS INC
                                                              INC          LLC        SRL      POLSKA      CONSOL.
                                                            --------   ----------   --------   ------   ------------
REVENUES:
   Income from capital lease agreements                      $  --        $  --     $ --        $ --         $--
   Gain on Sale of operating assets                             --           --       --          --          --
   Realized gains (losses) on investments                       --           --       --          --          --
   Electric Revenues
      Generation                                                --           --       --          --          --
      Distribution                                              --           --       --          --          --
   Equity in subsidiary earnings                                --           --       --          --          --
                                                             -----        -----     ----        ----         ---
Total revenues                                                  --           --       --          --          --
                                                             -----        -----     ----        ----         ---

OPERATING EXPENSES:
   Operation and maintenance                                    --           --       --          --          --
   Write-down of project investments                            --           --       --          --          --
   Depreciation and amortization                                --           --       --          --          --
   Fuel expenses                                                --           --       --          --          --
   Administrative and general                                  (16)          35       (6)        (16)         --
                                                             -----        -----     ----        ----         ---
Total operating expenses                                       (16)          35       (6)        (16)         --
                                                             -----        -----     ----        ----         ---

   Income from partnerships                                     81          254       --          --          --
   Interest and dividend income                                 --           --       --          --          --
   Consulting and O&M fees                                     677           --       --          --          --
                                                             -----        -----     ----        ----         ---
Total Income from equity method investments                    758          254       --          --          --
                                                             -----        -----     ----        ----         ---

OPERATING INCOME                                               774          219        6          16          --
                                                             -----        -----     ----        ----         ---

OTHER INCOME
   Foreign currency Translation Gain/Loss                       --           --      (10)         (1)         --
   Gain on sale - other                                         --           --       --          --          --
   Other                                                        --           --       --          --          --
   Change in derivative fair value                              --           --       --          --          --
                                                             -----        -----     ----        ----         ---
Total Other Income                                              --           --      (10)         (1)         --
                                                             -----        -----     ----        ----         ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                     --           --       --          --          --
   PSEG Energy Holdings                                         --           --       --          --          --
   Other Associated Companies                                   --           --       --          --          --
   Other                                                        --           89       --          --          --
   Capitalized interest                                         --           --       --          --          --
                                                             -----        -----     ----        ----         ---
Net interest expense                                            --           89       --          --          --
                                                             -----        -----     ----        ----         ---

INCOME BEFORE INCOME TAXES                                     774          130       (4)         15          --
                                                             -----        -----     ----        ----         ---

INCOME TAXES:
   Current                                                     335           84       --           5          --
   Deferred                                                    (31)         (24)      --          --          --
   Foreign Taxes                                                --           --       --          --          --
   Investment and energy tax credits - net                      --           --       --          --          --
                                                             -----        -----     ----        ----         ---
Total income taxes                                             304           60       --           5          --
                                                             -----        -----     ----        ----         ---

MINORITY INTERESTS                                              --           --       --          --          --
                                                             -----        -----     ----        ----         ---

INCOME FROM CONTINUING OPERATIONS                              470           70       (4)         10          --
                                                             -----        -----     ----        ----         ---

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in Acct. Principle             --           --       --          --          --
   Income from Discontinued Operations - Net of Taxes           --           --       --          --          --
   Gain on Sale of Discontinued Operations - Net of Taxes       --           --       --          --          --
                                                             -----        -----     ----        ----         ---
INCOME FROM DISCONTINUED OPERATIONS                             --           --       --          --          --
                                                             -----        -----     ----        ----         ---

NET INCOME                                                   $ 470         $ 70     $ (4)       $ 10         $--
                                                             =====        =====     ====        ====         ===

                                 PSEG GLOBAL USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                             PSEG GLOBAL   INTERCOMPANY                                      PSEG       PSEG
                                 USA       ELIMINATIONS     PSEG        PSEG       PSEG     PROJECT     GWF       PSEG
                               CONSOL.      & RECLASS.       USA     CONEMAUGH    TRACY    SERVICES   CONSOL.   LEASING
                             -----------   ------------   --------   ---------   -------   --------   -------   -------
BALANCE  JANUARY 1, 2003       $100,384      $ (1,475)    $100,384     $(730)    $(2,104)  $(1,225)   $14,791   $(1,689)

NET INCOME                       66,490       (59,534)      66,490       (79)        698        (3)         2        (2)

                               --------      --------     --------     -----     -------   -------    -------   -------
   TOTAL                        166,874       (61,009)     166,874      (809)     (1,406)   (1,228)    14,793    (1,691)
                               --------      --------     --------     -----     -------   -------    -------   -------

DIVIDENDS DECLARED                   --            --           --        --          --        --         --        --
                               --------      --------     --------     -----     -------   -------    -------   -------


                               --------      --------     --------     -----     -------   -------    -------   -------
BALANCE  DECEMBER 31, 2003     $166,874      $(61,009)    $166,874     $(809)    $(1,406)  $(1,228)   $14,793   $(1,691)
                               ========      =========    ========     =====     =======   =======    =======   =======

                                 PSEG GLOBAL USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                   PSEG                                 PSEG
                                PSEG         PSEG      PSEG       INDIA                    PSEG         ASIA       PSEG
                               DEBLOIS      MOUNT    HENRIETTA   PRIVATE              INTERNATIONAL     INC.      INDIA
                             INVESTMENT     CARMEL    TURBINE      LTD.      CEMAS       SERVICES      CONSOL.     INC
                             ----------    -------   ---------   -------   --------   -------------   --------   -------
BALANCE  JANUARY 1, 2003      $(1,735)     $(2,593)     $--      $(7,529)  $(11,129)    $ (9,577)     $(14,652)  $(1,860)

NET INCOME                         (2)         (19)      --       (2,065)     5,149         (847)           (4)      (20)

                              -------      -------      ---      -------   --------     --------      --------   -------
   TOTAL                       (1,737)      (2,612)      --       (9,594)    (5,980)     (10,424)      (14,656)   (1,880)
                              -------      -------      ---      -------   --------     --------      --------   -------

DIVIDENDS DECLARED                 --           --       --           --         --           --            --        --
                              -------      -------      ---      -------   --------     --------      --------   -------


                              -------      -------      ---      -------   --------     --------      --------   -------
BALANCE  DECEMBER 31, 2003    $(1,737)     $(2,612)     $--      $(9,594)  $ (5,980)    $(10,424)     $(14,656)  $(1,880)
                              =======      =======      ===      =======   ========     ========      ========   =======

                                 PSEG GLOBAL USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                               PSEG                                                         PSEG
                                 PSEG      INTERATIONAL      PSEG       PSEG        PSEG        PSEG     CHILQUINTA     PSEG
                             US SERVICES       INC           NEW      HAWAIIAN    HAWAIIAN    KALAELOA     FINANCE    SVILUPPO
                                 INC          CONSOL.     HAMPSHIRE      MGT     INVESTMENT      INC         LLC         SRL
                             -----------   ------------   ---------   --------   ----------   --------   ----------   --------
BALANCE  JANUARY 1, 2003        $(170)        $ 4,573      $25,073      $ 90      $10,278      $1,403       $402        $--

NET INCOME                       (159)         49,399        4,063       155        2,722         470         70         (4)

                                -----         -------      -------      ----      -------      ------       ----        ---
   TOTAL                         (329)         53,972       29,136       245       13,000       1,873        472         (4)
                                -----         -------      -------      ----      -------      ------       ----        ---

DIVIDENDS DECLARED                 --              --           --        --           --          --         --         --
                                -----         -------      -------      ----      -------      ------       ----        ---


                                -----         -------      -------      ----      -------      ------       ----        ---
BALANCE  DECEMBER 31, 2003      $(329)        $53,972      $29,136      $245      $13,000      $1,873       $472        $(4)
                                =====         =======      =======      ====      =======      ======       ====        ===

                                           KI
                              PSEG    HOLDINGS INC
                             POLSKA      CONSOL.
                             ------   ------------
BALANCE  JANUARY 1, 2003     $(142)        $--

NET INCOME                      10          --

                             -----         ---
   TOTAL                      (132)         --
                             -----         ---

DIVIDENDS DECLARED              --          --
                             -----         ---


                             -----         ---
BALANCE  DECEMBER 31, 2003   $(132)        $--
                             =====         ===

                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                         PSEG GLOBAL   INTERCOMPANY
                                             USA       ELIMINATIONS      PSEG         PSEG
                                           CONSOL.      & RECLASS.        USA      CONEMAUGH
                                         -----------   ------------   ----------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   18,245     $     --     $       --      $ --
   Accounts  and Notes receivable:
      Trade                                    1,431           --            (21)       --
      Other                                       39           --           (101)       --
      PSE&G                                       --           --             --        --
      PSEG                                        --           --             --        --
      PSEG Power                                  76           --             52        --
      PSEG Energy Holdings                        --           --             --        --
      Other associated companies           1,566,702           --        515,563       582
   Notes receivable:
      Associated companies                        --           --             --        --
      Other                                       --           --             --        --
   Inventory                                      --           --             --        --
   Interest receivable                            --           --             --        --
   Assets held for sale                           --           --             --        --
   Current Assets of Disc Ops                    150           --             --        --
   Prepayments                                   256           --            154        --
                                          ----------    ---------     ----------      ----
Total Current Assets                       1,586,899           --        515,647       582
                                          ----------    ---------     ----------      ----

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                    --           --             --        --
   Other                                          --           --             --        --
   Furniture and Equipment                       185           --            185        --
   Accum. depr. and amortization                (143)          --           (143)       --
   Valuation allowances                           --           --             --        --
                                          ----------    ---------     ----------      ----
Property, Plant and Equipment-net                 42           --             42        --
                                          ----------    ---------     ----------      ----

INVESTMENTS
   Subsidiaries                                9,782     (825,312)       825,312        --
   Capital lease agreements                       --           --             --        --
   General Partnership interests              20,165           --          2,691         2
   Limited Partnership interests             394,059           --         59,699        --
   Corporate joint ventures                  223,208           --              1        --
   Securities                                     --           --             --        --
   Valuation allowances                           --           --             --        --
                                          ----------    ---------     ----------      ----
Total Investments                            647,214     (825,312)       887,703         2
                                          ----------    ---------     ----------      ----

OTHER ASSETS
   Long-term receivables                       5,500           --             --        --
   Deferred Tax Asset                            (27)          --            (38)       --
   Derivative Asset                              161           --             --        --
   Deferred Finance Costs                     15,372           --            636        --
   Project Start Up Costs                      9,486           --          9,486        --
   Prepaid Pension Costs                       1,127           --            421        --
                                                  --           --             --        --
   Intangibles                                   533           --             13        --
   Other                                         234           --             --        --
                                          ----------    ---------     ----------      ----
Total Other Assets                            32,386           --         10,518        --
                                          ----------    ---------     ----------      ----

TOTAL ASSETS                              $2,266,541    $(825,312)    $1,413,910      $584
                                          ==========    =========     ==========      ====





                                                     PSEG
                                           PSEG     PROJECT     GWF       PSEG
                                          TRACY    SERVICES   CONSOL.    LEASING
                                         -------   --------   -------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   --     $   --   $    --   $    --
   Accounts  and Notes receivable:
      Trade                                   91          3        --        --
      Other                                   --         --        --        --
      PSE&G                                   --         --        --        --
      PSEG                                    --         --        --        --
      PSEG Power                              --         --        --        --
      PSEG Energy Holdings                    --         --        --        --
      Other associated companies           3,593         --    47,215    41,603
   Notes receivable:
      Associated companies                    --         --        --        --
      Other                                   --         --        --        --
   Inventory                                  --         --        --        --
   Interest receivable                        --         --        --        --
   Assets held for sale                       --         --        --        --
   Current Assets of Disc Ops                 --         --        --        --
   Prepayments                                --         --        --        --
                                          ------     ------   -------   -------
Total Current Assets                       3,684          3    47,215    41,603
                                          ------     ------   -------   -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --         --        --        --
   Other                                      --         --        --        --
   Furniture and Equipment                    --         --        --        --
   Accum. depr. and amortization              --         --        --        --
   Valuation allowances                       --         --        --        --
                                          ------     ------   -------   -------
Property, Plant and Equipment-net             --         --        --        --
                                          ------     ------   -------   -------

INVESTMENTS
   Subsidiaries                               --         --        --        --
   Capital lease agreements                   --         --        --        --
   General Partnership interests              --      7,580       686    (2,671)
   Limited Partnership interests              --         --        --        --
   Corporate joint ventures                   --         --        --        --
   Securities                                 --         --        --        --
   Valuation allowances                       --         --        --        --
                                          ------     ------   -------   -------
Total Investments                             --      7,580       686    (2,671)
                                          ------     ------   -------   -------

OTHER ASSETS
   Long-term receivables                      --         --        --        --
   Deferred Tax Asset                         --         --        --        --
   Derivative Asset                           --         --        --        --
   Deferred Finance Costs                     --         --        --        --
   Project Start Up Costs                     --         --        --        --
   Prepaid Pension Costs                      --         --        --        --
                                              --         --        --        --
   Intangibles                                --         --        --        --
   Other                                      --         --        --        --
                                          ------     ------   -------   -------
Total Other Assets                            --         --        --        --
                                          ------     ------   -------   -------

TOTAL ASSETS                              $3,684     $7,583   $47,901   $38,932
                                          ======     ======   =======   =======

                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                             PSEG
                                           PSEG        PSEG                 INDIA
                                          DEBLOIS      MOUNT   HENRIETTA   PRIVATE
                                         INVESTMENT   CARMEL    TURBINE      LTD.
                                         ----------   ------   ---------   -------
 ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $--        $--      $--        $  896
   Accounts  and Notes receivable:
      Trade                                   --         --       --           134
      Other                                   --         --       --           145
      PSE&G                                   --         --       --            --
      PSEG                                    --         --       --            --
      PSEG Power                              --         --       --            --
      PSEG Energy Holdings                    --         --       --            --
      Other associated companies               1         81                  2,730
   Notes receivable:
      Associated companies                    --         --       --            --
      Other                                   --         --       --            --
   Inventory                                  --         --       --            --
   Interest receivable                        --         --       --            --
   Assets held for sale                       --         --       --            --
   Current Assets of Disc Ops                 --         --       --            --
   Prepayments                                --         --       --             8
                                             ---       ----      ---        ------
Total Current Assets                           1         81       --        3,913
                                             ---       ----      ---        ------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --         --       --            --
   Other                                      --         --       --            --
   Furniture and Equipment                    --         --       --            --
   Accum. depr. and amortization              --         --       --            --
   Valuation allowances                       --         --       --            --
                                             ---       ----      ---        ------
 Property, Plant and Equipment-net            --         --       --            --
                                             ---       ----      ---        ------

 INVESTMENTS
   Subsidiaries                               --         --       --            --
   Capital lease agreements                   --         --       --            --
   General Partnership interests              --         --       --            --
   Limited Partnership interests              --        198       --            --
   Corporate joint ventures                   --         --       --            --
   Securities                                 --         --       --            --
   Valuation allowances                       --         --       --            --
                                             ---       ----      ---        ------
Total Investments                             --        198       --            --
                                             ---       ----      ---        ------

 OTHER ASSETS
   Long-term receivables                      --         --       --            --
   Deferred Tax Asset                         --         --       --            --
   Derivative Asset                           --         --                     --
   Deferred Finance Costs                     --         --       --            --
   Project Start Up Costs                     --         --       --            --
   Prepaid Pension Costs                      --         --       --           (56)
                                              --         --       --            --
   Intangibles                                --         --       --            --
   Other                                      --         --       --           221
                                             ---       ----      ---        ------
Total Other Assets                            --         --       --           165
                                             ---       ----      ---        ------

 TOTAL ASSETS                                $ 1       $279      $--        $4,078
                                             ===       ====      ===        ======





                                                                     PSEG
                                                        PSEG         ASIA     PSEG
                                                   INTERNATIONAL     INC      INDIA
                                          CEMAS       SERVICES     CONSOL.     INC
                                         -------   -------------   -------   ------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $    --      $    --       $   --    $  --
   Accounts  and Notes receivable:
      Trade                                   --          103           --       --
      Other                                   --           --           --        1
      PSE&G                                   --           --           --       --
      PSEG                                    --           --           --       --
      PSEG Power                              --           --           --       --
   PSEG Energy Holdings                       --           --           --       --
      Other associated companies          26,519       11,126        4,026    2,830
   Notes receivable:
      Associated companies                    --           --           --       --
      Other                                   --           --           --       --
   Inventory                                  --           --           --       --
   Interest receivable                        --           --           --       --
   Assets held for sale                       --           --           --       --
   Current Assets of Disc Ops                 --           --           --       --
   Prepayments                                --            9           --       --
                                         -------      -------       ------   ------
Total Current Assets                      26,519       11,238        4,026    2,831
                                         -------      -------       ------   ------

 PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --           --           --       --
   Other                                      --           --           --       --
   Furniture and Equipment                    --           --           --       --
   Accum. depr. and amortization              --           --           --       --
   Valuation allowances                       --           --           --       --
                                         -------      -------       ------   ------
 Property, Plant and Equipment-net            --           --           --       --
                                         -------      -------       ------   ------

 INVESTMENTS
   Subsidiaries                               21           --           --       --
   Capital lease agreements                   --           --           --       --
   General Partnership interests              --           --           --       --
   Limited Partnership interests              --           --           --       --
   Corporate joint ventures                   --           --           --       --
   Securities                                 --           --           --       --
   Valuation allowances                       --           --           --       --
                                         -------      -------       ------   ------
Total Investments                             21           --           --       --
                                         -------      -------       ------   ------

 OTHER ASSETS
   Long-term receivables                      --           --           --       --
   Deferred Tax Asset                         --           11           --       --
   Derivative Asset                           --           --           --       --
   Deferred Finance Costs                     --           --           --       --
   Project Start Up Costs                     --           --           --       --
   Prepaid Pension Costs                      --          762           --       --
                                              --           --           --       --
   Intangibles                                --          520           --       --
   Other                                      --           --           --       --
                                         -------      -------       ------   ------
Total Other Assets                            --        1,293           --       --
                                         -------      -------       ------   ------

 TOTAL ASSETS                            $26,540      $12,531       $4,026   $2,831
                                         =======      =======       ======   ======





                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                           PSEG
                                            PSEG       INTERATIONAL      PSEG       PSEG        PSEG
                                         US SERVICES      INC          NEW        HAWAIIAN    HAWAIIAN
                                            INC         CONSOL.       HAMPSHIRE      MGT     INVESTMENT
                                         -----------    -----------   ---------      ---     ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments        $--      $   17,219       $    --      $ --       $    --
   Accounts  and Notes receivable:
      Trade                                    --             939            --        --            --
      Other                                     1              (8)           --         1            --
      PSE&G                                    --              --            --      ----            --
      PSEG                                     --              --            --      ----            --
      PSEG Power                               --              24            --        --            --
      PSEG Energy Holdings                     --              --            --        --            --
      Other associated companies              471         890,399        12,138       143         5,181
   Notes receivable:
      Associated companies                     --              --            --        --            --
      Other                                    --              --            --        --            --
   Inventory                                   --              --            --        --            --
   Interest receivable                         --              --            --        --            --
   Assets held for sale                        --              --            --        --            --
   Current Assets of Disc Ops                  --             150            --        --            --
   Prepayments                                 --              85            --        --            --
                                             ----       ---------       -------    ------       -------
Total Current Assets                          472         908,808        12,138       144         5,181
                                             ----       ---------       -------    ------       -------

 PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 --              --            --        --            --
   Other                                       --              --            --        --            --
   Furniture and Equipment                     --              --            --        --            --
   Accum. depr. and amortization               --              --            --        --            --
   Valuation allowances                        --              --            --        --            --
                                             ----       ---------       -------    ------       -------
 Property, Plant and Equipment-net             --              --            --        --            --
                                             ----       ---------       -------    ------       -------

 INVESTMENTS
   Subsidiaries                                --           9,761            --        --            --
   Capital lease agreements                    --              --            --        --            --
   General Partnership interests               --           6,249         4,295       539            --
   Limited Partnership interests               --         304,986            --        --        29,183
   Corporate joint ventures                    --         220,896            --        --            --
   Securities                                  --              --            --        --            --
   Valuation allowances                        --              --            --        --            --
                                             ----       ---------       -------    ------       -------
Total Investments                              --         541,892         4,295       539        29,183
                                             ----       ---------       -------    ------       -------

 OTHER ASSETS
   Long-term receivables                       --           5,500            --        --            --
   Deferred Tax Asset                          --              --            --        --            --
   Derivative Asset                            --              --            --        --            --
   Deferred Finance Costs                      --          14,736            --        --            --
   Project Start Up Costs                      --              --            --        --            --
   Prepaid Pension Costs                       --              --            --        --            --
                                               --              --            --        --            --
   Intangibles                                 --              --            --        --            --
   Other                                       --              13            --        --            --
                                             ----       ---------       -------    ------       -------
Total Other Assets                             --          20,249            --        --            --
                                             ----      ----------       -------      ----      --------

 TOTAL ASSETS                                $472      $1,470,949       $16,433      $683      $ 34,364
                                             ====      ==========       =======      ====      ========





                                           PSEG     CHILQUINTA     PSEG                  KI
                                         KALAELOA     FINANCE    SVILUPPO    PSEG   HOLDINGS INC
                                            INC         LLC        SRL      POLSK      CONSOL
                                         --------   ----------   --------   -----   ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   --     $    --       $ 68     $ 62       $ --
   Accounts  and Notes receivable:
      Trade                                  189          (7)        --       --         --
      Other                                   --          --         --       --
      PSE&G                                   --          --         --       --         --
      PSEG                                    --          --         --       --         --
      PSEG Power                              --          --         --       --         --
      PSEG Energy Holdings                    --          --         --       --         --
      Other associated companies           2,053         139        153      156         --
   Notes receivable:
      Associated companies                    --          --         --       --         --
      Other                                   --          --         --       --         --
   Inventory                                  --          --         --       --         --
   Interest receivable                        --          --         --       --         --
   Assets held for sale                       --          --         --       --         --
   Current Assets of Disc Ops                 --          --         --       --         --
   Prepayments                                --          --         --       --         --
                                          ------     -------       ----     ----       ----
Total Current Assets                       2,242         132        221      218         --
                                          ------     -------       ----     ----       ----

 PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --          --         --       --         --
   Other                                      --          --         --       --         --
   Furniture and Equipment                    --          --         --       --         --
   Accum. depr. and amortization              --          --         --       --         --
   Valuation allowances                       --          --         --       --         --
                                          ------     -------       ----     ----       ----
 Property, Plant and Equipment-net            --          --         --       --         --
                                          ------     -------       ----     ----       ----

 INVESTMENTS
   Subsidiaries                               --          --         --       --         --
   Capital lease agreements                   --          --         --       --         --
   General Partnership interests             794          --         --       --         --
   Limited Partnership interests              (7)         --         --       --         --
   Corporate joint ventures                   --       2,311         --       --         --
   Securities                                 --          --         --       --         --
   Valuation allowances                       --          --         --       --         --
                                          ------     -------       ----     ----       ----
Total Investments                            787       2,311         --       --         --
                                          ------     -------       ----     ----       ----

 OTHER ASSETS
   Long-term receivables                      --          --         --       --         --
   Deferred Tax Asset                         --          --         --       --         --
   Derivative Asset                           --         161         --       --         --
   Deferred Finance Costs                     --          --         --       --         --
   Project Start Up Costs                     --          --         --       --         --
   Prepaid Pension Costs                      --          --         --       --         --
                                              --          --         --       --         --
   Intangibles                                --          --         --       --         --
   Other                                      --          --         --       --         --
                                              --          --         --       --         --
                                          ------     -------       ----     ----       ----
 Total Other Assets                           --         161         --       --         --
                                          ------     -------       ----     ----       ----
                                          $3,029     $ 2,604       $221     $218       $ --
 TOTAL ASSETS                             ======     =======       ====     ====       ====

                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                          PSEG GLOBAL  INTERCOMPANY                                   PSEG      PSEG
                                              USA      ELIMINATIONS     PSEG        PSEG     PSEG    PROJECT    GWF      PSEG
                                            CONSOL.     & RECLASS.       USA     CONEMAUGH   TRACY   SERVICES  CONSOL.  LEASING
                                          -----------  ------------  ----------  ---------  -------  --------  -------  -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               $     (433)   $      --    $      124    $   --   $    --  $    --   $    --  $    --
      Taxes                                      753           --           285       226        63       --        23       --
      Other                                    2,799           --         1,998        --        --       --        --       --
      Interest                                 2,757           --            --        --        --       --        --       --
      Associated companies                   885,290           --       238,120     1,353     5,334    8,008    31,525    9,219
   Notes payable:
      PSEG Capital Corporation                    --           --            --        --        --       --        --       --
      PSEG Energy Holdings                     7,342           --         7,342        --        --       --        --       --
      Enterprise Group Development Corp.          --           --            --        --        --       --        --       --
      Other Associated companies                  --           --            --        --        --       --        --       --
      U.S.Energy Incorporated                     --           --            --        --        --       --        --       --
   Current portion of long-term debt              --           --            --        --        --       --        --       --
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------
Total Current Liabilities                    898,508           --       247,869     1,579     5,397    8,008    31,548    9,219
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------

TOTAL LONG-TERM DEBT                         161,600           --         1,600        --        --       --        --       --
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------

DEFERRED CREDITS
Deferred income taxes                         48,626           --        10,327      (191)     (312)     798      (389)    (540)
Deferred investment
  and energy tax credits                       6,120           --         5,840        --        --       --        --       --
Deferred Revenue                              13,635           --            --        --        --       --        --       --
Other                                          2,595           --            72        --        --       --        --       --
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------
Total Deferred Credits                        70,976           --        16,239      (191)     (312)     798      (389)    (540)
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------

MINORITY INTEREST                              9,761           --            --        --        --       --        --       --
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------

STOCKHOLDER'S EQUITY
   Capital stock                                  10         (140)           10         5         5        5         5        5
   Stock Subs Payable                             --           --            --        --        --       --        --       --
   Contributed capital                       981,214     (764,163)      981,214        --        --       --     1,944   31,939
   Retained earnings                         166,874      (61,009)      166,874      (809)   (1,406)  (1,228)   14,793   (1,691)
   Other Comprehensive Income                 (6,292)          --           104        --        --       --        --       --
   Cumulative Translation Adjustment         (16,110)          --            --        --        --       --        --       --
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------
Total Stockholder's Equity                 1,125,696     (825,312)    1,148,202      (804)   (1,401)  (1,223)   16,742   30,253
                                          ----------    ---------    ----------    ------   -------  -------   -------  -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                    $2,266,541    $(825,312)   $1,413,910    $  584   $ 3,684  $ 7,583   $47,901  $38,932
                                          ==========    =========    ==========    ======   =======  =======   =======  =======

                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                           PSEG                              PSEG
                                             PSEG      PSEG       PSEG     INDIA                PSEG         ASIA     PSEG
                                            DEBLOIS    MOUNT   HENRIETTA  PRIVATE           INTERNATIONAL    INC.     INDIA
                                          INVESTMENT  CARMEL    TURBINE     LTD.    CEMAS      SERVICES     CONSOL.    INC
                                          ----------  -------  ---------  -------  -------  -------------  --------  -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                 $    --   $    --     $--     $   (37) $    --    $     (2)    $   (203) $    --
      Taxes                                      --        70      --          --       --          (4)          --       --
      Other                                      --        --      --         (93)      --         207           --       --
      Interest                                   --        --      --          --       --          --           --       --
      Associated companies                    1,732     3,203      --       3,891      171      20,105       20,799    5,183
   Notes payable:
      PSEG Capital Corporation                   --        --      --          --       --          --           --       --
      PSEG Energy Holdings                       --        --      --          --       --          --           --       --
      Enterprise Group Development Corp.         --        --      --          --       --          --           --       --
      Other Associated companies                 --        --      --          --       --          --           --       --
      U.S.Energy Incorporated                    --        --      --          --       --          --           --       --
   Current portion of long-term debt             --        --      --          --       --          --           --       --
                                            -------   -------     ---     -------  -------    --------     --------  -------
Total Current Liabilities                     1,732     3,273      --       3,761      171      20,306       20,596    5,183
                                            -------   -------     ---     -------  -------    --------     --------  -------

TOTAL LONG-TERM DEBT                             --        --      --          --       --          --           --       --
                                            -------   -------     ---     -------  -------    --------     --------  -------

DEFERRED CREDITS
Deferred income taxes                             1     1,202      --          --    2,200        (746)      (5,714)    (473)
Deferred investment
  and energy tax credits                         --        --      --          --       --          --           --       --
Deferred Revenue                                 --        --      --          18       --          --           --       --
Other                                            --        --      --          --       --       2,201           --       --
                                            -------   -------     ---     -------  -------    --------     --------  -------
Total Deferred Credits                            1     1,202      --          18    2,200       1,455       (5,714)    (473)
                                            -------   -------     ---     -------  -------    --------     --------  -------

MINORITY INTEREST                                --        --      --          --       --          --           --       --
                                            -------   -------     ---     -------  -------    --------     --------  -------

STOCKHOLDER'S EQUITY
   Capital stock                                  5        --      --         100       --          --           --        1
   Stock Subs Payable                            --        --      --          --       --          --           --       --
   Contributed capital                           --    (1,584)     --       9,793   30,149       1,200        3,800       --
   Retained earnings                         (1,737)   (2,612)     --      (9,594)  (5,980)    (10,424)     (14,656)  (1,880)
   Other Comprehensive Income                    --        --      --          --       --         (20)          --       --
   Cumulative Translation Adjustment             --        --      --          --       --          14           --       --
                                            -------   -------     ---     -------  -------    --------     --------  -------
Total Stockholder's Equity                   (1,732)   (4,196)     --         299   24,169      (9,230)     (10,856)  (1,879)
                                            -------   -------     ---     -------  -------    --------     --------  -------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                      $     1   $   279     $--     $ 4,078  $26,540    $ 12,531     $  4,026  $ 2,831
                                            =======   =======     ===     =======  =======    ========     ========  =======

                                 PSEG GLOBAL USA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                             PSEG
                                              PSEG       INTERNATIONAL      PSEG       PSEG        PSEG
                                           US SERVICES        INC            NEW     HAWAILAN     HAWAILAN
                                            INC             CONSOL.      HAMPSHIRE     MGT      INVESTMENT
                                           -----------   -------------   ---------   --------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $  --        $     (315)    $     --     $ --      $    --
      Taxes                                      --               (64)          --       4            38
      Other                                      12               675           --       --           --
      Interest                                   --             2,668           --       --           --
      Associated companies                      781           528,341        4,841       49        1,104
   Notes payable:
      PSEG Capital Corporation                   --                --           --       --           --
      PSEG Energy Holdings                       --                --           --       --           --
      Enterprise Group Development Corp.         --                --           --       --           --
      Other Associated companies                 --                --           --       --           --
      U.S.Energy Incorporated                    --                --           --       --           --
   Current portion of long-term debt             --                --           --       --           --
                                              -----        ----------     --------     ----      -------
Total Current Liabilities                       793           531,305        4,841       53        1,142
                                              -----        ----------     --------     ----      -------

TOTAL LONG-TERM DEBT                             --           160,000           --       --           --
                                              -----        ----------     --------     ----      -------

DEFERRED CREDITS                                  7            33,837          471      127        7,889
Deferred income taxes                            --                --          280       --           --
Deferred investment and energy tax credits       --            13,617           --       --           --
Deferred Revenue                                 --               322           --       --           --
                                              -----        ----------     --------     ----      -------
Total Deferred Credits                            7            47,776          751      127        7,889
                                              -----        ----------     --------     ----      -------

Minority Interest                                --             9,761           --       --           --
                                              -----        ----------     --------     ----      -------

STOCKHOLDER'S EQUITY
   Capital stock                                  1                 1            5        1           --
   Stock Subs Payable                            --                --           --       --           --
   Contributed capital                           --           689,481      (18,300)     280       13,435
   Retained earnings                           (329)           53,972       29,136      245       13,000
   Other Comprehensive Income                    --            (5,223)          --      (23)      (1,102)
   Cumulative Translation Adjustment             --           (16,124)          --       --           --
                                              -----        ----------     --------     ----      -------
Total Stockholder's Equity                     (328)          722,107       10,841      503       25,333
                                              -----        ----------     --------     ----      -------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $ 472        $1,470,949     $ 16,433     $683     $ 34,364
                                              =====        ==========     ========     ====     ========





                                                        PSEG
                                               PSEG     CHILQUINTA      PSEG                 KI
                                             KALAELOA     FINANCE    SVILUPPO    PSEG    HOLDINGS INC
                                                INC        LLC          SRL     POLSKA      CONSOL.
                                             --------   ----------   --------   ------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $    --       $   --       $ --     $ --        $--
      Taxes                                      112           --         --       --         --
      Other                                       --           --         --       --         --
      Interest                                    --           89         --       --         --
      Associated companies                       819          209        153      350         --
   Notes payable:
      PSEG Capital Corporation                    --           --         --       --         --
      PSEG Energy Holdings                        --           --         --       --         --
      Enterprise Group Development Corp.          --           --         --       --         --
      Other Associated companies                  --           --         --       --         --
      U.S.Energy Incorporated                     --           --         --       --         --
   Current portion of long-term debt              --           --         --       --         --
                                             -------       ------       ----    -----        ---
Total Current Liabilities                        931          298        153      350         --
                                             -------       ------       ----    -----        ---

TOTAL LONG-TERM DEBT                              --           --         --       --         --
                                             -------       ------       ----    -----        ---

DEFERRED CREDITS
Deferred income taxes                             58           74         --       --         --
Deferred investment and energy tax credits        --           --         --       --         --
Deferred Revenue                                  --           --         --       --         --
Other                                             --           --         --       --         --
                                             -------       ------       ----    -----        ---
Total Deferred Credits                            58           74         --       --         --
                                             -------       ------       ----    -----        ---

MINORITY INTEREST                                 --           --         --       --         --
                                             -------       ------       ----    -----        ---
STOCKHOLDER'S EQUITY
   Capital stock                                   1           --         --       --         --
   Stock Subs Payable                             --           --         --       --         --
   Contributed capital                           194        1,760         72       --         --
   Retained earnings                           1,873          472         (4)    (132)        --
   Other Comprehensive Income                    (28)          --         --       --         --
   Cumulative Translation Adjustment              --           --         --       --         --
                                             -------       ------       ----      ---        ---
Total Stockholder's Equity                     2,040        2,232         68     (132)        --
                                             -------       ------       ----    -----        ---

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   $ 3,029       $2,604       $221    $ 218        $--
                                             =======       ======       ====    =====        ===

                             PSEG INTERNATIONAL INC.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                   PSEG                                        PSEG      PSEG
                                              INTERNATIONAL   INTERCOMPANY        PSEG       MILBANK   AMERICAS      PSEG
                                                   INC        ELIMINATIONS   INTERNATIONAL     INC        INC     CALIFORNIA
                                                 CONSOL.       & RECLASS.         INC        CONSOL.    CONSOL.      CORP
                                              -------------   ------------   -------------   -------   --------   ----------
REVENUES:
   Income from capital lease agreements          $    --        $     --        $    --       $  --    $     --    $    --
   Unrealized gains (losses) on investments           --              --             --          --          --         --
   Realized gains (losses) on investments             --              --             --          --          --         --
   Electric Revenues
      Generation                                  53,255              --             --          --          --     53,255
      Distribution                                    --              --             --          --          --         --
   Equity in subsidiary earnings                      --         (50,771)        50,771          --          --         --
                                                 -------        --------        -------       -----     -------    -------
Total revenues                                    53,255         (50,771)        50,771          --          --     53,255
                                                 -------        --------        -------       -----     -------    -------

OPERATING EXPENSES:
   Operation and maintenance                       6,627              --             --          --          --      6,627
   Write-down of project investments                  --              --             --          --          --         --
   Depreciation and amortization                  10,416              --             --          --          --     10,351
   Fuel expenses                                   2,768              --             --          --          --      2,768
   Administrative and general                      5,260              --             13         367         962      1,572
                                                 -------        --------        -------       -----     -------    -------
Total operating expenses                          25,071              --             13         367         962     21,318
                                                 -------        --------        -------       -----     -------    -------

   Income from partnerships                       31,760         (22,184)            --          --       9,643     15,624
   Interest and dividend income                   10,879            (264)            --          --      10,942        103
   Consulting and O&M fees                           247              --             --          --         245          2
                                                 -------        --------        -------       -----     -------    -------
Total Income from equity method investments       42,886         (22,448)            --          --      20,830     15,729
                                                 -------        --------        -------       -----     -------    -------

OPERATING INCOME                                  71,070         (73,219)        50,758        (367)     19,868     47,666
                                                 -------        --------        -------       -----     -------    -------

OTHER INCOME
   Foreign currency Translation Gain/Loss            315              --             --           1           4         --
   Other                                            (594)             --             --          --          --       (594)
   Gain on Sale                                      (44)             --             --          --          --         --
                                                 -------        --------        -------       -----    --------    -------
Total Other Income                                  (323)             --             --           1           4       (594)
                                                 -------        --------        -------       -----    --------    -------

INTEREST EXPENSE:
   PSEG Capital Corporation                           --              --             --          --          --         --
   PSEG Energy Holdings                               --              --             --          --          --         --
   Other Associated Companies                         --              --             --          --          --         --
   Other                                          13,795            (264)            --           7      11,788      2,261
   Capitalized interest                               --              --             --          --          --         --
                                                 -------        --------        -------       -----     -------    -------
Net interest expense                              13,795            (264)            --           7      11,788      2,261
                                                 -------        --------        -------       -----     -------    -------

INCOME BEFORE INCOME TAXES                        56,952         (72,955)        50,758        (373)      8,084     44,811
                                                 -------        --------        -------       -----     -------    -------

INCOME TAXES:
   Current                                       (27,627)             --            486         (39)    (20,771)    (3,706)
   Deferred                                       28,055              --            873          --       9,854      9,893
   Foreign Taxes                                     (75)             --             --          --          --         --
   Investment and energy tax credits
      - net                                           --              --             --          --          --         --
                                                 -------        --------        -------       -----     -------    -------
Total income taxes                                   353              --          1,359         (39)    (10,917)     6,187
                                                 -------        --------        -------       -----     -------    -------

MINORITY INTERESTS                                 7,445           7,445             --          --          --         --
                                                 -------        --------        -------       -----     -------    -------

INCOME FROM CONTINUING OPERATIONS                 49,154         (80,400)        49,399        (334)     19,001     38,624
                                                 -------        --------        -------       -----     -------    -------

DISCONTINUED OPERATIONS
   Cumulative Effect of a change
      in the Acct. Principle                          --              --             --          --          --         --
   Income from Discontinued Operations
      - Net of Taxes                                 245              --             --         150          --         --
   Gain on Sale of Discontinued Operations
      - Net of Taxes                                  --              --             --          --          --         --
                                                 -------        --------        -------       -----    --------    -------
INCOME FROM DISCONTINUED OPERATIONS                  245              --             --         150          --         --
                                                 -------        --------        -------       -----    --------    -------

NET INCOME                                       $49,399        $(80,400)       $49,399       $(184)   $ 19,001    $38,624
                                                 =======        ========        =======       =====    ========    =======





                                                                                                                      PSEG
                                                                                                         PSEG       BERMUDA
                                                                PSEG          NORTH         PSEG        AMERICAS    HOLDINGS
                                                 PSEG      ELCHO SERVICES   BAY POWER   TRACY TURBINE   SERVICES     II LTD
                                              RADES, INC         INC           LLC           INC           INC      CONSOL.
                                              ----------   --------------   ------------------------------------------------
REVENUES:
   Income from capital lease agreements           $--           $ --            $--           $--         $ --      $    --
   Unrealized gains (losses) on investments        --             --             --            --           --           --
   Realized gains (losses) on investments          --             --             --            --           --           --
   Electric Revenues
      Generation                                   --             --             --            --           --           --
      Distribution                                 --             --             --            --           --           --
   Equity in subsidiary earnings                   --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
Total revenues                                     --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------

OPERATING EXPENSES:
   Operation and maintenance                       --             --             --            --           --           --
   Write-down of project investments               --             --             --            --           --           --
   Depreciation and amortization                   --             --             --            --           --           --
   Fuel expenses                                   --             --             --            --           --           --
   Administrative and general                      --             20             --            --           57           --
                                                  ---           ----            ---           ---         ----      -------
Total operating expenses                           --             20             --            --           57           --
                                                  ---           ----            ---           ---         ----      -------

   Income from partnerships                        --             --             --            --           --           --
   Interest and dividend income                    --             --             --            --           --           --
   Consulting and O&M fees                         --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
Total Income from equity method investments        --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------

OPERATING INCOME                                   --            (20)            --            --          (57)          --
                                                  ---           ----            ---           ---         ----      -------

OTHER INCOME
   Foreign currency Translation Gain/Loss          --             --             --            --            6           --
   Other                                           --             --             --            --           --           --
   Gain on Sale                                    --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
Total Other Income                                 --             --             --            --            6           --
                                                  ---           ----            ---           ---         ----      -------

INTEREST EXPENSE:
   PSEG Capital Corporation                        --             --             --            --           --           --
   PSEG Energy Holdings                            --             --             --            --           --           --
   Other Associated Companies                      --             --             --            --           --           --
   Other                                           --             --             --            --           --            3
   Capitalized interest                            --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
Net interest expense                               --             --             --            --           --            3
                                                  ---           ----            ---           ---         ----      -------

INCOME BEFORE INCOME TAXES                         --            (20)            --            --          (51)          (3)
                                                  ---           ----            ---           ---         ----      -------

INCOME TAXES:
   Current                                         --             --             --            --          (61)        (106)
   Deferred                                        --             --             --            --           43        2,555
   Foreign Taxes                                   --             --             --            --          (75)          --
   Investment and energy tax credits
      - net                                                       --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
Total income taxes                                 --             --             --            --          (93)       2,449
                                                  ---           ----            ---           ---         ----      -------

MINORITY INTERESTS                                 --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------

INCOME FROM CONTINUING OPERATIONS                  --            (20)            --            --           42       (2,452)
                                                  ---           ----            ---           ---         ----      -------

DISCONTINUED OPERATIONS
   Cumulative Effect of a change
      in the Acct. Principle                       --             --             --            --           --           --
   Income from Discontinued Operations
      - Net of Taxes                               --             --             --            --           --           --
   Gain on Sale of Discontinued Operations
      - Net of Taxes                               --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------
INCOME FROM DISCONTINUED OPERATIONS                --             --             --            --           --           --
                                                  ---           ----            ---           ---         ----      -------

NET INCOME                                        $--           $(20)           $--           $--         $ 42      $(2,452)
                                                  ===           ====            ===           ===         ====      =======

                             PSEG INTERNATIONAL INC.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                                                 PSEG
                                                   PSEG            PSEG      OPERACIONES      PSEG           PSEG
                                              CALIFORNIA III    HENRIETTA         II       EUROPE LTD   CALIFORNIA II
                                                   CORP        TURBINE INC     CONSOL.       CONSOL.         CORP
                                              --------------   -----------   -----------   ----------   -------------
REVENUES:
   Income from capital lease agreements           $   --           $--          $    --     $   --          $   --
   Unrealized gains (losses) on investments           --            --               --         --              --
   Realized gains (losses) on investments             --            --               --         --              --
   Electric Revenues
      Generation                                      --            --               --         --              --
      Distribution                                    --            --               --         --              --
   Equity in subsidiary earnings                      --            --               --         --              --
                                                  ------           ---          -------    -------         -------
Total revenues                                        --            --               --         --              --
                                                  ------           ---          -------    -------         -------
OPERATING EXPENSES:
   Operation and maintenance                          --            --               --         --              --
   Write-down of project investments                  --            --               --         --              --
   Depreciation and amortization                      --            --               --         65              --
   Fuel expenses                                      --            --               --         --              --
   Administrative and general                         --            --               --      2,258              --
                                                  ------           ---          -------    -------         -------
Total operating expenses                              --            --               --      2,323              --
                                                  ------           ---          -------    -------         -------

   Income from partnerships                        4,605            --           19,467         --           4,605
   Interest and dividend income                       49            --               --         --              49
   Consulting and O&M fees                            --            --               --         --              --
                                                  ------           ---          -------    -------         -------
Total Income from equity method investments        4,654            --           19,467         --           4,654
                                                  ------           ---          -------    -------         -------

OPERATING INCOME                                   4,654            --           19,467     (2,323)          4,654
                                                  ------           ---          -------    -------         -------

OTHER INCOME
   Foreign currency Translation Gain/Loss             --            --              356        (52)             --
   Other                                              --            --               --         --              --
   Gain on Sale                                       --            --               --        (44)             --
                                                  ------           ---          -------    -------         -------
Total Other Income                                    --            --              356        (96)             --
                                                  ------           ---          -------    -------         -------
INTEREST EXPENSE:
   PSEG Capital Corporation                           --            --               --         --              --
   PSEG Energy Holdings                               --            --               --         --              --
   Other Associated Companies                         --            --               --         --              --
   Other                                              --            --               --         --              --
   Capitalized interest                               --            --               --         --              --
                                                  ------           ---          -------    -------         -------
Net interest expense                                  --            --               --         --              --
                                                  ------           ---          -------    -------         -------

INCOME BEFORE INCOME TAXES                         4,654            --           19,823     (2,419)          4,654
                                                  ------           ---          -------    -------         -------
INCOME TAXES:
   Current                                          (423)           --               --     (2,585)           (423)
   Deferred                                        2,319            --               --        199           2,319
   Foreign Taxes                                      --            --               --         --              --
   Investment and energy tax credits
      - net                                           --            --               --         --              --
                                                  ------           ---          -------    -------         -------
Total income taxes                                 1,896            --               --     (2,386)          1,896
                                                  ------           ---          -------    -------         -------
MINORITY INTERESTS                                    --            --               --         --              --
                                                  ------           ---          -------    -------         -------
INCOME FROM CONTINUING OPERATIONS                  2,758            --           19,823        (33)          2,758
                                                  ------           ---          -------    -------         -------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change
      in the Acct. Principle                          --            --               --         --              --
   Income from Discontinued Operations
      - Net of Taxes                                  --            --               --         95              --
   Gain on Sale of Discontinued Operations
      - Net of Taxes                                  --            --               --         --              --
                                                  ------           ---          -------    -------         -------
INCOME FROM DISCONTINUED OPERATIONS                   --            --               --         95              --
                                                  ------           ---          -------    -------         -------
NET INCOME                                        $2,758           $--          $19,823     $   62          $2,758
                                                  ======           ===          =======     =======        =======





                                                                                     PSEG
                                                PSEG        PSEG         PSEG      PONTIANAK
                                                CHINA    PHILIPPINE      ZHOU         LTD
                                              HOLDINGS    HOLDINGS    KOU POWER   (Malaysia)
                                                 LTD         LLC         LTD        CONSOL.
                                              --------   ----------   ---------   ----------
REVENUES:
   Income from capital lease agreements          $--        $--          $--         $--
   Unrealized gains (losses) on investments       --         --           --          --
   Realized gains (losses) on investments         --         --           --          --
   Electric Revenues
      Generation                                  --         --           --          --
      Distribution                                --         --           --          --
   Equity in subsidiary earnings                  --         --           --          --
                                                ----        ---          ---         ---
Total revenues                                    --         --           --          --
                                                ----        ---          ---         ---
OPERATING EXPENSES:
   Operation and maintenance                      --         --           --          --
   Write-down of project investments              --         --           --          --
   Depreciation and amortization                  --         --           --          --
   Fuel expenses                                  --         --           --          --
   Administrative and general                     11         --           --          --
                                                ----        ---          ---         ---
Total operating expenses                          11         --           --          --
                                                ----        ---          ---         ---
   Income from partnerships                       --         --           --          --
   Interest and dividend income                   --         --           --          --
   Consulting and O&M fees                        --         --           --          --
                                                ----        ---          ---         ---
Total Income from equity method investments       --         --           --          --
                                                ----        ---          ---         ---

OPERATING INCOME                                 (11)        --           --          --
                                                ----        ---          ---         ---

OTHER INCOME
   Foreign currency Translation Gain/Loss         --         --           --          --
   Other                                          --         --           --          --
   Gain on Sale                                   --         --           --          --
                                                ----        ---          ---         ---
Total Other Income                                --         --           --          --
                                                ----        ---          ---         ---
INTEREST EXPENSE:
   PSEG Capital Corporation                       --         --           --          --
   PSEG Energy Holdings                           --         --           --          --
   Other Associated Companies                     --         --           --          --
   Other                                          --         --           --          --
   Capitalized interest                           --         --           --          --
                                                ----        ---          ---         ---
Net interest expense                              --         --           --          --
                                                ----        ---          ---         ---
INCOME BEFORE INCOME TAXES                       (11)        --           --          --
                                                ----        ---          ---         ---
INCOME TAXES:
   Current                                        --         --           --          --
   Deferred                                       --         --           --          --
   Foreign Taxes                                  --         --           --          --
   Investment and energy tax credits
      - net                                       --         --           --          --
                                                ----        ---          ---         ---
Total income taxes                                --         --           --          --
                                                ----        ---          ---         ---
MINORITY INTERESTS                                --         --           --          --
                                                ----        ---          ---         ---
INCOME FROM CONTINUING OPERATIONS                (11)        --           --          --
                                                ----        ---          ---         ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change
      in the Acct. Principle                      --         --           --          --
   Income from Discontinued Operations
      - Net of Taxes                              --         --           --          --
   Gain on Sale of Discontinued Operations
      - Net of Taxes                              --         --           --          --
                                                ----        ---          ---         ---
INCOME FROM DISCONTINUED OPERATIONS               --         --           --          --
                                                ----        ---          ---         ---
NET INCOME                                      $(11)       $--          $--         $--
                                                ====        ===          ===         ===

                             PSEG INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                  PSEG                                        PSEG      PSEG
                             INTERNATIONAL   INTERCOMPANY        PSEG       MILBANK   AMERICAS      PSEG
                                  INC        ELIMINATIONS   INTERNATIONAL     INC        INC     CALIFORNIA      PSEG
                                 CONSOL       & RECLASS.         INC        CONSOL.    CONSOL.      CORP      RADES, INC
                             -------------   ------------   -------------   -------   --------   ----------   ----------
BALANCE JANUARY 1, 2003         $ 4,573        $ (4,553)       $ 4,573       $  (5)    $(1,649)    $16,715        $--

NET INCOME                       49,399         (80,400)        49,399        (184)     19,001      38,624         --
                                -------        --------        -------       -----     -------     -------        ---
   TOTAL                         53,972         (84,953)        53,972        (189)     17,352      55,339         --
                                -------        --------        -------       -----     -------     -------        ---
DIVIDENDS DECLARED                   --              --             --          --          --          --         --
                                -------        --------        -------       -----     -------     -------        ---

                                -------        --------        -------       -----     -------     -------        ---
BALANCE DECEMBER 31, 200 3      $53,972        $(84,953)       $53,972       $(189)    $17,352     $55,339        $--
                                =======        ========        =======       =====     =======     =======        ===

                                                                                       PSEG
                                                                            PSEG      BERMUDA
                                  PSEG          NORTH          PSEG       AMERICAS   HOLDINGS
                             ELCHO SERVICES   BAY POWER   TRACY TURBINE   SERVICES    II LTD
                                   INC           LLC           INC           INC      CONSOL.
                             --------------   ---------   -------------   --------   --------
BALANCE JANUARY 1, 2003           $ --           $--            $--        $(3,641)   $(6,718)

NET INCOME                         (20)           --             --             42     (2,452)
                                  ----           ---            ---        -------    -------
   TOTAL                           (20)           --             --         (3,599)    (9,170)
                                  ----           ---            ---        -------    -------
DIVIDENDS DECLARED                  --            --             --             --         --
                                  ----           ---            ---        -------    -------

                                  ----           ---            ---        -------    -------
BALANCE DECEMBER 31, 2003         $(20)          $--            $--        $(3,599)   $(9,170)
                                  ====           ===            ===        =======    =======

                             PSEG INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                PSEG                                     PSEG        PSEG
                                  PSEG           PSEG       OPERACIONES      PSEG           PSEG        CHINA     PHILIPPINE
                             CALIFORNIA III    HENRIETTA         II       EUROPE LTD   CALIFORNIA II   HOLDINGS    HOLDINGS
                                  CORP        TURBINE INC     CONSOL.       CONSOL.         CORP         LTD         LLC
                             --------------   -----------   -----------   ----------   -------------   --------   ----------
BALANCE JANUARY 1, 2003          $   64           $(7)        $17,463      $(11,141)       $   64        $ (4)      $(4,126)

NET INCOME                        2,758            --          19,823            62         2,758         (11)          --
                                 ------           ---         -------      --------        ------        ----      -------
   TOTAL                          2,822            (7)         37,286       (11,079)        2,822         (15)      (4,126)
                                 ------           ---         -------      --------        ------        ----      -------
DIVIDENDS DECLARED                   --            --              --            --            --          --           --
                                 ------           ---         -------      --------        ------        ----      -------

                                 ------           ---         -------      --------        ------        ----      -------
BALANCE DECEMBER 31, 2003        $2,822           $(7)        $37,286      $(11,079)       $2,822        $(15)     $(4,126)
                                 ======           ===         =======      ========        ======        ====      =======

                                            PSEG
                                PSEG      PONTIANAK
                                ZHOU         LTD
                             KOU POWER   (Malaysia)
                                LTD        CONSOL.
                             ---------   ----------
BALANCE JANUARY 1, 2003        $(224)     $(2,238)

NET INCOME                        --           --
                               -----      -------
   TOTAL                        (224)      (2,238)
                               -----      -------
DIVIDENDS DECLARED                --           --
                               -----      -------

                               -----      -------
BALANCE DECEMBER 31, 2003      $(224)     $(2,238)
                               =====      =======

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                              PSEG                                        PSEG      PSEG
                                         INTERNATIONAL   INTERCOMPANY       PSEG        MILBANK   AMERICAS      PSEG
                                              INC        ELIMINATIONS   INTERNATIONAL     INC        INC     CALIFORNIA
                                            CONSOL.       & RECLASS.         INC        CONSOL.    CONSOL.      CORP
                                         -------------   ------------   -------------   -------   --------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $   17,219       $      --       $      5      $  886    $  5,847    $     --
   Accounts and Notes receivable:
      Trade                                     939              --             --         637           1         142
      Other                                      (8)             --            (36)         --          (1)         --
      PSE&G                                      --              --             --          --          --          --
      PSEG                                       --              --             --          --          --          --
      PSEG Power                                 24              --             --          --          24          --
      PSEG Energy Holdings                       --              --             --          --          --          --
      Other associated companies            890,399              --        223,320       1,481     234,502      51,322
   Notes receivable:
      Associated companies                       --              --             --          --          --          --
      Assets Held for Sale                       --              --             --          --          --          --
   Current Assets of Disc Ops                   150              --             --          --          --          --
      Other                                      --              --             --          --          --          --
   Inventory-Materials                           --              --             --          --          --          --
   Interest receivable                           --              --             --          --          --          --
   Prepayments                                   85              --             --          85          --          --
                                         ----------       ---------       --------      ------    --------    --------
Total Current Assets                        908,808              --        223,289       3,089     240,373      51,464
                                         ----------       ---------       --------      ------    --------    --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --              --             --          --          --          --
   Other                                         --              --             --          --          --          --
   Accum. depr. and amortization                 --              --             --          --          --          --
   Valuation allowances                          --              --             --          --          --          --
                                         ----------       ---------       --------      ------    --------    --------
Property, Plant and Equipment-net                --              --             --          --          --          --
                                         ----------       ---------       --------      ------    --------    --------

INVESTMENTS
   Subsidiaries                               9,761        (544,538)       544,538          --       9,761          --
   Capital lease agreements                      --              --             --          --          --          --
   General Partnership interests              6,249              --             --          --       6,249          --
   Limited Partnership interests            304,986              --             --          --     220,348      61,432
   Corporate joint ventures                 220,896              --             --          --     185,696          --
   Securities                                    --              --             --          --          --          --
   Valuation allowances                          --              --             --          --          --          --
                                         ----------       ---------       --------      ------    --------    --------
Total Investments                           541,892        (544,538)       544,538          --     422,054      61,432
                                         ----------       ---------       --------      ------    --------    --------

OTHER ASSETS
   Long-term receivables                      5,500              --             --          --       5,500          --
   Deferred Tax Asset                            --              --             --          --          --          --
   Deferred Finance Costs                    14,736              --             --          --      14,736          --
   Other                                         13              --             --          10          --          --
                                         ----------       ---------       --------      ------    --------    --------
Total Other Assets                           20,249              --             --          10      20,236          --
                                         ----------       ---------       --------      ------    --------    --------

TOTAL ASSETS                             $1,470,949       $(544,538)      $767,827      $3,099    $682,663    $112,896
                                         ==========       =========       ========      ======    ========    ========





                                                                                                                PSEG
                                                                                                     PSEG      BERMUDA
                                                           PSEG          NORTH         PSEG        AMERICAS   HOLDINGS
                                            PSEG      ELCHO SERVICES   BAY POWER   TRACY TURBINE   SERVICES    II LTD
                                         RADES, INC         INC           LLC           INC           INC      CONSOL.
                                         ----------   --------------   ---------   -------------   --------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $ --            $152          $--           $ --         $  1       $  2
   Accounts and Notes receivable:
      Trade                                   --              81           --             --           29         --
      Other                                   --              --           --              4           --         --
      PSE&G                                   --              --           --             --           --         --
      PSEG                                    --              --           --             --           --         --
      PSEG Power                              --              --           --             --           --         --
      PSEG Energy Holdings                    --              --           --             --           --         --
      Other associated companies              --              --           --             --          968        273
   Notes receivable:
      Associated companies                    --              --           --             --           --         --
      Assets Held for Sale                    --              --           --             --           --         --
   Current Assets of Disc Ops                150              --           --             --           --         --
      Other                                   --              --           --             --           --         --
   Inventory-Materials                        --              --           --             --           --         --
   Interest receivable                        --              --           --             --           --         --
   Prepayments                                --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----
Total Current Assets                         150             233           --              4          998        275
                                            ----            ----          ---            ---         ----       ----

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --              --           --             --           --         --
   Other                                      --              --           --             --           --         --
   Accum. depr. and amortization              --              --           --             --           --         --
   Valuation allowances                       --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----
Property, Plant and Equipment-net             --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----

INVESTMENTS
   Subsidiaries                               --              --           --             --           --         --
   Capital lease agreements                   --              --           --             --           --         --
   General Partnership interests              --              --           --             --           --         --
   Limited Partnership interests              --              --           --             --           --         --
   Corporate joint ventures                   --              --           --             --           --         --
   Securities                                 --              --           --             --           --         --
   Valuation allowances                       --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----
Total Investments                             --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----

OTHER ASSETS
   Long-term receivables                      --              --           --             --           --         --
   Deferred Tax Asset                         --              --           --             --           --         --
   Deferred Finance Costs                     --              --           --             --           --         --
   Other                                      --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----
Total Other Assets                            --              --           --             --           --         --
                                            ----            ----          ---            ---         ----       ----

TOTAL ASSETS                                $150            $233          $--            $ 4         $998       $275
                                            ====            ====          ===            ===         ====       ====

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                           PSEG
                                              PSEG           PSEG       OPERACIONES       PSEG          PSEG
                                         CALIFORNIA III    HENRIETTA        II        EUROPE LTD   CALIFORNIA II
                                               CORP       TURBINE INC     CONSOL.       CONSOL.         CORP
                                         --------------   -----------   -----------   ----------   -------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $    --          $--         $ 10,051      $   275        $    --
   Accounts and Notes receivable:
      Trade                                       --           --              --           49             --
      Other                                       --            1              --           --             --
      PSE&G                                       --           --              --           --             --
      PSEG                                        --           --              --           --             --
      PSEG Power                                  --           --              --           --             --
      PSEG Energy Holdings                        --           --              --           --             --
      Other associated companies              19,564            9         311,014       27,319         19,564
   Notes receivable:
      Associated companies                        --           --              --           --             --
      Assets Held for Sale                        --           --              --           --             --
   Current Assets of Disc Ops                     --           --              --           --             --
      Other                                       --           --              --           --             --
   Inventory-Materials                            --           --              --           --             --
   Interest receivable                            --           --              --           --             --
   Prepayments                                    --           --              --           --             --
                                             -------          ---        --------      -------        -------
Total Current Assets                          19,564           10         321,065       27,643         19,564
                                             -------          ---        --------      -------        -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                    --           --              --           --             --
   Other                                          --           --              --           --             --
   Accum. depr. and amortization                  --           --              --           --             --
   Valuation allowances                           --           --              --           --             --
                                             -------          ---        --------      -------        -------
Property, Plant and Equipment-net                 --           --              --           --             --
                                             -------          ---        --------      -------        -------
INVESTMENTS
   Subsidiaries                                   --           --              --           --             --
   Capital lease agreements                       --           --              --           --             --
   General Partnership interests                  --           --              --           --             --
   Limited Partnership interests              11,603           --              --           --         11,603
   Corporate joint ventures                       --           --          32,100           --             --
   Securities                                     --           --              --           --             --
   Valuation allowances                           --           --              --           --             --
                                             -------          ---        --------      -------        -------
Total Investments                             11,603           --          32,100           --         11,603
                                             -------          ---        --------      -------        -------

OTHER ASSETS
   Long-term receivables                          --           --              --           --             --
   Deferred Tax Asset                             --           --              --           --             --
   Deferred Finance Costs                         --           --              --           --             --
   Other                                          --           --              --            3             --
                                             -------          ---        --------      -------        -------
Total Other Assets                                --           --              --            3             --
                                             -------          ---        --------      -------        -------

TOTAL ASSETS                                 $31,167          $10        $353,165      $27,646        $31,167
                                             =======          ===        ========      =======        =======





                                                                                  PSEG
                                           PSEG       PSEG           PSEG      PONTIANAK
                                           CHINA    PHILIPPINE       ZHOU         LTD
                                         HOLDINGS   HOLDINGS      KOU POWER   (Malaysia)
                                            LTD        LTD           LTD        CONSOL.
                                         --------   ----------    ---------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $--        $   --         $--        $   --
   Accounts and Notes receivable:
      Trade                                 --            --          --            --
      Other                                 12            --          12            --
      PSE&G                                 --            --          --            --
      PSEG                                  --            --          --            --
      PSEG Power                            --            --          --            --
      PSEG Energy Holdings                  --            --          --            --
      Other associated companies            --            --          --         1,063
   Notes receivable:
      Associated companies                  --            --          --            --
      Assets Held for Sale                  --            --          --            --
   Current Assets of Disc Ops               --            --          --            --
      Other                                 --            --          --            --
   Inventory-Materials                      --            --          --            --
   Interest receivable                      --            --          --            --
   Prepayments                              --            --          --            --
                                           ---        ------         ---        ------
Total Current Assets                        12            --          12         1,063
                                           ---        ------         ---        ------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                              --            --          --            --
   Other                                    --            --          --            --
   Accum. depr. and amortization            --            --          --            --
   Valuation allowances                     --            --          --            --
                                           ---        ------         ---        ------
Property, Plant and Equipment-net           --            --          --            --
                                           ---        ------         ---        ------
INVESTMENTS
   Subsidiaries                             --            --          --            --
   Capital lease agreements                 --            --          --            --
   General Partnership interests            --            --          --            --
   Limited Partnership interests            --            --          --            --
   Corporate joint ventures                 --         3,100          --            --
   Securities                               --            --          --            --
   Valuation allowances                     --            --          --            --
                                           ---        ------         ---        ------
Total Investments                           --         3,100          --            --
                                           ---        ------         ---        ------

OTHER ASSETS
   Long-term receivables                    --            --          --            --
   Deferred Tax Asset                       --            --          --            --
   Deferred Finance Costs                   --            --          --            --
   Other                                    --            --          --            --
                                           ---        ------         ---        ------
Total Other Assets                          --            --          --            --
                                           ---        ------         ---        ------

TOTAL ASSETS                               $12        $3,100         $12        $1,063
                                           ===        ======         ===        ======

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)


                                                 PSEG                                         PSEG      PSEG
                                             INTERNATIONAL   INTERCOMPANY       PSEG        MILBANK   AMERICAS      PSEG
                                                  INC        ELIMINATIONS   INTERNATIONAL     INC       INC      CALIFORNIA
                                                CONSOL.       & RECLASS.         INC        CONSOL.    CONSOL.      CORP
                                             -------------   ------------   -------------   -------   --------   ----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $     (315)     $      --       $     --      $   --    $     29    $     --
      Taxes                                          (64)            --             (1)         --          --         239
      Other                                          675             --             --         675          --          --
      Interest                                     2,668             --             --          --       2,668          --
      Associated companies                       528,341             --         35,132         540     190,436      28,558
   Notes payable:
      PSEG Capital Corporation                        --             --             --          --          --          --
      Enterprise Capital Funding Corp.                --             --             --          --          --          --
      Enterprise Group Development Corp.              --             --             --          --          --          --
      Enterprise Diversified Holdings Inc.            --             --             --          --          --          --
      U.S.Energy Incorporated                         --             --             --          --          --          --
   Current portion of long-term debt                  --             --             --          --          --          --
                                              ----------      ---------       --------      ------    --------    --------
Total Current Liabilities                        531,305             --         35,131       1,215     193,133      28,797
                                              ----------      ---------       --------      ------    --------    --------

TOTAL LONG-TERM DEBT                             160,000             --             --          --     160,000          --
                                              ----------      ---------       --------      ------    --------    --------

DEFERRED CREDITS
Deferred income taxes                             33,837             --            828          --      17,950      15,505
Deferred investment and energy tax credits            --             --             --          --          --          --
Deferred Revenue                                  13,617             --             --          --      12,284         877
Other                                                322             --             --         322          --          --
                                              ----------      ---------       --------      ------    --------    --------
Total Deferred Credits                            47,776             --            828         322      30,234      16,382
                                              ----------      ---------       --------      ------    --------    --------

MINORITY INTEREST                                  9,761          9,761             --          --          --          --
                                              ----------      ---------       --------      ------    --------    --------

STOCKHOLDER'S EQUITY
   Capital stock                                       1            (29)             1          --          --          --
   Stock Subs Payable                                 --             --             --          --          --          --
   Contributed capital                           689,481       (490,663)       699,242       1,751     286,816      12,729
   Retained earnings                              53,972        (84,954)        53,972        (189)     17,352      55,339
   Other Comprehensive Income                     (5,223)         5,223         (5,223)         --      (4,872)       (351)
   Cumulative Translation Adjustment             (16,124)        16,124        (16,124)         --          --          --
                                              ----------      ---------       --------      ------    --------    --------
 Total Stockholder's Equity                      722,107       (554,299)       731,868       1,562     299,296      67,717
                                              ----------      ---------       --------      ------    --------    --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $1,470,949      $(544,538)      $767,827      $3,099    $682,663    $112,896
                                              ==========      =========       ========      ======    ========    ========





                                                                                                                    PSEG
                                                                                                         PSEG      BERMUDA
                                                               PSEG          NORTH         PSEG        AMERICAS   HOLDINGS
                                                PSEG      ELCHO SERVICES   BAY POWER   TRACY TURBINE   SERVICES    II LTD
                                             RADES, INC         INC           LLC           INC          INC       CONSOL.
                                             ----------   --------------   ---------   -------------   --------   --------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                     $ --           $ --           $--           $--        $    --    $    --
      Taxes                                       --             --            --            --             --         --
      Other                                       --             --            --            --             --         --
      Interest                                    --             --            --            --             --         --
      Associated companies                       150            253                          --          5,835      9,631
   Notes payable:
      PSEG Capital Corporation                    --             --            --            --             --         --
      Enterprise Capital Funding Corp.            --             --            --            --             --         --
      Enterprise Group Development Corp.          --             --            --            --             --         --
      Enterprise Diversified Holdings Inc.        --             --            --            --             --         --
      U.S.Energy Incorporated                     --             --            --            --             --         --
   Current portion of long-term debt              --             --            --            --             --         --
                                                ----           ----           ---           ---        -------    -------
Total Current Liabilities                        150            253            --            --          5,835      9,631
                                                ----           ----           ---           ---        -------    -------

TOTAL LONG-TERM DEBT                              --             --            --            --             --         --
                                                ----           ----           ---           ---        -------    -------

DEFERRED CREDITS
Deferred income taxes                             --             --            --            --         (1,238)      (186)
Deferred investment and energy tax credits        --             --            --            --             --         --
Deferred Revenue                                  --             --            --            --             --         --
Other                                             --             --            --            --             --         --
                                                ----           ----           ---           ---        -------    -------
Total Deferred Credits                            --             --            --            --         (1,238)      (186)
                                                ----           ----           ---           ---        -------    -------

MINORITY INTEREST                                 --             --            --            --             --         --
                                                ----           ----           ---           ---        -------    -------

STOCKHOLDER'S EQUITY
   Capital stock                                  --             --            --             4             --         --
   Stock Subs Payable                             --             --            --            --             --         --
   Contributed capital                            --             --            --            --             --         --
   Retained earnings                              --            (20)           --            --         (3,599)    (9,170)
   Other Comprehensive Income                     --             --            --            --             --         --
   Cumulative Translation Adjustment              --             --            --            --             --         --
                                                ----           ----           ---           ---        -------    -------
 Total Stockholder's Equity                       --            (20)           --             4         (3,599)    (9,170)
                                                ----           ----           ---           ---        -------    -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY      $150           $233           $--           $ 4        $   998    $   275
                                                ====           ====           ===           ===        =======    =======

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                               PSEG
                                                  PSEG            PSEG      OPERACIONES      PSEG          PSEG
                                             CALIFORNIA III    HENRIETTA        II        EUROPE LTD   CALIFORNIA II
                                                  CORP        TURBINE INC     CONSOL.       CONSOL.         CORP
                                             --------------   -----------   -----------   ----------   -------------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                     $    --           $--        $     --      $   (344)      $    --
      Taxes                                         (91)           --              --          (120)          (91)
      Other                                          --            --              --            --            --
      Interest                                       --            --              --            --            --
      Associated companies                       23,435            16         153,220        53,024        23,435
   Notes payable:
      PSEG Capital Corporation                       --            --              --            --            --
      Enterprise Capital Funding Corp.               --            --              --            --            --
      Enterprise Group Development Corp.             --            --              --            --            --
      Enterprise Diversified Holdings Inc.           --            --              --            --            --
      U.S.Energy Incorporated                        --            --              --            --            --
   Current portion of long-term debt                 --            --              --            --            --
                                                -------           ---        --------      --------       -------
Total Current Liabilities                        23,344            16         153,220        52,560        23,344
                                                -------           ---        --------      --------       -------

TOTAL LONG-TERM DEBT                                 --            --              --            --            --
                                                -------           ---        --------      --------       -------

DEFERRED CREDITS
Deferred income taxes                             1,677            --              --          (260)        1,677
Deferred investment and energy tax credits           --            --              --            --            --
Deferred Revenue                                    228            --              --            --           228
Other                                                --            --              --            --            --
                                                -------           ---        --------      --------       -------
Total Deferred Credits                            1,905            --              --          (260)        1,905
                                                -------           ---        --------      --------       -------

MINORITY INTEREST                                    --            --              --            --            --
                                                -------           ---        --------      --------       -------

STOCKHOLDER'S EQUITY
   Capital stock                                     --             1              --            --            --
   Stock Subs Payable                                --            --              --            --            --
   Contributed capital                            3,096            --         162,659            --         3,096
   Retained earnings                              2,822            (7)         37,286       (11,079)        2,822
   Other Comprehensive Income                        --            --              --            --            --
   Cumulative Translation Adjustment                 --            --              --       (13,575)           --
                                                -------           ---        --------      --------       -------
Total Stockholder's Equity                        5,918            (6)        199,945       (24,654)        5,918
                                                -------           ---        --------      --------       -------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY      $31,167           $10        $353,165      $ 27,646       $31,167
                                                =======           ===        ========      ========       =======





                                                                                    PSEG
                                               PSEG        PSEG        PSEG      PONTIANAK
                                               CHINA    PHILIPPINE     ZHOU         LTD
                                             HOLDINGS    HOLDINGS    KOU POWER   (Malaysia)
                                                LTD         LLC         LTD        CONSOL.
                                             --------   ----------   ---------   ----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $ --       $    --      $  --       $    --
      Taxes                                     --            --         --            --
      Other                                     --            --         --            --
      Interest                                  --            --         --            --
      Associated companies                      15         1,135        225         3,301
   Notes payable:
      PSEG Capital Corporation                  --            --         --            --
      Enterprise Capital Funding Corp.          --            --         --            --
      Enterprise Group Development Corp.        --            --         --            --
      Enterprise Diversified Holdings Inc.      --            --         --            --
      U.S.Energy Incorporated                   --            --         --            --
   Current portion of long-term debt            --            --         --            --
                                              ----       -------      -----       -------
Total Current Liabilities                       15         1,135        225         3,301
                                              ----       -------      -----       -------

TOTAL LONG-TERM DEBT                            --            --         --            --
                                              ----       -------      -----       -------

DEFERRED CREDITS
Deferred income taxes                           --        (2,115)        (1)           --
Deferred investment and energy tax credits      --            --         --            --
Deferred Revenue                                --            --         --            --
Other                                           --            --         --            --
                                              ----       -------      -----       -------
Total Deferred Credits                          --        (2,115)        (1)           --
                                              ----       -------      -----       -------

MINORITY INTEREST                               --            --         --            --
                                              ----       -------      -----       -------

STOCKHOLDER'S EQUITY
   Capital stock                                12            --         12            --
   Stock Subs Payable                           --            --         --            --
   Contributed capital                          --        10,755         --            --
   Retained earnings                           (15)       (4,126)      (224)       (2,238)
   Other Comprehensive Income                   --            --         --            --
   Cumulative Translation Adjustment            --        (2,549)        --            --
                                              ----       -------      -----       -------
Total Stockholder's Equity                      (3)        4,080       (212)       (2,238)
                                              ----       -------      -----       -------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $ 12       $ 3,100      $  12       $ 1,063
                                              ====       =======      =====       =======

                               PSEG AMERICAS INC.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                (THOUSANDS)

                                                              PSEG
                                                            AMERICAS   INTERCOMPANY    PSEG       ANDINA
                                                              INC      ELIMINATIONS   AMERICAS   ELECTRICA
                                                            CONSOL.     & RECLASS.      INC         INC
                                                            --------   ------------   --------   ---------
REVENUES:
   Income from capital lease agreements                     $     --     $     --     $    --       $--
   Unrealized gains (losses) on investments                       --           --          --        --
   Realized gains (losses) on investments                         --           --          --        --
   Equity in subsidiary earnings                                  --      (17,932)     17,932        --
                                                            --------     --------     -------       ---
Total revenues                                                    --      (17,932)     17,932        --
                                                            --------     --------     -------       ---
OPERATING EXPENSES:
   Operation and maintenance                                      --           --          --        --
   Write-down of project investments                              --           --          --        --
   Depreciation and amortization                                  --           --          --        --
   Administrative and general                                    962           --         276        --
                                                            --------     --------     -------       ---
Total operating expenses                                         962           --         276        --
                                                            --------     --------     -------       ---
   Income from partnerships                                    9,643           --         507        --
   Interest and dividend income                               10,942           --       9,147        --
   Consulting and O&M fees                                       245           --        (364)       --
                                                            --------     --------     -------       ---
Total Income from equity method investments                   20,830           --       9,290        --
                                                            --------     --------     -------       ---
OPERATING INCOME                                              19,868      (17,932)     26,946        --
                                                            --------     --------     -------       ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                          4           --          --        --
                                                            --------     --------     -------       ---
Total Other Income                                                 4           --          --        --
                                                            --------     --------     -------       ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                       --           --          --        --
   PSEG Energy Holdings                                           --           --          --        --
   Other Associated Companies                                     --           --          --        --
   Other                                                      11,788           --          --        --
   Capitalized interest                                           --           --          --        --
                                                            --------     --------     -------       ---
Net interest expense                                          11,788           --          --        --
                                                            --------     --------     -------       ---
INCOME BEFORE INCOME TAXES                                     8,084      (17,932)     26,946        --
                                                            --------     --------     -------       ---
INCOME TAXES:
   Current                                                   (20,771)          --       7,945        --
   Deferred                                                    9,854           --          --        --
   Investment and energy tax credits - net                        --           --          --        --
                                                            --------     --------     -------       ---
Total income taxes                                           (10,917)          --       7,945        --
                                                            --------     --------     -------       ---
MINORITY INTERESTS                                                --           --          --        --
                                                            --------     --------     -------       ---
INCOME FROM CONTINUING OPERATIONS                             19,001      (17,932)     19,001        --
                                                            --------     --------     -------       ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle           --           --          --        --
   Income from Discontinued Operations - Net of Taxes             --           --          --        --
   Gain on Sale of Discontinued Operations - Net of Taxes         --           --          --        --
                                                            --------     --------     -------       ---
INCOME FROM DISCONTINUED OPERATIONS                               --           --          --        --
                                                            --------     --------     -------       ---
NET INCOME                                                  $ 19,001     $(17,932)    $19,001       $--
                                                            ========     ========     =======       ===





                                                                 PSEG             PSEG
                                                            TEXGEN HOLDINGS      GLOBAL          PSEG        PSEG
                                                                 INC          FUNDING II LLC   LAPLATA I    GLOBAL
                                                                CONSOL.           CONSOL         (US)      MGT INC
                                                            ---------------   --------------   ---------   -------
REVENUES:
   Income from capital lease agreements                        $     --           $    --      $     --      $--
   Unrealized gains (losses) on investments                          --                --            --       --
   Realized gains (losses) on investments                            --                --            --       --
   Equity in subsidiary earnings                                     --                --            --       --
                                                               --------           -------      --------      ---
Total revenues                                                       --                --            --       --
                                                               --------           -------      --------      ---
OPERATING EXPENSES:
   Operation and maintenance                                         --                --            --       --
   Write-down of project investments                                 --                --            --       --
   Depreciation and amortization                                     --                --            --       --
   Administrative and general                                       497               189            --       --
                                                               --------           -------      --------      ---
Total operating expenses                                            497               189            --       --
                                                               --------           -------      --------      ---
   Income from partnerships                                      (2,336)           11,472            --       --
   Interest and dividend income                                   1,795                --            --       --
   Consulting and O&M fees                                          609                --            --       --
                                                               --------           -------      --------      ---
Total Income from equity method investments                          68            11,472            --       --
                                                               --------           -------      --------      ---
OPERATING INCOME                                                   (429)           11,283            --       --
                                                               --------           -------      --------      ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                            --                --            --        4
                                                               --------           -------      --------      ---
Total Other Income                                                   --                --            --        4
                                                               --------           -------      --------      ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                          --                --            --       --
   PSEG Energy Holdings                                              --                --            --       --
   Other Associated Companies                                        --                --            --       --
   Other                                                             --            11,788            --       --
   Capitalized interest                                              --                --            --       --
                                                               --------           -------      --------      ---
Net interest expense                                                 --            11,788            --       --
                                                               --------           -------      --------      ---
INCOME BEFORE INCOME TAXES                                         (429)             (505)           --        4
                                                               --------           -------      --------      ---
INCOME TAXES:
   Current                                                      (10,001)           (4,126)      (14,590)       1
   Deferred                                                       9,854                --            --       --
   Investment and energy tax credits - net                           --                --            --       --
                                                               --------           -------      --------      ---
Total income taxes                                                 (147)           (4,126)      (14,590)       1
                                                               --------           -------      --------      ---
MINORITY INTERESTS                                                   --                --            --       --
                                                               --------           -------      --------      ---
INCOME FROM CONTINUING OPERATIONS                                  (282)            3,621        14,590        3
                                                               --------           -------      --------      ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle              --                --            --       --
   Income from Discontinued Operations - Net of Taxes                --                --            --       --
   Gain on Sale of Discontinued Operations - Net of Taxes            --                --            --       --
                                                               --------           -------      --------      ---
INCOME FROM DISCONTINUED OPERATIONS                                  --                --            --       --
                                                               --------           -------      --------      ---
NET INCOME                                                     $   (282)          $ 3,621      $ 14,590      $ 3
                                                               ========           =======      ========      ===

                               PSEG AMERICAS INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                 (THOUSANDS)

                               PSEG
                             AMERICAS   INTERCOMPANY     PSEG      ANDINA
                               INC      ELIMINATIONS   AMERICAS   ELECTRICA
                              CONSOL.    & RECLASS.      INC        INC
                             --------   ------------   --------   ---------
BALANCE JANUARY 1, 2003      $(1,649)     $ 24,627     $(1,649)      $--

NET INCOME                    19,001       (17,932)     19,001        --
                             -------      --------     -------       ---
   TOTAL                      17,352         6,695      17,352        --
                             -------      --------     -------       ---
DIVIDENDS DECLARED                --            --          --        --
                             -------      --------     -------       ---

                             -------      --------     -------       ---

BALANCE DECEMBER 31, 2003    $17,352      $  6,695     $17,352       $--
                             =======      ========     =======       ===

                                   PSEG            PSEG
                             TEXGEN HOLDINGS      GLOBAL          PSEG       PSEG
                                   INC         FUNDING II LLC   LAPLATA I   GLOBAL
                                 CONSOL.          CONSOL          (US)      MGT INC
                             ---------------   --------------   ---------   -------
BALANCE JANUARY 1, 2003          $(4,708)          $24,196      $(43,365)    $(750)

NET INCOME                          (282)            3,621        14,590         3
                                 -------           -------      --------     -----
   TOTAL                          (4,990)           27,817       (28,775)     (747)
                                 -------           -------      --------     -----
DIVIDENDS DECLARED                    --                --            --        --
                                 -------           -------      --------     -----

                                 -------           -------      --------     -----

BALANCE DECEMBER 31, 2003        $(4,990)          $27,817      $(28,775)    $(747)
                                 =======           =======      ========     =====

                               PSEG AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                 (THOUSANDS)

                                           PSEG
                                         AMERICAS   INTERCOMPANY     PSEG       ANDINA
                                           INC      ELIMINATIONS   AMERICAS   ELECTRICA
                                         CONSOL.     & RECLASS.       INC        INC
                                         --------   ------------   --------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $  5,847    $      --     $      6      $--
   Accounts and Notes receivable:
      Trade                                     1           --           --       --
      Other                                    (1)          --           (1)      --
      PSE&G                                    --           --           --       --
      PSEG                                     --           --           --       --
      PSEG Power                               24           --           24       --
      PSEG Energy Holdings                     --           --           --       --
      Other associated companies          234,502           --      109,114       --
   Notes receivable:
      Associated companies                     --           --           --       --
      Assets Held for Sale                     --           --           --       --
      Other                                    --           --           --       --
   Interest receivable                         --           --           --       --
   Prepayments                                 --           --           --       --
                                         --------    ---------     --------      ---
Total Current Assets                      240,373           --      109,143       --
                                         --------    ---------     --------      ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 --           --           --       --
   Other                                       --           --           --       --
   Accum. depr. and amortization               --           --           --       --
   Valuation allowances                        --           --           --       --
                                         --------    ---------     --------      ---
Property, Plant and Equipment-net              --           --           --       --
                                         --------    ---------     --------      ---

INVESTMENTS
   Subsidiaries                             9,761     (268,958)     268,958       --
   Capital lease agreements                    --           --           --       --
   General Partnership interests            6,249           --           --       --
   Limited Partnership interests          220,348           --       68,955       --
   Corporate joint ventures               185,696           --        1,843       --
   Securities                                  --           --           --       --
   Valuation allowances                        --           --           --       --
                                         --------    ---------     --------      ---
Total Investments                         422,054     (268,958)     339,756       --
                                         --------    ---------     --------      ---

OTHER ASSETS
   Long-term receivables                    5,500           --           --       --
   Deferred Finance Costs                  14,736           --           --       --
   Other                                       --           --           --       --
                                         --------    ---------     --------      ---
Total Other Assets                         20,236           --           --       --
                                         --------    ---------     --------      ---

TOTAL ASSETS                             $682,663    $(268,958)    $448,899      $--
                                         ========    =========     ========      ===





                                               PSEG             PSEG
                                         TEXGEN HOLDINGS       GLOBAL         PSEG        PSEG
                                               INC         FUNDING II LLC   LAPLATA I    GLOBAL
                                             CONSOL.           CONSOL         (US)      MGT INC
                                         ---------------   --------------   ---------   -------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $     18         $  5,800       $    --      $ 23
   Accounts and Notes receivable:
      Trade                                        --                1            --        --
      Other                                        --               --            --        --
      PSE&G                                        --               --            --        --
      PSEG                                         --               --            --        --
      PSEG Power                                   --               --            --        --
      PSEG Energy Holdings                         --               --            --        --
      Other associated companies               39,063           71,320        14,590       415
   Notes receivable:
      Associated companies                         --               --            --        --
      Assets Held for Sale                         --               --            --        --
      Other                                        --               --            --        --
   Interest receivable                             --               --            --        --
   Prepayments                                     --               --            --        --
                                             --------         --------       -------      ----
Total Current Assets                           39,081           77,121        14,590       438
                                             --------         --------       -------      ----

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                     --               --            --        --
   Other                                           --               --            --        --
   Accum. depr. and amortization                   --               --            --        --
   Valuation allowances                            --               --            --        --
                                             --------         --------       -------      ----
Property, Plant and Equipment-net                  --               --            --        --
                                             --------         --------       -------      ----

INVESTMENTS
   Subsidiaries                                    --            9,761            --        --
   Capital lease agreements                        --               --            --        --
   General Partnership interests                6,249               --            --        --
   Limited Partnership interests              151,393               --            --        --
   Corporate joint ventures                        --          183,853            --        --
   Securities                                      --               --            --        --
   Valuation allowances                            --               --            --        --
                                             --------         --------       -------      ----
Total Investments                             157,642          193,614            --        --
                                             --------         --------       -------      ----

OTHER ASSETS
   Long-term receivables                        5,500               --            --        --
   Deferred Finance Costs                          --           14,736            --        --
   Other                                           --               --            --        --
                                             --------         --------       -------      ----
Total Other Assets                              5,500           14,736            --        --
                                             --------         --------       -------      ----

TOTAL ASSETS                                 $202,223         $285,471       $14,590      $438
                                             ========         ========       =======      ====

                               PSEG AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                               PSEG
                                             AMERICAS   INTERCOMPANY      PSEG       ANDINA
                                                INC      ELIMINATIONS   AMERICAS   ELECTRICA
                                              CONSOL.     & RECLASS.       INC        INC
                                             --------   -------------   --------   ---------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $     29     $      --     $     29      $--
      Taxes                                        --            --           --       --
      Other                                        --            --           --       --
      Interest                                  2,668            --           --       --
      Associated companies                    190,436            --      139,169       --
   Notes payable:
      PSEG Capital Corporation                     --            --           --       --
      Enterprise Capital Funding Corp.             --            --           --       --
      Enterprise Group Development Corp.           --            --           --       --
      Enterprise Diversified Holdings Inc.         --            --           --       --
      U.S.Energy Incorporated                      --            --           --       --
   Current portion of long-term debt               --            --           --       --
                                             --------     ---------     --------      ---
Total Current Liabilities                     193,133            --      139,198       --
                                             --------     ---------     --------      ---

TOTAL LONG-TERM DEBT                          160,000            --           --       --
                                             --------     ---------     --------      ---

DEFERRED CREDITS
Deferred income taxes                          17,950            --        3,505       --
Deferred investment and energy tax credits         --            --                    --
Deferred Revenue                               12,284            --        6,900       --
Other                                              --            --                    --
                                             --------     ---------     --------      ---
Total Deferred Credits                         30,234            --       10,405       --
                                             --------     ---------     --------      ---

MINORITY INTEREST                                  --            --           --       --
                                             --------     ---------     --------      ---

STOCKHOLDER'S EQUITY
   Capital stock                                   --            --           --       --
   Stock Subs Payable                              --            --           --       --
   Contributed capital                        286,816      (280,525)     286,816       --
   Retained earnings                           17,352         6,695       17,352       --
   Other Comprehensive Income                  (4,872)        4,872       (4,872)      --
   Cumulative Translation Adjustment               --            --           --       --
                                             --------     ---------     --------      ---
Total Stockholder's Equity                    299,296      (268,958)     299,296       --
                                             --------     ---------     --------      ---
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   $682,663     $(268,958)    $448,899      $--
                                             ========     =========     ========      ===





                                                   PSEG             PSEG
                                             TEXGEN HOLDINGS       GLOBAL          PSEG       PSEG
                                                   INC         FUNDING II LLC   LAPLATA I    GLOBAL
                                                 CONSOL.           CONSOL          (US)     MGT INC
                                             ---------------   --------------   ---------   -------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                     $     --          $     --      $     --    $   --
      Taxes                                           --                --            --        --
      Other                                           --                --            --        --
      Interest                                        --             2,668            --        --
      Associated companies                        14,161            35,690            --     1,416
   Notes payable:
      PSEG Capital Corporation                        --                --            --        --
      Enterprise Capital Funding Corp.                --                --            --        --
      Enterprise Group Development Corp.              --                --            --        --
      Enterprise Diversified Holdings Inc.            --                --            --        --
      U.S.Energy Incorporated                         --                --            --        --
   Current portion of long-term debt                  --                --            --        --
                                                --------          --------      --------    ------
Total Current Liabilities                         14,161            38,358            --     1,416
                                                --------          --------      --------    ------

TOTAL LONG-TERM DEBT                                  --           160,000            --        --
                                                --------          --------      --------    ------

DEFERRED CREDITS
Deferred income taxes                             14,553               123            --      (231)
Deferred investment and energy tax credits            --                --            --        --
Deferred Revenue                                   5,384                --            --        --
Other                                                 --                --            --        --
                                                --------          --------      --------    ------
Total Deferred Credits                            19,937               123            --      (231)
                                                --------          --------      --------    ------

MINORITY INTEREST                                     --                --            --        --
                                                --------          --------      --------    ------

STOCKHOLDER'S EQUITY
   Capital stock                                      --                --            --        --
   Stock Subs Payable                                 --                --            --        --
   Contributed capital                           176,956            60,204        43,365        --
   Retained earnings                              (4,990)           27,817       (28,775)     (747)
   Other Comprehensive Income                     (3,841)           (1,031)           --        --
   Cumulative Translation Adjustment                  --                --            --        --
                                                --------          --------      --------    ------
Total Stockholder's Equity                       168,125            86,990        14,590      (747)
                                                --------          --------      --------    ------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY      $202,223          $285,471      $ 14,590    $  438
                                                ========          ========      ========    ======

                          PSEG GLOBAL INTL HOLDING LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                 (THOUSANDS)

                                                              PSEG GLOBAL    INTERCOMPANY     PSEG GLOBAL       PSEG
                                                            INT'L HOLDINGS   ELIMINATIONS   INT'L HOLDINGS    AMERICAS
                                                              LLC CONSOL      & RECLASS.         LLC            LTD
                                                            --------------   ------------   --------------   ----------
REVENUES:
   Income from capital lease agreements                       $      --       $      --        $     --      $      --
   Gain on Withdrawal from Partnership                               --              --              --             --
   Realized gains (losses) on investments                            --              --              --             --
   Electric Revenues
      Generation                                                 74,009              --              --         74,009
      Other                                                     155,114              --              --        155,114
      Distribution                                               21,309              --              --         21,309
   Equity in subsidiary earnings                                     --        (193,959)        194,306           (347)
                                                              ---------       ---------        --------      ---------
Total revenues                                                  250,432        (193,959)        194,306        250,085
                                                              ---------       ---------        --------      ---------

OPERATING EXPENSES:
   Operation and maintenance                                     15,617              --              --         15,617
   Write-down of project investments                             (3,491)             --              --         (3,491)
   Electric and Energy Costs                                    100,468              --              --        100,468
   Depreciation and amortization                                 21,119              --              --         21,119
   Administrative and general                                    29,189              --              --         29,189
                                                              ---------       ---------        --------      ---------
Total operating expenses                                        162,902              --              --        162,902
                                                              ---------       ---------        --------      ---------
   Income from partnerships                                      39,327              --              --         39,327
   Interest and dividend income                                     552              --              --            552
   Consulting and O&M fees                                          571              --              --            571
                                                              ---------       ---------        --------      ---------
Total Income from equity method investments                      40,450              --              --         40,450
                                                              ---------       ---------        --------      ---------

OPERATING INCOME                                                127,980        (193,959)        194,306        127,633
                                                              ---------       ---------        --------      ---------
OTHER INCOME:
   Write off of investments                                          --              --              --             --
   Gain on sale - other                                              --              --              --             --
   Change in Derivative Fair Value - FAS 133                     (5,651)             --              --         (5,651)
   Foreign currency translation Gain/Loss                         8,442              --              --          8,442
   Other                                                          2,094              --              --          2,094
                                                              ---------       ---------        --------      ---------
Total Other Income                                                4,885              --              --          4,885
                                                              ---------       ---------        --------      ---------

INTEREST EXPENSE:
   PSEG Capital Corporation                                          --              --              --             --
   PSEG Energy Holdings                                             774              --              --            774
   Other Associated Companies                                      (233)             --              --           (233)
   Other                                                         24,241              --              --         24,241
   Capitalized interest                                            (380)             --              --           (380)
                                                              ---------       ---------        --------      ---------
Net interest expense                                             24,402              --              --         24,402
                                                              ---------       ---------        --------      ---------
INCOME BEFORE INCOME TAXES                                      108,463        (193,959)        194,306        108,116
                                                              ---------       ---------        --------      ---------

INCOME TAXES:
   Current                                                         (284)             --              --           (284)
   Deferred                                                    (123,173)             --              --       (123,173)
   Foreign Taxes                                                 13,506              --              --         13,506
   Investment and energy tax credits - net                           --              --              --             --
                                                              ---------       ---------        --------      ---------
Total income taxes                                             (109,951)             --              --       (109,951)
                                                              ---------       ---------        --------      ---------
MINORITY INTERESTS                                                  831             347              --            484
                                                              ---------       ---------        --------      ---------
INCOME FROM CONTINUING OPERATIONS                               217,583        (194,306)        194,306        217,583
                                                              ---------       ---------        --------      ---------

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle              --              --              --             --
   Income from Discontinued Operations - Net of Taxes              (544)             --              --           (544)
   Gain on Sale of Discontinued Operations - Net of Taxes       (22,733)             --              --        (22,733)
                                                              ---------       ---------        --------      ---------
INCOME FROM DISCONTINUED OPERATIONS                             (23,277)             --              --        (23,277)
                                                              ---------       ---------        --------      ---------
NET INCOME                                                    $ 194,306       $(194,306)       $194,306      $ 194,306
                                                              =========       =========        ========      =========

                          PSEG GLOBAL INTL HOLDING LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                 (THOUSANDS)

                                                              PSEG GLOBAL    INTERCOMPANY     PSEG GLOBAL       PSEG
                                                            INT'L HOLDINGS   ELIMINATIONS   INT'L HOLDINGS    AMERICAS
                                                              LLC CONSOL      & RECLASS.         LLC            LTD
                                                            --------------   ------------   --------------   ----------
BALANCE  JANUARY 1, 2003                                      $(508,375)      $ 508,375        $(508,375)    $(508,375)
NET INCOME                                                      194,306        (194,306)         194,306       194,306
                                                              ---------       ---------        ---------     ---------
   TOTAL                                                       (314,069)        314,069         (314,069)     (314,069)
                                                              ---------       ---------        ---------     ---------
DIVIDENDS DECLARED                                                   --              --               --            --
                                                              ---------       ---------        ---------     ---------

                                                              ---------       ---------        ---------     ---------
BALANCE DECEMBER 31, 2003                                     $(314,069)      $ 314,069        $(314,069)    $(314,069)
                                                              =========       =========        =========     =========

                          PSES GLOBAL INT'L HOLDING LLC
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                              PSEG
                                              GLOBAL                         PSEG
                                         INT'L HOLDINGS   INTERCOMPANY       GLOBAL          PSEG
                                               LLC        ELIMINATIONS   INT'L HOLDINGS    AMERICAS
                                             CONSOL        & RECLASS.          LLC            LTD
                                         --------------   ------------   --------------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $  122,085     $        --      $       --     $  122,085
   Accounts  and Notes receivable:
      Trade                                    64,453              --              --         64,453
      Other                                    15,549              --             (12)        15,561
      PSE&G                                        --              --              --             --
      PSEG                                        (85)             --              --            (85)
      PSEG Energy Holdings                         --              --              --             --
      Other associated companies            1,074,838              --                      1,074,838
   Notes receivable:
      Associated companies                         --              --              --             --
      Other                                        --              --              --             --
   Interest receivable                             --              --              --             --
   Assets held for sale                            --              --              --             --
   Current Assets Disc Ops                    276,509              --              --        276,509
   Restricted Cash                                 --              --              --             --
   Prepayments                                  1,919              --              --          1,919
   Fuel                                         1,821              --              --          1,821
   Materials                                   10,404              --              --         10,404
                                           ----------      ----------      ----------     ----------
Total Current Assets                        1,567,493              --             (12)     1,567,505
                                           ----------      ----------      ----------     ----------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 14,720              --              --         14,720
   Generation & distribution Assets           690,353              --              --        690,353
   Furniture & Equipment                       56,726              --              --         56,726
   Construction Work in Process                19,490              --              --         19,490
   Other                                        4,568              --              --          4,568
   Accum. depr. and amortization             (125,048)             --              --       (125,048)
   Valuation allowances                            --              --              --             --
                                           ----------      ----------      ----------     ----------
Property, Plant and Equipment-net             660,809              --              --        660,809
                                           ----------      -----------     ----------     ----------
INVESTMENTS
   Subsidiaries                                38,517      (1,387,407)      1,387,407         38,517
   Capital lease agreements                        --              --              --             --
   General Partnership Interests                   --              --              --             --
   Limited Partnership Interests                   --              --              --             --
   Corporate joint ventures                   677,060              --              --        677,060
   Securities                                      --              --              --             --
   Valuation allowances                            --              --              --             --
                                           ----------     -----------      ----------     ----------
Total Investments                             715,577      (1,387,407)      1,387,407        715,577
                                           ----------     -----------      ----------     ----------
OTHER ASSETS
   Long Term Other Receivable                   1,995              --              --          1,995
   Goodwill                                   482,641              --              --        482,641
   Deferred Tax Asset                          31,378              --              --         31,378
   Derivative Asset                              (101)             --              --           (101)
   Deferred Finance Costs                      12,214              --              --         12,214
   Project Start up Costs                       4,931              --              --          4,931
   Prepaid Pension                                 45              --              --             45
   Intangibles                                    663              --              --            663
   Other                                        2,182              --              --          2,182
                                           ----------     -----------      ----------     ----------
Total Other Assets                            535,948              --              --        535,948
                                           ----------     -----------      ----------     ----------

TOTAL ASSETS                               $3,479,827     $(1,387,407)     $1,387,395     $3,479,839
                                           ==========     ===========      ==========     ==========

                          PSES GLOBAL INT'L HOLDING LLC
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                PSEG
                                                GLOBAL                         PSEG
                                           INT'L HOLDINGS   INTERCOMPANY       GLOBAL          PSEG
                                                 LLC        ELIMINATIONS   INT'L HOLDINGS    AMERICAS
                                               CONSOL        & RECLASS.          LLC            LTD
                                           --------------   ------------   --------------   ----------
LIABILITIES AND
   STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $   38,886     $        --     $        --     $   38,886
      Taxes                                       1,907              --              --          1,907
      Other                                      34,923              --              --         34,923
      Interest                                    5,333              --              --          5,333
      Associated companies                    1,387,128              --              --      1,387,128
   Notes payable:
      PSEG Capital Corporation                       --              --              --             --
      Enterprise Capital Funding Corp.               --              --              --             --
      Enterprise Group Development Corp.             --              --              --             --
      PSEG Energy Holdings Inc.                   9,609              --              --          9,609
      Other                                          --              --              --             --
   DISC OPS                                     241,764              --              --        241,764
   Current portion of long-term debt             29,422              --              --         29,422
                                             ----------     -----------     -----------     ----------
Total Current Liabilities                     1,748,972              --              --      1,748,972
                                             ----------     -----------     -----------     ----------

TOTAL LONG-TERM DEBT                            438,590              --              --        438,590
                                             ----------     -----------     -----------     ----------

DEFERRED CREDITS
Deferred income taxes                          (131,808)             --              --       (131,808)
Deferred investment
   and energy tax credits                            --              --              --             --
Derivative Liability                             24,248              --              --         24,248
Other                                              (674)             --              --           (674)
                                             ----------     -----------     -----------     ----------
Total Deferred Credits                         (108,234)             --              --       (108,234)
                                             ----------     -----------     -----------     ----------

MINORITY INTEREST                                13,104              --              --         13,104
                                             ----------     -----------     -----------     ----------

STOCKHOLDER'S EQUITY
      Capital stock                                  --             (12)             --             12
      Stock Subs Payable                             --              --              --             --
      Contributed capital                     1,928,388      (1,928,388)      1,928,388      1,928,388
      Retained earnings                        (314,069)        314,069        (314,069)      (314,069)
      Other Comprehensive Income                (13,958)         13,958         (13,958)       (13,958)
      Cumulative Translation Adjustment        (212,966)        212,966        (212,966)      (212,966)
                                             ----------     -----------     -----------     ----------
Total Stockholder's Equity                    1,387,395      (1,387,407)      1,387,395      1,387,407
                                             ----------     -----------     -----------     ----------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $3,479,827     $(1,387,407)    $ 1,387,395     $3,479,839
                                             ==========     ===========     ===========     ==========

                               PSEG AMERICAS LTD.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                               PSEG
                                                             AMERICAS   INTERCOMPANY      PSEG      ASSOCIACION
                                                                LTD     ELIMINATIONS    AMERICAS        EN
                                                              CONSOL.    & RECLASS.        LTD     PARTICIPACION   CAYMAN'S IV
                                                            ---------   ------------   ---------   -------------   -----------
REVENUES:
   Income from capital lease agreements                     $      --     $     --     $      --       $  --          $  --
   Unrealized gains (losses) on investments                        --           --            --          --             --
   Realized gains (losses) on investments                          --           --            --          --             --
   Electric Revenues
      Generation                                               74,009           --            --          --             --
      Distribution                                            155,114           --            --          --             --
      Other                                                    21,309           --            --          --             --
   Equity in subsidiary earnings                                 (347)     (43,028)       43,028        (347)            --
                                                            ---------     --------     ---------       -----          -----
Total revenues                                                250,085      (43,028)       43,028        (347)            --
                                                            ---------     --------     ---------       -----          -----

OPERATING EXPENSES:
   Operation and maintenance                                   15,617           --            --          --             --
   Write-down of project investments                           (3,491)          --        (3,633)         --             --
   Depreciation and amortization                               21,119           --            --          --             --
   Electric and Energy Costs                                  100,468           --            --          --             --
   Administrative and general                                  29,189           --         1,630          --            814
                                                            ---------     --------     ---------       -----          -----
Total operating expenses                                      162,902           --        (2,003)         --            814
                                                            ---------     --------     ---------       -----          -----

   Income from partnerships                                    39,327           --        19,762          --             --
   Management/Development Fees                                     --           --            --          --             --
   Interest and dividend income                                   552           --           552          --             --
   Consulting and O&M fees                                        571           --           364          --             --
                                                            ---------     --------     ---------       -----          -----
Total Income from equity method investments                    40,450           --        20,678          --             --
                                                            ---------     --------     ---------       -----          -----

OPERATING INCOME                                              127,633      (43,028)       65,709        (347)          (814)
                                                            ---------     --------     ---------       -----          -----

OTHER INCOME
   Write off of investments                                        --           --            --          --             --
   Change in Derivative Fair Value - FAS 133                   (5,651)          --          (943)         --             --
   Foreign currency Translation Gain/Loss                       8,442           --            (5)         --             --
   Other                                                        2,094           --            --          --             --
                                                            ---------     --------     ---------       -----          -----
Total Other Income                                              4,885           --          (948)         --             --
                                                            ---------     --------     ---------       -----          -----

INTEREST EXPENSE:
   PSEG Capital Corporation                                        --           --            --          --             --
   PSEG Energy Holdings'                                          774           --            --          --             --
   Other Associated Companies                                    (233)          --            --          --           (204)
   Other                                                       24,241           --        (6,709)       (730)            --
   Capitalized interest                                          (380)          --            --          --             --
                                                            ---------     --------     ---------       -----          -----
Net interest expense                                           24,402           --        (6,709)       (730)          (204)
                                                            ---------     --------     ---------       -----          -----

INCOME BEFORE INCOME TAXES                                    108,116      (43,028)       71,470         383           (610)
                                                            ---------     --------     ---------       -----          -----

INCOME TAXES:
   Current                                                       (284)          --         1,556          --             --
   Deferred                                                  (123,173)          --      (124,368)         --             --
   Foreign Taxes                                               13,506           --           (24)         --             --
   Investment and energy tax credits - net                         --           --            --          --             --
                                                            ---------     --------     ---------       -----          -----
Total income taxes                                           (109,951)          --      (122,836)         --             --
                                                            ---------     --------     ---------       -----          -----

MINORITY INTERESTS                                                484           --            --          --             --
                                                            ---------     --------     ---------       -----          -----

INCOME FROM CONTINUING OPERATIONS                             217,583      (43,028)      194,306         383           (610)
                                                            ---------     --------     ---------       -----          -----

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes            (544)          --            --          --             --
   Gain on Sale of Discontinued Operations - Net of Taxes     (22,733)          --            --          --             --
                                                            ---------     --------     ---------       -----          -----
INCOME FROM DISCONTINUED OPERATIONS                           (23,277)          --            --          --             --
                                                            ---------     --------     ---------       -----          -----

   Cumulative Effect of a change in Acct. Principle                --           --            --          --             --
                                                            ---------     --------     ---------       -----          -----

NET INCOME                                                  $ 194,306     $(43,028)    $ 194,306       $ 383          $(610)
                                                            =========     ========     =========       =====          =====





                                                               PERUVIAN       ANDINA          PSEG        VENERGY
                                                              OPPORTUNITY    MENDOZA I       BRAZIL      HOLDINGS
                                                            COMPANY S.A.C.    COMPANY    OPERATING CO.    COMPANY
                                                                 (POC)       (Cayman)       (Cayman)     (Cayman)
                                                            --------------   ---------   -------------   --------
REVENUES:
   Income from capital lease agreements                          $ --           $--           $--          $ --
   Unrealized gains (losses) on investments                        --            --            --            --
   Realized gains (losses) on investments                          --            --            --            --
   Electric Revenues
      Generation                                                   --            --            --            --
      Distribution                                                 --            --            --            --
      Other                                                        --            --            --            --
   Equity in subsidiary earnings                                   --            --            --            --
                                                                 ----           ---           ---          ----
Total revenues                                                     --            --            --            --
                                                                 ----           ---           ---          ----

OPERATING EXPENSES:
   Operation and maintenance                                       --            --            --            --
   Write-down of project investments                               --            --            --            --
   Depreciation and amortization                                   --            --            --            --
   Electric and Energy Costs                                       --            --            --            --
   Administrative and general                                     (58)           --            --           221
                                                                 ----           ---           ---          ----
Total operating expenses                                          (58)           --            --           221
                                                                 ----           ---           ---          ----

   Income from partnerships                                        --            --            --           496
   Management/Development Fees                                     --            --            --            --
   Interest and dividend income                                    --            --            --            --
   Consulting and O&M fees                                         --            --            --            --
                                                                 ----           ---           ---          ----
Total Income from equity method investments                        --            --            --           496
                                                                 ----           ---           ---          ----

OPERATING INCOME                                                   58            --            --           275
                                                                 ----           ---           ---          ----

OTHER INCOME
   Write off of investments                                        --            --            --            --
   Change in Derivative Fair Value - FAS 133                       --            --            --            --
   Foreign currency Translation Gain/Loss                          --            --            --            --
   Other                                                           --            --            --            --
                                                                 ----           ---           ---          ----
Total Other Income                                                 --            --            --            --
                                                                 ----           ---           ---          ----

INTEREST EXPENSE:
   PSEG Capital Corporation                                        --            --            --            --
   PSEG Energy Holdings'                                           --            --            --            --
   Other Associated Companies                                      --            --            --            --
   Other                                                          106            --            --           (11)
   Capitalized interest                                            --            --            --            --
                                                                 ----           ---           ---          ----
Net interest expense                                              106            --            --           (11)
                                                                 ----           ---           ---          ----

INCOME BEFORE INCOME TAXES                                        (48)           --            --           286
                                                                 ----           ---           ---          ----

INCOME TAXES:
   Current                                                         --            --            --            --
   Deferred                                                        --            --            --            --
   Foreign Taxes                                                   --            --            --            --
   Investment and energy tax credits - net                         --            --            --            --
                                                                 ----           ---           ---          ----
Total income taxes                                                 --            --            --            --
                                                                 ----           ---           ---          ----

MINORITY INTERESTS                                                 --            --            --            --
                                                                 ----           ---           ---          ----

INCOME FROM CONTINUING OPERATIONS                                 (48)           --            --           286
                                                                 ----           ---           ---          ----

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes              --            --            --            --
   Gain on Sale of Discontinued Operations - Net of Taxes          --            --            --            --
                                                                 ----           ---           ---          ----
INCOME FROM DISCONTINUED OPERATIONS                                --            --            --            --
                                                                 ----           ---           ---          ----

   Cumulative Effect of a change in Acct. Principle                --            --            --            --
                                                                 ----           ---           ---          ----

NET INCOME                                                       $(48)          $--           $--          $286
                                                                 ====           ===           ===          ====





                                                                           RAYO-ANDINO
                                                            TERRA ROXA I     GESTORA
                                                                LTDA         COMPANY
                                                              (Cayman)      (Cayman)
                                                            ------------   -----------
REVENUES:
   Income from capital lease agreements                          $--           $--
   Unrealized gains (losses) on investments                       --            --
   Realized gains (losses) on investments                         --            --
   Electric Revenues
      Generation                                                  --            --
      Distribution                                                --            --
      Other                                                       --            --
   Equity in subsidiary earnings                                  --            --
                                                                 ---           ---
Total revenues                                                    --            --
                                                                 ---           ---

OPERATING EXPENSES:
   Operation and maintenance                                      --            --
   Write-down of project investments                              --            --
   Depreciation and amortization                                  --            --
   Electric and Energy Costs                                      --            --
   Administrative and general                                     --            --
                                                                 ---           ---
Total operating expenses                                          --            --
                                                                 ---           ---

   Income from partnerships                                       --            --
   Management/Development Fees                                    --            --
   Interest and dividend income                                   --            --
   Consulting and O&M fees                                        --            --
                                                                 ---           ---
Total Income from equity method investments                       --            --
                                                                 ---           ---

OPERATING INCOME                                                  --            --
                                                                 ---           ---

OTHER INCOME
   Write off of investments                                       --            --
   Change in Derivative Fair Value - FAS 133                      --            --
   Foreign currency Translation Gain/Loss                         --            --
   Other                                                          --            --
                                                                 ---           ---
Total Other Income                                                --            --
                                                                 ---           ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                       --            --
   PSEG Energy Holdings'                                          --            --
   Other Associated Companies                                     --            --
   Other                                                          --            --
   Capitalized interest                                           --            --
                                                                 ---           ---
Net interest expense                                              --            --
                                                                 ---           ---

INCOME BEFORE INCOME TAXES                                        --            --
                                                                 ---           ---

INCOME TAXES:
   Current                                                        --            --
   Deferred                                                       --            --
   Foreign Taxes                                                  --            --
   Investment and energy tax credits - net                        --            --
                                                                 ---           ---
Total income taxes                                                --            --
                                                                 ---           ---

MINORITY INTERESTS                                                --            --
                                                                 ---           ---

INCOME FROM CONTINUING OPERATIONS                                 --            --
                                                                 ---           ---

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes             --            --
   Gain on Sale of Discontinued Operations - Net of Taxes         --            --
                                                                 ---           ---
INCOME FROM DISCONTINUED OPERATIONS                               --            --
                                                                 ---           ---

   Cumulative Effect of a change in Acct. Principle               --            --
                                                                 ---           ---

NET INCOME                                                       $--           $--
                                                                 ===           ===

                               PSEG AMERICAS LTD.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                            RAYO-ANDINO               PSEG
                                                             INVERSORA     PSEG     ARGENTINA                 PSEG
                                                              COMPANY     BRAZIL   HOLDING CO               AMERICAS
                                                             (Cayman)      LTDA        LLC      EDEERSA   OPERATING CO
                                                            -----------   ------   ----------   -------   ------------
REVENUES:
   Income from capital lease agreements                         $--        $  --       $--        $--       $    --
   Unrealized gains (losses) on investments                      --           --        --         --            --
   Realized gains (losses) on investments                        --           --        --         --            --
   Electric Revenues
      Generation                                                 --           --        --         --            --
      Distribution                                               --           --        --         --            --
      Other                                                      --           --        --         --            --
   Equity in subsidiary earnings                                 --           --        --         --            --
                                                                ---        -----       ---        ---       -------
Total revenues                                                   --           --        --         --            --
                                                                ---        -----       ---        ---       -------

OPERATING EXPENSES:
   Operation and maintenance                                     --           --        --         --            --
   Write-down of project investments                             --           --        --         --            --
   Depreciation and amortization                                 --            8        --         --            --
   Electric and Energy Costs                                     --           --        --         --            --
   Administrative and general                                    --          265        --         --           (41)
                                                                ---        -----       ---        ---       -------
Total operating expenses                                         --          273        --         --           (41)
                                                                ---        -----       ---        ---       -------

   Income from partnerships                                      --           --        --         --            --
   Management/Development Fees                                   --           --        --         --            --
   Interest and dividend income                                  --           --        --         --            --
   Consulting and O&M fees                                       --           --        --         --            --
                                                                ---        -----       ---        ---       -------
Total Income from equity method investments                      --           --        --         --            --
                                                                ---        -----       ---        ---       -------

OPERATING INCOME                                                 --         (273)       --         --            41
                                                                ---        -----       ---        ---       -------

OTHER INCOME
   Write off of investments                                      --           --        --         --            --
   Change in Derivative Fair Value - FAS 133                     --           --        --         --            --
   Foreign currency Translation Gain/Loss                        --          (11)       --         --            --
   Other                                                         --           --        --         --            --
                                                                ---        -----       ---        ---       -------
Total Other Income                                               --          (11)       --         --            --
                                                                ---        -----       ---        ---       -------

INTEREST EXPENSE:
   PSEG Capital Corporation                                      --           --        --         --            --
   PSEG Energy Holdings'                                         --           --        --         --            --
   Other Associated Companies                                    --           --        --         --            --
   Other                                                         --           --        --         --         8,506
   Capitalized interest                                          --           --        --         --            --
                                                                ---        -----       ---        ---       -------
Net interest expense                                             --           --        --         --         8,506
                                                                ---        -----       ---        ---       -------

INCOME BEFORE INCOME TAXES                                       --         (284)       --         --        (8,465)
                                                                ---        -----       ---        ---       -------

INCOME TAXES:
   Current                                                       --           --        --         --        (1,246)
   Deferred                                                      --           --        --         --            --
   Foreign Taxes                                                 --           --        --         --            --
   Investment and energy tax credits - net                       --           --        --         --            --
                                                                ---        -----       ---        ---       -------
Total income taxes                                               --           --        --         --        (1,246)
                                                                ---        -----       ---        ---       -------

MINORITY INTERESTS                                               --           --        --         --            --
                                                                ---        -----       ---        ---       -------

INCOME FROM CONTINUING OPERATIONS                                --         (284)       --         --        (7,219)
                                                                ---        -----       ---        ---       -------

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes            --           --        --         --            --
   Gain on Sale of Discontinued Operations - Net of Taxes        --           --        --         --            --
                                                                ---        -----       ---        ---       -------
INCOME FROM DISCONTINUED OPERATIONS                              --           --        --         --            --
                                                                ---        -----       ---        ---       -------

   Cumulative Effect of a change in Acct. Principle              --           --        --         --            --
                                                                ---        -----       ---        ---       -------

NET INCOME                                                      $--        $(284)      $--        $--       $(7,219)
                                                                ===        =====       ===        ===       =======





                                                                                         PSEG
                                                                                        CAYMAN       PSEG
                                                                                       AMERICAS   PERU POWER     PSEG
                                                              CAYMAN        CAYMAN      COMPANY      LTD       ELECTRICA
                                                            AMERICAS I   AMERICAS II    CONSOL.    (Cayman)    (Cayman)
                                                            ----------   -----------   --------   ----------   ---------
REVENUES:
   Income from capital lease agreements                         $--          $--         $ --         $--         $--
   Unrealized gains (losses) on investments                      --           --           --          --          --
   Realized gains (losses) on investments                        --           --           --          --          --
   Electric Revenues
      Generation                                                 --           --           --          --          --
      Distribution                                               --           --           --          --          --
      Other                                                      --           --           --          --          --
   Equity in subsidiary earnings                                 --           --           --          --          --
                                                                ---          ---         ----         ---         ---
Total revenues                                                   --           --           --          --          --
                                                                ---          ---         ----         ---         ---

OPERATING EXPENSES:
   Operation and maintenance                                     --           --           --          --          --
   Write-down of project investments                             --           --           --          --          --
   Depreciation and amortization                                 --           --           --          --          --
   Electric and Energy Costs                                     --           --           --          --          --
   Administrative and general                                    --           --            2          --          --
                                                                ---          ---         ----         ---         ---
Total operating expenses                                         --           --            2          --          --
                                                                ---          ---         ----         ---         ---

   Income from partnerships                                      --           --           --          --          --
   Management/Development Fees                                   --           --           --          --          --
   Interest and dividend income                                  --           --           --          --          --
   Consulting and O&M fees                                       --           --           --          --          --
                                                                ---          ---         ----         ---         ---
Total Income from equity method investments                      --           --           --          --          --
                                                                ---          ---         ----         ---         ---

OPERATING INCOME                                                 --           --           (2)         --          --
                                                                ---          ---         ----         ---         ---

OTHER INCOME
   Write off of investments                                      --           --           --          --          --
   Change in Derivative Fair Value - FAS 133                     --           --           --          --          --
   Foreign currency Translation Gain/Loss                        --           --           --          --          --
   Other                                                         --           --           --          --          --
                                                                ---          ---         ----         ---         ---
Total Other Income                                               --           --           --          --          --
                                                                ---          ---         ----         ---         ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                      --           --           --          --          --
   PSEG Energy Holdings'                                         --           --           --          --          --
   Other Associated Companies                                    --           --           --          --          --
   Other                                                         --           --           --          --          --
   Capitalized interest                                          --           --           --          --          --
                                                                ---          ---         ----         ---         ---
Net interest expense                                             --           --           --          --          --
                                                                ---          ---         ----         ---         ---

INCOME BEFORE INCOME TAXES                                       --           --           (2)         --          --
                                                                ---          ---         ----         ---         ---

INCOME TAXES:
   Current                                                       --           --          (26)         --          --
   Deferred                                                      --           --           --          --          --
   Foreign Taxes                                                 --           --           --          --          --
   Investment and energy tax credits - net                       --           --           --          --          --
                                                                ---          ---         ----         ---         ---
Total income taxes                                               --           --          (26)         --          --
                                                                ---          ---         ----         ---         ---

MINORITY INTERESTS                                               --           --           --          --          --
                                                                ---          ---         ----         ---         ---

INCOME FROM CONTINUING OPERATIONS                                --           --           24          --          --
                                                                ---          ---         ----         ---         ---

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes            --           --           --          --          --
   Gain on Sale of Discontinued Operations - Net of Taxes        --           --           --          --          --
                                                                ---          ---         ----         ---         ---
INCOME FROM DISCONTINUED OPERATIONS                              --           --           --          --          --
                                                                ---          ---         ----         ---         ---

   Cumulative Effect of a change in Acct. Principle              --           --           --          --          --
                                                                ---          ---         ----         ---         ---

NET INCOME                                                      $--          $--         $ 24         $--         $--
                                                                ===          ===         ====         ===         ===





                                                                                        PSEG
                                                              PSEG         PSEG        GLOBAL
                                                            BRAZIL II   BRAZIL III   FUNDING II   INFRAMAX
                                                             COMPANY      COMPANY       CORP        CORP
                                                            ---------   ----------   ----------   --------
REVENUES:
   Income from capital lease agreements                        $--          $--          $--         $--
   Unrealized gains (losses) on investments                     --           --           --          --
   Realized gains (losses) on investments                       --           --           --          --
   Electric Revenues
      Generation                                                --           --           --          --
      Distribution                                              --           --           --          --
      Other                                                     --           --           --          --
   Equity in subsidiary earnings                                --           --           --          --
                                                               ---          ---          ---         ---
Total revenues                                                  --           --           --          --
                                                               ---          ---          ---         ---

OPERATING EXPENSES:
   Operation and maintenance                                    --           --           --          --
   Write-down of project investments                            --           --           --          --
   Depreciation and amortization                                --           --           --          --
   Electric and Energy Costs                                    --           --           --          --
   Administrative and general                                   --           --           --          --
                                                               ---          ---          ---         ---
Total operating expenses                                        --           --           --          --
                                                               ---          ---          ---         ---

   Income from partnerships                                     --           --           --          --
   Management/Development Fees                                  --           --           --          --
   Interest and dividend income                                 --           --           --          --
   Consulting and O&M fees                                      --           --           --          --
                                                               ---          ---          ---         ---
Total Income from equity method investments                     --           --           --          --
                                                               ---          ---          ---         ---

OPERATING INCOME                                                --           --           --          --
                                                               ---          ---          ---         ---

OTHER INCOME
   Write off of investments                                     --           --           --          --
   Change in Derivative Fair Value - FAS 133                    --           --           --          --
   Foreign currency Translation Gain/Loss                       --           --           --          --
   Other                                                        --           --           --          --
                                                               ---          ---          ---         ---
Total Other Income                                              --           --           --          --
                                                               ---          ---          ---         ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                     --           --           --          --
   PSEG Energy Holdings'                                        --           --           --          --
   Other Associated Companies                                   --           --           --          --
   Other                                                        --           --           --          --
   Capitalized interest                                         --           --           --          --
                                                               ---          ---          ---         ---
Net interest expense                                            --           --           --          --
                                                               ---          ---          ---         ---

INCOME BEFORE INCOME TAXES                                      --           --           --          --
                                                               ---          ---          ---         ---

INCOME TAXES:
   Current                                                      --           --           --          --
   Deferred                                                     --           --           --          --
   Foreign Taxes                                                --           --           --          --
   Investment and energy tax credits - net                      --           --           --          --
                                                               ---          ---          ---         ---
Total income taxes                                              --           --           --          --
                                                               ---          ---          ---         ---

MINORITY INTERESTS                                              --           --           --          --
                                                               ---          ---          ---         ---

INCOME FROM CONTINUING OPERATIONS                               --           --           --          --
                                                               ---          ---          ---         ---

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes           --           --           --          --
   Gain on Sale of Discontinued Operations - Net of Taxes       --           --           --          --
                                                               ---          ---          ---         ---
INCOME FROM DISCONTINUED OPERATIONS                             --           --           --          --
                                                               ---          ---          ---         ---

   Cumulative Effect of a change in Acct. Principle             --           --           --          --
                                                               ---          ---          ---         ---

NET INCOME                                                     $--          $--          $--         $--
                                                               ===          ===          ===         ===

                               PSEG AMERICAS LTD.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                             INVERSIONES
                                                                PSEG        PSEG AMERICAS   TRANSAMERICA      PSEG
                                                               CHILEAN      CHILE HOLDING      ENERGY        BRAZIL       PSEG
                                                            EQUITY II LTD     LIMITADA        COMPANY      INVESTMENT   SALALAH
                                                               CONSOL.         CONSOL.         CONSOL        CONSOL.    CONSOL.
                                                            -------------   -------------   ------------   ----------   -------
REVENUES:
   Income from capital lease agreements                        $    --        $     --        $    --        $    --    $    --
   Unrealized gains (losses) on investments                         --              --             --             --         --
   Realized gains (losses) on investments                           --              --             --             --         --
   Electric Revenues
      Generation                                                    --              --         47,151             --     26,858
      Distribution                                                  --         144,169             --             --     10,945
      Other                                                         --          21,240             --             --         69
   Equity in subsidiary earnings                                    --              --             --             --         --
                                                               -------        --------        -------        -------    -------
Total revenues                                                      --         165,409         47,151             --     37,872
                                                               -------        --------        -------        -------    -------

OPERATING EXPENSES:
   Operation and maintenance                                        --           3,686          9,203             --      2,728
   Write-down of project investments                                --              --             --             --         --
   Depreciation and amortization                                    --           8,723          4,142             --      8,246
   Electric and Energy Costs                                        --          85,902          1,536             --     13,030
   Administrative and general                                      945          13,226          7,776            635      3,710
                                                               -------        --------        -------        -------    -------
Total operating expenses                                           945         111,537         22,657            635     27,714
                                                               -------        --------        -------        -------    -------

   Income from partnerships                                     16,557         (19,543)         1,896         11,553         --
   Management/Development Fees                                      --              --             --             --         --
   Interest and dividend income                                     --              --             --             --         --
   Consulting and O&M fees                                          --              --             --             --        207
                                                               -------        --------        -------        -------    -------
Total Income from equity method investments                     16,557         (19,543)         1,896         11,553        207
                                                               -------        --------        -------        -------    -------
OPERATING INCOME                                                15,612          34,329         26,390         10,918     10,365
                                                               -------        --------        -------        -------    -------

OTHER INCOME
   Write off of investments                                         --              --             --             --         --
   Change in Derivative Fair Value - FAS 133                      (645)         (4,073)            --             10         --
   Foreign currency Translation Gain/Loss                         (116)          5,109           (707)         4,161         --
   Other                                                            --            (932)         3,026             --         --
                                                               -------        --------        -------        -------    -------
Total Other Income                                                (761)            104          2,319          4,171         --
                                                               -------        --------        -------        -------    -------

INTEREST EXPENSE:
   PSEG Capital Corporation                                         --              --             --             --         --
   PSEG Energy Holdings'                                            --              --             --            774         --
   Other Associated Companies                                       --              --            (29)            --         --
   Other                                                            --           9,574          4,692             --      8,813
   Capitalized interest                                             --            (380)            --             --         --
                                                               -------        --------        -------        -------    -------
Net interest expense                                                --           9,194          4,663            774      8,813
                                                               -------        --------        -------        -------    -------

INCOME BEFORE INCOME TAXES                                      14,851          25,239         24,046         14,315      1,552
                                                               -------        --------        -------        -------    -------

INCOME TAXES:
   Current                                                          (4)             --             --              1         --
   Deferred                                                       (226)           (510)            --            263         --
   Foreign Taxes                                                    --           5,361          8,169             --         --
   Investment and energy tax credits - net                          --              --             --             --         --
                                                               -------        --------        -------        -------    -------
Total income taxes                                                (230)          4,851          8,169            264         --
                                                               -------        --------        -------        -------    -------
MINORITY INTERESTS                                                  --             329             --             --        155
                                                               -------        --------        -------        -------    -------
INCOME FROM CONTINUING OPERATIONS                               15,081          20,059         15,877         14,051      1,397
                                                               -------        --------        -------        -------    -------

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes               --              --             --             --         --
   Gain on Sale of Discontinued Operations - Net of Taxes           --              --             --             --         --
                                                               -------        --------        -------        -------    -------
INCOME FROM DISCONTINUED OPERATIONS                                 --              --             --             --         --
                                                               -------        --------        -------        -------    -------
   Cumulative Effect of a change in Acct. Principle                 --              --             --             --         --
                                                               -------        --------        -------        -------    -------
NET INCOME                                                     $15,081        $ 20,059        $15,877        $14,051    $ 1,397
                                                               =======        ========        =======        =======    =======





                                                                PSEG       RAYO-ANDINO             SERVICIOS
                                                              BERMUDA       INVERSORA      PSEG    TECHNICOS
                                                            HOLDINGS III     COMPANY      CHINA   PSEG CHILE
                                                              CONSOL.        CONSOL.       INC       LTDA
                                                            ------------   -----------   ------   ----------
REVENUES:
   Income from capital lease agreements                        $  --        $     --     $   --     $  --
   Unrealized gains (losses) on investments                       --              --         --        --
   Realized gains (losses) on investments                         --              --         --        --
   Electric Revenues
      Generation                                                  --              --         --        --
      Distribution                                                --              --         --        --
      Other                                                       --              --         --        --
   Equity in subsidiary earnings                                  --              --         --        --
                                                               -----        --------     ------     -----
Total revenues                                                    --              --         --        --
                                                               -----        --------     ------     -----

OPERATING EXPENSES:
   Operation and maintenance                                      --              --         --        --
   Write-down of project investments                              --             142         --        --
   Depreciation and amortization                                  --              --         --        --
   Electric and Energy Costs                                      --              --         --        --
   Administrative and general                                      9             334         21      (300)
                                                               -----        --------     ------     -----
Total operating expenses                                           9             476         21      (300)
                                                               -----        --------     ------     -----

   Income from partnerships                                       --              --      8,606        --
   Management/Development Fees                                    --              --         --        --
   Interest and dividend income                                   --              --         --        --
   Consulting and O&M fees                                        --              --         --        --
                                                               -----        --------     ------     -----
Total Income from equity method investments                       --              --      8,606        --
                                                               -----        --------     ------     -----

OPERATING INCOME                                                  (9)           (476)     8,585       300
                                                               -----        --------     ------     -----

OTHER INCOME
   Write off of investments                                       --              --         --        --
   Change in Derivative Fair Value - FAS 133                      --              --         --        --
   Foreign currency Translation Gain/Loss                         --              --         --        11
   Other                                                          --              --         --        --
                                                               -----        --------     ------     -----
Total Other Income                                                --              --         --        11
                                                               -----        --------     ------     -----

INTEREST EXPENSE:
   PSEG Capital Corporation                                       --              --         --        --
   PSEG Energy Holdings'                                          --              --         --        --
   Other Associated Companies                                     --              --         --        --
   Other                                                          --              --         --        --
   Capitalized interest                                           --              --         --        --
                                                               -----        --------     ------     -----
Net interest expense                                              --              --         --        --
                                                               -----        --------     ------     -----

INCOME BEFORE INCOME TAXES                                        (9)           (476)     8,585       311
                                                               -----        --------     ------     -----

INCOME TAXES:
   Current                                                      (398)           (167)        --        --
   Deferred                                                      199           1,469         --        --
   Foreign Taxes                                                  --              --         --        --
   Investment and energy tax credits - net                        --              --         --        --
                                                               -----        --------     ------     -----
Total income taxes                                              (199)          1,302         --        --
                                                               -----        --------     ------     -----

MINORITY INTERESTS                                                --              --         --        --
                                                               -----        --------     ------     -----

INCOME FROM CONTINUING OPERATIONS                                190          (1,778)     8,585       311
                                                               -----        --------     ------     -----

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes             --            (544)        --        --
   Gain on Sale of Discontinued Operations - Net of Taxes         --         (22,733)        --        --
                                                               -----        --------     ------     -----
INCOME FROM DISCONTINUED OPERATIONS                               --         (23,277)        --        --
                                                               -----        --------     ------     -----

   Cumulative Effect of a change in Acct. Principle               --              --         --        --
                                                               -----        --------     ------     -----

NET INCOME                                                     $ 190        $(25,055)    $8,585     $ 311
                                                               =====        ========     ======     =====





                                                              PSEG
                                                            AMERICAS      PSEG
                                                               II      LUXEMBOURG
                                                               LTD      S.A.R.L.
                                                            --------   ----------
REVENUES:
   Income from capital lease agreements                        $--         $--
   Unrealized gains (losses) on investments                     --          --
   Realized gains (losses) on investments                       --          --
   Electric Revenues
      Generation                                                --          --
      Distribution                                              --          --
      Other                                                     --          --
   Equity in subsidiary earnings                                --          --
                                                               ---         ---
Total revenues                                                  --          --
                                                               ---         ---

OPERATING EXPENSES:
   Operation and maintenance                                    --          --
   Write-down of project investments                            --          --
   Depreciation and amortization                                --          --
   Electric and Energy Costs                                    --          --
   Administrative and general                                   --          --
                                                               ---         ---
Total operating expenses                                        --          --
                                                               ---         ---

   Income from partnerships                                     --          --
   Management/Development Fees                                  --          --
   Interest and dividend income                                 --          --
   Consulting and O&M fees                                      --          --
                                                               ---         ---
Total Income from equity method investments                     --          --
                                                               ---         ---

OPERATING INCOME                                                --          --
                                                               ---         ---

OTHER INCOME
   Write off of investments                                     --          --
   Change in Derivative Fair Value - FAS 133                    --          --
   Foreign currency Translation Gain/Loss                       --          --
   Other                                                        --          --
                                                               ---         ---
Total Other Income                                              --          --
                                                               ---         ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                     --          --
   PSEG Energy Holdings'                                        --          --
   Other Associated Companies                                   --          --
   Other                                                        --          --
   Capitalized interest                                         --          --
                                                               ---         ---
Net interest expense                                            --          --
                                                               ---         ---

INCOME BEFORE INCOME TAXES                                      --          --
                                                               ---         ---

INCOME TAXES:
   Current                                                      --          --
   Deferred                                                     --          --
   Foreign Taxes                                                --          --
   Investment and energy tax credits - net                      --          --
                                                               ---         ---
Total income taxes                                              --          --
                                                               ---         ---

MINORITY INTERESTS                                              --          --
                                                               ---         ---

INCOME FROM CONTINUING OPERATIONS                               --          --
                                                               ---         ---

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes           --          --
   Gain on Sale of Discontinued Operations - Net of Taxes       --          --
                                                               ---         ---
INCOME FROM DISCONTINUED OPERATIONS                             --          --
                                                               ---         ---

   Cumulative Effect of a change in Acct. Principle             --          --
                                                               ---         ---

NET INCOME                                                     $--         $--
                                                               ===         ===

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                PSEG                                                                 PERUVIAN
                              AMERICAS   INTERCOMPANY      PSEG      ASSOCIACION                    OPPORTUNITY
                                LTD      ELIMINATIONS    AMERICAS         EN                      COMPANY S.A.C.
                              CONSOL.     & RECLASS.       LTD      PARTICIPACION   CAYMAN'S IV        (POC)
                             ---------   ------------   ---------   -------------   -----------   --------------
BALANCE  JANUARY 1, 2003     $(508,375)    $241,613     $(508,375)      $(486)         $  --          $(326)

NET INCOME                     194,306      (43,028)      194,306         383           (610)           (48)

                             ---------     --------     ---------       -----          -----          -----
   TOTAL                      (314,069)     198,585      (314,069)       (103)          (610)          (374)
                             ---------     --------     ---------       -----          -----          -----

DIVIDENDS DECLARED                  --           --            --          --             --             --
                             ---------     --------     ---------       -----          -----          -----

                             ---------     --------     ---------       -----          -----          -----
BALANCE  DECEMBER 31, 2003   $(314,069)    $198,585     $(314,069)      $(103)         $(610)         $(374)
                             =========     ========     =========       =====          =====          =====

                               ANDINA         PSEG        VENERGY                  RAYO-ANDINO
                             MENDOZA I       BRAZIL      HOLDINGS   TERRA ROXA I     GESTORA
                              COMPANY    OPERATING CO.    COMPANY       LTDA         COMPANY
                              (Cayman)      (Cayman)     (Cayman)     (Cayman)       (Cayman)
                             ---------   -------------   --------   ------------   -----------
BALANCE  JANUARY 1, 2003        $--           $--         $2,815         $--           $--

NET INCOME                       --            --            286          --            --

                                ---           ---         ------         ---           ---
   TOTAL                         --            --          3,101          --            --
                                ---           ---         ------         ---           ---

DIVIDENDS DECLARED               --            --             --          --            --
                                ---           ---         ------         ---           ---

                                ---           ---         ------         ---           ---
BALANCE  DECEMBER 31, 2003      $--           $--         $3,101         $--           $--
                                ===           ===         ======         ===           ===

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                             RAYO-ANDINO                PSEG
                              INVERSORA      PSEG     ARGENTINA                 PSEG
                               COMPANY      BRAZIL   HOLDING CO               AMERICAS       CAYMAN        CAYMAN
                               (Cayman)      LTDA        LLC      EDEERSA   OPERATING CO   AMERICAS I   AMERICAS II
                             -----------   -------   ----------   -------   ------------   ----------   -----------
BALANCE  JANUARY 1, 2003         $--       $(6,895)     $--        $(70)     $(214,217)        $--          $--

NET INCOME                        --          (284)      --          --         (7,219)         --           --

                                 ---       -------      ---        ----      ---------         ---          ---
   TOTAL                          --        (7,179)      --         (70)      (221,436)         --           --
                                 ---       -------      ---        ----      ---------         ---          ---

DIVIDENDS DECLARED                --            --       --          --             --          --           --
                                 ---       -------      ---        ----      ---------         ---          ---

                                 ---       -------      ---        ----      ---------         ---          ---
BALANCE  DECEMBER 31, 2003       $--       $(7,179)     $--        $(70)     $(221,436)        $--          $--
                                 ===       =======      ===        ====      =========         ===          ===

                               PSEG
                              CAYMAN       PSEG                                              PSEG
                             AMERICAS   PERU POWER      PSEG        PSEG        PSEG        GLOBAL
                              COMPANY       LTD      ELECTRICA   BRAZIL II   BRAZIL III   FUNDING II   INFRAMAX
                              CONSOL.    (Cayman)     (Cayman)    COMPANY      COMPANY       CORP        CORP
                             --------   ----------   ---------   ---------   ----------   ----------   --------
BALANCE  JANUARY 1, 2003     $(72,577)      $--         $--         $--          $--          $--         $--

NET INCOME                         24        --          --          --           --           --          --

                             --------       ---         ---         ---          ---          ---         ---
   TOTAL                      (72,553)       --          --          --           --           --          --
                             --------       ---         ---         ---          ---          ---         ---

DIVIDENDS DECLARED                 --        --          --          --           --           --          --
                             --------       ---         ---         ---          ---          ---         ---

                             --------       ---         ---         ---          ---          ---         ---
BALANCE  DECEMBER 31, 2003   $(72,553)      $--         $--         $--          $--          $--         $--
                             ========       ===         ===         ===          ===          ===         ===

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                              INVERSIONES
                                 PSEG        PSEG AMERICAS   TRANSAMERICA      PSEG                    PSEG
                                CHILEAN      CHILE HOLDING      ENERGY        BRAZIL       PSEG       BERMUDA
                             EQUITY II LTD     LIMITADA         COMPANY     INVESTMENT   SALALAH   HOLDINGS III
                                CONSOL.         CONSOL.         CONSOL        CONSOL.    CONSOL.      CONSOL.
                             -------------   -------------   ------------   ----------   -------   ------------
BALANCE  JANUARY 1, 2003        $55,882         $16,540         $15,409      $(37,247)   $(2,220)    $(27,059)

NET INCOME                       15,081          20,059          15,877        14,051      1,397          190

                                -------         -------         -------      --------    -------     --------
   TOTAL                         70,963          36,599          31,286       (23,196)      (823)     (26,869)
                                -------         -------         -------      --------    -------     --------

DIVIDENDS DECLARED                   --              --              --            --         --           --
                                -------         -------         -------      --------    -------     --------

                                -------         -------         -------      --------    -------     --------
BALANCE  DECEMBER 31, 2003      $70,963         $36,599         $31,286      $(23,196)   $  (823)    $(26,869)
                                =======         =======         =======      ========    =======     ========

                             RAYO-ANDINO              SERVICIOS     PSEG
                              INVERSORA      PSEG     TECHNICOS   AMERICAS      PSEG
                               COMPANY      CHINA    PSEG CHILE      II      LUXEMBOURG
                               CONSOL.       INC        LTDA         LTD      S.A.R.L.
                             -----------   -------   ----------   --------   ----------
BALANCE  JANUARY 1, 2003      $ 12,513     $16,487     $(162)        $--        $--

NET INCOME                     (25,055)      8,585       311          --         --
                              --------     -------     -----         ---        ---

   TOTAL                       (12,542)     25,072       149          --         --
                              --------     -------     -----         ---        ---

DIVIDENDS DECLARED                  --          --        --          --         --
                              --------     -------     -----         ---        ---

                              --------     -------     -----         ---        ---
BALANCE  DECEMBER 31, 2003    $(12,542)    $25,072     $ 149         $--        $--
                              ========     =======     =====         ===        ===

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                             PSEG                                                                   PERUVIAN
                                           AMERICAS    INTERCOMPANY      PSEG       ASSOCIACION                    OPPORTUNITY
                                             LTD       ELIMINATIONS    AMERICAS         EN                       COMPANY S.A.C.
                                           CONSOL.      & RECLASS.       LTD       PARTICIPACION   CAYMAN'S IV        (POC)
                                         -----------   ------------   ----------   -------------   -----------   --------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $   122,085    $        --   $      151      $     --       $ 20,007       $  9,523
   Accounts and Notes receivable:


      Trade                                   64,453             --         (115)           --             --             31
      Other                                   15,561             --           11            --             --             --
      PSE&G                                       --             --           --            --             --             --
      PSEG                                       (85)            --           --            --             --             --
      PSEG Energy Holdings                        --             --           --            --             --             --
      Other associated companies           1,074,838             --      408,345        49,472         44,083         43,860
   Notes receivable:
      Associated companies                        --             --           --            --             --             --
      Other                                       --             --           --            --             --             --
   Interest receivable                            --             --           --            --             --             --
   Fuel                                        1,821             --           --            --             --             --
   Materials                                  10,404             --           --            --             --             --
   Assets held for sale                           --             --           --            --             --             --
   Current Assets of Disc Ops                276,509             --           --            --             --             --
   Prepayments                                 1,919             --           --            --             --             --
                                         -----------    -----------   ----------      --------       --------       --------
Total Current Assets                       1,567,505             --      408,392        49,472         64,090         53,414
                                         -----------    -----------   ----------      --------       --------       --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                14,720             --           --            --             --             --
   Generation & Distribution Assets          690,353             --           --            --             --             --
   Furniture & Equipment                      56,726             --           --            --             --             --
   Construction Work In process               19,490             --           --            --             --             --
   Other                                       4,568             --           --            --             --             --
   Accum. depr. and amortization            (125,048)            --           --            --             --             --
   Valuation allowances                           --             --           --            --             --             --
                                         -----------    -----------   ----------      --------       --------       --------
Property, Plant and Equipment-net            660,809             --           --            --             --             --
                                         -----------    -----------   ----------      --------       --------       --------

INVESTMENTS
   Subsidiaries                               38,517     (1,326,572)   1,326,572          (834)            --             --
   Capital lease agreements                       --              .           --            --             --             --
      Limited partnership interests               --             --           --            --             --             --
      General partnership interests               --             --           --            --             --             --
   Corporate joint ventures                  677,060             --      258,043       (27,295)        45,031        (51,708)
   Securities                                     --             --           --            --             --             --
   Valuation allowances                           --             --           --            --             --             --
                                         -----------    -----------   ----------      --------       --------       --------
Total Investments                            715,577     (1,326,572)   1,584,615       (28,129)        45,031        (51,708)
                                         -----------    -----------   ----------      --------       --------       --------

OTHER ASSETS
   Long Term Other Receivable                  1,995             --           --            --             --             --
   Goodwill                                  482,641             --           --            --             --             --
   Derivative Asset                             (101)            --         (394)           --             --             --
   Deferred Tax Asset                         31,378             --           --            --             --             --
   Deferred Finance Costs                     12,214             --           --            --             --             --
   Project Start up Costs                      4,931             --           --            --             --             --
   Restricted Cash                                --             --           --            --             --             --
   Prepaid Pension                                45             --           32            --             --             --
   Intangibles                                   663             --           --            --             --             --
   Other                                       2,182             --           --            --             --             --
                                         -----------    -----------   ----------      --------       --------       --------
Total Other Assets                           535,948             --         (362)           --             --             --
                                         -----------    -----------   ----------      --------       --------       --------

TOTAL ASSETS                             $ 3,479,839    $(1,326,572)  $1,992,645      $ 21,343       $109,121       $  1,706
                                         ===========    ===========   ==========      ========       ========       ========





                                          ANDINA          PSEG          VENERGY                  RAYO-ANDINO
                                         MENDOZA I       BRAZIL      HOLDINGS   TERRA ROXA I     GESTORA
                                          COMPANY    OPERATING CO.    COMPANY       LTDA         COMPANY
                                          (Cayman)      (Cayman)     (Cayman)     (Cayman)       (Cayman)
                                         ---------   -------------   --------   ------------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $--           $--         $ 1,006        $--           $--
   Accounts and Notes receivable:
      Trade                                  --            --              --         --            --
      Other                                  --            --              --         --            --
      PSE&G                                  --            --              --         --            --
      PSEG                                   --            --              --         --            --
      PSEG Energy Holdings                   --            --              --         --            --
      Other associated companies             --            --           9,552         --            --
   Notes receivable:
      Associated companies                   --            --              --         --            --
      Other                                  --            --              --         --            --
   Interest receivable                       --            --              --         --            --
   Fuel                                      --            --              --         --            --
   Materials                                 --            --              --         --            --
   Assets held for sale                      --            --              --         --            --
   Current Assets of Disc Ops                --            --              --         --            --
   Prepayments                               --            --             109         --            --
                                            ---           ---         -------        ---           ---
Total Current Assets                         --            --          10,667         --            --
                                            ---           ---         -------        ---           ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                               --            --              --         --            --
   Generation & Distribution Assets          --            --              --         --            --
   Furniture & Equipment                     --            --              --         --            --
   Construction Work In process              --            --              --         --            --
   Other                                     --            --              --         --            --
   Accum. depr. and amortization             --            --              --         --            --
   Valuation allowances                      --            --              --         --            --
                                            ---           ---         -------        ---           ---
Property, Plant and Equipment-net            --            --              --         --            --
                                            ---           ---         -------        ---           ---

INVESTMENTS
   Subsidiaries                              --            --              --         --            --
   Capital lease agreements                  --            --              --         --            --
      Limited partnership interests          --            --              --         --            --
      General partnership interests          --            --              --         --            --
   Corporate joint ventures                  --            --          38,445         --            --
   Securities                                --            --              --         --            --
   Valuation allowances                      --            --              --         --            --
                                            ---           ---         -------        ---           ---
Total Investments                            --            --          38,445         --            --
                                            ---           ---         -------        ---           ---

OTHER ASSETS
   Long Term Other Receivable                --            --              --         --            --
   Goodwill                                  --            --              --         --            --
   Derivative Asset                          --            --              --         --            --
   Deferred Tax Asset                        --            --              --         --            --
   Deferred Finance Costs                    --            --              --         --            --
   Project Start up Costs                    --            --              --         --            --
   Restricted Cash                           --            --              --         --            --
   Prepaid Pension                           --            --              --         --            --
   Intangibles                               --            --              --         --            --
   Other                                     --            --              --         --            --
                                            ---           ---         -------        ---           ---
Total Other Assets                           --            --              --         --            --
                                            ---           ---         -------        ---           ---

TOTAL ASSETS                                $--           $--         $49,112        $--           $--
                                            ===           ===         =======        ===           ===

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                         RAYO-ANDINO               PSEG
                                          INVERSORA     PSEG     ARGENTINA                 PSEG
                                           COMPANY     BRAZIL   HOLDING CO               AMERICAS       CAYMAN        CAYMAN
                                           (Cayman)     LTDA        LLC      EDEERSA   OPERATING CO   AMERICAS I   AMERICAS II
                                         -----------   ------   ----------   -------   ------------   ----------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $--       $   55       $--        $--        $    --         $--          $--
   Accounts and Notes receivable:
      Trade                                   --           --        --         --             --          --           --
      Other                                   --            4        --         --             --          --           --
      PSE&G                                   --           --        --         --             --          --           --
      PSEG                                    --           --        --         --             --          --           --
      PSEG Energy Holdings                    --           --        --         --             --          --           --
      Other associated companies              --        1,580        --         --         26,305          --           --
   Notes receivable:
      Associated companies                    --           --        --         --             --          --           --
      Other                                   --           --        --         --             --          --           --
   Interest receivable                        --           --        --         --             --          --           --
   Fuel                                       --           --        --         --             --          --           --
   Materials                                  --           --        --         --             --          --           --
   Assets held for sale                       --           --        --         --             --          --           --
   Current Assets of Disc Ops                 --           --        --         --             --          --           --
   Prepayments                                --           --        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---
Total Current Assets                          --        1,639        --         --         26,305          --           --
                                             ---       ------       ---        ---        -------         ---          ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --           --        --         --             --          --           --
   Generation & Distribution Assets           --           --        --         --             --          --           --
   Furniture & Equipment                      --           22        --         --             --          --           --
   Construction Work In process               --           --        --         --             --          --           --
   Other                                      --           --        --         --             --          --           --
   Accum. depr. and amortization              --          (17)       --         --             --          --           --
   Valuation allowances                       --           --        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---
Property, Plant and Equipment-net             --            5        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---

INVESTMENTS
   Subsidiaries                               --           --        --         --         39,346          --           --
   Capital lease agreements                   --           --        --         --             --          --           --
      Limited partnership interests           --           --        --         --             --          --           --
      General partnership interests           --           --        --         --             --          --           --
   Corporate joint ventures                   --           --        --         --             --          --           --
   Securities                                 --           --        --         --             --          --           --
   Valuation allowances                       --           --        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---
Total Investments                             --           --        --         --         39,346          --           --
                                             ---       ------       ---        ---        -------         ---          ---

OTHER ASSETS
   Long Term Other Receivable                 --           --        --         --             --          --           --
   Goodwill                                   --           --        --         --             --          --           --
   Derivative Asset                           --           --        --         --             --          --           --
   Deferred Tax Asset                         --           --        --         --             --          --           --
   Deferred Finance Costs                     --           --        --         --             --          --           --
   Project Start up Costs                     --           --        --         --             --          --           --
   Restricted Cash                            --           --        --         --             --          --           --
   Prepaid Pension                            --           --        --         --             --          --           --
   Intangibles                                --           --        --         --             --          --           --
   Other                                      --           --        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---
Total Other Assets                            --           --        --         --             --          --           --
                                             ---       ------       ---        ---        -------         ---          ---

TOTAL ASSETS                                 $--       $1,644       $--        $--        $65,651         $--          $--
                                             ===       ======       ===        ===        =======         ===          ===





                                           PSEG
                                          CAYMAN       PSEG                                              PSEG
                                         AMERICAS   PERU POWER     PSEG        PSEG         PSEG        GLOBAL
                                          COMPANY      LTD       ELECTRICA   BRAZIL II   BRAZIL III   FUNDING II   INFRAMAX
                                          CONSOL.    (Cayman)     (Cayman)    COMPANY      COMPANY       CORP        CORP
                                         --------   ----------   ---------   ---------   ----------   ----------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   --        $--         $--         $--          $--        $   --        $--
   Accounts and Notes receivable:
      Trade                                   --         --          --          --           --            --         --
      Other                                   --         --          --          --           --             1         --
      PSE&G                                   --         --          --          --           --            --         --
      PSEG                                    --         --          --          --           --            --         --
      PSEG Energy Holdings                    --         --          --          --           --            --         --
      Other associated companies           4,479         --          --          --           --         2,405         --
   Notes receivable:
      Associated companies                    --         --          --          --           --            --         --
      Other                                   --         --          --          --           --            --         --
   Interest receivable                        --         --          --          --           --            --         --
   Fuel                                       --         --          --          --           --            --         --
   Materials                                  --         --          --          --           --            --         --
   Assets held for sale                       --         --          --          --           --            --         --
   Current Assets of Disc Ops                 --         --          --          --           --            --         --
   Prepayments                                --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---
Total Current Assets                       4,479         --          --          --           --         2,406         --
                                          ------        ---         ---         ---          ---        ------        ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --         --          --          --           --            --         --
   Generation & Distribution Assets           --         --          --          --           --            --         --
   Furniture & Equipment                      --         --          --          --           --            --         --
   Construction Work In process               --         --          --          --           --            --         --
   Other                                      --         --          --          --           --            --         --
   Accum. depr. and amortization              --         --          --          --           --            --         --
   Valuation allowances                       --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---
Property, Plant and Equipment-net             --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---

INVESTMENTS
   Subsidiaries                               --         --          --          --           --            --         --
   Capital lease agreements                   --         --          --          --           --            --         --
      Limited partnership interests           --         --          --          --           --            --         --
      General partnership interests           --         --          --          --           --            --         --
   Corporate joint ventures                   --         --          --          --           --            --         --
   Securities                                 --         --          --          --           --            --         --
   Valuation allowances                       --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---
Total Investments                             --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---

OTHER ASSETS
   Long Term Other Receivable                 --         --          --          --           --            --         --
   Goodwill                                   --         --          --          --           --            --         --
   Derivative Asset                           --         --          --          --           --            --         --
   Deferred Tax Asset                         --         --          --          --           --            --         --
   Deferred Finance Costs                     --         --          --          --           --            --         --
   Project Start up Costs                     --         --          --          --           --            --         --
   Restricted Cash                            --         --          --          --           --            --         --
   Prepaid Pension                            --         --          --          --           --            --         --
   Intangibles                                --         --          --          --           --            --         --
   Other                                      --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---
Total Other Assets                            --         --          --          --           --            --         --
                                          ------        ---         ---         ---          ---        ------        ---

TOTAL ASSETS                              $4,479        $--         $--         $--          $--        $2,406        $--
                                          ======        ===         ===         ===          ===        ======        ===

                               PSEG AMERICAS LTD.
                          CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                          INVERSIONES
                                             PSEG        PSEG AMERICAS   TRANSAMERICA      PSEG                      PSEG
                                            CHILEAN      CHILE HOLDING      ENERGY        BRAZIL        PSEG        BERMUDA
                                         EQUITY II LTD     LIMITADA        COMPANY      INVESTMENT    SALALAH    HOLDINGS III
                                            CONSOL.         CONSOL.         CONSOL        CONSOL.     CONSOL.       CONSOL.
                                         -------------   -------------   ------------   ----------   ---------   ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $     25       $  14,516       $ 21,418      $     --     $ 48,744       $  8
   Accounts and Notes receivable:
      Trade                                      (37)         40,317          7,900             3       16,302         --
      Other                                        1          14,768            707            --           60         --
      PSE&G                                       --              --             --            --           --         --
      PSEG                                        --              --             --           (85)          --         --
      PSEG Energy Holdings                        --              --             --            --           --         --
      Other associated companies             112,350         179,603        182,761         2,954          888        412
   Notes receivable:
      Associated companies                        --              --             --            --           --         --
      Other                                       --              --             --            --           --         --
   Interest receivable                            --              --             --            --           --         --
   Fuel                                           --              --             --            --        1,821         --
   Materials                                      --           8,467          1,504            --          433         --
   Assets held for sale                           --              --             --            --           --         --
   Current Assets of Disc Ops                     --              --             --            --           --         --
   Prepayments                                    --             733            181            --          896         --
                                            --------       ---------       --------      --------     --------       ----
Total Current Assets                         112,339         258,404        214,471         2,872       69,144        420
                                            --------       ---------       --------      --------     --------       ----

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                    --          11,416          3,304            --           --         --
   Generation & Distribution Assets               --         415,511         79,548            --      195,294         --
   Furniture & Equipment                          --              --         56,388            --          316         --
   Construction Work In process                   --          12,914            586            --        5,990         --
   Other                                          --              --          4,209            --          326         --
   Accum. depr. and amortization                  --        (109,366)        (7,749)           --       (7,916)        --
   Valuation allowances                           --              --             --            --           --         --
                                            --------       ---------       --------      --------     --------       ----
Property, Plant and Equipment-net                 --         330,475        136,286            --      194,010         --
                                            --------       ---------       --------      --------     --------       ----

INVESTMENTS
   Subsidiaries                                   (1)             --             --            --           --         --
   Capital lease agreements                       --              --             --            --           --         --
   Limited partnership interests                  --              --             --            --           --         --
   General partnership interests                  --              --             --            --           --         --
   Corporate joint ventures                  182,793         (97,545)           359       163,796           15         --
   Securities                                     --              --             --            --           --         --
   Valuation allowances                           --              --             --            --           --         --
                                            --------       ---------       --------      --------     --------       ----
Total Investments                            182,792         (97,545)           359       163,796           15         --
                                            --------       ---------       --------      --------     --------       ----

OTHER ASSETS
   Long Term Other Receivable                     --           1,995             --            --           --         --
   Goodwill                                       --         349,274        133,367            --           --         --
   Derivative Asset                              609            (316)            --            --           --         --
   Deferred Tax Asset                             --          30,958             --            --           --         --
   Deferred Finance Costs                         --           5,448            237            --        6,529         --
   Project Start up Costs                         --            (329)            --            --        5,260         --
   Restricted Cash                                --              --             --            --           --         --
   Prepaid Pension                                --              --             --            13           --         --
   Intangibles                                    --              --            663            --           --         --
   Other                                          --           2,182             --            --           --         --
                                            --------       ---------       --------      --------     --------       ----
Total Other Assets                               609         389,212        134,267            13       11,789         --
                                            --------       ---------       --------      --------     --------       ----

TOTAL ASSETS                                $295,740       $ 880,546       $485,383      $166,681     $274,958       $420
                                            ========       =========       ========      ========     ========       ====





                                         RAYO-ANDINO               SERVICIOS     PSEG
                                          INVERSORA      PSEG      TECHNICOS   AMERICAS      PSEG
                                           COMPANY       CHINA    PSEG CHILE      II      LUXEMBOURG
                                            CONSOL.       INC        LTDA         LTD      S.A.R.L.
                                         -----------   --------   ----------   --------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $  6,521    $     --      $  86        $--         $25
   Accounts and Notes receivable:
      Trade                                      --          52         --         --          --
      Other                                      12           1         --         (4)         --
      PSE&G                                      --          --         --         --          --
      PSEG                                       --          --         --         --          --
      PSEG Energy Holdings                       --          --         --         --          --
      Other associated companies              2,258       4,044       (523)        10          --
   Notes receivable:
      Associated companies                       --          --         --         --          --
      Other                                      --          --         --         --          --
   Interest receivable                           --          --         --         --          --
   Fuel                                          --          --         --         --          --
   Materials                                     --          --         --         --          --
   Assets held for sale                          --          --         --         --          --
   Current Assets of Disc Ops               276,509          --         --         --          --
   Prepayments                                   --          --         --         --          --
                                           --------    --------      -----        ---         ---
Total Current Assets                        285,300       4,097       (437)         6          25
                                           --------    --------      -----        ---         ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --          --         --         --          --
   Generation & Distribution Assets              --          --         --         --          --
   Furniture & Equipment                         --          --         --         --          --
   Construction Work In process                  --          --         --         --          --
   Other                                         33          --         --         --          --
   Accum. depr. and amortization                 --          --         --         --          --
   Valuation allowances                          --          --         --         --          --
                                           --------    --------      -----        ---         ---
Property, Plant and Equipment-net                33          --         --         --          --
                                           --------    --------      -----        ---         ---

INVESTMENTS
   Subsidiaries                                  --          --         --          6          --
   Capital lease agreements                      --          --         --         --          --
   Limited partnership interests                 --          --         --         --          --
   General partnership interests                 --          --         --         --          --
   Corporate joint ventures                      --     165,124          2         --          --
   Securities                                    --          --         --         --          --
   Valuation allowances                          --          --         --         --          --
                                           --------    --------      -----        ---         ---
Total Investments                                --     165,124          2          6          --
                                           --------    --------      -----        ---         ---

OTHER ASSETS
   Long Term Other Receivable                    --          --         --         --          --
   Goodwill                                      --          --         --         --          --
   Derivative Asset                              --          --         --         --          --
   Deferred Tax Asset                           420          --         --         --          --
   Deferred Finance Costs                        --          --         --         --          --
   Project Start up Costs                        --          --         --         --          --
   Restricted Cash                               --          --         --         --          --
   Prepaid Pension                               --          --         --         --          --
   Intangibles                                   --          --         --         --          --
   Other                                         --          --         --         --          --
                                           --------    --------      -----        ---         ---
Total Other Assets                              420          --         --         --          --
                                           --------    --------      -----        ---         ---

TOTAL ASSETS                               $285,753    $169,221      $(435)       $12         $25
                                           ========    ========      =====        ===         ===

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                PSEG                                                                PERUVIAN
                                              AMERICAS    INTERCOMPANY      PSEG       ASSOCIACION                 OPPORTUNITY
                                                 LTD      ELIMINATIONS    AMERICAS         EN         CAYMAN'S   COMPANY S.A.C.
                                               CONSOL.     & RECLASS.        LTD      PARTICIPACION      IV           (POC)
                                             ----------   ------------   ----------   -------------   --------   --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
     Trade                                   $   38,886   $        --    $       --      $    --      $     --       $   --
     Taxes                                        1,907            --            --           --            --           --
     Other                                       34,923            --           531           --            --           --
     Interest                                     5,333            --        (4,901)          --            --           --
     Associated companies                     1,387,128            --       739,981        1,246        64,700        2,056
   Notes payable:
     PSEG Capital Corporation                        --            --            --           --            --           --
     Enterprise Capital Funding Corp.                --            --            --           --            --           --
     Enterprise Group Development Corp.              --            --            --           --            --           --
     Enterprise Diversified Holdings Inc.            --            --            --           --            --           --
     Associated Companies                         9,609            --            --           --            --           --
     Other                                           --            --            --           --            --           --
   Liabilities of DISC OPS                      241,764            --            --           --            --           --
   Current portion of long-term debt             29,422            --            --           --            --           --
                                             ----------   -----------    ----------      -------      --------       ------
Total Current Liabilities                     1,748,972            --       735,611        1,246        64,700        2,056
                                             ----------   -----------    ----------      -------      --------       ------

TOTAL LONG-TERM DEBT                            438,590            --            --           --            --           --
                                             ----------   -----------    ----------      -------      --------       ------

DEFERRED CREDITS
   Deferred income taxes                       (131,808)           --      (130,499)          --            --           24
   Deferred investment                               --            --            --           --            --           --
      and energy tax credits                         --            --            --           --            --           --
   Derivative Liability                          24,248            --            --           --            --           --
      Other                                        (674)           --           126           --            --           --
                                             ----------   -----------    ----------      -------      --------       ------
Total Deferred Credits                         (108,234)           --      (130,373)          --            --           24
                                             ----------   -----------    ----------      -------      --------       ------

MINORITY INTEREST                                13,104            --            --           --            --           --
                                             ----------   -----------    ----------      -------      --------       ------

STOCKHOLDER'S EQUITY
   Capital stock                                     12           (15)           12           --            --           --
   Stock Subs Payable                                --            --            --           --            --           --
   Contributed capital                        1,928,388    (1,753,794)    1,928,388       20,200        45,031           --
   Retained earnings                           (314,069)      198,585      (314,069)        (103)         (610)        (374)
   Other Comprehensive Income                   (13,958)       13,958       (13,958)          --            --           --
   Cumulative Translation Adjustment           (212,966)      214,694      (212,966)          --            --           --
                                             ----------   -----------    ----------      -------      --------       ------
Total Stockholder's Equity                    1,387,407    (1,326,572)    1,387,407       20,097        44,421         (374)
                                             ----------   -----------    ----------      -------      --------       ------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $3,479,839   $(1,326,572)   $1,992,645      $21,343      $109,121       $1,706
                                             ==========   ===========    ==========      =======      ========       ======





                                               ANDINA         PSEG        VENERGY                  RAYO-ANDINO
                                             MENDOZA I       BRAZIL      HOLDINGS   TERRA ROXA I     GESTORA
                                              COMPANY    OPERATING CO.    COMPANY       LTDA         COMPANY
                                              (Cayman)      (Cayman)     (Cayman)     (Cayman)      (Cayman)
                                             ---------   -------------   --------   ------------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
     Trade                                      $--           $--        $    --         $--           $--
     Taxes                                       --            --             --          --            --
     Other                                       --            --              3          --            --
     Interest                                    --            --             --          --            --
     Associated companies                        --            --          7,226          --            --
   Notes payable:
     PSEG Capital Corporation                    --            --             --          --            --
     Enterprise Capital Funding Corp.            --            --             --          --            --
     Enterprise Group Development Corp.          --            --             --          --            --
     Enterprise Diversified Holdings Inc.        --            --             --          --            --
     Associated Companies                        --            --             --          --            --
     Other                                       --            --             --          --            --
   Liabilities of DISC OPS                       --            --             --          --            --
   Current portion of long-term debt             --            --             --          --            --
                                                ---           ---        -------         ---           ---
Total Current Liabilities                        --            --          7,229          --            --
                                                ---           ---        -------         ---           ---

TOTAL LONG-TERM DEBT                             --            --             --          --            --
                                                ---           ---        -------         ---           ---

DEFERRED CREDITS
   Deferred income taxes                         --            --            (28)         --            --
   Deferred investment                           --            --             --          --            --
      and energy tax credits                     --            --             --          --            --
   Derivative Liability                          --            --             --          --            --
      Other                                      --            --             --          --            --
                                                ---           ---        -------         ---           ---
Total Deferred Credits                           --            --            (28)         --            --
                                                ---           ---        -------         ---           ---

MINORITY INTEREST                                --            --             --          --            --
                                                ---           ---        -------         ---           ---

STOCKHOLDER'S EQUITY
   Capital stock                                 --            --             --          --            --
   Stock Subs Payable                            --            --             --          --            --
   Contributed capital                           --            --         38,810          --            --
   Retained earnings                             --            --          3,101          --            --
   Other Comprehensive Income                    --            --             --          --            --
   Cumulative Translation Adjustment             --            --             --          --            --
                                                ---           ---        -------         ---           ---
Total Stockholder's Equity                       --            --         41,911          --            --
                                                ---           ---        -------         ---           ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $--           $--        $49,112         $--           $--
                                                ===           ===        =======         ===           ===

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                             RAYO-ANDINO                PSEG
                                              INVERSORA      PSEG     ARGENTINA                 PSEG
                                               COMPANY      BRAZIL   HOLDING CO               AMERICAS
                                               (Cayman)      LTDA        LLC      EDEERSA   OPERATING CO
                                             -----------   -------   ----------   -------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
     Trade                                       $--       $    --       $--       $ --      $      16
     Taxes                                        --            --        --         --             --
     Other                                        --            --        --         --             --
     Interest                                     --            --        --         --          4,901
     Associated companies                         --         8,983        --         77        172,233
   Notes payable:
     PSEG Capital Corporation                     --            --        --         --             --
     Enterprise Capital Funding Corp.             --            --        --         --             --
     Enterprise Group Development Corp.           --            --        --         --             --
     Enterprise Diversified Holdings Inc.         --            --        --         --             --
     Associated Companies                         --            --        --         --             --
     Other                                        --            --        --         --             --
   Liabilities of DISC OPS                        --            --        --         --             --
   Current portion of long-term debt              --            --        --         --             --
                                                 ---       -------       ---       ----      ---------
Total Current Liabilities                         --         8,983        --         77        177,150
                                                 ---       -------       ---       ----      ---------

TOTAL LONG-TERM DEBT                              --            --        --         --             --
                                                 ---       -------       ---       ----      ---------

DEFERRED CREDITS
Deferred income taxes                             --          (475)       --         (7)          (364)
Deferred investment                               --            --        --         --             --
   and energy tax credits                         --            --        --         --             --
Derivative Liability                              --            --        --         --             --
   Other                                          --            --        --         --             --
                                                 ---       -------       ---       ----      ---------
Total Deferred Credits                            --          (475)       --         (7)          (364)
                                                 ---       -------       ---       ----      ---------

MINORITY INTEREST                                 --            --        --         --             --
                                                 ---       -------       ---       ----      ---------

STOCKHOLDER'S EQUITY
   Capital stock                                  --            --        --         --             --
   Stock Subs Payable                             --            --        --         --             --
   Contributed capital                                         315        --         --        110,301
   Retained earnings                              --        (7,179)       --        (70)      (221,436)
   Other Comprehensive Income                     --            --        --         --             --
   Cumulative Translation Adjustment              --            --        --         --             --
                                                 ---       -------       ---       ----      ---------
Total Stockholder's Equity                        --        (6,864)       --        (70)      (111,135)
                                                 ---       -------       ---       ----      ---------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $--       $ 1,644       $--       $ --      $  65,651
                                                 ===       =======       ===       ====      =========





                                                                          PSEG
                                                                         CAYMAN       PSEG
                                                                        AMERICAS   PERU POWER     PSEG
                                               CAYMAN        CAYMAN      COMPANY       LTD      ELECTRICA
                                             AMERICAS I   AMERICAS II    CONSOL.    (Cayman)    (Cayman)
                                             ----------   -----------   --------   ----------   ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                      $--          $--       $     --       $--         $--
      Taxes                                       --           --             --        --          --
      Other                                       --           --             --        --          --
      Interest                                    --           --             --        --          --
      Associated companies                        --           --         38,472        --          --
   Notes payable:
      PSEG Capital Corporation                    --           --             --        --          --
      Enterprise Capital Funding Corp.            --           --             --        --          --
      Enterprise Group Development Corp.          --           --             --        --          --
      Enterprise Diversified Holdings Inc.        --           --             --        --          --
      Associated Companies                        --           --             --        --          --
      Other                                       --           --             --        --          --
   Liabilities of DISC OPS                        --           --             --        --          --
   Current portion of long-term debt              --           --             --        --          --
                                                 ---          ---       --------       ---         ---
Total Current Liabilities                         --           --         38,472        --          --
                                                 ---          ---       --------       ---         ---

TOTAL LONG-TERM DEBT                              --           --             --        --          --
                                                 ---          ---       --------       ---         ---

DEFERRED CREDITS
Deferred income taxes                             --           --            611        --          --
Deferred investment                               --           --             --        --          --
   and energy tax credits                         --           --             --        --          --
Derivative Liability                              --           --             --        --          --
   Other                                          --           --             --        --          --
                                                 ---          ---       --------       ---         ---
Total Deferred Credits                            --           --            611        --          --
                                                 ---          ---       --------       ---         ---

MINORITY INTEREST                                 --           --             --        --          --
                                                 ---          ---       --------       ---         ---

STOCKHOLDER'S EQUITY
   Capital stock                                  --           --             --        --          --
   Stock Subs Payable                             --           --             --        --          --
   Contributed capital                            --           --         37,949        --          --
   Retained earnings                              --           --        (72,553)       --          --
   Other Comprehensive Income                     --           --             --        --          --
   Cumulative Translation Adjustment              --           --             --        --          --
                                                 ---          ---       --------       ---         ---
Total Stockholder's Equity                        --           --        (34,604)       --          --
                                                 ---          ---       --------       ---         ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $--          $--       $  4,479       $--         $--
                                                 ===          ===       ========       ===         ===





                                                                         PSEG
                                                PSEG        PSEG        GLOBAL
                                             BRAZIL II   BRAZIL III   FUNDING II   INFRAMAX
                                              COMPANY      COMPANY       CORP        CORP
                                             ---------   ----------   ----------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                     $--          $--        $   --        $--
      Taxes                                      --           --            --         --
      Other                                      --           --            --         --
      Interest                                   --           --            --         --
      Associated companies                       --           --            --         --
   Notes payable:
      PSEG Capital Corporation                   --           --            --         --
      Enterprise Capital Funding Corp.           --           --            --         --
      Enterprise Group Development Corp.         --           --            --         --
      Enterprise Diversified Holdings Inc.       --           --            --         --
      Associated Companies                       --           --            --         --
      Other                                      --           --            --         --
   Liabilities of DISC OPS                       --           --            --         --
   Current portion of long-term debt             --           --            --         --
                                                ---          ---        ------        ---
Total Current Liabilities                        --           --            --         --
                                                ---          ---        ------        ---

TOTAL LONG-TERM DEBT                             --           --            --         --
                                                ---          ---        ------        ---

DEFERRED CREDITS
Deferred income taxes                            --           --            --         --
Deferred investment                              --           --            --         --
   and energy tax credits                        --           --            --         --
Derivative Liability                             --           --            --         --
   Other                                         --           --            --         --
                                                ---          ---        ------        ---
Total Deferred Credits                           --           --            --         --
                                                ---          ---        ------        ---

MINORITY INTEREST                                --           --            --         --
                                                ---          ---        ------        ---

STOCKHOLDER'S EQUITY
   Capital stock                                 --           --             1         --
   Stock Subs Payable                            --           --            --         --
   Contributed capital                           --           --         2,405         --
   Retained earnings                             --           --            --         --
   Other Comprehensive Income                    --           --            --         --
   Cumulative Translation Adjustment             --           --            --         --
                                                ---          ---        ------        ---
Total Stockholder's Equity                       --           --         2,406         --
                                                ---          ---        ------        ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $--          $--        $2,406        $--
                                                ===          ===        ======        ===

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                                            INVERSIONES
                                                PSEG       PSEG AMERICAS   TRANSAMERICA      PSEG                    PSEG
                                              CHILEAN      CHILE HOLDING      ENERGY        BRAZIL       PSEG       BERMUDA
                                           EQUITY II LTD      LIMITADA        COMPANY     INVESTMENT    SALALAH   HOLDINGS III
                                              CONSOL.         CONSOL.         CONSOL       CONSOL.      CONSOL.      CONSOL.
                                           -------------   -------------   ------------   ----------   --------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $     --         $ 17,474       $  6,183     $      --    $ 15,209     $     --
      Taxes                                        --               --          1,497           410          --           --
      Other                                        --           16,309         11,697            --         732           --
      Interest                                     --            1,437             --            --       3,896           --
      Associated companies                     18,722           36,054        177,619        53,365      15,681        4,163
   Notes payable:
      PSEG Capital Corporation                     --               --             --            --          --           --
      Enterprise Capital Funding Corp.             --               --             --            --          --           --
      Enterprise Group Development Corp.           --               --             --            --          --           --
      Enterprise Diversified Holdings
         Inc.                                      --               --             --            --          --           --
      Associated Companies                         --               --             --         9,609          --           --
      Other                                        --               --             --            --          --           --
   Liabilities of DISC OPS                         --               --             --            --          --           --
   Current portion of long-term debt               --           21,335             --            --       8,087           --
                                             --------         --------       --------     ---------    --------     --------
Total Current Liabilities                      18,722           92,609        196,996        63,384      43,605        4,163
                                             --------         --------       --------     ---------    --------     --------

TOTAL LONG-TERM DEBT                               --          145,371        100,388            --     192,831           --
                                             --------         --------       --------     ---------    --------     --------

DEFERRED CREDITS
Deferred income taxes                          (5,937)          25,844         15,314       (22,098)     (9,383)     (12,763)
Deferred investment                                --               --             --            --          --           --
   and energy tax credits                          --               --             --            --          --           --
Derivative Liability                               --            1,107             --            62      23,079           --
   Other                                           --            4,117         (5,168)          251          --           --
                                             --------         --------       --------     ---------    --------     --------
Total Deferred Credits                         (5,937)          31,068         10,146       (21,785)     13,696      (12,763)
                                             --------         --------       --------     ---------    --------     --------

MINORITY INTEREST                                  --            6,869             --            --       6,235           --
                                             --------         --------       --------     ---------    --------     --------

STOCKHOLDER'S EQUITY
   Capital stock                                    1               --             --            --          --           --
   Stock Subs Payable                              --               --             --            --          --           --
   Contributed capital                        255,577          510,783        146,567       376,198      34,095       35,889
   Retained earnings                           70,963           36,599         31,286       (23,196)       (823)     (26,869)
   Other Comprehensive Income                      --              278             --          (276)    (14,681)          --
   Cumulative Translation Adjustment          (43,586)          56,969             --      (227,644)         --           --
                                             --------         --------       --------     ---------    --------     --------
Total Stockholder's Equity                    282,955          604,629        177,853       125,082      18,591        9,020
                                             --------         --------       --------     ---------    --------     --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $295,740         $880,546       $485,383     $ 166,681    $274,958     $    420
                                             ========         ========       ========     =========    ========     ========





                                           RAYO-ANDINO               SERVICIOS     PSEG
                                            INVERSORA      PSEG      TECHNICOS   AMERICAS      PSEG
                                             COMPANY       CHINA    PSEG CHILE      II      LUXEMBOURG
                                             CONSOL.        INC        LTDA        LTD       S.A.R.L.
                                           -----------   --------   ----------   --------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                 $      4     $     --     $  --         $--         $--
      Taxes                                       --           --        --          --          --
      Other                                    5,651           --        --          --          --
      Interest                                    --           --        --          --          --
      Associated companies                     9,830       37,367      (659)         12          --
   Notes payable:
      PSEG Capital Corporation                    --           --        --          --          --
      Enterprise Capital Funding Corp.            --           --        --          --          --
      Enterprise Group Development Corp.          --           --        --          --          --
      Enterprise Diversified Holdings
        Inc.                                      --           --        --          --          --
      Associated Companies                        --           --        --          --          --
      Other                                       --           --        --          --          --
   Liabilities of DISC OPS                   241,764           --        --          --          --
   Current portion of long-term debt              --           --        --          --          --
                                            --------     --------     -----         ---         ---
Total Current Liabilities                    257,249       37,367      (659)         12          --
                                            --------     --------     -----         ---         ---

TOTAL LONG-TERM DEBT                              --           --        --          --          --
                                            --------     --------     -----         ---         ---

DEFERRED CREDITS
Deferred income taxes                          1,460        6,493        --          --          --
Deferred investment                               --           --        --          --          --
   and energy tax credits                         --           --        --          --          --
Derivative Liability                              --           --        --          --          --
   Other                                          --           --        --          --          --
                                            --------     --------     -----         ---         ---
Total Deferred Credits                         1,460        6,493        --          --          --
                                            --------     --------     -----         ---         ---

MINORITY INTEREST                                 --           --        --          --          --
                                            --------     --------     -----         ---         ---

STOCKHOLDER'S EQUITY
   Capital stock                                  12            1        --          --          --
   Stock Subs Payable                             --           --        --          --          --
   Contributed capital                        41,390       98,184        75          --          25
   Retained earnings                         (12,542)      25,072       149          --          --
   Other Comprehensive Income                 (1,817)       2,538        --          --          --
   Cumulative Translation Adjustment               1         (434)       --          --          --
                                            --------     --------     -----         ---         ---
Total Stockholder's Equity                    27,044      125,361       224          --          25
                                            --------     --------     -----         ---         ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                     $285,753     $169,221     $(435)        $12         $25
                                            ========     ========     =====         ===         ===

                INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                             INVERSIONES
                                                            PSEG AMERICAS                    EMPRESA           SOCIEDAD
                                                            CHILE HOLDING  INTERCOMPANY  ELECTRICA DE LA      AUSTRAL DE
                                                              LIMITADA     ELIMINATIONS   FRONTERA S.A.   ELECTRICIDAD S.A.
                                                               CONSOL.      & RECLASS.      (Frontel)         (Saesa)
                                                            -------------  ------------  ---------------  -----------------
REVENUES:
   Income from capital lease agreements                       $     --       $     --        $    --           $     --
   Unrealized gains (losses) on investments                         --             --             --                 --
   Realized gains (losses) on investments                           --             --             --                 --
   Other                                                        21,240             --             --             21,240
   Electric Revenues
      Generation                                                    --             --             --                 --
      Distribution                                             144,169             --             --            144,169
   Equity in subsidiary earnings                                    --             --             --                 --
                                                              --------       --------        -------           --------
Total revenues                                                 165,409             --             --            165,409
                                                              --------       --------        -------           --------

OPERATING EXPENSES:
   Operation and maintenance                                     3,686             --             --              3,686
   Depreciation and amortization                                 8,723             --            161              8,562
   Electric and Energy Costs                                    85,902             --             --             85,902
   Administrative and general                                   13,226             --            514             12,712
                                                              --------       --------        -------           --------
Total operating expenses                                       111,537             --            675            110,862
                                                              --------       --------        -------           --------
   Interest and dividend income                                     --             --             --                 --
   Income from partnerships                                    (19,543)       (48,921)        29,378                 --
                                                              --------       --------        -------           --------
Total Income from equity method investments                    (19,543)       (48,921)        29,378                 --
                                                              --------       --------        -------           --------
OPERATING INCOME                                                34,329        (48,921)        28,703             54,547
                                                              --------       --------        -------           --------
OTHER INCOME:
   Other                                                          (932)            --             --               (932)
   Change in Derivative Fair Value - FAS 133                    (4,073)            --         (1,243)            (2,830)
   Foreign currency translation Gain/Loss                        5,109             --             --              5,109
                                                              --------       --------        -------           --------
Total Other Income                                                 104             --         (1,243)             1,347
                                                              --------       --------        -------           --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                         --             --             --                 --
   Enterprise Capital Funding Corp.                                 --             --             --                 --
   Other Associated Companies                                       --             --             --                 --
   Other                                                         9,574        (25,420)         7,836             27,158
   Capitalized interest                                           (380)            --             --               (380)
                                                              --------       --------        -------           --------
Net interest expense                                             9,194        (25,420)         7,836             26,778
                                                              --------       --------        -------           --------
INCOME BEFORE INCOME TAXES                                      25,239        (23,501)        19,624             29,116
                                                              --------       --------        -------           --------
INCOME TAXES:
   Current                                                          --             --             --                 --
   Deferred                                                       (510)            --           (435)               (75)
   Foreign Taxes                                                 5,361             --             --              5,361
     Investment and energy tax credits - net                        --             --             --                 --
                                                              --------       --------        -------           --------
Total income taxes                                               4,851             --           (435)             5,286
                                                              --------       --------        -------           --------
MINORITY INTERESTS                                                 329           (140)            --                469
                                                              --------       --------        -------           --------
INCOME FROM CONTINUING OPERATIONS                               20,059        (23,361)        20,059             23,361
                                                              --------       --------        -------           --------

DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes               --             --             --                 --
   Gain on Sale of Discontinued Operations - Net of Taxes           --             --             --                 --
                                                              --------       --------        -------           --------
INCOME FROM DISCONTINUED OPERATIONS                                 --             --             --                 --
                                                              --------       --------        -------           --------
NET INCOME                                                    $ 20,059       $(23,361)       $20,059           $ 23,361
                                                              ========       ========        =======           ========

                INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                              INVERSIONES
                             PSEG AMERICAS                      EMPRESA           SOCIEDAD
                             CHILE HOLDING   INTERCOMPANY   ELECTRICA DE LA      AUSTRAL DE
                                LIMITADA     ELIMINATIONS    FRONTERA S.A.    ELECTRICIDAD S.A.
                                CONSOL.       & RECLASS.       (Frontel)           (Saesa)
                             -------------   ------------   ---------------   -----------------
BALANCE  JANUARY 1, 2003        $16,540        $(17,448)        $16,540            $17,448

NET INCOME                       20,059         (23,361)         20,059             23,361
                                -------        --------         -------            -------
   TOTAL                         36,599         (40,809)         36,599             40,809
                                -------        --------         -------            -------
DIVIDENDS DECLARED                   --              --              --                 --
                                -------        --------         -------            -------
BALANCE  DECEMBER 31, 2003      $36,599        $(40,809)        $36,599            $40,809
                                =======        ========         =======            =======

                INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                          INVERSIONES
                                         PSEG AMERICAS                      EMPRESA            SOCIEDAD
                                         CHILE HOLDING   INTERCOMPANY   ELECTRICA DE LA       AUSTRAL DE
                                            LIMITADA     ELIMINATIONS    FRONTERA S.A.    ELECTRICIDAD S.A.
                                            CONSOL.       & RECLASS.       (Frontel)           (Saesa)
                                         -------------   ------------   ---------------   -----------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $  14,516      $      --        $     --           $  14,516
   Accounts and Notes receivable:
      Trade                                   40,317             --               1              40,316
      Other                                   14,768             --              --              14,768
      PSE&G                                       --             --              --                  --
      PSEG                                        --             --              --                  --
      PSEG Energy Holdings                        --             --              --                  --
      Other associated companies             179,603         (2,386)        181,989                  --
   Notes receivable:
      Associated companies                        --             --              --                  --
      Other                                       --             --              --                  --
   Interest receivable                            --             --              --                  --
   Fuel                                           --             --              --                  --
   Materials                                   8,467             --              --               8,467
   Prepayments                                   733             --              --                 733
                                           ---------      ---------        --------           ---------
Total Current Assets                         258,404         (2,386)        181,990              78,800
                                           ---------      ---------        --------           ---------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                11,416             --              --              11,416
   Generation & Distribution Assets          415,511             --              --             415,511
   CWIP                                       12,914             --              --              12,914
   Other                                          --             --              --                  --
   Accum. depr. and amortization            (109,366)            --              --            (109,366)
   Valuation allowances                           --             --              --                  --
                                           ---------      ---------        --------           ---------
Property, Plant and Equipment-net            330,475             --              --             330,475
                                           ---------      ---------        --------           ---------

INVESTMENTS
   Subsidiaries                                   --             --              --                  --
   Capital lease agreements                       --             --              --                  --
   Partnership interests                          --             --              --                  --
   Corporate joint ventures                  (97,545)      (551,691)        454,146                  --
   Securities                                     --             --              --                  --
   Valuation allowances                           --             --              --                  --
                                           ---------      ---------        --------           ---------
Total Investments                            (97,545)      (551,691)        454,146                  --
                                           ---------      ---------        --------           ---------

OTHER ASSETS
   Long Term Receivable                        1,995             --              --               1,995
   Goodwill                                  349,274             --              --             349,274
   Deferred tax asset                         30,958             --              --              30,958
   Derivative Asset                             (316)            --            (316)                 --
   Deferred Finance Costs                      5,448             --             497               4,951
   Project Start up Costs                       (329)        (2,497)          2,168                  --
   Other                                       2,182             --              --               2,182
                                           ---------      ---------        --------           ---------
Total Other Assets                           389,212         (2,497)          2,349             389,360
                                           ---------      ---------        --------           ---------
TOTAL ASSETS                               $ 880,546      $(556,574)       $638,485           $ 798,635
                                           =========      =========        ========           =========

                INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA
                          CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                              INVERSIONES
                                             PSEG AMERICAS                      EMPRESA           SOCIEDAD
                                             CHILE HOLDING   INTERCOMPANY   ELECTRICA DE LA      AUSTRAL DE
                                                LIMITADA     ELIMINATIONS    FRONTERA S.A.    ELECTRICIDAD S.A.
                                                 CONSOL.     & RECLASS.        (Frontel)           (Saesa)
                                             -------------   ------------   ---------------   -----------------
CURRENT LIABILITIES
   Accounts payable:
      Trade                                     $ 17,474      $      --         $     --           $ 17,474
      Taxes                                           --             --               --                 --
      Other                                       16,309             --               --             16,309
      Interest                                     1,437        (25,703)              --             27,140
      Associated companies                        36,054             --           36,054                 --
   Notes payable:
      PSEG Capital Corporation                        --             --               --                 --
      Enterprise Capital Funding Corp.                --             --               --                 --
      Enterprise Group Development Corp.              --             --               --                 --
      Enterprise Diversified Holdings Inc.            --             --               --                 --
      U.S.Energy Incorporated                         --             --               --                 --
      Other                                           --             --               --                 --
   Current portion of long-term debt              21,335             --               --             21,335
                                                --------      ---------         --------           --------
Total Current Liabilities                         92,609        (25,703)          36,054             82,258
                                                --------      ---------         --------           --------

TOTAL LONG-TERM DEBT                             145,371       (150,000)              --            295,371
                                                --------      ---------         --------           --------
DEFERRED CREDITS
Deferred income taxes                             25,844             --           (2,319)            28,163
Deferred investment
   and energy tax credits                             --             --               --                 --
Derivative Liability                               1,107             --              121                986
Other                                              4,117             --               --              4,117
                                                --------      ---------         --------           --------
Total Deferred Credits                            31,068             --           (2,198)            33,266
                                                --------      ---------         --------           --------

MINORITY INTEREST                                  6,869             --               --              6,869
                                                --------      ---------         --------           --------
STOCKHOLDER'S EQUITY
   Capital stock                                      --       (284,935)              --            284,935
   Stock Subs Payable                                 --             --               --                 --
   Contributed capital                           510,783             --          510,783                 --
   Retained earnings                              36,599        (40,809)          36,599             40,809
   Other Comprehensive income                        278           (278)             278                278
   Cumulative Translation Adjustment              56,969        (54,849)          56,969             54,849
                                                --------      ---------         --------           --------
Total Stockholder's Equity                       604,629       (380,871)         604,629            380,871
                                                --------      ---------         --------           --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $880,546      $(556,574)        $638,485           $798,635
                                                ========      =========         ========           ========

                           PSEG EUROPE (Delaware) LLC
                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                               PSEG
                                                              EUROPE                       PSEG        PSEG
                                                            (Delaware)   INTERCOMPANY     EUROPE      EUROPE
                                                               LLC       ELIMINATIONS   (Delaware)     B.V.
                                                              CONSOL.     & RECLASS.        LLC       CONSOL.
                                                            ----------   ------------   ----------   --------
REVENUES:
   Income from capital lease agreements                      $     --      $    --        $   --     $     --
   Unrealized gains (losses) on investments                        --           --            --           --
   Realized gains (losses) on investments                          --           --            --           --
   Other                                                          791           --            --          791
   Electric Revenues
      Generation                                              126,749           --            --      126,749
      Distribution                                                 --           --            --           --
   Equity in subsidiary earnings                                   --       (9,286)        9,286           --
                                                             --------      -------        ------     --------
Total revenues                                                127,540       (9,286)        9,286      127,540
                                                             --------      -------        ------     --------
OPERATING EXPENSES:
   Operation and maintenance                                   27,901           --            --       27,901
   Write-down of project investments                              326           --            --          326
   Depreciation and amortization                                5,545           --            --        5,545
   Electric and Energy Costs                                   52,272           --            --       52,272
   Administrative and general                                  24,939           --          (449)      25,388
                                                             --------      -------        ------     --------
Total operating expenses                                      110,983           --          (449)     111,432
                                                             --------      -------        ------     --------
   Income from partnerships                                    (5,906)          --            --       (5,906)
   Interest and dividend income                                 3,320           --            --        3,320
   Consulting and O&M fees                                        181           --            --          181
                                                             --------      -------        ------     --------
Total Income from equity method investments                    (2,405)          --            --       (2,405)
                                                             --------      -------        ------     --------

OPERATING INCOME                                               14,152       (9,286)        9,735       13,703
                                                             --------      -------        ------     --------
OTHER INCOME:
   Gain on sale - other                                         1,002           --            --        1,002
   Change in Derivative Fair Value - FAS 133                      842           --            --          842
   Foreign currency translation Gain/Loss                       7,695           --            --        7,695
                                                             --------      -------        ------     --------
Total Other Income                                              9,539           --            --        9,539
                                                             --------      -------        ------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                        --           --            --           --
   Enterprise Capital Funding Corp.                                --           --            --           --
   Other Associated Companies                                     525           --            --          525
   Other                                                        4,679           --            --        4,679
   Capitalized interest                                            --           --            --           --
                                                             --------      -------        ------     --------
Net interest expense                                            5,204           --            --        5,204
                                                             --------      -------        ------     --------

INCOME BEFORE INCOME TAXES                                     18,487       (9,286)        9,735       18,038
                                                             --------      -------        ------     --------
INCOME TAXES:
   Current                                                      2,274           --           157        2,117
   Deferred                                                       295           --            --          295
   Investment and energy tax credits - net                         --           --            --           --
   Foreign taxes                                                1,389           --            --        1,389
                                                             --------      -------        ------     --------
Total income taxes                                              3,958           --           157        3,801
                                                             --------      -------        ------     --------

MINORITY INTERESTS                                              4,951           --            --        4,951
                                                             --------      -------        ------     --------

INCOME FROM CONTINUING OPERATIONS                               9,578       (9,286)        9,578        9,286
                                                             --------      -------        ------     --------
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes              --           --            --           --
   Gain on Sale of Discontinued Operations - Net of Taxes          --           --            --           --
                                                             --------      -------        ------     --------
INCOME FROM DISCONTINUED OPERATIONS                                --           --            --           --
                                                             --------      -------        ------     --------
NET INCOME                                                   $  9,578      $(9,286)       $9,578     $  9,286
                                                             ========      =======        ======     ========


                           PSEG Europe (Delaware) LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                PSEG
                               EUROPE                       PSEG        PSEG
                             (Delaware)   INTERCOMPANY     EUROPE      EUROPE
                                 LLC      ELIMINATIONS   (Delaware)     B.V.
                               CONSOL.     & RECLASS.        LLC       CONSOL.
                             ----------   ------------   ----------   --------
BALANCE JANUARY 1, 2003       $(11,060)     $10,194       $(11,060)    (10,194)

NET INCOME                       9,578       (9,286)         9,578       9,286
                              --------      -------       --------    --------
   TOTAL                        (1,482)         908         (1,482)       (908)
                              --------      -------       --------    --------
DIVIDENDS DECLARED                  --           --             --          --
                              --------      -------       --------    --------

                              --------      -------       --------    --------
BALANCE DECEMBER 31, 2003     $ (1,482)     $   908       $ (1,482)   $   (908)
                              ========      =======       ========    ========


                           PSEG Europe (Delaware) LLC
                          CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                            PSEG
                                           EUROPE                       PSEG         PSEG
                                         (Delaware)   INTERCOMPANY     EUROPE       EUROPE
                                             LLC      ELIMINATIONS   (Delaware)      B.V.
                                           CONSOL.     & RECLASS.        LLC       CONSOL.
                                         ----------   ------------   ----------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $ 11,369       $    --      $     --     $ 11,369
   Accounts  and Notes receivable:
      Trade                                 25,054            --            --       25,054
      Other                                    911            --            --          911
      PSE&G                                     --            --            --           --
      PSEG                                      --            --            --           --
      Other associated companies           251,618            --        79,747      171,871
   Notes receivable:
      Associated companies                      --            --            --           --
      Other                                     --            --            --           --
   Interest receivable                          --            --            --           --
   Assets Held for Sale                         --            --            --           --
   Prepayments                               1,436            --            --        1,436
   Inventory - fuel                          9,135            --            --        9,135
   Inventory-Materials                       4,322            --            --        4,322
                                          --------       -------      --------     --------
Total Current Assets                       303,845            --        79,747      224,098
                                          --------       -------      --------     --------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                               3,075            --            --        3,075
   Generation & Distribution Assets        363,065            --            --      363,065
   Other                                         1            --            --            1
   Construction Work in process             10,007            --            --       10,007
   Accum. depr. and amortization            (8,663)           --            --       (8,663)
   Valuation allowances                         --            --            --           --
                                          --------       -------      --------     --------
Property, Plant and Equipment-net          367,485            --            --      367,485
                                          --------       -------      --------     --------
INVESTMENTS
   Subsidiaries                                 --        13,716       (13,716)          --
   Capital lease agreements                     --            --            --           --
   Partnership interests                        --            --            --           --
   Corporate joint ventures                 74,666            --            --       74,666
   Securities                                   --            --            --           --
   Valuation allowances                         --            --            --           --
                                          --------       -------      --------     --------
Total Investments                           74,666        13,716       (13,716)      74,666
                                          --------       -------      --------     --------
OTHER ASSETS
   Goodwill                                  8,152            --            --        8,152
   Deferred Tax Asset                          663            --            --          663
   Deferred Finance Costs                    7,015            --            --        7,015
   Project Start up Costs                    4,357            --            --        4,357
   Intangibles                                 368            --            --          368
   Other                                        --            --            --           --
                                          --------       -------      --------     --------
Total Other Assets                          20,555            --            --       20,555
                                          --------       -------      --------     --------
TOTAL ASSETS                              $766,551       $13,716      $ 66,031     $686,804
                                          ========       =======      ========     ========


                           PSEG Europe (Delaware) LLC
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                PSEG
                                               EUROPE                       PSEG        PSEG
                                             (Delaware)   INTERCOMPANY     EUROPE      EUROPE
                                                LLC       ELIMINATIONS   (Delaware)      B.V.
                                              CONSOL.      & RECLASS.        LLC       CONSOL.
                                             ----------   ------------   ----------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $ 13,895      $     --      $      4    $ 13,891
      Taxes                                         --            --            --          --
      Other                                      9,654            --            --       9,654
      Interest                                   1,717            --            --       1,717
      Associated companies                     337,253            --        25,377     311,876
   Notes payable:
      PSEG Capital Corporation                      --            --            --          --
      Enterprise Capital Funding Corp.              --            --            --          --
      Enterprise Group Development Corp.            --            --            --          --
      Enterprise Diversified Holdings Inc.          --            --            --          --
      Other Assoc companies                         --            --            --          --
      Other                                      1,996            --            --       1,996
      Current portion of long-term debt          3,727            --            --       3,727
                                              --------      --------      --------    --------
Total Current Liabilities                      368,242            --        25,381     342,861
                                              --------      --------      --------    --------
TOTAL LONG-TERM DEBT                           284,083            --            --     284,083
                                              --------      --------      --------    --------
DEFERRED CREDITS
   Deferred income taxes                       (32,016)           --          (212)    (31,804)
   Deferred investment
     and energy tax credits                         --            --            --          --
   Derivative Liability                         82,129            --            --      82,129
   Deferred Revenue                                 (9)           --            --          (9)
   Other                                         7,628            --            --       7,628
                                              --------      --------      --------    --------
Total Deferred Credits                          57,732            --          (212)     57,944
                                              --------      --------      --------    --------
MINORITY INTEREST                               15,632            --            --      15,632
                                              --------      --------      --------    --------

STOCKHOLDER'S EQUITY
      Capital stock                                 --            --            --          --
      Stock Subs Payable                            --            --            --          --
      Contributed capital                       98,838       (43,686)       98,838      43,686
      Retained earnings                         (1,482)          908        (1,482)       (908)
      Other Comprehensive Income               (56,767)       56,767       (56,767)    (56,767)
      Cumulative Translation Adjustment            273          (273)          273         273
                                              --------      --------      --------    --------
   Total Stockholder's Equity                   40,862        13,716        40,862     (13,716)
                                              --------      --------      --------    --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                       $766,551      $ 13,716      $ 66,031    $686,804
                                              ========      ========      ========    ========


                                PSEG EUROPE B.V
                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)


                                                            PSEG
                                                           EUROPE    INTERCOMPANY
                                                            B.V.     ELIMINATIONS
                                                           CONSOL.     & RECLASS.
                                                          --------   ------------
REVENUES:
   Income from capital lease agreements                      $     --     $     --
   Unrealized gains (losses) on investments                        --           --
   Realized gains (losses) on investments                          --           --
   Other                                                          791           --
   Electric Revenues
      Generation                                              126,749           --
      Distribution                                                 --           --
   Equity in subsidiary earnings                                   --      (10,503)
                                                             --------     --------
Total revenues                                                127,540      (10,503)
                                                             --------     --------
OPERATING EXPENSES:
   Operation and maintenance                                   27,901           --
   Write-down of project investments                              326           --
   Depreciation and amortization                                5,545           --
   Electric and Energy Costs                                   52,272           --
   Administrative and general                                  25,388           --
                                                             --------     --------
Total operating expenses                                      111,432           --
                                                             --------     --------
   Income from partnerships                                    (5,906)          --
   Interest and dividend income                                 3,320           --
   Consulting and O&M fees                                        181           --
                                                             --------     --------
Total Income from equity method investments                    (2,405)          --
                                                             --------     --------

OPERATING INCOME                                               13,703      (10,503)
                                                             --------     --------
OTHER INCOME:
   Gain on sale - other                                         1,002           --
   Change in Derivative Fair Value - FAS 133                      842           --
   Foreign currency translation Gain/Loss                       7,695           --
                                                             --------     --------
Total Other Income                                              9,539           --
                                                             --------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                        --           --
   Enterprise Capital Funding Corp.                                --           --
   Other Associated Companies                                     525           --
   Other                                                        4,679           --
   Capitalized interest                                            --           --
                                                             --------     --------
Net interest expense                                            5,204           --
                                                             --------     --------

INCOME BEFORE INCOME TAXES                                     18,038      (10,503)
                                                             --------     --------
INCOME TAXES:
   Current                                                      2,117           --
   Deferred                                                       295           --
   Investment and energy tax credits - net                         --           --
   Foreign taxes                                                1,389           --
                                                             --------     --------
Total income taxes                                              3,801           --
                                                             --------     --------

MINORITY INTERESTS                                              4,951           --
                                                             --------     --------

INCOME FROM CONTINUING OPERATIONS                               9,286      (10,503)
                                                             --------     --------
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes              --           --
   Gain on Sale of Discontinued Operations - Net of Taxes          --           --
                                                             --------     --------
INCOME FROM DISCONTINUED OPERATIONS                                --           --
                                                             --------     --------
NET INCOME                                                   $  9,286     $(10,503)
                                                             ========     ========





                                                              PSEG     PSEG EUROPE      PSEG EUROPE     PSEG EUROPE
                                                             EUROPE      I.B.V            II.B.V         III .B.V
                                                               B.V.    (Netherlands)   (Netherlands)   (Netherlands)
                                                            -------   --------------   -------------   -------------
REVENUES:
   Income from capital lease agreements                     $    --         $--             $--             $--
   Unrealized gains (losses) on investments                      --          --              --              --
   Realized gains (losses) on investments                        --          --              --              --
   Other                                                         --          --              --              --
   Electric Revenues
      Generation                                                 --          --              --              --
      Distribution                                               --          --              --              --
   Equity in subsidiary earnings                             10,503          --              --              --
                                                            -------         ---             ---             ---
Total revenues                                               10,503          --              --              --
                                                            -------         ---             ---             ---
OPERATING EXPENSES:
   Operation and maintenance                                     --          --              --              --
   Write-down of project investments                             --          --              --              --
   Depreciation and amortization                                 --          --              --              --
   Electric and Energy Costs                                     --          --              --              --
   Administrative and general                                   275          --              --              --
                                                            -------         ---             ---             ---
Total operating expenses                                        275          --              --              --
                                                            -------         ---             ---             ---
   Income from partnerships                                      --          --              --              --
   Interest and dividend income                                  30          --              --              --
   Consulting and O&M fees                                      172          --              --              --
                                                            -------         ---             ---             ---
Total Income from equity method investments                     202          --              --              --
                                                            -------         ---             ---             ---

OPERATING INCOME                                             10,430          --              --              --
                                                            -------         ---             ---             ---
OTHER INCOME:
   Gain on sale - other                                          --          --              --              --
   Change in Derivative Fair Value - FAS 133                     --          --              --              --
   Foreign currency translation Gain/Loss                         9          --              --              --
                                                            -------         ---             ---             ---
Total Other Income                                                9          --              --              --
                                                            -------         ---             ---             ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                      --          --              --              --
   Enterprise Capital Funding Corp.                              --          --              --              --
   Other Associated Companies                                    --          --              --              --
   Other                                                         (3)         --              --              --
   Capitalized interest                                          --          --              --              --
                                                            -------         ---             ---             ---
Net interest expense                                             (3)         --              --              --
                                                            -------         ---             ---             ---

INCOME BEFORE INCOME TAXES                                   10,442          --              --              --
                                                            -------         ---             ---             ---
INCOME TAXES:
   Current                                                    1,156          --              --              --
   Deferred                                                      --          --              --              --
   Investment and energy tax credits - net                       --          --              --              --
   Foreign taxes                                                 --          --              --              --
                                                            -------         ---             ---             ---

Total income taxes                                            1,156          --              --              --
                                                            -------         ---             ---             ---
MINORITY INTERESTS                                               --          --              --              --
                                                            -------         ---             ---             ---

INCOME FROM CONTINUING OPERATIONS                             9,286          --              --              --
                                                            -------         ---             ---             ---
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes            --          --              --              --
   Gain on Sale of Discontinued Operations - Net of Taxes        --          --              --              --
                                                            -------         ---             ---             ---
INCOME FROM DISCONTINUED OPERATIONS                              --          --              --              --
                                                            -------         ---             ---             ---

NET INCOME                                                  $ 9,286         $--             $--             $--
                                                            =======         ===             ===             ===

                              PSEG EUROPE B.V.
                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                                                                   PSEG
                                                             PSEG EUROPE     PSEG     PSEG EUROPE      PSEG    POLAND DIST
                                                               IV .B.V      POLAND       V.B.V        ITALIA       B.V.
                                                            (Netherlands)    B.V.    (Netherlands)     B.V.       CONSOL.
                                                            -------------   ------   -------------   -------   -----------
REVENUES:
   Income from capital lease agreements                          $--         $--           $--       $    --     $    --
   Unrealized gains (losses) on investments                       --          --            --            --          --
   Realized gains (losses) on investments                         --          --            --            --          --
   Other                                                          --          --            --            --         612
   Electric Revenues
      Generation                                                  --          --            --            --      94,887
      Distribution                                                --          --            --            --          --
   Equity in subsidiary earnings                                  --          --            --            --          --
                                                                 ---         ---           ---       -------     -------
Total revenues                                                    --          --            --            --      95,499
                                                                 ---         ---           ---       -------     -------
OPERATING EXPENSES:
   Operation and maintenance                                      --          --            --            --      21,511
   Write-down of project investments                              --          --            --           326          --
   Depreciation and amortization                                  --          --            --            --       3,104
   Electric and Energy Costs                                      --          --            --            --      43,224
   Administrative and general                                     --          --             3            66      18,774
                                                                 ---         ---           ---       -------     -------
Total operating expenses                                          --          --             3           392      86,613
                                                                 ---         ---           ---       -------     -------
   Income from partnerships                                       --          --            --        (5,905)         --
   Interest and dividend income                                   --          --            --         3,290          --
   Consulting and O&M fees                                        --          --            --            --          --
                                                                 ---         ---           ---       -------     -------
Total Income from equity method investments                       --          --            --        (2,615)         --
                                                                 ---         ---           ---       -------     -------

OPERATING INCOME                                                  --          --            (3)       (3,007)      8,886
                                                                 ---         ---           ---       -------     -------
OTHER INCOME:
   Gain on sale - other                                           --          --            --            --       1,002
   Change in Derivative Fair Value - FAS 133                      --          --            --            --          --
   Foreign currency translation Gain/Loss                         --          --            --         9,869           1
                                                                 ---         ---           ---       -------     -------
Total Other Income                                                --          --            --         9,869       1,003
                                                                 ---         ---           ---       -------     -------
INTEREST EXPENSE:
   PSEG Capital Corporation                                       --          --            --            --          --
   Enterprise Capital Funding Corp.                               --          --            --            --          --
   Other Associated Companies                                     --          --            --            --          --
   Other                                                          --          --            --            --         (53)
   Capitalized interest                                           --          --            --            --          --
                                                                 ---         ---           ---       -------     -------
Net interest expense                                              --          --            --            --         (53)
                                                                 ---         ---           ---       -------     -------

INCOME BEFORE INCOME TAXES                                        --          --            (3)        6,862       9,942
                                                                 ---         ---           ---       -------     -------
INCOME TAXES:
   Current                                                        --          --            --         1,014         (51)
   Deferred                                                                   --            --            --          --
   Investment and energy tax credits - net                        --          --            --            --          --
   Foreign taxes                                                  --          --            --            --         805
                                                                 ---         ---           ---       -------     -------
Total income taxes                                                --          --            --         1,014         754
                                                                 ---         ---           ---       -------     -------
MINORITY INTERESTS                                                --          --            --            --       3,514
                                                                 ---         ---           ---       -------     -------

INCOME FROM CONTINUING OPERATIONS                                 --          --            (3)        5,848       5,674
                                                                 ---         ---           ---       -------     -------
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes             --          --            --            --          --
   Gain on Sale of Discontinued Operations - Net of Taxes         --          --            --            --          --
                                                                 ---         ---           ---       -------     -------
INCOME FROM DISCONTINUED OPERATIONS                               --          --            --            --          --
                                                                 ---         ---           ---       -------     -------

NET INCOME                                                       $--         $--           $(3)      $ 5,848     $ 5,674
                                                                 ===         ===           ===       =======     =======





                                                                        PSEG        PSEG       PSEG
                                                             PSEG    INVESTMENTS   SILESIA     SPAIN
                                                            TURKEY      B.V.        B.V.        B.V.
                                                             B.V.      CONSOL       CONSOL.   CONSOL.
                                                            ------   -----------   --------   -------
REVENUES:
   Income from capital lease agreements                       $--        $ --       $    --     $--
   Unrealized gains (losses) on investments                    --          --            --      --
   Realized gains (losses) on investments                      --          --            --      --
   Other                                                       --          --           179      --
   Electric Revenues
      Generation                                               --          --        31,862      --
      Distribution                                             --          --            --      --
   Equity in subsidiary earnings                               --          --            --      --
                                                              ---        ----       -------     ---
Total revenues                                                 --          --        32,041      --
                                                              ---        ----       -------     ---
OPERATING EXPENSES:
   Operation and maintenance                                   --          --         6,390      --
   Write-down of project investments                           --          --            --      --
   Depreciation and amortization                               --          --         2,441      --
   Electric and Energy Costs                                   --          --         9,048      --
   Administrative and general                                   3          22         6,245      --
                                                              ---        ----       -------     ---
Total operating expenses                                        3          22        24,124      --
                                                              ---        ----       -------     ---
   Income from partnerships                                    --          --            (1)     --
   Interest and dividend income                                --          --            --      --
   Consulting and O&M fees                                     --          --             9      --
                                                              ---        ----       -------     ---
Total Income from equity method investments                    --          --             8      --
                                                              ---        ----       -------     ---

OPERATING INCOME                                               (3)        (22)        7,925      --
                                                              ---        ----       -------     ---
OTHER INCOME:
   Gain on sale - other                                        --          --            --      --
   Change in Derivative Fair Value - FAS 133                   --          --           842      --
   Foreign currency translation Gain/Loss                      --          --        (2,184)     --
                                                              ---        ----       -------     ---
Total Other Income                                             --          --        (1,342)     --
                                                              ---        ----       -------     ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                    --          --            --      --
   Enterprise Capital Funding Corp.                            --          --            --      --
   Other Associated Companies                                  --          --           525      --
   Other                                                       --          --         4,735      --
   Capitalized interest                                        --          --            --      --
                                                              ---        ----       -------     ---
Net interest expense                                           --          --         5,260      --
                                                              ---        ----       -------     ---

INCOME BEFORE INCOME TAXES                                     (3)        (22)        1,323      --
                                                              ---        ----       -------     ---
INCOME TAXES:
   Current                                                     (1)         (1)           --      --
   Deferred                                                    --          --           295      --
   Investment and energy tax credits - net                     --          --            --      --
   Foreign taxes                                               --          --           584      --
                                                              ---        ----       -------     ---
Total income taxes                                             (1)         (1)          879      --
                                                              ---        ----       -------     ---

MINORITY INTERESTS                                             --          --         1,437      --
                                                              ---        ----       -------     ---

INCOME FROM CONTINUING OPERATIONS                              (2)        (21)         (993)     --
                                                              ---        ----       -------     ---
DISCONTINUED OPERATIONS
   Income from Discontinued Operations - Net of Taxes          --          --            --      --
   Gain on Sale of Discontinued Operations - Net of Taxes      --          --            --      --
                                                              ---        ----       -------     ---
INCOME FROM DISCONTINUED OPERATIONS                            --          --            --      --
                                                              ---        ----       -------     ---

NET INCOME                                                    $(2)       $(21)      $  (993)    $--
                                                              ===        ====       =======     ===

                              PSEG Europe B.V.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)


                                PSEG
                               EUROPE    INTERCOMPANY
                                B.V.     ELIMINATIONS
                               CONSOL.    & RECLASS.
                              --------   ------------
BALANCE JANUARY 1, 2003        (10,194)    $ 11,227

NET INCOME                       9,286      (10,503)
                              --------     --------
   TOTAL                          (908)         724
                              --------     --------
DIVIDENDS DECLARED                  --           --
                              --------     --------

                              --------     --------
BALANCE DECEMBER 31, 2003     $   (908)    $    724
                              ========     ========

                               PSEG      PSEG EUROPE     PSEG EUROPE     PSEG EUROPE
                              EUROPE       I .B.V          II .B.V        III .B.V
                               B.V.     (Netherlands)   (Netherlands)   (Netherlands)
                             --------   -------------   -------------   -------------
BALANCE JANUARY 1, 2003      $(10,194)       $--             $--             $--

NET INCOME                      9,286         --              --              --
                             --------        ---             ---             ---
   TOTAL                         (908)        --              --              --
                             --------        ---             ---             ---
DIVIDENDS DECLARED                 --         --              --              --
                             --------        ---             ---             ---

                             --------        ---             ---             ---
BALANCE DECEMBER 31, 2003    $   (908)       $--             $--             $--
                             ========        ===             ===             ===

                              PSEG Europe B.V.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                                    PSEG
                              PSEG EUROPE     PSEG     PSEG EUROPE      PSEG    POLAND DIST
                                IV .B.V      POLAND       V.B.V        ITALIA       B.V.
                             (Netherlands)    B.V.    (Netherlands)     B.V.      CONSOL.
                             -------------   ------   -------------   -------   -----------
BALANCE  JANUARY 1, 2003          $--        $   --       $ (7)       $(7,594)     $3,181

NET INCOME                         --            --         (3)         5,848       5,674
                                  ---        ------       ----        -------      ------
   TOTAL                           --            --        (10)        (1,746)      8,855
                                  ---        ------       ----        -------      ------
DIVIDENDS DECLARED                 --            --         --             --          --
                                  ---        ------       ----        -------      ------

                                  ---        ------       ----        -------      ------
BALANCE  DECEMBER 31, 2003        $--        $   --       $(10)       $(1,746)     $8,855
                                  ===        ======       ====        =======      ======

                                          PSEG       PSEG       PSEG
                              PSEG    INVESTMENTS   SILESIA    SPAIN
                             TURKEY       B.V.       B.V.       B.V.
                              B.V.       CONSOL     CONSOL.   CONSOL.
                             ------   -----------   -------   -------
BALANCE  JANUARY 1, 2003      $541      $(4,631)    $(2,717)    $--

NET INCOME                      (2)         (21)       (993)    $--
                              ----      -------     -------     ---
   TOTAL                       539       (4,652)     (3,710)     --
                              ----      -------     -------     ---
DIVIDENDS DECLARED              --           --          --      --
                              ----      -------     -------     ---

                              ----      -------     -------     ---
BALANCE  DECEMBER 31, 2003    $539      $(4,652)    $(3,710)    $--
                              ====      =======     =======     ===

                              PSEG Europe B.V.
                          CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                           PSEG
                                          EUROPE    INTERCOMPANY
                                            B.V.     ELIMINATIONS
                                          CONSOL.     & RECLASS.
                                        ---------   ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $ 11,369      $    --
   Accounts  and Notes receivable:
      Trade                                 25,054           --
      Other                                    911           --
      PSE&G                                     --           --
      PSEG                                      --           --
      Other associated companies           171,871           --
   Notes receivable:
      Associated companies                      --           --
      Other                                     --           --
   Interest receivable                          --           --
   Assets Held for Sale                         --           --
   Prepayments                               1,436           --
   Inventory - fuel                          9,135           --
   Inventory-Materials                       4,322           --
                                          --------      -------
Total Current Assets                       224,098           --
                                          --------      -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                               3,075           --
   Generation & Distribution Assets        363,065           --
   Other                                         1           --
   Construction Work in process             10,007           --
   Accum. depr. and amortization            (8,663)          --
   Valuation allowances                         --           --
                                          --------      -------
Property, Plant and Equipment-net          367,485           --
                                          --------      -------
INVESTMENTS
   Subsidiaries                                 --       30,083
   Capital lease agreements                     --           --
   Partnership interests                        --           --
   Corporate joint ventures                 74,666           --
   Securities                                   --           --
   Valuation allowances                         --           --
                                          --------      -------
Total Investments                           74,666       30,083
                                          --------      -------
OTHER ASSETS
   Goodwill                                  8,152           --
   Deferred Tax Asset                          663           --
   Deferred Finance Costs                    7,015           --
   Project Start up Costs                    4,357           --
   Intangibles                                 368           --
   Other                                        --           --
                                          --------      -------
Total Other Assets                          20,555           --
                                          --------      -------
TOTAL ASSETS                              $686,804      $30,083
                                          ========      =======





                                            PSEG      PSEG EUROPE     PSEG EUROPE     PSEG EUROPE
                                           EUROPE        I.B.V           II.B.V         III.B.V
                                            B.V.     (Netherlands)   (Netherlands)   (Netherlands)
                                         ---------   -------------   -------------   -------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $    755        $--             $--             $--
   Accounts  and Notes receivable:
      Trade                                     16         --              --              --
      Other                                    (20)        --              --              --
      PSE&G                                     --         --              --              --
      PSEG                                      --         --              --              --
      Other associated companies           137,871         --              --              --
   Notes receivable:
      Associated companies                      --         --              --              --
      Other                                     --         --              --              --
   Interest receivable                          --         --              --              --
   Assets Held for Sale                         --         --              --              --
   Prepayments                                  --         --              --              --
   Inventory - fuel                             --         --              --              --
   Inventory-Materials                          --         --              --              --
                                          --------        ---             ---             ---
Total Current Assets                       138,622         --              --              --
                                          --------        ---             ---             ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                  --         --              --              --
   Generation & Distribution Assets             --         --              --              --
   Other                                        --         --              --              --
   Construction Work in process                 --         --              --              --
   Accum. depr. and amortization                --         --              --              --
   Valuation allowances                         --         --              --              --
                                          --------        ---             ---             ---
Property, Plant and Equipment-net               --         --              --              --
                                          --------        ---             ---             ---
INVESTMENTS
   Subsidiaries                            (30,083)        --              --              --
   Capital lease agreements                     --         --              --              --
   Partnership interests                        --         --              --              --
   Corporate joint ventures                   (475)        --              --              --
   Securities                                   --         --              --              --
   Valuation allowances                         --         --              --              --
                                          --------        ---             ---             ---
Total Investments                          (30,558)        --              --              --
                                          --------        ---             ---             ---
OTHER ASSETS
   Goodwill                                     --         --              --              --
   Deferred Tax Asset                           --         --              --              --
   Deferred Finance Costs                       --         --              --              --
   Project Start up Costs                      384         --              --              --
   Intangibles                                  --         --              --              --
   Other                                        --         --              --              --
                                          --------        ---             ---             ---
Total Other Assets                             384         --              --              --
                                          --------        ---             ---             ---
TOTAL ASSETS                              $108,448        $--             $--             $--
                                          ========        ===             ===             ===

                                PSEG Europe B.V.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                                               PSEG
                                          PSEG EUROPE     PSEG     PSEG EUROPE     PSEG     POLAND DIST
                                           IV .B.V       POLAND       V.B.V       ITALIA       B.V.
                                         (Netherlands)    B.V.    (Netherlands)     B.V.      CONSOL.
                                         -------------   ------   -------------   -------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments        $--          $--         $--        $    --    $ 1,514
   Accounts  and Notes receivable:
      Trade                                    --           --           1              1     10,714
      Other                                    --           --          --             20      1,109
      PSE&G                                    --           --          --             --         --
      PSEG                                     --           --          --             --         --
      Other associated companies               --           --          15         22,618        300
   Notes receivable:
      Associated companies                     --           --          --             --         --
      Other                                    --           --          --             --         --
   Interest receivable                         --           --          --             --         --
   Assets Held for Sale                        --           --          --             --         --
   Prepayments                                 --           --          --             --         99
   Inventory - fuel                            --           --          --             --      5,905
   Inventory-Materials                         --           --          --             --      2,008
                                              ---          ---         ---        -------    -------
Total Current Assets                           --           --          16         22,639     21,649
                                              ---          ---         ---        -------    -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 --           --          --             --        107
   Generation & Distribution Assets            --           --          --             --     64,951
   Other                                       --           --          --             --          1
   Construction Work in process                --           --          --             --     10,007
   Accum. depr. and amortization               --           --          --             --     (4,156)
   Valuation allowances                        --           --          --             --         --
                                              ---          ---         ---        -------    -------
Property, Plant and Equipment-net              --           --          --             --     70,910
                                              ---          ---         ---        -------    -------

INVESTMENTS
   Subsidiaries                                --           --          --             --         --
   Capital lease agreements                    --           --          --             --         --
   Partnership interests                       --           --          --             --         --
   Corporate joint ventures                    --           --          --         75,903     (2,826)
   Securities                                  --           --          --             --         --
   Valuation allowances                        --           --          --             --         --
                                              ---          ---         ---        -------    -------
Total Investments                              --           --          --         75,903     (2,826)
                                              ---          ---         ---        -------    -------

OTHER ASSETS
   Goodwill                                    --           --          --             --         --
   Deferred Tax Asset                          --           --          --             --        663
   Deferred Finance Costs                      --           --          --             --         --
   Project Start up Costs                      --           --          --             --      1,396
   Intangibles                                 --           --          --             --          9
   Other                                       --           --          --             --         --
                                              ---          ---         ---        -------    -------
   Total Other Assets                          --           --          --             --      2,068
                                              ---          ---         ---        -------    -------
TOTAL ASSETS                                  $--          $--         $16        $98,542    $91,801
                                              ===          ===         ===        =======    =======





                                                     PSEG          PSEG       PSEG
                                          PSEG    INVESTMENTS    SILESIA     SPAIN
                                         TURKEY      B.V.          B.V.       B.V.
                                          B.V.      CONSOL       CONSOL.    CONSOL.
                                         ------   -----------   ---------   -------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $    2     $   24      $  9,074      $--
   Accounts  and Notes receivable:
       Trade                                 --        (14)       14,336       --
       Other                                 --         --          (198)      --
       PSE&G                                 --         --            --       --
       PSEG                                  --         --            --       --
       Other associated companies         3,213      2,823         5,031       --
   Notes receivable:
      Associated companies                   --         --            --       --
      Other                                  --         --            --       --
   Interest receivable                       --         --            --       --
   Assets Held for Sale                      --         --            --       --
   Prepayments                               --         --         1,337       --
   Inventory - fuel                          --         --         3,230       --
   Inventory-Materials                       --         --         2,314       --
                                         ------     ------      --------      ---
Total Current Assets                      3,215      2,833        35,124       --
                                         ------     ------      --------      ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                               --         --         2,968       --
   Generation & Distribution Assets          --         --       298,114       --
   Other                                     --         --            --       --
   Construction Work in process              --         --            --       --
   Accum. depr. and amortization             --         --        (4,507)      --
   Valuation allowances                      --         --            --       --
                                         ------     ------      --------      ---
Property, Plant and Equipment-net            --         --       296,575       --
                                         ------     ------      --------      ---

INVESTMENTS
   Subsidiaries                              --         --            --       --
   Capital lease agreements                  --         --            --       --
   Partnership interests                     --         --            --       --
   Corporate joint ventures                  --         --         2,064       --
   Securities                                --         --            --       --
   Valuation allowances                      --         --            --       --
                                         ------     ------      --------      ---
Total Investments                            --         --         2,064       --
                                         ------     ------      --------      ---

OTHER ASSETS
   Goodwill                                  --         --         8,152       --
   Deferred Tax Asset                        --         --            --       --
   Deferred Finance Costs                    --         --         7,015       --
   Project Start up Costs                    --         --         2,577       --
   Intangibles                               --         --           359       --
   Other                                     --         --            --       --
                                         ------     ------      --------      ---
   Total Other Assets                        --         --        18,103       --
                                         ------     ------      --------      ---
TOTAL ASSETS                             $3,215     $2,833      $351,866      $--
                                         ======     ======      ========      ===

                                PSEG Europe B.V.
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)


                                               PSEG
                                              EUROPE    INTERCOMPANY
                                               B.V.    ELIMINATIONS
                                              CONSOL.    & RECLASS.
                                             --------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $ 13,891     $     --
      Taxes                                         --           --
      Other                                      9,654           --
      Interest                                   1,717           --
      Associated companies                     311,876           --
   Notes payable:
      PSEG Capital Corporation                      --           --
      Enterprise Capital Funding Corp.              --           --
      Enterprise Group Development Corp.            --           --
      Enterprise Diversified Holdings Inc.          --           --
      Other Assoc companies                         --           --
      Other                                      1,996           --
      Current portion of long-term debt          3,727           --
                                              --------          ---
Total Current Liabilities                      342,861           --
                                              --------          ---
TOTAL LONG-TERM DEBT                           284,083           --
                                              --------          ---
DEFERRED CREDITS
   Deferred income taxes                       (31,804)          --
   Deferred investment
     and energy tax credits                         --           --
   Derivative Liability                         82,129           --
   Deferred Revenue                                 (9)          --
   Other                                         7,628           --
                                              --------          ---
Total Deferred Credits                          57,944           --
                                              --------          ---
MINORITY INTEREST                               15,632           --
                                              --------          ---

STOCKHOLDER'S EQUITY
      Capital stock                                 --          (20)
      Stock Subs Payable                            --           --
      Contributed capital                       43,686      (27,115)
      Retained earnings                           (908)         724
      Other Comprehensive Income               (56,767)      56,767
      Cumulative Translation Adjustment            273         (273)
                                              --------     --------
   Total Stockholder's Equity                  (13,716)      30,083
                                              --------     --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                       $686,804     $ 30,083
                                              ========     ========





                                               PSEG      PSEG EUROPE     PSEG EUROPE    PSEG EUROPE
                                              EUROPE        I .B.V         II .B.V        III .B.V
                                               B.V.     (Netherlands)   (Netherlands)   (Netherlands)
                                             --------   -------------   -------------   -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $     --        $--            $--             $--
      Taxes                                        --         --             --              --
      Other                                        47         --             --              --
      Interest                                     --         --             --              --
      Associated companies                    121,950         --             --              --
   Notes payable:
      PSEG Capital Corporation                     --         --             --              --
      Enterprise Capital Funding Corp.             --         --             --              --
      Enterprise Group Development Corp.           --         --             --              --
      Enterprise Diversified Holdings Inc.         --         --             --              --
      Other Assoc companies                        --         --             --              --
      Other                                        --         --             --              --
      Current portion of long-term debt            --         --             --              --
                                             --------        ---            ---             ---

Total Current Liabilities                     121,997         --             --              --
                                             --------        ---            ---             ---

TOTAL LONG-TERM DEBT                               --         --             --              --
                                             --------        ---            ---             ---
DEFERRED CREDITS
   Deferred income taxes                          167         --             --              --
   Deferred investment
      and energy tax credits                       --         --             --              --
   Derivative Liability                            --         --             --              --
   Deferred Revenue                                --         --             --              --
   Other                                           --         --             --              --
                                             --------        ---            ---             ---
Total Deferred Credits                            167         --             --              --
                                             --------        ---            ---             ---
MINORITY INTEREST                                  --         --             --              --
                                             --------        ---            ---             ---
STOCKHOLDER'S EQUITY
   Capital stock                                   --                        --              --
   Stock Subs Payable                              --         --             --              --
   Contributed capital                         43,686         --             --              --
   Retained earnings                             (908)        --             --              --
   Other Comprehensive Income                 (56,767)        --             --              --
   Cumulative Translation Adjustment              273         --             --              --
                                             --------        ---            ---             ---
   Total Stockholder's Equity                 (13,716)        --             --              --
                                             --------        ---            ---             ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $108,448        $--            $--             $--
                                             ========        ===            ===             ===

                               PSEG Europe B.V
                           CONSOLIDATING BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                  (THOUSANDS)

                                                                                                     PSEG
                                              PSEG EUROPE      PSEG     PSEG EUROPE      PSEG    POLAND DIST
                                                IV .B.V       POLAND       V.B.V        ITALIA       B.V.
                                             (Netherlands)     B.V.    (Netherlands)     B.V.       CONSOL.
                                             -------------   -------   -------------   -------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                       $--          $--          $ --       $     7     $ 7,733
      Taxes                                        --           --            --            --          --
      Other                                        --           --            --            --       8,547
      Interest                                     --           --            --            --          --
      Associated companies                                      --             5        92,541      35,526
   Notes payable:
      PSEG Capital Corporation                     --           --            --            --          --
      Enterprise Capital Funding Corp.             --           --            --            --          --
      Enterprise Group Development Corp.           --           --            --            --          --
      Enterprise Diversified Holdings Inc.         --           --            --            --          --
      Other Assoc companies                        --           --            --            --          --
      Other                                        --           --            --            --          --
      Current portion of long-term debt            --           --            --            --         425
                                                  ---          ---          ----       -------     -------
Total Current Liabilities                          --           --             5        92,548      52,231
                                                  ---          ---          ----       -------     -------

TOTAL LONG-TERM DEBT                               --           --            --            --       2,554
                                                  ---          ---          ----       -------     -------

DEFERRED CREDITS
Deferred income taxes                              --           --            --           (35)      3,167
Deferred investment
   and energy tax credits                          --           --            --            --          --
Derivative Liability                               --           --            --            --       1,174
Deferred Revenue                                   --           --            --            --          --
   Other                                           --           --            --            --       7,627
                                                  ---          ---          ----       -------     -------
Total Deferred Credits                             --           --            --           (35)     11,968
                                                  ---          ---          ----       -------     -------

MINORITY INTEREST                                  --           --            --            --      15,920
                                                  ---          ---          ----       -------     -------

STOCKHOLDER'S EQUITY
   Capital stock                                   --           --            --            20          --
   Stock Subs Payable                              --           --            --            --          --
   Contributed capital                             --           --            21         7,755          --
   Retained earnings                               --           --           (10)       (1,746)      8,855
   Other Comprehensive Income                      --           --            --            --          --
   Cumulative Translation Adjustment               --           --            --            --         273
                                                  ---          ---          ----       -------     -------
Total Stockholder's Equity                         --           --            11         6,029       9,128
                                                  ---          ---          ----       -------     -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $--          $--          $ 16       $98,542     $91,801
                                                  ===          ===          ====       =======     =======





                                                          PSEG        PSEG      PSEG
                                              PSEG    INVESTMENTS    SILESIA    SPAIN
                                             TURKEY       B.V.        B.V.      B.V.
                                              B.V.       CONSOL      CONSOL.   CONSOL.
                                             ------   -----------   --------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
   Trade                                     $   --    $     --     $  6,151     $--
   Taxes                                         --          --           --      --
   Other                                          1           1        1,058      --
   Interest                                      --          --        1,717      --
   Associated companies                       2,614       8,035       51,205      --
   Notes payable:
   PSEG Capital Corporation                      --          --           --      --
   Enterprise Capital Funding Corp.              --          --           --      --
   Enterprise Group Development Corp.            --          --           --      --
   Enterprise Diversified Holdings Inc.          --          --           --      --
   Other Assoc companies                         --          --           --      --
   Other                                         --          --        1,996      --
   Current portion of long-term debt             --          --        3,302      --
                                             ------    --------     --------     ---
Total Current Liabilities                     2,615       8,036       65,429      --
                                             ------    --------     --------     ---

TOTAL LONG-TERM DEBT                             --          --      281,529      --
                                             ------    --------     --------     ---

DEFERRED CREDITS
Deferred income taxes                            61        (551)     (34,613)     --
Deferred investment
   and energy tax credits                        --          --           --      --
Derivative Liability                             --          --       80,955      --
Deferred Revenue                                 --          --           (9)     --
   Other                                         --          --            1      --
                                             ------    --------     --------     ---
Total Deferred Credits                           61        (551)      46,334      --
                                             ------    --------     --------     ---

MINORITY INTEREST                                --          --         (288)     --
                                             ------    --------     --------     ---

STOCKHOLDER'S EQUITY
   Capital stock                                 --          --           --      --
   Stock Subs Payable                            --          --           --      --
   Contributed capital                           --          --       19,339      --
   Retained earnings                            539      (4,652)      (3,710)     --
   Other Comprehensive Income                    --          --      (56,767)     --
   Cumulative Translation Adjustment             --          --           --      --
                                             ------    --------     --------     ---
Total Stockholder's Equity                      539      (4,652)     (41,138)     --
                                             ------    --------     --------     ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $3,215    $  2,833     $351,866     $--
                                             ======    ========     ========     ===

PSEG RESOURCES L.L.C.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                                  PSEG     INTERCOMPANY      PSEG
                                               RESOURCES   ELIMINATIONS   RESOURCES      PSRC
                                                CONSOL.     & RECLASS.       LLC      CONSOL.(A)
                                               ---------   ------------   ---------   ----------
REVENUES:
   Income from capital lease agreements          206,265           --        61,553     118,335
   Investment gains (losses)                      (4,199)          --            --      (4,199)
   Interest and dividend income                      318            1            42         275
   DSM Revenues                                   24,852           --            --      24,852
   Operating Lease Income                         10,387           --            --      10,387
   Other                                             793           (3)           70         726
   Equity in subsidiary earnings                      --      (99,286)       99,286          --
                                               ---------     --------     ---------    --------
Total revenues                                   238,416      (99,288)      160,952     150,376
                                               ---------     --------     ---------    --------

OPERATING EXPENSES:
   Operation and maintenance                      15,509           (1)           --      15,510
   Depreciation and amortization                   5,032           --            15       5,017
   Administrative and general                     13,412           (2)        7,596       5,221
                                               ---------     --------     ---------    --------
Total operating expenses                          33,953           (3)        7,610      25,748
                                               ---------     --------     ---------    --------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income (loss) from partnerships                 1,236           --            --       1,236
                                               ---------     --------     ---------    --------
Total income from equity method investments        1,236           --            --       1,236

OPERATING INCOME                                 205,699      (99,285)      153,341     125,863
                                               ---------     --------     ---------    --------

OTHER INCOME
   Gain on extinguishment of debt                   (183)           1          (184)         --
                                               ---------     --------     ---------    --------
Total other income                                  (183)           1          (184)         --

INTEREST EXPENSE:
   PSEG Capital Corporation                        2,867           --         2,867          --
   Energy Holdings Inc.                           90,704           --        90,704          --
   Other                                           2,825           --          (519)      3,344
   Capitalized interest                               --           --            --          --
                                               ---------     --------     ---------    --------
Net interest expense                              96,396           --        93,052       3,344
                                               ---------     --------     ---------    --------

INCOME BEFORE INCOME TAXES                       109,120      (99,284)       60,106     122,519
                                               ---------     --------     ---------    --------

INCOME TAXES:
   Current                                      (214,423)           1      (160,889)    (50,763)
   Deferred                                      252,475           (2)      149,192      99,172
   Investment and energy tax credits - net          (736)           1                      (736)
                                               ---------     --------     ---------    --------
Total income taxes                                37,316           --       (11,698)     47,673
                                               ---------     --------     ---------    --------

MINORITY INTERESTS                                    --           --            --          --
                                               ---------     --------     ---------    --------

NET INCOME                                        71,804      (99,284)       71,804      74,846
                                               ---------     --------     ---------    --------

PREFERRED STOCK DIVIDEND / PREFERENCE UNITS        5,999           --         5,999          --
                                               ---------     --------     ---------    --------

EARNINGS AVAILABLE TO COMMON STOCK             $  65,805     $(99,284)    $  65,805    $ 74,846
                                               =========     ========     =========    ========

                                                NESBITT                  PSEGR Midwest
                                                ASSETT    PSEG COLLINS   EME 2 (LLC)
                                               RECOVERY      CONSOL.        CONSOL
                                               --------   ------------   -------------
REVENUES:
   Income from capital lease agreements          6,244        10,695          9,437
   Investment gains (losses)                        --            --             --
   Interest and dividend income                     --            --             --
   DSM Revenues                                     --            --             --
   Operating Lease Income                           --            --             --
   Other                                            --            --             --
   Equity in subsidiary earnings                    --            --             --
                                               -------       -------         ------
Total revenues                                   6,244        10,695          9,437
                                               -------       -------         ------
OPERATING EXPENSES:
   Operation and maintenance                        --            --             --
   Depreciation and amortization                    --            --             --
   Administrative and general                      596             1              1
                                               -------       -------         ------
Total operating expenses                           596             1              1
                                               -------       -------         ------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income (loss) from partnerships                  --            --             --
                                               -------       -------         ------
Total income from equity method investments         --            --             --

OPERATING INCOME                                 5,648        10,694          9,436
                                               -------       -------         ------
OTHER INCOME
   Gain on extinguishment of debt                   --            --             --
                                               -------       -------         ------
Total other income                                  --            --             --

INTEREST EXPENSE:
   PSEG Capital Corporation                         --            --             --
   Energy Holdings Inc.                             --            --             --
   Other                                            --            --             --
   Capitalized interest                             --            --             --
                                               -------       -------         ------
Net interest expense                                --            --             --
                                               -------       -------         ------

INCOME BEFORE INCOME TAXES                       5,648        10,694          9,436
                                               -------       -------         ------

INCOME TAXES:
   Current                                      (2,772)           --             --
   Deferred                                      4,113            --             --
   Investment and energy tax credits - net          --            --             --
                                               -------       -------         ------
Total income taxes                               1,341            --             --
                                               -------       -------         ------

MINORITY INTERESTS                                  --            --             --
                                               -------       -------         ------

NET INCOME                                       4,307        10,694          9,436
                                               -------       -------         ------

PREFERRED STOCK DIVIDEND / PREFERENCE UNITS         --            --             --
                                               -------       -------         ------

EARNINGS AVAILABLE TO COMMON STOCK             $ 4,307       $10,694         $9,436
                                               =======       =======         ======

(A) Exceeds 2% of Enterprise's consolidated assets.

For additional information, see Item I.

PSEG RESOURCES L.L.C.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                                  PSEG     INTERCOMPANY     PSEG
                                               RESOURCES   ELIMINATIONS   RESOURCES     PSRC
                                                CONSOL.     & RECLASS.       LLC       CONSOL.
                                               ---------   ------------   ---------   --------
BALANCE JANUARY 1, 2003                         $368,867    $(419,180)     $368,867   $330,361

NET INCOME                                        71,804      (99,284)       71,804     74,846
                                                --------    ---------      --------   --------

   TOTAL                                         440,671     (518,464)      440,671    405,207
                                                --------    ---------      --------   --------

DIVIDENDS DECLARED (Incl. Preferred
   Stock Dividends)                                5,999           --         5,999         --
                                                --------    ---------      --------   --------

TRANSFER OF ASSETS FROM COLLINS/EME2
   TO NESBITT                                          2

BALANCE DECEMBER 31, 2003                       $434,672    $(518,464)     $434,672   $405,207
                                                ========    =========      ========   ========

                                                NESBITT                  PSEGR Midwest
                                                ASSETT    PSEG COLLINS   EME 2 (LLC)
                                               RECOVERY      CONSOL.        CONSOL
                                               --------   ------------   -------------
BALANCE JANUARY 1, 2003                        $     --     $ 49,093       $ 39,728

NET INCOME                                        4,307       10,694          9,436
                                               --------     --------       --------

   TOTAL                                          4,307       59,787         49,163
                                               --------     --------       --------

DIVIDENDS DECLARED (Incl. Preferred
   Stock Dividends)                                  --           --             --
                                               --------     --------       --------

TRANSFER OF ASSETS FROM COLLINS/EME2
   TO NESBITT                                   108,952      (59,787)       (49,163)

BALANCE DECEMBER 31, 2003                      $113,258     $     --       $     --
                                               ========     ========       ========

PSEG RESOURCES L.L.C.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                            PSEG       INTERCOMPANY      PSEG
                                          RESOURCES    ELIMINATIONS    RESOURCES      PSRC
                                           CONSOL.      & RECLASS.        LLC        CONSOL.
                                          ----------   ------------   ----------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $    7,177   $        --    $    1,095   $    5,990
   Accounts and Notes receivable:
      Trade                                    2,882            --            --        2,882
      Allowance for doubtful accounts            (95)           --            --          (95)
      Other                                      210             1            --          210
      PSE&G                                       --            --            --           --
      PSEG                                    83,848            (1)       97,500      (13,652)
      Other associated companies               3,553      (121,201)       99,517        3,551
   Notes receivable:                              --            --            --           --
      Associated companies                        --            --            --           --
      Other                                       --            --            --           --
   Interest & dividiend receivable                70            (1)           --           70
   Prepayments                                   966             3            --          963
                                          ----------   -----------    ----------   ----------
Total Current Assets                          98,611      (121,199)      198,112          (81)
                                          ----------   -----------    ----------   ----------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                84,849            --            --       84,849
   Other                                       2,109            --            99        2,011
   Accum. depr. and amortization             (13,587)           --           (89)     (13,498)
   Valuation allowances                           --            --            --           --
                                          ----------   -----------    ----------   ----------
Property, Plant and Equipment-net             73,371            --            10       73,362
                                          ----------   -----------    ----------   ----------

INVESTMENTS
   Subsidiaries                                   --    (1,174,943)    1,174,943           --
   Capital lease agreements                2,987,071            (1)      789,450    1,816,005
   Partnership interests / Other              94,155            --            --       94,155
   Corporate joint ventures                       --            --            --           --
   Securities                                  4,400            --            --        4,400
   Other investments                          22,765            --            --       22,765
   Valuation allowances                       (5,677)            1            --       (5,678)
                                          ----------   -----------    ----------   ----------
Total Investments                          3,102,714    (1,174,943)    1,964,393    1,931,647
                                          ----------   -----------    ----------   ----------

OTHER ASSETS
   Special funds-pension                       1,767            --         1,767           --
   Unamortized fees                               --            --            --           --
   Deferred intangible assets                    600            --           600           --
   Deferred tax assets                           112            --            73           39
                                          ----------   -----------    ----------   ----------
Total Other Assets                             2,479            --         2,440           39
                                          ----------   -----------    ----------   ----------

TOTAL ASSETS                              $3,277,175   $(1,296,142)   $2,164,955   $2,004,967
                                          ==========   ===========    ==========   ==========

                                          NESBITT                   PSEGR  Midwest
                                           ASSETT    PSEG COLLINS    EME 2 (LLC)
                                          RECOVERY      CONSOL.         CONSOL
                                          --------   ------------   --------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $     92        $--             $--
   Accounts and Notes receivable:
      Trade                                     --         --              --
      Allowance for doubtful accounts           --         --              --
      Other                                     --         --              --
      PSE&G                                     --         --              --
      PSEG                                      --         --              --
      Other associated companies            21,687         --              --
   Notes receivable:                            --         --              --
      Associated companies                      --         --              --
      Other                                     --         --              --
   Interest & dividiend receivable              --         --              --
   Prepayments                                  --         --              --
                                          --------        ---             ---
Total Current Assets                        21,778         --              --
                                          --------        ---             ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                  --         --              --
   Other                                        --         --              --
   Accum. depr. and amortization                --         --              --
   Valuation allowances                         --         --              --
                                          --------        ---             ---
Property, Plant and Equipment-net               --         --              --
                                          --------        ---             ---

INVESTMENTS
   Subsidiaries                                 --         --              --
   Capital lease agreements                381,618         --              --
   Partnership interests / Other                --         --              --
   Corporate joint ventures                     --         --              --
   Securities                                   --         --              --
   Other investments                            --         --              --
   Valuation allowances                         --         --              --
                                          --------        ---             ---
Total Investments                          381,618         --              --
                                          --------        ---             ---

OTHER ASSETS
   Special funds-pension                        --         --              --
   Unamortized fees                             --         --              --
   Deferred intangible assets                   --         --              --
   Deferred tax assets                          --         --              --
                                          --------        ---             ---
Total Other Assets                              --         --              --
                                          --------        ---             ---

TOTAL ASSETS                              $403,396        $--             $--
                                          ========        ===             ===

PSEG RESOURCES L.L.C.
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                                PSEG      INTERCOMPANY      PSEG
                                              RESOURCES   ELIMINATIONS    RESOURCES      PSRC
                                               CONSOL.     & RECLASS.        LLC        CONSOL.
                                             ----------   ------------   ----------   ----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $      262    $        --   $       --   $      262
      Taxes                                         373             --           40          333
      Other                                       4,516             --          319        4,197
      Interest                                      924             --          835           89
      Associated companies                       36,533       (121,200)      58,079       99,652
   Notes payable:
      PSEG Capital Corporation                       --             --           --           --
      Enterprise Capital Funding Corp.               --             --           --           --
      Enterprise Group Development Corp.             --             --           --           --
      Energy Holdings Inc.                      940,972             --      940,972           --
      PSEG Resources                                 --             --           --           --
   Current portion of long-term debt              1,380             --           --        1,380
                                             ----------    -----------   ----------   ----------
Total Current Liabilities                       984,960       (121,200)   1,000,245      105,913
                                             ----------    -----------   ----------   ----------

TOTAL LONG-TERM DEBT                             30,975             (1)          --       30,976
                                             ----------    -----------   ----------   ----------
DEFERRED CREDITS
Deferred income taxes                         1,589,802             --      493,436    1,092,253
Deferred investment
   and energy tax credits                            --             --           --           --
Other                                             2,548             --        2,548           --
                                             ----------    -----------   ----------   ----------
Total Deferred Credits                        1,592,350             --      495,983    1,092,253
                                             ----------    -----------   ----------   ----------

STOCKHOLDER'S EQUITY
   Capital stock                                     --       (107,001)          --      107,001
   Preference units                             134,200             --      134,200           --
   Preferred stock                                   --             --           --           --
   Members' Capital                             100,134             --      100,134           --
   Contributed capital                               --       (549,475)        (164)     263,618
   Retained earnings                            434,672       (518,464)     434,672      405,207
   Accumulated other comprehensive income          (116)            --         (116)          --
                                             ----------    -----------   ----------   ----------
Total Stockholder's Equity                      668,890     (1,174,940)     668,727      775,826
                                             ----------    -----------   ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   $3,277,175    $(1,296,142)  $2,164,955   $2,004,967
                                             ==========    ===========   ==========   ==========

                                              NESBITT                  PSEGR Midwest
                                              ASSETT    PSEG COLLINS    EME 2 (LLC)
                                             RECOVERY      CONSOL.         CONSOL
                                             --------   ------------   -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $     --        $--            $--
      Taxes                                        --         --             --
      Other                                        --         --             --
      Interest                                     --         --             --
      Associated companies                          4         --             --
   Notes payable:
      PSEG Capital Corporation                     --         --             --
      Enterprise Capital Funding Corp.             --         --             --
      Enterprise Group Development Corp.           --         --             --
      Energy Holdings Inc.                         --         --             --
      PSEG Resources                               --         --             --
   Current portion of long-term debt               --         --             --
                                             --------        ---            ---
Total Current Liabilities                           4         --             --
                                             --------        ---            ---

TOTAL LONG-TERM DEBT                               --         --             --
                                             --------        ---            ---
DEFERRED CREDITS
Deferred income taxes                           4,113         --             --
Deferred investment
   and energy tax credits                          --         --             --
Other                                              --         --             --
                                             --------        ---            ---
Total Deferred Credits                          4,113         --             --
                                             --------        ---            ---

STOCKHOLDER'S EQUITY
   Capital stock                                   --         --             --
   Preference units                                --         --             --
   Preferred stock                                 --         --             --
   Members' Capital                                --         --             --
   Contributed capital                        286,021         --             --
   Retained earnings                          113,258         --             --
   Accumulated other comprehensive income          --         --             --
                                             --------        ---            ---
Total Stockholder's Equity                    399,279         --             --
                                             --------        ---            ---
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   $403,396        $--            $--
                                             ========        ===            ===


PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                                         INTERCOMPANY
                                                PSRC     ELIMINATIONS                  RCMC       RCIC
                                               CONSOL.    & RECLASS.      PSRC     CONSOL. (A)   CONSOL    RCSC   RCFC
                                              --------   ------------   --------   -----------   -------   ----   ----
REVENUES:
   Income from capital lease agreements       $118,335     $     --     $ 46,328    $ 46,551     $ 5,689   $ --    $--
   Investment gains (losses)                    (4,199)          --        8,714          --          --     --     --
   Interest and dividend income                    275       (8,944)       8,944          68          --     --     --
   DSM Revenues                                 24,852           --           --          --          --     --     --
   Operating Lease Income                       10,387           --        8,870       1,517          --     --     --
   Other                                           726            2          418         302          --      1     --
   Equity in subsidiary earnings                    --      (42,111)      42,111          --          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---
Total revenues                                 150,376      (51,053)     115,385      48,438       5,689      1     --
                                              --------     --------     --------    --------     -------   ----    ---

OPERATING EXPENSES:
   Operation and maintenance                    15,510            1        4,336         334          --     --     --
   Depreciation and amortization                 5,017           --        3,708         334          --     --     --
   Administrative and general                    5,221            1          344         902          36      1     --
                                              --------     --------     --------    --------     -------   ----    ---
Total operating expenses                        25,748            2        8,388       1,570          36      1     --
                                              --------     --------     --------    --------     -------   ----    ---

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income (loss) from partnerships               1,236           --         (213)        144          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---
Total income from equity method investments      1,236           --         (213)        144          --     --     --

OPERATING INCOME                               125,863      (51,055)     106,784      47,012       5,654     --     --
                                              --------     --------     --------    --------     -------   ----    ---

OTHER INCOME
   Gain on extinguishment of debt                   --           --           --          --          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---
Total other income                                  --           --           --          --          --     --     --

INTEREST EXPENSE:
   PSEG Capital Corporation                         --           --           --          --          --     --     --
   Energy Holdings Inc.                             --           --           --          --          --     --     --
   Other                                         3,344       (8,944)       1,840       9,928          --     --     --
   Capitalized interest                             --           --           --          --          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---
Net interest expense                             3,344       (8,944)       1,840       9,928          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---

INCOME BEFORE INCOME TAXES                     122,519      (42,111)     104,944      37,084       5,654     --     --
                                              --------     --------     --------    --------     -------   ----    ---

INCOME TAXES:
   Current                                     (50,763)          (1)     (10,151)    (25,678)     (6,673)   (50)     2
   Deferred                                     99,172            2       40,513      41,457       8,654     --     --
   Investment and energy tax credits - net        (736)          --         (267)       (469)         --     --     --
                                              --------     --------     --------    --------     -------   ----    ---
Total income taxes                              47,673            1       30,095      15,310       1,981    (50)     2
                                              --------     --------     --------    --------     -------   ----    ---

MINORITY INTERESTS                                  --           --           --          --          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---

NET INCOME                                      74,846      (42,112)      74,849      21,774       3,672     50     (2)
                                              --------     --------     --------    --------     -------   ----    ---

PREFERRED STOCK DIVIDEND REQUIREMENT                --           --           --          --          --     --     --
                                              --------     --------     --------    --------     -------   ----    ---

EARNINGS AVAILABLE TO COMMON STOCK            $ 74,846     $(42,112)    $ 74,849    $ 21,774     $ 3,672   $ 50    $(2)
                                              ========     ========     ========    ========     =======   ====    ===

(A) Exceeds 2% of Enterprise's consolidated assets.

For additional information, see Item I.

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                               PSRC SC   PSRC SC   PSRC SC   PSRC SC   PSRC, INC.
                                                 ONE       TWO      THREE     FOUR       CONSOL     ENTECH   PSRC II, INC.
                                               -------   -------   -------   -------   ----------   ------   -------------
REVENUES:
   Income from capital lease agreements          $--       $--       $--       $--      $ 1,535      $--        $    27
   Investment gains (losses)                      --        --        --        --       (7,858)      --         (5,055)
   Interest and dividend income                   --        --        --        --           23       --            184
   DSM Revenues                                   --        --        --        --           --       --             --
   Operating Lease Income                         --        --        --        --           --       --             --
   Other                                           2         1         1         1           --       --             --
   Equity in subsidiary earnings                  --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------
Total revenues                                     2         1         1         1       (6,300)      --         (4,844)
                                                 ---       ---       ---       ---      -------      ---        -------

OPERATING EXPENSES:
   Operation and maintenance                      --        --        --        --           --       --             --
   Depreciation and amortization                  --        --        --        --          857       --              8
   Administrative and general                      2         1         1         1          402       --            507
                                                 ---       ---       ---       ---      -------      ---        -------
Total operating expenses                           2         1         1         1        1,259       --            515
                                                 ---       ---       ---       ---      -------      ---        -------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income (loss) from partnerships                --        --        --        --           --       --          1,304
                                                 ---       ---       ---       ---      -------      ---        -------
 Total income from equity method investments      --        --        --        --           --       --          1,304

OPERATING INCOME                                  --        --        --        --       (7,559)      --         (4,054)
                                                 ---       ---       ---       ---      -------      ---        -------

OTHER INCOME
   Gain on extinguishment of debt                 --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------
Total other income                                --        --        --        --           --       --             --

INTEREST EXPENSE:
   PSEG Capital Corporation                       --        --        --        --           --       --             --
   Energy Holdings Inc.                           --        --        --        --           --       --             --
   Other                                          --        --        --        --           --       --            520
   Capitalized interest                           --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------
Net interest expense                              --        --        --        --           --       --            520
                                                 ---       ---       ---       ---      -------      ---        -------

INCOME BEFORE INCOME TAXES                        --        --        --        --       (7,559)      --         (4,574)
                                                 ---       ---       ---       ---      -------      ---        -------
INCOME TAXES:
   Current                                        --        --        --        --       (4,105)       2         (5,381)
   Deferred                                       --        --        --        --        2,076       --          3,071
   Investment and energy tax credits - net        --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------
Total income taxes                                --        --        --        --       (2,029)       2         (2,310)
                                                 ---       ---       ---       ---      -------      ---        -------

MINORITY INTERESTS                                --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------

NET INCOME                                        --        --        --        --       (5,530)      (2)        (2,265)
                                                 ---       ---       ---       ---      -------      ---        -------

PREFERRED STOCK DIVIDEND REQUIREMENT              --        --        --        --           --       --             --
                                                 ---       ---       ---       ---      -------      ---        -------

EARNINGS AVAILABLE TO COMMON STOCK               $--       $--       $--       $--      $(5,530)     $(2)       $(2,265)
                                                 ===       ===       ===       ===      =======      ===        =======

                                                 PSEGR PJM
                                               RELIANT (LLC)    DEMAND
                                                  CONSOL       MGMT CO.
                                               -------------   --------
REVENUES:
   Income from capital lease agreements           $18,205
   Investment gains (losses)                           --
   Interest and dividend income                        --
   DSM Revenues                                        --        24,852
   Operating Lease Income                              --
   Other                                               --
   Equity in subsidiary earnings                       --
                                                  -------       -------
Total revenues                                     18,205        24,852
                                                  -------       -------

OPERATING EXPENSES:
   Operation and maintenance                           --        10,840
   Depreciation and amortization                       --           110
   Administrative and general                         559         2,465
                                                  -------       -------
Total operating expenses                              559        13,415
                                                  -------       -------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income (loss) from partnerships                     --            --
                                                  -------       -------
 Total income from equity method investments           --            --

OPERATING INCOME                                   17,646        11,437
                                                  -------       -------

OTHER INCOME
   Gain on extinguishment of debt                      --            --
                                                  -------       -------
Total other income                                     --            --

INTEREST EXPENSE:
   PSEG Capital Corporation                            --            --
   Energy Holdings Inc.                                --            --
   Other                                               --            --
   Capitalized interest                                --            --
                                                  -------       -------
Net interest expense                                   --            --
                                                  -------       -------

INCOME BEFORE INCOME TAXES                         17,646        11,437
                                                  -------       -------
INCOME TAXES:
   Current                                             --         1,271
   Deferred                                            --         3,401
   Investment and energy tax credits - net             --            --
                                                  -------       -------
Total income taxes                                     --         4,672
                                                  -------       -------

MINORITY INTERESTS                                     --            --
                                                  -------       -------

NET INCOME                                         17,646         6,765
                                                  -------       -------

PREFERRED STOCK DIVIDEND REQUIREMENT                   --            --
                                                  -------       -------

EARNINGS AVAILABLE TO COMMON STOCK                $17,646       $ 6,765
                                                  =======       =======

(A) Exceeds 2% of Enterprise's consolidated assets.

For additional information, see Item I.

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                                 INTERCOMPANY
                                        PSRC     ELIMINATIONS                RCMC      RCIC
                                       CONSOL.    & RECLASS.      PSRC      CONSOL.   CONSOL      RCSC      RCFC
                                      --------   ------------   --------   --------   -------   -------   -------
BALANCE JANUARY 1, 2003               $330,361    $(282,831)    $330,361   $183,731   $51,671   $(6,309)  $ 5,671

NET INCOME                              74,846      (42,112)      74,849     21,774     3,672        50        (2)
                                      --------    ---------     --------   --------   -------   -------   -------
   TOTAL                               405,207     (324,943)     405,210    205,505    55,343    (6,259)    5,669
                                      --------    ---------     --------   --------   -------   -------   -------
DIVIDENDS DECLARED (Incl. Preferred
   Stock Dividends)                         --       (2,210)          --         --        --        --        --
                                      --------    ---------     --------   --------   -------   -------   -------
BALANCE DECEMBER 31, 2003             $405,207    $(322,733)    $405,210   $205,505   $55,343   $(6,259)  $ 5,669
                                      ========    =========     ========   ========   =======   =======   =======

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                PSRC SC   PSRC SC   PSRC SC   PSRC SC   PSRC, INC.
                                  ONE       TWO      THREE     FOUR       CONSOL
                                -------   -------   -------   -------   ----------
BALANCE  JANUARY 1, 2003          $(3)      $(3)      $--      $(535)     $ 9,084

NET INCOME                         --        --        --         --       (5,530)
                                  ---       ---       ---      -----      -------
   TOTAL                           (3)       (3)       --       (535)       3,553
                                  ---       ---       ---      -----      -------
DIVIDENDS DECLARED (Incl.
   Preferred Stock Dividends)      --        --        --         --        2,210
                                  ---       ---       ---      -----      -------
BALANCE  DECEMBER 31, 2003        $(3)      $(3)      $--      $(535)     $ 1,343
                                  ===       ===       ===      =====      =======

                                                           PSEGR PJM
                                                         RELIANT (LLC)    DEMAND
                                ENTECH   PSRC II, INC.       CONSOL      MGMT CO.
                                ------   -------------   -------------   --------
BALANCE  JANUARY 1, 2003         $(976)    $(37,486)        $50,710       $27,276

NET INCOME                          (2)      (2,265)         17,646         6,765
                                 -----     --------         -------       -------
   TOTAL                          (978)     (39,751)         68,355        34,042
                                 -----     --------         -------       -------
DIVIDENDS DECLARED (Incl.
  Preferred Stock Dividends)        --           --              --            --
                                 -----     --------         -------       -------
BALANCE  DECEMBER 31, 2003       $(978)    $(39,751)        $68,355       $34,042
                                 =====     ========         =======       =======

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                                        INTERCOMPANY
                                              PSRC      ELIMINATIONS                  RCMC
                                             CONSOL.     & RECLASS.       PSRC       CONSOL.
                                           ----------   ------------   ----------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $    5,990   $        --    $    3,466   $  1,136
   Accounts and Notes receivable:
      Trade                                     2,882            --            --         --
      Allowance for doubtful accounts             (95)           --            --         --
      Other                                       210            --           125         48
      PSE&G                                        --            --            --         --
      PSEG                                    (13,652)           --       (14,173)        --
      Other associated companies                3,551      (340,371)        8,152     67,413
   Notes receivable:
      Associated companies                         --      (105,225)      105,225         --
      Other                                        --            --            --         --
   Interest & dividiend receivable                 70            --             1         --
   Prepayments                                    963            --            34        930
                                           ----------   -----------    ----------   --------
Total Current Assets                              (81)     (445,596)      102,830     69,527
                                           ----------   -----------    ----------   --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                 84,849            --        56,381     28,467
   Other                                        2,011            --           799         --
   Accum. depr. and amortization              (13,498)           --       (12,395)      (334)
   Valuation allowances                            --            --            --         --
                                           ----------   -----------    ----------   --------
Property, Plant and Equipment-net              73,362            --        44,785     28,133
                                           ----------   -----------    ----------   --------

INVESTMENTS
   Subsidiaries                                    --      (936,341)      936,341         --
   Capital lease agreements                 1,816,005            --       657,103    789,290
   Partnership interests / Other               94,155            --         1,747      1,732
   Corporate joint ventures                        --            --            --         --
   Securities                                   4,400            --           400         --
   Other investments                           22,765            --            --         --
   Valuation allowances                        (5,678)           --        (5,678)        --
                                           ----------   -----------    ----------   --------
Total Investments                           1,931,647      (936,341)    1,589,913    791,022
                                           ----------   -----------    ----------   --------

OTHER ASSETS
   Special funds-pension                           --            --            --         --
   Unamortized fees                                --            --            --         --
   Deferred tax assets                             39            --            --         --
                                           ----------   -----------    ----------   --------
Total Other Assets                                 39            --            --         --
                                           ----------   -----------    ----------   --------
TOTAL ASSETS                               $2,004,967   $(1,381,938)   $1,737,528   $888,682
                                           ==========   ===========    ==========   ========

                                             RCIC
                                            CONSOL    RCSC    RCFC
                                           --------   ----   -------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $     11    $ 5   $    --
   Accounts and Notes receivable:
      Trade                                      --     --        --
      Allowance for doubtful accounts            --     --        --
      Other                                      --     28        --
      PSE&G                                      --     --        --
      PSEG                                       --     --        --
      Other associated companies             39,597     --    12,492
   Notes receivable:
      Associated companies                       --     --        --
      Other                                      --     --        --
   Interest & dividiend receivable               --     --        --
   Prepayments                                   --     --        --
                                           --------    ---   -------
Total Current Assets                         39,608     33    12,492
                                           --------    ---   -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --     --        --
   Other                                         --     --        --
   Accum. depr. and amortization                 --     --        --
   Valuation allowances                          --     --        --
                                           --------    ---   -------
Property, Plant and Equipment-net                --     --        --
                                           --------    ---   -------

INVESTMENTS
   Subsidiaries                                  --     --        --
   Capital lease agreements                  89,167     --        --
   Partnership interests / Other                 --     --        --
   Corporate joint ventures                      --     --        --
   Securities                                    --     --        --
   Other investments                             --     --        --
   Valuation allowances                          --     --        --
                                           --------    ---   -------
Total Investments                            89,167     --        --
                                           --------    ---   -------

OTHER ASSETS
   Special funds-pension                         --     --        --
   Unamortized fees                              --     --        --
   Deferred tax assets                           --     --        --
                                           --------    ---   -------
Total Other Assets                               --     --        --
                                           --------    ---   -------
TOTAL ASSETS                               $128,775    $33   $12,492
                                           ========    ===   =======

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                           PSRC SC   PSRC SC   PSRC SC   PSRC SC   PSRC, INC.
                                             ONE       TWO      THREE      FOUR      CONSOL
                                           -------   -------   -------   -------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $10       $10       $10       $ 5       $   102
   Accounts and Notes receivable:
      Trade                                   --        --        --        --            --
      Allowance for doubtful accounts         --        --        --        --            --
      Other                                   --        --        --         8            --
      PSE&G                                   --        --        --        --            --
      PSEG                                    --        --        --        --            --
      Other associated companies              --        --        --        --         6,362
   Notes receivable:
      Associated companies                    --        --        --        --            --
      Other                                   --        --        --        --            --
   Interest & dividiend receivable            --        --        --        --            --
   Prepayments                                --        --        --        --            --
                                             ---       ---       ---       ---       -------
Total Current Assets                          10        10        10        13         6,464
                                             ---       ---       ---       ---       -------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --        --        --        --            --
   Other                                      --        --        --        --            --
   Accum. depr. and amortization              --        --        --        --            --
   Valuation allowances                       --        --        --        --            --
                                             ---       ---       ---       ---       -------
Property, Plant and Equipment-net             --        --        --        --            --
                                             ---       ---       ---       ---       -------

INVESTMENTS
   Subsidiaries                               --        --        --        --            --
   Capital lease agreements                   --        --        --        --        41,487
   Partnership interests / Other              --        --        --        --            --
   Corporate joint ventures                   --        --        --        --            --
   Securities                                 --        --        --        --            --
   Other investments                          --        --        --        --            --
   Valuation allowances                       --        --        --        --            --
                                             ---       ---       ---       ---       -------
Total Investments                             --        --        --        --        41,487
                                             ---       ---       ---       ---       -------

OTHER ASSETS
   Special funds-pension                      --        --        --        --            --
   Unamortized fees                           --        --        --        --            --
   Deferred tax assets                        --        --        --        --            --
                                             ---       ---       ---       ---       -------
Total Other Assets                            --        --        --        --            --
                                             ---       ---       ---       ---       -------
TOTAL ASSETS                                 $10       $10       $10       $13       $47,951
                                             ===       ===       ===       ===       =======

                                                                      PSEGR PJM
                                                                    RELIANT (LLC)    DEMAND
                                           ENTECH   PSRC II, INC.       CONSOL      MGMT CO.
                                           ------   -------------   -------------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $--      $  1,206         $     29     $     --
   Accounts and Notes receivable:
      Trade                                   --            --               --        2,882
      Allowance for doubtful accounts         --            --               --          (95)
      Other                                   --            --               --           --
      PSE&G                                   --            --               --           --
      PSEG                                    --            --               --          521
      Other associated companies              42       183,530            2,093       24,241
   Notes receivable:
      Associated companies                    --            --               --           --
      Other                                   --            --               --           --
   Interest & dividiend receivable            --            69               --           --
   Prepayments                                --            --               --           --
                                             ---      --------         --------     --------
Total Current Assets                          42       184,805            2,122       27,549
                                             ---      --------         --------     --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --            --               --           --
   Other                                      --            41               --        1,170
   Accum. depr. and amortization              --            (8)              --         (761)
   Valuation allowances                       --            --               --           --
                                             ---      --------         --------     --------
Property, Plant and Equipment-net             --            33               --          409
                                             ---      --------         --------     --------

INVESTMENTS
   Subsidiaries                               --            --               --           --
   Capital lease agreements                   --           147          238,810           --
   Partnership interests / Other              --        90,677               --           --
   Corporate joint ventures                   --            --               --           --
   Securities                                 --         4,000               --           --
   Other investments                          --            --               --       22,765
   Valuation allowances                       --                             --           --
                                             ---      --------         --------     --------
Total Investments                             --        94,824          238,810       22,765
                                             ---      --------         --------     --------

OTHER ASSETS
   Special funds-pension                      --            --               --           --
   Unamortized fees                           --            --               --           --
   Deferred tax assets                        --            --               --           39
                                             ---      --------         --------     --------
Total Other Assets                            --            --               --           39
                                             ---      --------         --------     --------
TOTAL ASSETS                                 $42      $279,662         $240,932     $ 50,762
                                             ===      ========         ========     ========

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                                      INTERCOMPANY
                                            PSRC      ELIMINATIONS                    RCMC        RCIC
                                           CONSOL.     & RECLASS.       PSRC      CONSOL. (A)    CONSOL      RCSC      RCFC
                                         ----------   ------------   ----------   -----------   --------   -------   -------
LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $      262   $        --    $       --     $     --    $     --   $    --   $    --
      Taxes                                     333            --            --          209          --        --        --
      Other                                   4,197            --         2,935           97          --        --        --
      Interest                                   89            --            --           89          --        --        --
      Associated companies                   99,652      (340,370)      431,775          271          --     6,282        --
   Notes payable:
      PSEG Capital Corporation                   --            --            --           --          --        --        --
      Enterprise Capital Funding Corp.           --            --            --           --          --        --        --
      Enterprise Group Development
         Corp.                                   --            --            --           --          --        --        --
      Energy Holdings Inc.                       --            --            --           --          --        --        --
      PSEG Resources                             --      (105,225)           --      105,225          --        --        --
   Current portion of long-term debt          1,380            --         1,045          335          --        --        --
                                         ----------   -----------    ----------     --------    --------   -------   -------
Total Current Liabilities                   105,913      (445,595)      435,755      106,226          --     6,282        --
                                         ----------   -----------    ----------     --------    --------   -------   -------

TOTAL LONG-TERM DEBT                         30,976            --        19,702       11,273          --        --        --
                                         ----------   -----------    ----------     --------    --------   -------   -------

DEFERRED CREDITS
Deferred income taxes                     1,092,253            --       506,242      525,508      62,268        --       (49)
Deferred investment
   and energy tax credits                        --            --            --           --          --        --        --
Other                                            --            --            --           --          --        --        --
                                         ----------   -----------    ----------     --------    --------   -------   -------
Total Deferred Credits                    1,092,253            --       506,242      525,508      62,268        --       (49)
                                         ----------   -----------    ----------     --------    --------   -------   -------

MEMBER'S EQUITY
   Capital stock                            107,001           (57)      107,001            2           1        10         1
   Preferred stock                               --            --            --           --          --        --        --
   Contributed capital                      263,618      (613,553)      263,618       40,168      11,163        --     6,871
   Retained earnings                        405,207      (322,733)      405,210      205,505      55,343    (6,259)    5,669
                                         ----------   -----------    ----------     --------    --------   -------   -------
Total Stockholder's Equity                  775,826      (936,343)      775,829      245,675      66,507    (6,249)   12,541
                                         ----------   -----------    ----------     --------    --------   -------   -------

TOTAL LIABILITIES AND
   MEMBER'S EQUITY                       $2,004,967   $(1,381,938)   $1,737,528     $888,682    $128,775   $    33   $12,492
                                         ==========   ===========    ==========     ========    ========   =======   =======

PUBLIC SERVICE RESOURCES CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                         PSRC SC   PSRC SC   PSRC SC   PSRC SC   PSRC, INC.
                                           ONE       TWO      THREE     FOUR       CONSOL
                                         -------   -------   -------   -------   ----------
LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $--       $--       $--      $  --      $    --
      Taxes                                 --        --        --         --           --
      Other                                 --        --        --         --           --
      Interest                              --        --        --         --           --
      Associated companies                   3         3        --        538           36
   Notes payable:
      PSEG Capital Corporation              --        --        --         --           --
      Enterprise Capital Funding Corp.      --        --        --         --           --
      Enterprise Group Development
         Corp.                              --        --        --         --           --
      Energy Holdings Inc.                  --        --        --         --           --
      PSEG Resources                        --        --        --         --           --
   Current portion of long-term debt        --        --        --         --           --
                                           ---       ---       ---      -----      -------
Total Current Liabilities                    3         3        --        538           36
                                           ---       ---       ---      -----      -------

TOTAL LONG-TERM DEBT                        --        --        --         --           --
                                           ---       ---       ---      -----      -------

DEFERRED CREDITS
Deferred income taxes                       --        --        --         --       31,538
Deferred investment
and energy tax credits                      --        --        --         --           --
Other                                       --        --        --         --           --
                                           ---       ---       ---      -----      -------
Total Deferred Credits                      --        --        --         --       31,538
                                           ---       ---       ---      -----      -------

MEMBER'S EQUITY
   Capital stock                            10        10        10         10            1
   Preferred stock                          --        --        --         --           --
   Contributed capital                      --        --        --         --       15,034
   Retained earnings                        (3)       (3)       --       (535)       1,343
                                           ---       ---       ---      -----      -------
Total Stockholder's Equity                   7         7        10       (525)      16,378
                                           ---       ---       ---      -----      -------
TOTAL LIABILITIES AND
  MEMBER'S EQUITY                          $10       $10       $10      $  13      $47,951
                                           ===       ===       ===      =====      =======

                                                                     PSEGR PJM      PSEG
                                                                   RELIANT (LLC)    ASSET
                                          ENTECH   PSRC II, INC.      CONSOL       MGMT CO.
                                         -------   -------------   -------------   --------
LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $   --      $     --         $     --      $   262
      Taxes                                  --            --               --          123
      Other                                  --            --               --        1,164
      Interest                               --            --               --           --
      Associated companies                   --            --            1,077           38
   Notes payable:
      PSEG Capital Corporation               --            --               --           --
      Enterprise Capital Funding Corp.       --            --               --           --
      Enterprise Group Development
         Corp.                               --            --               --           --
      Energy Holdings Inc.                   --            --               --           --
      PSEG Resources                         --            --               --           --
   Current portion of long-term debt         --            --               --           --
                                         ------      --------         --------      -------
Total Current Liabilities                    --            --            1,077        1,588
                                         ------      --------         --------      -------

TOTAL LONG-TERM DEBT                         --            --               --           --
                                         ------      --------         --------      -------

DEFERRED CREDITS
Deferred income taxes                        --       (33,253)              --           --
Deferred investment and energy tax
   credits                                   --            --               --           --
Other                                        --            --               --           --
                                         ------      --------         --------      -------
TOTAL DEFERRED CREDITS                       --       (33,253)              --           --
                                         ------      --------         --------      -------

MEMBER'S EQUITY
   Capital stock                              1             1               --           --
   Preferred stock                           --            --               --           --
   Contributed capital                    1,018       352,665          171,500       15,133
   Retained earnings                       (978)      (39,751)          68,355       34,042
                                         ------      -------          --------       ------
Total Stockholder's Equity                   42       312,915          239,855       49,175
                                         ------      --------         --------      -------
TOTAL LIABILITIES AND
   MEMBER'S EQUITY                       $   42      $279,662         $240,932      $50,762
                                         ======      ========         ========      =======

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                                         INTERCOMPANY
                                                RCMC     ELIMINATIONS
                                               CONSOL.    & RECLASS.      RCMC    RCMCSC
                                              --------   ------------   -------   ------
REVENUES:
   Income from capital lease agreements       $ 46,551     $     --     $24,655     $--
   Investment gains (losses)                        --           --          --      --
   Interest and dividend income                     68           --          --      --
   Operating Lease Income                        1,517           --       1,517      --
   Other                                           302           --         301       1
   Equity in subsidiary earnings                    --      (11,692)     11,692      --
                                              --------     --------     -------     ---
Total revenues                                  48,438      (11,692)     38,165       1
                                              --------     --------     -------     ---

OPERATING EXPENSES:
   Operation and maintenance                       334           --         334      --
   Depreciation and amortization                   334           --         334      --
   Administrative and general                      902          183         541       1
                                              --------     --------     -------     ---
Total operating expenses                         1,570          183       1,209       1
                                              --------     --------     -------     ---

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income from partnerships                        144           --          --      --
                                              --------     --------     -------     ---
Total income from equity method investments        144           --          --      --

OPERATING INCOME                                47,012      (11,875)     36,956      --
                                              --------     --------     -------     ---

OTHER INCOME
   Gain on extinguishment of debt                   --           --          --      --
                                              --------     --------     -------     ---
Total other income                                  --           --          --      --

INTEREST EXPENSE:
   PSEG Capital Corporation                         --           --          --      --
   Energy Holdings Inc.                             --           --          --      --
   Other                                         9,928          760       9,168      --
   Capitalized interest                             --           --          --      --
                                              --------     --------     -------     ---
Net interest expense                             9,928          760       9,168      --
                                              --------     --------     -------     ---

INCOME BEFORE INCOME TAXES                      37,084      (12,635)     27,788      --
                                              --------     --------     -------     ---

INCOME TAXES:
   Current                                     (25,678)        (330)     (8,879)     --
   Deferred                                     41,457           --      15,361      --
   Investment and energy tax credits - net        (469)          --        (469)     --
                                              --------     --------     -------     ---
Total income taxes                              15,310         (330)      6,013      --
                                              --------     --------     -------     ---

MINORITY INTERESTS                                  --           --          --      --
                                              --------     --------     -------     ---

NET INCOME                                    $ 21,774     $(12,305)    $21,775     $--
                                              ========     ========     =======     ===

                                                           RCMC I, INC.    DYNEGY
                                              RCMC, INC.      CONSOL       CONSOL
                                              ----------   ------------   --------
REVENUES:
   Income from capital lease agreements         $  --         $3,970      $ 17,926
   Investment gains (losses)                       --             --            --
   Interest and dividend income                    45             23            --
   Operating Lease Income                          --             --            --
   Other                                           --             --            --
   Equity in subsidiary earnings                   --             --            --
                                                -----         ------      --------
Total revenues                                     45          3,993        17,926
                                                -----         ------      --------

OPERATING EXPENSES:
   Operation and maintenance                       --             --            --
   Depreciation and amortization                   --             --            --
   Administrative and general                     112             65            --
                                                -----         ------      --------
Total operating expenses                          112             65            --
                                                -----         ------      --------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income from partnerships                       144             --            --
                                                -----         ------      --------
Total income from equity method investments       144             --            --

OPERATING INCOME                                   77          3,928        17,926
                                                -----         ------      --------

OTHER INCOME
   Gain on extinguishment of debt                  --             --            --
                                                -----         ------      --------
Total other income                                 --             --            --

INTEREST EXPENSE:
   PSEG Capital Corporation                        --             --            --
   Energy Holdings Inc.                            --             --            --
   Other                                           --             --            --
   Capitalized interest                            --             --            --
                                                -----         ------      --------
Net interest expense                               --             --            --
                                                -----         ------      --------

INCOME BEFORE INCOME TAXES                         77          3,928        17,926
                                                -----         ------      --------

INCOME TAXES:
   Current                                        190            272       (16,931)
   Deferred                                      (163)         1,117        25,142
   Investment and energy tax credits - net         --             --            --
                                                -----         ------      --------
Total income taxes                                 27          1,389         8,211
                                                -----         ------      --------

MINORITY INTERESTS                                 --             --            --
                                                -----         ------      --------

NET INCOME                                      $  50         $2,539      $  9,715
                                                =====         ======      ========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003
(THOUSANDS)

                                       INTERCOMPANY
                              RCMC     ELIMINATIONS                                    RCMC I, INC.    DYNEGY
                             CONSOL.    & RECLASS.      RCMC     RCMCSC   RCMC, INC.      CONSOL       CONSOL
                            --------   ------------   --------   ------   ----------   ------------   -------
BALANCE JANUARY 1, 2003     $183,731     $(46,752)    $183,731    $(16)     $4,188       $10,406      $32,174

NET INCOME                    21,774      (12,305)      21,775      --          50         2,539        9,715
                            --------     --------     --------    ----      ------       -------      -------

   TOTAL                     205,505      (59,057)     205,506     (16)      4,238        12,944       41,889
                            --------     --------     --------    ----      ------       -------      -------

DIVIDENDS DECLARED                --         (294)          --      --          --           294           --
                            --------     --------     --------    ----      ------       -------      -------

BALANCE DECEMBER 31, 2003   $205,505     $(58,763)    $205,506    $(16)     $4,238       $12,650      $41,889
                            ========     ========     ========    ====      ======       =======      =======

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                                    INTERCOMPANY
                                           RCMC     ELIMINATIONS                                    RCMC I, INC.    DYNEGY
                                          CONSOL.    & RECLASS.      RCMC     RCMCSC   RCMC, INC.      CONSOL       CONSOL
                                         --------   ------------   --------   ------   ----------   ------------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $  1,136    $      --     $     84     $ 6      $  609     $    437       $     --
   Accounts and Notes receivable:
      Trade                                    --           --           --      --          --           --             --
      Other                                    48           --           48      --          --           --             --
      PSE&G                                    --           --           --      --          --           --             --
      PSEG                                     --           --           --      --          --           --             --
      Other associated companies           67,413           --       43,088      --       5,636        1,759         16,930
   Notes receivable:
      Associated companies                     --           --           --      --          --           --             --
   Prepayments                                930           --          930      --          --           --             --

                                         --------    ---------     --------     ---      ------     --------       --------
 Total Current Assets                      69,527           --       44,150       6       6,245        2,196         16,930
                                         --------    ---------     --------     ---      ------     --------       --------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                             28,467           --       28,467      --          --           --             --
   Other                                       --           --           --      --          --           --             --
   Accum. depr. and amortization             (334)          --         (334)     --          --           --             --
   Valuation allowances                        --           --           --      --          --           --             --
                                         --------    ---------     --------     ---      ------     --------       --------
Property, Plant and Equipment-net          28,133           --       28,133      --          --           --             --
                                         --------    ---------     --------     ---      ------     --------       --------
INVESTMENTS
   Subsidiaries                                --     (220,938)     219,163      --          --        1,775             --
   Capital lease agreements               789,290           --      408,855      --          --      190,034        190,401
   Partnership interests                    1,732           --           --      --       1,732           --             --
   Corporate joint ventures                    --           --           --      --          --           --             --
   Securities                                  --           --           --      --          --           --             --
   Valuation allowances                        --           --           --      --          --           --             --
                                         --------    ---------     --------     ---      ------     --------       --------
 Total Investments                        791,022     (220,938)     628,018      --       1,732      191,809        190,401
                                         --------    ---------     --------     ---      ------     --------       --------
OTHER ASSETS
   Other                                       --           --           --      --          --           --             --
                                         --------    ---------     --------     ---      ------     --------       --------
 Total Other Assets                            --           --           --      --          --           --             --
                                         --------    ---------     --------     ---      ------     --------       --------
 TOTAL ASSETS                            $888,682    $(220,938)    $700,301     $ 6      $7,977     $194,005       $207,331
                                         ========    =========     ========     ===      ======     ========       ========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2003
(THOUSANDS)

                                                      INTERCOMPANY
                                             RCMC     ELIMINATIONS                                    RCMC I, INC.    DYNEGY
                                            CONSOL.    & RECLASS.      RCMC     RCMCSC   RCMC, INC.      CONSOL       CONSOL
                                           --------   ------------   --------   ------   ----------   ------------   --------
LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $     --    $      --     $     --    $ --      $   --       $     --           --
      Taxes                                     209           --          209      --          --             --           --
      Other                                      97            2           95      --          --             --           --
      Interest                                   89           --           89      --          --             --           --
      Associated companies                      271           (7)          --      11          28            239           --
   Notes payable:                                --           --           --      --          --             --           --
      PSEG Capital Corporation                   --           --           --      --          --             --           --
      Enterprise Capital Funding Corp.           --           --           --      --          --             --           --
      Enterprise Group Development Corp.         --           --           --      --          --             --           --
      Energy Holdings Inc.                       --           --           --      --          --             --           --
      PSEG Resources                        105,225           --      105,225      --          --             --           --
   Current portion of long-term debt            335           --          335      --          --             --           --
                                           --------    ---------     --------    ----      ------       --------     --------
Total Current Liabilities                   106,226           (5)     105,953      11          28            239           --
                                           --------    ---------     --------    ----      ------       --------     --------

TOTAL LONG-TERM DEBT                         11,273           --       11,273      --          --             --           --

                                           --------    ---------     --------    ----      ------       --------     --------
DEFERRED CREDITS
Deferred income taxes                       525,508           --      337,398      --       2,515        160,453       25,142
Deferred investment                              --           --           --      --          --             --           --
   and energy tax credits                        --           --           --      --          --             --           --
Other                                            --           --           --      --          --             --           --
                                           --------    ---------     --------    ----      ------       --------     --------
Total Deferred Credits                      525,508           --      337,398      --       2,515        160,453       25,142
                                           --------    ---------     --------    ----      ------       --------     --------
MEMBER'S EQUITY
   Capital stock                                  2           (3)           2       1           1              1           --
   Preferred stock                               --           --           --      --          --             --           --
   Contributed capital                       40,168     (162,167)      40,168      10       1,195         20,662      140,300
   Retained earnings                        205,505      (58,763)     205,506     (16)      4,238         12,650       41,889
                                           --------    ---------     --------    ----      ------       --------     --------
Total Stockholder's Equity                  245,675     (220,933)     245,676      (5)      5,434         33,313      182,189
                                           --------    ---------     --------    ----      ------       --------     --------
TOTAL LIABILITIES AND
   MEMBER'S EQUITY                         $888,682    $(220,938)    $700,301    $  6      $7,977       $194,005     $207,331
                                           ========    =========     ========    ====      ======       ========     ========

                                                                       Exhibit B

Organizational Chart - Response
    4(b)(ix)(x)(xlv)(xlvi)
   PPN Energy, PPN Operations,
Dhofar Power, Dhofar Generating

                                   -------------
                                      Public
                                      Service
                                    Enterprise
                                       Group
                                   Incorporated
                                   (New Jersey)
                                   -------------
                                         |
                                         |
                                   -------------
                                    PSEG Energy
                                     Holdings
                                      L.L.C.
                                   (New Jersey)
                                   -------------
                                         |
                                         |
                                   -------------
                                    PSEG Global
                                      L.L.C.
                                   (New Jersey)
                                   -------------
                                         |
                                         |
     --------------------------------------------------------------
                        |                                         |
                        |                                         |
                   ------------                             -------------
                    PSEG India                               PSEG Global
                     Company                                International
                     (Cayman)                                Holdings LLC
                   ------------                               (Delaware)
                        |                                   -------------
                        |                                         |
                   ------------                                   |
                    PSEG EAMS                               -------------
                      Ltd.                                       PSEG
                   (Mauritius)                              Americas Ltd.
                                                              (Bermuda)
                   ------------                             -------------
                        |                                         |
                        |------------------                 -------------
                        |                 |                       |
                   ------------   -----------------         --------------
                       PSEG             PSEG                PSEG Salalah
                    PPN Energy       Operations                  Inc.
                   Company Ltd.         Ltd.                 (Delaware)
                   (Mauritius)       ( Mauritius)           --------------
                   ------------   -----------------               |
                                                                  |
                                           |                --------------
                                           |                   Salalah
                                         100% (A)               Power
                                           |                Holdings, Ltd.
                                   -----------------          (Bermuda)
                                        PSEG PPN            --------------
                                       Operations                 |
                                         Private                  |
                                        Limited             --------------
                                   -----------------         Dhofar Power
                                                               Company
                                                                 SAOC
                                                                (Oman)
                                                            --------------
                                                                  |
                                                               99.9996%
                                                                  |
                                                            --------------
                                                                 Dhofar
                                                               Generating
                                                                Company
                                                                 SAOC
                                                                 (Oman)
                                                            --------------

                                                                       Exhibit B

               Organization Chart - Response
 4(b)(i)(ii)(iii)(xix)(xxi)(xxii)(xlvii)(xlviii)(xlix)(1)
CUPPI, ZHL, TCP, Rongjiang, Meiya Electric Asia, SWGEC, Meiya
              (Tao Yuan), FWIL, HUANGSHI, MQPCL

                                                                       ---------------
                                                                             PSEG
                                                                         Global Inc.
                                                                         (New Jersey)
                                                                       ---------------
                                                                              |
                                                                              |
                                                                            100%
                                                                              |
                                                                              |
                                                                       ---------------
                                                                         PSEG Global
                                                                        International
                                                                         Holdings LLC
                                                                          (Delaware)
                                                                       ---------------
                                                                              |
                                                                              |
                                                                            100%
                                                                              |
                                                                              |
                                                                       ---------------
                                                                             PSEG
                                                                        Americas Ltd.
                                                                          (Bermuda)
                                                                       ---------------
                                                                              |
                                                                              |
                                                                            100%
                                                                              |
                                                                              |
                                                                       ---------------
                                                                          PSEG China
                                                                             Inc.
                                                                          (Delaware)
                                                                       ---------------
                                                                              |
                                                                              |
                                                                             50%
                                                                              |
                                                                              |
                                                                       ---------------
                                                                         Meiya Power
                                                                       Company Limited
                                                                          (Bermuda)
                                                                       ---------------
                                                                              |
                                                                              |
                                                                            100%
                                                                              |
                                                                              |
    -----------------------------------------------------------------------------------------------------------------
    |            |            |       |        |              |             |            |      |      |            |
    |            |            |       |        |              |             |            |      |      |            |
-----------  ----------  ------------ |  --------------  ------------  -----------  ----------- | -----------  ------------
   PSEG         PSEG      Meiya (Tao  |   Meiya Power    Meiya Qujing  Meiya Hexie  Meiya Power |    PSEG          PSEG
 Tongzhou     Zuojiang       Yuan)    |      China          Power         Power      Investment | Rongjiang    Shanghai BFG
Cogen Power  Hydropower     Power     |     Holdings     Company Ltd.    Company      Company   | Hydropower     Company
   Ltd.         Ltd.     Company Ltd. |     Limited        (Cayman)      Limited      Limited   |    Ltd.        (Cayman)
 (Bermuda)  (Mauritius)   (Malaysia)  |     (Cayman)                     (Cayman)     (Cayman)  | (Mauritius)  -------------
----------- -----------  ------------ |  --------------  ------------  -----------  ----------- | -----------        |
                                      |        |                            |            |      |                    |
                                      |        |                            |            |      |                    |
                                 -----------   |                            ---99%---1%---      |              -------------
                                 China U.S.    |                                   |            |                  CanAm
                                    Power      |                                   |            |              Energy China
                                 Partners I,   |                              -----------       |              Holdings, LLC
                                    Ltd.       |                               Fast Well        |                (Delaware)
                                  (Bermuda)    |                              Investments       |              -------------
                                 -----------   |                                Limited         |                    |
                                               |                              (Hong Kong)       |                    |
                                               |                              -----------       |                   65%
                                         --------------                                         |                    |
                                           Meiya Power                                          |                    |
                                         International                                      ----------         -------------
                                           Holding I,                                          PSEG            Shanghai Wei-
                                            Limited                                          Huangshi           Gang Energy
                                            (Cayman)                                        Power Ltd.          Company Ltd.
                                         --------------                                     (Bermuda)             (China)
                                               |                                            ----------         -------------
                                               |
                                         --------------
                                         Meiya Electric
                                           Asia, Ltd.
                                           (Mauritius)
                                         --------------

                                                                       Exhibit B

        Organizational Chart - Response
  4(b)(iv)(v)(vi)(vii)(viii)(xiv))(xxxvi)(xxxvii)
         (xxxviii)(xli)(xlii)(li)(lii)
                RGE, TGM, CAGUA,
               MARACAY, Valencia,
              CHILQUINTA, Frontel,
               Creo, STS, Edersa,
       Electroandes S.A., SAESA, Edelaysen

                                                                           -------------
                                                                              Public
                                                                              Service
                                                                            Enterprise
                                                                               Group
                                                                           Incorporated
                                                                           (New Jersey)
                                                                           -------------
                                                                                 |
                                                                                 |
                                                                           -------------
                                                                            PSEG Energy
                                                                             Holdings
                                                                              L.L.C.
                                                                           (New Jersey)
                                                                           -------------
                                                                                 |
                                                                                 |
                                                                           -------------
                                                                            PSEG Global
                                                                              L.L.C.
                                                                           (New Jersey)
                                                                           -------------
                                                                                 |
                                                                                 |
                                                                           -------------
                                                                            PSEG Global
                                                                           International
                                                                           Holdings LLC
                                                                            (Delaware)
                                                                           -------------
                                                                                 |
                                                                                 |
                                                                           -------------
                                                                               PSEG
                     ------------------------------------------------------Americas Ltd.------------------------------------(A)
                     |                                                       (Bermuda)                             |
                     |                                                     -------------                           |
                     |                                                           |                                76%
                     |                                                           |                                 |
                     |                                                -----------------------------------          |
                     |                                                |                  |              |    -------------
                  88.5013%                                            |                  |              |      ("AenP")
                     |                                         ----------------   --------------        |    Asociacion en
                     |                                               PSEG          Transamerica         |    Participacion
                     |                                            Americas II     Energy Company       20%      (Peru)
                     |                                          Ltd. (Bermuda)       (Cayman)           |    -------------
               -------------                                   ----------------   --------------        |          |
                Inversiones                                           |                 |               |          |
               PSEG Americas                                          |                 |               |       49.993%
               Chile Holding                                         50%               80%              |          |
                 Limitada                                             |                 |               |          |
                  (Chile)                                             |                 |               |    -------------
               -------------                                   ----------------   --------------        |     Chilquinta
                     |                                         Turbogeneradores     ("AenPII")          |       Energia
                     |                                           de Venezuela,     Asociacion en --------        S.A.
          --99.922%----95.889%--                                     C.A.          Participacion                (Chile)
          |                    |                                  (Venezuela)         (Peru)                 -------------
          |                    |                               ----------------   --------------
    ----------------   ---------------                                |                 |
    Sociedad Austral       Empresa                                    |                 |
     de Electricidad   Electrica de la---------------0.10%          17.13%            99.98%
          S.A.          Frontera S.A.                 |               |                 |
         (Chile)         (Chile)(D)                   |               |                 |
    ----------------   ---------------                |        ----------------   --------------
            |                                         |        Turbogeneradores    Electroandes
            |                                         |          Maracay, C.A.         S.A.
      50%--------91.66%------------99.90%-----------99.90%        (Venezuela)         (Peru)
      |             |                |                |        ----------------   --------------
      |             |                |                |
-----------   ------------   ----------------   ------------
Empresa de       Empresa         Compania        Sistema de
Energia Rio   Electrica de   Electrica Osorno   Transmision
Negro S.A.     Aisen S.A.          S.A.         del Sur S.A.
(Argentina)      (Chile)          (Chile)          (Chile)
-----------   ------------   ----------------   ------------

                                                              (A)
                                                               |
                                                               |
                          ------------------------------------------------------------------------
                          |                                                                      |
                          |                                                                      |
                   ----------------                                                       --------------
                   Venergy Holdings                                                            PSEG
                       Company                                                                Brazil
                       (Cayman)                                                             Investment
                   ----------------                                                          Company
                          |                                                                  (Cayman)
                          |                                                               --------------
                         50%                                                                     |
                          |                                                                      |
                          |                                                               --------------
                   ----------------                                                           Pampa
                       Turboven                                                           Energia Ltda.
                     Company Inc.                                                            (Cayman)
                       (Cayman)                                                           --------------
                   ----------------                                                              |
                          |                                                                      |
                          |                                                          --------------------------
----------------   --------------   -----------------                                |                        |
Turboven Maracay   Turboven Cagua   Turboven Valencia                                |                        |
  Company Inc.      Company Inc.       Company Inc.     ----------------------------------           --------------
    (Cayman)          (Cayman)           (Cayman)       |                      PSEG Brazil           PSEG Brazil I
----------------   --------------   -----------------   |          50%--------   Company                Company
                                                        |           |            (Cayman)               (Cayman)
                                                        |           |         ------------           --------------
                                                        |           |                                         |
                                                        |           |------50%-----99.94%--------------------50%
                                                        |           |                                         |
                                                        |    -------------    --------------           -------------
                                                        |                     Conversora de
                                                        |         PSEG        Fertilizante e            Ipe Energia
                                                        |    Participacoes      Energia do     ------>    Ltda. (E)
                                                        |         S.A.         Parana Ltda.    |          (Brazil)
                                                        |       (Brazil)         (Brazil)      |
                                                        |    -------------    --------------   |       -------------
                                                        |                           |         50%             |
                                                        |                           |          |              |
                                                        |                         0.06%        |            32.46%
                                                        |                           |          |              |
                                                        ---------------------------------------        -------------
                                                                                                        Rio Grande
                                                                                                       Energia S.A.
                                                                                                         (Brazil)
                                                                                                       -------------

                                                                       Exhibit B

Organizational Chart - Response
4(b)(xi)(xviii)(xxv)(xliii)(xliv)
PSEG International Ltd., PSEG
Chorzow B.V., Biomasse Italia
S.p.A., PSEG Poland, San Marco

                           ------------
                              Public
                             Service
                            Enterprise
                              Group
                           Incorporated
                           (New Jersey)
                           ------------
                                 |
                                 |
                                 |
                           ------------
                           PSEG Energy
                             Holdings
                              L.L.C.
                           (New Jersey)
                           ------------
                                 |
                                 |
                                 |
       -------------       ------------
         SEG Global
       International-------PSEG Global
        Holdings LLC          L.L.C.
         (Delaware)        (New Jersey)
       -------------       ------------
             |                   |
             |                   |
             |                   |
       -------------       ------------
           PSEG            PSEG Europe
       Americas Ltd.        (Delaware)
         (Bermuda)             LLC
                            (Delaware)
       -------------       ------------
             |                   |
            99%                  |
             |                   |
       -------------       -------------
       Rayo-Andino          PSEG Europe
        Inversora               B.V.
        Company(A)         (Netherlands)
         (Cayman)
       -------------       -------------
             |                   |
             |                   |----------------------------------------
             |                   |                   |                   |
       -------------       -------------       -------------       -------------
           PSEG                                 PSEG Poland
       International        PSEG Italia        Distribution        PSEG Silesia
          Holding              B.V.                B.V.                 B.V.
         Company           (Netherlands)       (Netherlands)       (Netherlands)
         (Cayman)
       -------------       -------------       -------------       -------------
             |                   |                                       |
             |                 50%(A)                                    |
             |                   |                                       |
       -------------       ------------                            -------------
           PSEG
       International       Prisma 2000                                  PSEG
         Holding II           S.p.A.                                Chorzow B.V.
          Company            (Italy)                               (Netherlands)
          (Cayman)
       -------------       ------------                            -------------
             |                    |
             |                    |
             |                   50%---------------99.80%
             |                    |                  |
             |                    |                  |
       -------------       -------------        ----------
           PSEG                                  San Marco
       International          Biomasse          Bioenergie
           Ltd.            Italia S.p.A.          S.p.A.
         (Bermuda)            (Italy)             PSEG
                                                  (Italy)
       -------------       -------------        ----------

Organizational Chart - Response                                        Exhibit B
4(b)(xii)(xiii)(xx)(xxiv)(xxvi)
GPP, OEPP, KPLP, GWF Energy LLC,
              TIE

                                     -------------
                                        Public
                                       Service
                                     Enterprise
                                        Group
                                     Incorporated
                                     (New Jersey)
                                     -------------
                                           |
                                           |
                                           |
                                     -------------
                                      PSEG Energy
                                       Holdings
                                        L.L.C.
                                     (New Jersey)
                                     -------------
                                           |
                                           |
                                           |
                                     -------------
                                      PSEG Global
                                       L.L.C. (A)
                                     (New Jersey)
                                     -------------
                                           |
                                           |
                                           |
                                     -------------
                                      PSEG Global
                                       USA Inc.
                                     (New Jersey)
                                     -------------
                                           |
                                           |
                                           |
                                     -------------
                                         PSEG
                                     International
                                          Inc.
                                      (Delaware)
                                     -------------
                                           |
                                           |
                                           |
     -------------------------------------------------------------------------------------
     |              |           |          |             |               |               |
     |              |           |          |             |               |               |
-------------  ----------  ----------  ----------  -------------  --------------   -------------
                  PSEG        PSEG
    PSEG        Hawaiian    Hawaiian      PSEG         PSEG            PSEG            PSEG
Kalaeloa Inc.  Management  Investment  California  California II  California III   Americas Inc.
  (Delaware)      Inc.         Inc.       Corp.        Corp.           Corp.        (Delaware)
               (Delaware)  (Delaware)  (Delaware)   (Delaware)      (Delaware)
-------------  ----------  ----------  ----------  -------------  --------------   -------------
     |              |           |          |             |               |               |
     |              |           |          |             |               |               |
     |            1% GP     48.49% LP      |            13%              |               |
     |              |           |          |             |               |               |
     |              |           |          |             |               |               |
     |              -------------          |        -------------        |         -------------
     |                  Kalaeloa           |          GWF Energy         |          PSEG Texgen
     |                 Investment          ----50%--   LLC (B)   ----13%--         Holdings Inc.
     |                Partners, LP                    (Delware)                     (Delaware)
     |                 (Delaware)                   -------------                  -------------
     |               -------------                                                       |
     |                    |                                                              |
     |                    |                                                              |
     |                  99% LP                                            --------------------------------
     |                    |                                               |              |               |
     |                    |                                               |              |               |
     --------1% GP-----------------                                  -----------   -------------  --------------
                                                                                                       PSEG
                        Kalaeloa                                     PSEG Texgen    PSEG Texgen     Preferred
                     Partners, L.P.                                    I Inc.          II Inc.    Partner L.L.C.----------------
                       (Delaware)                                    (Delaware)      (Delaware)     (Delaware)                 |
                     --------------                                  -----------   -------------  --------------               |
                                                                          |              |               |                     |
                                                                        0.5% GP---------49.5% LP         |                     |
                                                                                   |                     |                     |
                                                                                   |---0% Pref. LP (C)----                     |
                                                                                   |                                           |
                                                                               -----------                                     |
                                                                                  Texas                                        |
                                                                               Independent                                     |
                                                                               Energy, L.P.                                    |
                                                                                (Delaware)                                     |
                                                                               -----------                                     |
                                                                                    |                                          |
                                                                                    |                                          |
                                                                                    |                                          |
                                                           --------------------------------------------------------------      |
                                                           |              |              |               |              |      |
                                                           |              |              |               |              |      |
                                                           |              |              |               |              |      |
                                                     -------------  -------------  -------------   -------------   ----------- |
                                                                                                                      Texas    |
                                                                                                                   Independent |
                                                       Guadalupe       Guadalupe    Odessa-Ector    Odessa-Ector     Energy    |
                                                     Power I, LLC   Power II, LLC  Power I, LLC    Power II, LLC -- Operating  |
                                                       (Delaware)     (Delaware)     (Delaware)      (Delaware)   |  Company,  |
                                                                                                                  |    LLC     |
                                                                                                                  | (Delaware) |
                                                     ------------   -------------  -------------   -------------    ---------- |
                                                           |               |             |      |         |       |            |
                                                           |               |             |      |         |       |            |
                                                         1% GP-----------99% LP        1% GP    |      99% LP     |            |
                                                                    |                    |      |         |       |            |
                                                                    |                    |      ---1% GP---       |            |
                                                              ---------------     ---------------  -------------- |            |
                                                                                    Odessa-Ector    Odessa-Ector  |            |
                                                              Guadalupe Power     Power Partners,  Power Partners |            |
                                                               Partners, LP              LP         Services, LP  |            |
                                                                 (Delaware)          (Delaware)      (Delaware)   |            |
                                                              ---------------     ---------------  -------------- |            |
                                                                    |                   |   |                     |            |
                                                                    |                   |   |                     |            |
                                                                    |                   |   ----99% LP------------             |
                                                                    |                   |                                      |
                                                                    -----100% Pref. LP------------------------------------------

                                                                       Exhibit B

Organizational Chart - Response
           4(b)(xv)
             LUZ

                                                                                -------------
                                                                                   Public
                                                                                   Service
                                                                                 Enterprise
                                                                                   Group
                                                                                Incorporated
                                                                                (New Jersey)
                                                                                -------------
                                                                                      |
                                                                                -------------
                                                                                PSEG Energy
                                                                                  Holdings
                                                                                   L.L.C.
                                                                                (New Jersey)
                                                                                -------------
                                                                                      |
                                                                                -------------
                                                                                PSEG Global
                                                                                   L.L.C.
                                                                                (New Jersey)
                                                                                -------------
                                                                                      |
                                                                                -------------
                                                                                 PSEG Global
                                                                                International
                                                                                Holdings LLC
                                                                                 (Delaware)
                                                                                -------------
                                                                                      |
                                                                                -------------
                                                                                    PSEG
                                                                                Americas Ltd.
                                                                                  (Bermuda)
                                                                                -------------
                                                                                      |
                                                                                     76%
                                                                                      |
                                                                                -------------
                                                                                   ("AenP")
                                                                                Asociacion en
                                                                                Participacion
                                                                                   (Peru)
                                                                                -------------
                                                                                      |
                                                                                     50%
                                                                                      |
                                                                                -------------
                                                                                   Peruvian
                                                                                 Opportunity
                                                                                   Company
                                                                                     SAC(I)
                                                                                    (Peru)
                                                                                -------------
                                                                                      |
                                          ------ 99.986%(J) ----------- 99.992%(J) ------------------------------------------
                                          |         |                      |                                                |
                                          |   ---------------        --------------        -----------      -----------     |
                                          |   Energy Business        Ontario Quinta        PSEG Sempra      PSEG Sempra     |
                                          |    International             S.R.L.             Peruvian         Peruvian       |
                                          |       S.R.L.                 (Peru)             Services         Services       |
                                          |       (Peru)             --------------          Company        Company II      |
                                          |   ---------------              |                (Cayman)         (Cayman)       |
                                          |         |                      |               -----------      -----------     |
                                        22.89% -- 3.83% -- 61.16% ---------|                    |                |          |
                                                    |                      |                  99.8%              |          |
                                                    |                      |                    |                |          |
                                                  -------                  |              ------------           |          |
                                                  Luz del                  |               Inversiones           |          |
                                                    Sur                    |              en Servicios           |          |
                                                   S.A.A.                  |               Electricos  -- 0.2% ---          |
                                                  (Peru)                   |                 S.R.L.                         |
                                                  -------                  |                 (Peru)                         |
                                                    |                      |              ------------                      |
   99.9999% --------------------- 99.9999% ---------|                      |                    |                           |
      |                              |              |                      |                  51.79%                        |
----------------                ------------   -------------               |                    |                           |
Inmobiliaria Luz                 Empresa de     Luz del Sur                |              -------------                     |
  del Sur S.A.   -- 0.00005% -- Distribucion   International               |              Tecsur S.A.A.                     |
    (Peru)                      Electrica de      A.V.V.                   ----- 3.72% --    (Peru)     -- 31.51% -----------
----------------                 Canete S.A.     (Aruba)                                  -------------
                                   (Peru)      -------------                                     |
                                ------------                                                     |
                                      |                                                          |
                                      --- 0.00005% -----------------------------------------------

                                                                       Exhibit B

                             Organizational Chart -
            Response 4(b)(xvi)(xvii)(xxiii)(xxxiv)(xxxv)(xxxix)(xl)
                Fossil, Nuclear, Power New York, Lawrenceburg,
                 Waterford, Power Midwest, Power Connecticut


                         ------------------------

                                   PSEG

                         ------------------------
                                    |
                                   100%
                                    |
                         ------------------------

                              PSEG Power LLC

                         ------------------------          -----------------------
                                    |
                                   100%-------------------         Nuclear
                                    |
                         ------------------------          -----------------------

                            PSEG Fossil LLC

                         ------------------------
                                    |
                                    |
          --------------------------------------------------------
         |             |            |            |                |
        100%           |           100%          |               100%
         |             |            |            |                |
         |             |            |            |                |
--------------------   |   --------------------  |  --------------------------
                       |                         |
 Power New York        |        Waterford        |         Lawrenceburg
                       |                         |
--------------------   |   --------------------  |  --------------------------
                       |                         |
                      100%                      100%
                       |                         |
             ------------------         -------------------

               Power Midwest             Power Connecticut

             ------------------         -------------------

                                                                       Exhibit B

                         Organizational Chart - Response
                4(b)(xxvii)(xxviii)(xxix)(xxx)(xxxi)(xxxii)(xxxiii)
          Danskammer OP, Danskammer OL, Roseton OP, Roseton OL, Conemaugh
                    Lessor, Keystone Lessor, Shawville Lessor,

                                   ------------------
                                   PSEG Resources LLC
                                   ------------------
                                            |
                                            |
                                            |
                          ---------------------------------------------
                          |                                           |
                  ------------------                               -----
                    PSEGR PJM, LLC                                  PSRC
                  ------------------                               -----
                          |                                           |
                          |                                           |
                          |                                           |
        -------------------------------------                         -
        |                 |                 |                         |
        |                 |                 |                         |
        |                 |                 |                         |
----------------   ---------------   ----------------           --------------
     PSEGR          PSEG Keystone,   PSEGR Shawville,                 RCMC
Conemaugh, LLC           LLC               LLC
----------------   ---------------   ----------------           --------------
        |                 |                 |                         |
        |                 |                 |                         |
        |                 |                 |                         |
        |                 |                 |                 ------------------
        |                 |                 |                 |                |
        |                 |                 |                 |                |
        |                 |                 |                 |                |
----------------   ---------------   ----------------   -------------   --------------
PSEGR Conemaugh     PSEG Keystone    PSEGR Shawville    Danskammer OP   Roseton OP LLC
Generation, LLC    Generation, LLC   Generation, LLC      LLC EWG            EWG
----------------   ---------------   ----------------   -------------   --------------
        |                 |                 |                 |                |
        |                 |                 |                 |                |
        |                 |                 |                 |                |
----------------   ---------------   ----------------   -------------   --------------
Conemaugh Lessor   Keystone Lessor   Shawville Lessor   Danskammer OL   Roseton OL LLC
  Genco LLC EWG     Genco LLC EWG      Genco LLC EWG       LLC EWG            EWG
----------------   ---------------   ----------------   -------------   --------------